As filed with the Securities and Exchange Commission on July 26, 2018
No. 333-221621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANTAGE INSURANCE INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	6311	66-0840765
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
American International Plaza
250 Muñoz Rivera Avenue, Suite 710
San Juan, Puerto Rico 00918
(787) 705-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter C. Keenan
Chief Executive Officer
American International Plaza
250 Muñoz Rivera Avenue, Suite 710
San Juan, Puerto Rico 00918
(787) 705-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Brian S. Korn, Esq. Manatt, Phelps & Phillips, LLP 7 Times Square New York, New York 10036 (212) 790-4000 (212) 790-4545 Facsimile	Pedro I. Vidal-Cordero, Esq. Vidal, Nieves & Bauzá, LLC T-Mobile Center B7 Tabonuco Street, Suite 1108 Guaynabo, Puerto Rico 00968 (787) 413-8880 (787) 625-0889 Facsimile	Robert J. Grammig, Esq. Shawn Turner, Esq. Holland & Knight LLP 100 North Tampa Street Tampa, Florida 33602 (813) 227-8500 (813) 229-0134 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Shares of common stock, par value $0.01 per share	$150,000,000	$18,675

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)
The Registrant previously paid $18,675 in connection with the initial filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)
Issued July 26, 2018
       Shares
Common Stock

Advantage Insurance Inc. is offering      shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $     and $     per share.

We have been conditionally approved to list our shares of common stock on the New York Stock Exchange under the symbol “AVI,” subject to notice of official issuance.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Investing in our common stock involves risks. See “Risk Factors” beginning on page14.

PRICE $     A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

(1)
See the section titled “Underwriters” for a description of the compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to      additional shares to cover over-allotments.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver shares of common stock to purchasers on or about       , 2018.

Joint Bookrunners
Morgan Stanley	Raymond James	RBC Capital Markets
B. Riley FBR	JMP Securities
           , 2018.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Through and including            ,      (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
For investors outside the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free-writing prospectus outside the United States.
i

SUMMARY OF CERTAIN DEFINED TERMS
The following terms have the meanings indicated below. Some terms used in this prospectus are defined in context and not listed here:
ABIC	Advantage Business Insurance Company I.I.
ACAMS	Association of Certified Anti-Money Laundering Specialists
ADCP	Advantage DCP Ltd
AIBC	Advantage International Bank Corp.
AILBL	Argus International Life Bermuda Limited
AIMCL	Advantage International Management (Cayman) Ltd.
AIMUSA	Advantage Insurance Management (USA) LLC
AIS	Advantage Insurance Services LLC
AIVT	Advantage Insurance of Vermont PCC, LLC
ALAC	Advantage Life & Annuity Company SPC
ALAI	Advantage Life Assurance I.I.
ALPR	Advantage Life Puerto Rico A.I.
A.M. Best	A.M. Best Company, Inc.
AML	Anti-Money Laundering
APCC	Advantage Property & Casualty Company SPC
ASU	Accounting Standards Update
AVI	Advantage Insurance Inc.
BEPS	Base Erosion and Profit Shifting
Blackstone	The Blackstone Group L.P.
BSA	Bank Secrecy Act of 1970, also known as the Currency and Foreign Transactions Reporting Act
CAMS	Certified Anti-Money Laundering Specialist
CDD	Customer Due Diligence
CFC	Controlled Foreign Corporation
CFT	Combating the Financing of Terrorism
CIMA	Cayman Islands Monetary Authority
CIP	Customer Identification Program
CLO	Collateralized Loan Obligation
The Code	Internal Revenue Code of 1986
CRS	Common Reporting Standard for the Automatic Exchange of Information
CSU	Common Share Unit
CTR	Currency Transaction Report
DAC	Deferred Policy Acquisition Costs
Exchange Act	Securities Exchange Act of 1934
EY	Ernst & Young Ltd.
FASB	Financial Accounting Standards Board
FATCA	Foreign Account Tax Compliance Act
FATF	Financial Action Task Force
FCA	Financial Conduct Authority of the United Kingdom
FFI	Foreign Financial Institution
FinCEN	Financial Crimes Enforcement Network of the U.S. Department of the Treasury
FIO	Federal Insurance Office of the U.S. Department of the Treasury
GAAP	Generally Accepted Accounting Principles in the United States of America
GDPR	Global Data Protection Regulation of the European Union
ii

GSO	GSO / Blackstone Debt Funds Management LLC
HNWI	High Net Worth Individual (an individual owning net investable financial wealth in excess of $1 million)
HRPA	Harbor Risk Pool Association
IDF	Insurance-Dedicated Fund
IFE	International Financial Entity
IFE Act	Puerto Rico International Financial Center Regulatory Act of 2012
IRS	United States Internal Revenue Service
JOBS Act	Jumpstart Our Business Startups Act of 2012
KBRA	Kroll Bond Rating Agency, Inc.
KPMG	KPMG in the Cayman Islands
KYC	Know Your Customer
MCAA	Multilateral Competent Authority Agreement
NAIC	The National Association of Insurance Commissioners of the United States
NAV	Net Asset Value
NYSE	The New York Stock Exchange
OCIF	Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (Oficina del Comisionado de Instituciones Financieras)
OCS	Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico (Oficina del Comisionado de Seguros)
OECD	Organisation for Economic Co-Operation and Development
OFAC	Office of Foreign Asset Control of the U.S. Department of the Treasury
OTTI	Other Than Temporary Impairment
PAS	Policy Administration System
P&C	Property and Casualty
PFIC	Passive Foreign Investment Company
PPLI	Private Placement Life Insurance
PRA	Prudential Regulation Authority of the United Kingdom
PROMESA	Puerto Rico Oversight, Management, and Economic Stability Act of 2016
QEF	Qualified Electing Fund
REEFS	Regulatory Enhanced Electronic Forms Submission
RPG	Risk Purchasing Group
RPII	Related Person Insurance Income
RRG	Risk Retention Group
SAR	Suspicious Activity Report
SEC	U.S. Securities and Exchange Commission
Sarbanes-Oxley	Sarbanes-Oxley Act of 2002
Securities Act	Securities Act of 1933
USA PATRIOT Act	Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act
USCL	U.S. Commonwealth Life, A.I.
VIE	Variable Interest Entity
VOBA	Value of Business Acquired
VUL	Variable Universal Life
iii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 14 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 56 of this prospectus and the consolidated financial statements and the related notes contained elsewhere in this prospectus before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” For the definitions of certain terms used in this prospectus, see “Glossary of Selected Insurance and Tax Terms.” All dollar amounts referred to in this prospectus are in U.S. Dollars unless otherwise indicated. As used in this prospectus, unless the context otherwise indicates, any reference to “Advantage,” “our company,” “the company,” “the corporation,” “us,” “we” and “our” refers to Advantage Insurance Inc., together with its consolidated subsidiaries, and any reference to “AVI” refers to Advantage Insurance Inc. only. Unless the context otherwise indicates, any reference to “the offering” or “this offering” refers to the offering being made in this prospectus.
Our Company
We underwrite specialty private placement life insurance, or PPLI, for high net worth individuals, or HNWIs, business owners and family groups worldwide and provide property and casualty, or P&C, insurance underwriting services to small and medium-sized businesses. Our goal is to build and maintain a stable base of earnings from profitable insurance underwriting and underwriting services, complemented by consistent cash flows from our investment assets.
We measure our success by the total economic return to shareholders from an investment in our company as measured by growth in book value per diluted share, plus any dividends paid. In the year ended December 31, 2017 our book value per diluted share increased from $8.52 to $8.80, or 3.3%; in 2016, it increased from $7.76 to $8.52, or 9.8%. For the three months ended March 31, 2018, our book value per diluted share increased by 3.4% to $8.89 from $8.60 for the comparable 2017 period. We did not pay any dividends in 2017, 2016 nor for the first quarter of 2018. See “Reconciliation of Book Value per Share to GAAP.”
Our insurance underwriting is growing. Underwriting revenue from our Life Insurance business increased by 43% in 2017 and by 31% in 2016. This revenue growth in 2017 and 2016 was attributable to new life insurance contracts issued and from our acquisition of U.S. Commonwealth Life, A.I., or USCL. Total assets associated with our Life Insurance segment increased from $425.1 million at the end of 2015 to $1,615.1 million at the end of 2017, also driven in large part by our acquisition of USCL. Our Business Insurance segment is also growing, with management and administration fees increasing by 8% in 2017 and 49% in 2016. We continued to grow underwriting revenue in 2018, with Life Insurance increasing by 20% in the first quarter compared to the comparable period in 2017. Business Insurance fee income increased by 15% in the first quarter of 2018 compared to the comparable period in 2017. We launched our special-purpose banking subsidiary, Advantage International Bank Corp., or AIBC, in 2015 to primarily support growth in our Life Insurance segment. AIBC provides cost effective cash management, investment custody and funds transfer services exclusively to our operating subsidiaries and their insurance clients.
We believe that our differentiated approach, particularly our focus on the overall profitability of a client relationship including both risk underwriting and associated underwriting services income, will enable us to generate consistent returns on equity that are superior to those of traditional insurance and reinsurance companies.
Our investment strategy is to generate attractive risk-adjusted returns from a portfolio of fixed maturity investments, after principal losses from credit defaults. Because our investment horizon is longer than that of many other insurance companies due to the long-dated nature of our life insurance liabilities, we actively seek to invest in less-liquid debt securities that offer higher returns than liquid, investment-grade corporate or government bonds of comparable credit quality. In addition, we seek to minimize the potential negative effect on our portfolio from rising interest rates by investing predominantly in floating-rate instruments such as bank loans and collateralized loan obligations, or CLOs.

Our Insurance Strategy
Our insurance strategy is to enter into insurance contracts and provide insurance underwriting services that allow us to earn an underwriting profit before investment income, where premiums we earn over the life of the insurance contract exceed the loss, loss adjustment and tax expenses we incur from the contract.
The three primary types of risk we assume from our insurance underwriting are:
•
Death. We are exposed to mortality risk, or the timing of the event of death of one or more insured lives as it would impact our expected underwriting profit before investment income.

•
Disaster. We are exposed to catastrophe risk, or insurance losses arising from the occurrence of one event or a series of large scale natural or human-caused events leading to widespread destruction of insured property as it would impact our expected underwriting profit before investment income.

•
Taxes. We are exposed to tax risk, or changes in types and rates of taxation that would impact our expected after-tax underwriting profit before investment income.

We assume insurance underwriting risk only after we have determined the expected total profitability of the insurance transaction that offers the underwriting participation, including insurance services but excluding potential investment income. We believe this approach to be different than other insurance companies, most of whom we believe look to retention of underwriting risk as the primary profit generator.
Our Life Insurance segment underwrites PPLI, including both life and annuity policies. PPLI policies differ from traditional life insurance policies because of their large face amounts, segregated nature of their investment assets and broad range of investment alternatives, including securities issued in a private placement, that may be held as policy assets. In contrast, traditional life insurance policies offer a limited range of investment alternatives, or participation in the general investment account of the issuing life insurer. HNWIs and family groups worldwide have chosen PPLI over traditional life insurance products because of:
•
Flexibility. PPLI enables customized investment strategies using external investment advisers, including separately managed accounts, hedge funds and other alternative investments.

•
Transparency. Costs of a PPLI policy are broken out into individual components, including cost of insurance, policy administration fees, and investment-related fees.

•
Security. PPLI policy assets are usually held by a highly rated custodian bank and are legally segregated from those of the insurer and other policyholders.

We believe we differ from other life insurance companies in how we originate new business. We do not solicit new PPLI business directly, but instead rely upon introductions of prospective clients by professional wealth advisors and independent third parties acting as intermediaries. These may include professional insurance intermediaries, trust and estate planning experts, legal advisors and financial advisors.
Our Business Insurance segment underwrites P&C insurance risks of small and medium-sized businesses and professional services organizations located in the United States through the use of captive insurance and risk retention group structures. We provide comprehensive captive insurance formation and ongoing operational services, which enable smaller companies to access the financial benefits of self-insurance underwriting programs that historically have been available to large companies. In addition to providing captive insurance services, we underwrite third party P&C insurance at Lloyd’s of London, or Lloyd’s, for our own account and on behalf of our clients.

Our Investment Strategy
Our investment strategy is to generate attractive risk-adjusted returns from a portfolio of fixed maturity investments, after principal losses from credit defaults. We actively seek to invest in less liquid debt securities that offer higher returns than liquid, investment-grade corporate or government bonds. We currently obtain leverage in our investment portfolio by purchasing intrinsically leveraged securities such as collateralized loan obligations, or CLOs, or utilizing medium-term credit facilities where our loss potential is limited to the amount of our investment only. We do not use margin loans, repurchase agreements or other short-term, recourse financing to add leverage to our portfolio. In addition, we seek to minimize the potential negative effect on our portfolio from rising interest rates by investing predominantly in floating-rate debt instruments such as bank loans and CLOs. The majority of CLO investments in our portfolio are managed by GSO / Blackstone Debt Funds Management LLC, or GSO, which together with certain of its affiliates forms the credit investment division of The Blackstone Group L.P., or Blackstone. We intend to contribute substantially all of the net proceeds of this offering to our Life Insurance and Business Insurance operating subsidiaries for further investment into loans, loan accumulation facilities, loan funds and CLO securities managed by GSO. See “Use of Proceeds.”
The majority of our surplus today is invested in CLOs, specifically U.S. Dollar-denominated CLOs holding participations in broadly syndicated senior loans to corporations. At March 31, 2018, these CLO investments comprised 4% of our total assets and 63% of total shareholders’ equity. We have chosen CLOs as our focus asset class because we believe that, if held to maturity, the lifetime realized returns from a CLO are likely to approximate the expected returns at the time of initial investment. The long-term nature of our insurance liabilities gives us the ability to hold a CLO investment to its stated maturity, which can be as long as 20 years. This lifetime holding period allows us to fully realize the ultimate returns delivered by a CLO investment, compared to other leveraged investment strategies that utilize short-term funding sources that pose risks of margin calls or other circumstances that would force premature liquidation on a distressed-sale basis.
CLOs are highly leveraged investment structures. We invest in the most leveraged securities issued by a CLO, which are deeply subordinated in right of repayment compared to the senior debt tranches. Because the non-rated, junior CLO interests that we hold are in a first-loss position with respect to defaults and realized losses from the bank loans held by the CLO, it is possible that we would experience a complete loss for some or all of our CLO investments in the event of a prolonged economic recession leading to widespread credit defaults and borrower bankruptcies. Compared to direct investments in below-investment grade bank loans on an unleveraged basis, investments in subordinated tranches of CLOs are more likely to experience deeper realized losses than unleveraged, direct investments in the same underlying loans. Because CLO investments account for the majority of our total shareholders’ equity, if we were to incur significant realized losses within our CLO portfolio, our book value per diluted share would decline precipitously. See “Risk Factors—Risks Relating to Our Investment Strategy—Our investment strategy is risky.”
Our Business Organization
Our business strategy was developed by our management team over many years of advising and managing insurance companies and fixed income investment portfolios over many economic and insurance cycles. Our Chief Executive Officer, Walter Keenan, organized the initial recapitalization and re-purposing of Advantage in 2013 and the implementation of its CLO-focused investment strategy. Our Chief Investment Officer, Mark Moffat, has overseen our CLO portfolio from its inception, both in his prior capacity as a Senior Managing Director of GSO and his current role as chairman of our board’s Investment Committee. Our Chief Financial Officer, Tamara Kravec, has over 25 years of experience as an insurance industry research analyst, investor and consultant, and is a repeat winner of The Wall Street Journal’s “Best on the Street” award. Our Chief Underwriting Officer, Stuart Jessop, joined Advantage in 2005 and is highly experienced in our Life Insurance business. Leslie Boughner, head of Business Insurance, is a long-tenured expert in corporate risk management and self-insurance programs. Together, we believe our management team has the requisite skills and experience to operate and grow our company.
We are headquartered in Puerto Rico operating under its International Insurance Center framework of insurance and tax laws. Prior to relocating to Puerto Rico in 2016, our headquarters was in the Cayman Islands. We believe that our Puerto Rico domicile offers significant benefits for our business, including customer preferences for purchasing insurance from companies governed under U.S. law and the low corporate income tax rate applicable to us due to our participation in Puerto Rico’s economic incentive programs. While we plan to grow our business through sales to HNWIs from many different countries, we also believe that Puerto Rico offers competitive advantages for attracting HNWIs in Latin America given its common language and historical cultural ties with the region. See “Business—Overview.”
In addition to Puerto Rico, we have operations in the Cayman Islands, United Kingdom and United States. We utilize multiple licensed subsidiaries to underwrite insurance in order to provide our clients with a broad range of products, services and regulatory domicile choices. Our largest subsidiary as measured by capital invested is Advantage Life & Annuity Company SPC, or ALAC, domiciled in the Cayman Islands. We serve U.S. residents primarily from Advantage Life Puerto Rico A.I., or ALPR, which has made a tax election under Section 953(d) of the U.S. Internal Revenue Code, or the Code, to be fully taxed as a U.S. domestic corporation. Our United Kingdom and U.S. operations are focused on our Business Insurance segment. We believe having licensed subsidiaries in multiple jurisdictions enables us to serve the broadest possible market of HNWIs.
Market Trends and Opportunities
Globally, the number of HNWIs continues to grow. In 2010, there were 10.9 million HNWIs holding $42.7 trillion of financial wealth. In 2016, there were 16.5 million HNWIs holding $63.5 trillion of financial wealth. The three largest markets—Asia-Pacific, North America and Europe—experienced growth in 2016 while the overall HNWI population in Latin America has remained stable during this period.
The following chart depicts the growth in global wealth and HNWIs from 2010 – 2016:

Source: Capgemini Global Wealth Report 2017
We believe that the global wealth management industry, consisting of accountants, attorneys, fund managers, private bankers and other professional wealth advisors, will continue to seek out individuals and families that achieve high net worth status to provide them with financial planning and investment services. Our opportunity is to participate in the overall growth of professionally advised HNWIs by underwriting PPLI policies sourced through professional advisors, and to provide risk management and captive insurance services to HNWI business owners.

Our Competitive Strengths
We believe we distinguish ourselves based on the following features of our business and strategy:
•
Focus on Insurance Underwriting Services. We focus on offering customized insurance solutions to clients through our captive insurance underwriting programs and separate account life insurance policies. Most of the insurance risk we underwrite is passed through to reinsurance companies or is ultimately retained by the captive insurance client, allowing us to avoid significant risk from insured losses.

•
Solutions-Based Approach. Many insurance services companies, including brokers and agents, focus on the sale of products to clients because product sales generate commissions. Most of our revenues are attributable to customized insurance solutions such as PPLI policies or captive insurance structures, which typically are evergreen in nature without annual renewals. We do not depend on new sales to generate one-time commissions; instead, we rely on recurring revenues from long-term client relationships and smaller amounts of revenue from new clients.

•
Flexible Life Insurance Policies. We offer PPLI policies that can be customized to a greater extent than traditional life insurance policies. Our PPLI policies offer use of third-party alternative investments, choice of currency denomination, and the potential for tax-favored status across multiple jurisdictions. Traditional life insurance policies do not generally offer these customization options.

•
Efficient Administration Platform. We believe we are able to offer high quality products and services at a lower all-in cost compared to similar products and services offered by our large competitors due to the efficiency of our operations. Our employee productivity and operating costs benefit from modern information technology and communications services, paperless document management processes, and other workflow efficiencies derived from our many years of experience in our core business lines.

•
Opportunistic Underwriting Participation. Neither our clients nor our regulators require us to retain the insurance risks we underwrite. We believe that many of our clients and all of our regulators prefer us to utilize reinsurance from highly rated counterparties to further spread the risk associated with their policies or insurance programs. In general, there is ample reinsurance coverage available to us today, at acceptable prices. This use of reinsurance allows us to selectively evaluate the risks we manage and to elect to participate in varying amounts for the insurance coverage underwritten.

•
Total Return Investment Approach. We employ a non-traditional investment approach utilizing CLOs that has the potential to generate higher rates of return than traditional insurance company portfolios. Because our operating subsidiaries and lines of business generally do not require high risk-based capital ratios for regulatory purposes, we are able to invest in less liquid, lower-rated debt securities that offer better total return potential than highly liquid, highly-rated securities.

•
Experienced Management Team. We believe our management team has a broad range of relevant skills, experiences and relationships in the life insurance and captive insurance sectors, as well as in the investments supporting our insurance risks.

•
Experienced External Investment Adviser. We believe that our differentiated investment strategy is a competitive strength. Our investment management agreement with GSO, our external investment adviser, is the cornerstone of our overall investment strategy. GSO, together with certain of its affiliates, is part of the global credit platform of Blackstone. GSO represents one of the largest credit-oriented asset managers in the world and, based on its publicly available information, as of June 30, 2018, GSO has $84 billion of assets under management across multiple strategies within the leveraged finance marketplace, including bank loans, high yield bonds, distressed and mezzanine.

•
Alignment of Management and Shareholder Interests. Our CEO and his family have invested directly in our common shares, and all of our senior managers have purchased shares or received share grants as compensation. Furthermore, our compensation approach is to align management and employee interests with those of our shareholders over the long term. Finally, the value of the warrants to purchase common shares held by many of our senior managers are long-dated and become valuable when the market value of our common shares increases.
Our Growth Strategy
We intend to grow our business in the future, both organically and by acquisitions of complementary insurance businesses. In particular, we plan to:
•
Increase Sales Volume of New PPLI Policies. We plan to grow our book of in-force PPLI policies by increasing our share of new business sourced through existing intermediary relationships and by developing new referral sources worldwide. In particular, we plan to expand into referral channels that require insurance service providers to have an “A” category insurance financial strength rating as we plan to seek such a rating following completion of the offering. These channels include bank trust departments, fiduciary services providers, investment advisers and wealth planning firms. We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance operating subsidiaries. We believe that the resulting increased capital will help us receive an “A” category insurance financial strength rating, since ratings agencies place great importance on capital in assessing insurance company strength according to their published criteria. See “Use of Proceeds.”

•
Develop New Types of Life Insurance Policies. At present, we issue PPLI policies in the form of variable universal life, or VUL, and deferred variable annuities to high net worth and ultra-high net worth individuals and family groups. We plan to expand our product offering by broadening our offering of PPLI policies, increasing the range of retirement plan options we offer and further building out our administrative capabilities for savings-based insurance contracts.

•
Add New Clients for Business Insurance Services. We plan to add new Business Insurance clients by recruiting experienced industry personnel who have existing relationships with prospective clients and referral sources for new clients. Achieving an “A” category insurance financial strength rating, for which we intend to apply after this offering, we believe will position us to offer a wider range of services to our Business Insurance clients more economically then we do today. Further, we believe that the visibility of our company due to the listing of its shares on the New York Stock Exchange, or NYSE, will assist us in attracting both highly experienced professional staff and new clients for captive insurance and related underwriting services. Using our expanded balance sheet following this offering, we will seek to participate on an opportunistic basis in some of the more attractive risks we underwrite for our clients, and to expand our underwriting and market presence at Lloyd’s.

•
Acquire Complementary Insurance Businesses. Since our recapitalization in 2013, we have acquired two life insurance companies and one book of captive insurance management contracts. We currently have a pending acquisition of a substantial block of PPLI policies. We may from time to time make opportunistic acquisitions of insurance and captive insurance management businesses. Based on our own experience, we believe that these types of businesses face increasing challenges related to regulatory compliance, accounting and audit, technology and competition. Our investment in technology and competitive cost structure enables us to compete against other potential acquirers of these types of businesses. There is no assurance that we will be successful in identifying, completing and/or integrating any acquisition(s).

•
Assume Blocks of In-Force Business. We have the ability to grow our business by assuming the rights and obligations of existing life insurance contracts, including PPLI policies, issued by other carriers who have discontinued underwriting new policies of the same type. This type of business is often referred to as a “run-off block.” We plan to continue to seek out run-off blocks of in-force life insurance business from other carriers where we can earn acceptable profit margins on the assumed business.

•
Gain Scale to Achieve Profit Margins from Captive Insurance Business. We provide captive insurance underwriting and management services to our Business Insurance segment clients where our primary costs are related to the people we employ and third party vendors we utilize on behalf of our clients. We believe that we earn attractive profit margins on our services before corporate overhead costs. We seek to increase both the number of Business Insurance clients and the revenue per client.
Risk Factors
An investment in our common shares involves numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment in our common shares. The following represent a highlight of some, but not all, of the risks that could impact our business and competitive strengths:
•
We Are Small. We compete with very large companies and groups of companies. Clients may choose to work with larger companies due to a perception that large companies are more stable and less risky than small companies.

•
We May Not Grow. We are investing in our own growth by hiring additional employees and developing new insurance products and services in order to gain new clients. If we fail to attract new clients and we lose existing clients, our business will shrink and our financial results will be poor.

•
We May Lose Our Key People. Our future success depends to a significant extent on the efforts of our senior management and other key personnel to implement our business strategy. The loss of the services of one or more of the members of our senior management or other key personnel, or our inability to hire and retain other key personnel, could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

•
We Invest Our Surplus in Risky Assets. Our total return-oriented investment strategy is more volatile and presents greater risks than traditional fixed income investment strategies due to the intrinsic leverage, complexity and illiquidity of our investments. In addition, our CLO investments are not traded on exchanges or in reliably liquid over-the-counter markets. In the past, CLO securities have experienced significant price volatility and periods of extended market illiquidity.

•
Our CLO Investments Are Exposed to Multiple Types of Risks. Among other things: (i) CLOs typically will have no significant assets other than the loan assets underlying such CLO and we may be in a first loss position with respect to any realized losses on the loan assets; (ii) our CLO positions are exposed to interest rate risk; (iii) we may not be able to participate in CLO warehouse credit facilities as we have in the past; (iv) we may be subject to margin calls or other adverse effects from our participation in CLO warehouse investments; (v) our loan and CLO investments amortize over time and subject us to reinvestment risk; and (vi) we typically invest in deeply subordinated equity and mezzanine tranches of CLOs that are subject to first loss risk.

•
We May Not Obtain or Retain an “A” Category Rating. Purchasers of insurance and their professional advisors use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of insurers and reinsurers. We believe that with the proceeds of this offering, our strengthened financial profile supports the issuance of an “A” category financial strength rating by an independent ratings agency based on published ratings criteria. If we do not obtain an “A” category financial strength rating after completion of the offering, or maintain any such rating, we will not be able to add the quantity and quality of new clients that we would otherwise expect to win with the benefit of having an “A” category financial strength rating.

•
We Have a Limited Operating History as Underwriters. We have a limited operating history of participating meaningfully in our clients’ risks and we expect to incur underwriting losses.

•
Our Results of Operations Will Fluctuate. The performance of our insurance operations will be inconsistent from year to year and may not be indicative of long-term prospects. Fluctuations in revenues and profitability will result from a variety of factors, including, but not limited to, our sales of PPLI policies and captive insurance services, performance of our insurance and reinsurance counterparties, and our ability to control our operating expenses.

•
We May Have Difficulties Raising Capital. We may need to raise additional capital in the future through public or private equity or debt offerings or otherwise and such additional capital may not be available on terms favorable to us, or at all.

•
Cyclicality of the Insurance Markets May Affect Our Profitability. The P&C insurance and reinsurance industry is cyclical and subject to unpredictable adverse events and developments such as natural disasters, man-made disasters, tort liability awards, and other, smaller insured losses that collectively are significant to the industry. In the case of tort liability awards, courts may grant increasingly larger rewards, which may affect the industry, including our profitability and liquidity.

•
Tax Law Changes Could Hurt Our Business. Changes in current tax laws and regulations could reduce the economic benefit of our products and services compared to other risk financing and risk transfer alternatives or could subject us to additional tax liabilities. In addition, if we are deemed to be a Passive Foreign Investment Company, our shareholders may be subjected to additional taxes, which could affect our ability to raise capital and execute our strategic plan.

•
Regulatory Action Could Result in Significant Financial and/or Reputational Losses. We are subject to myriad regulatory compliance requirements. Each of our regulators may revoke, suspend or otherwise limit our ability to operate in its jurisdiction if it believes or finds cause to believe that any of our insurance businesses operating within its jurisdiction is not in compliance with applicable laws and/or regulations. Likewise, regulators in the countries where we operate or where our customers reside could limit our ability to operate and/or impose fines and other sanctions. Suspension or revocation of our insurance licenses would materially impact our business and could cause us to realize material losses.

•
Our Puerto Rico Location May Adversely Impact Our Financial Condition or Results of Operations. It is uncertain what impact the Puerto Rican government’s ongoing bankruptcy proceedings, natural disasters (including Hurricane Maria and other hurricanes), and other events, will have on our financial condition and results of operations.

•
Our Investment Performance Depends on Our External Investment Adviser, GSO. Our performance depends on, among other things: (i) the ability of GSO to generate positive returns; and (ii) GSO’s ability to advise on, and identify, investments in accordance with the investment objective set forth in the investment management agreement and to allocate the assets of the company among all investments in an optimal way.

•
You May be Limited in Your Ability to Transfer Your Shares of Common Stock. Our certificate of incorporation provides that, in certain circumstances in order to avoid adverse tax, regulatory or legal consequences, our board may prevent a shareholder from transferring its shares of our common stock.

•
You may be required to sell your shares of common stock to the company at a price different than the current market price. Our certificate of incorporation provides that, in certain circumstances in order to avoid adverse tax, regulatory or legal consequences, our board of directors may require a shareholder to sell its shares of our common stock back to us at a price equal to fair value as determined by the board of directors, which may be a price that is different than the current market price of shares of our common stock.

•
Other Risk Factors listed under “Risk Factors” and elsewhere in this prospectus.

Emerging Growth Company
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, including as modified by the JOBS Act. As a result, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure about our executive compensation, reduced requirements for disclosure of historic financial information, and exemption from certain requirements imposed by the Sarbanes-Oxley Act of 2002.
We intend to take advantage of some, but not all, of the exemptions available to emerging growth companies until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you invest. We are electing to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. This may make it more difficult to compare our company with other companies in our industry who may be required to adopt such standards.
Following this offering, we will continue to be an emerging growth company for up to five years. We will cease to be an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in nonconvertible debt or (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Exchange Act.
Corporate Information
The company was incorporated in 2015 and is registered with the Department of State in Puerto Rico. The company’s predecessor, Advantage Insurance Holdings Ltd., was located in the Cayman Islands until its merger with and into the company in 2016. Our principal executive offices are located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918 and our telephone number is (787) 705-2900. Our website address is www.advantagelife.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment decision.
The following chart depicts our company and its principal operating subsidiaries after giving effect to the offering:

Recent Developments
On June 26, 2018, we entered into a definitive agreement with Argus Group Holdings Limited to acquire its Bermuda-based PPLI business consisting of a block of PPLI policies, which we refer to as the Argus block. As of March 31, 2018, the Argus block consisted of 94 PPLI policies totaling $547.4 million in separate account assets, and 54 fixed universal life insurance and annuity contracts with approximately $12.8 million of associated general account assets. The Argus business has no employees and conducts no business other than life insurance.
We estimate that the total purchase price we will pay over time to Argus Group Holdings Limited to be approximately $7 million, consisting of a payment at closing of an estimated $1 million in cash representing the projected tangible book value of the Argus business as of the closing date, and approximately $6 million of subsequent earn-out payments. The initial cash payment is subject to adjustment to match the tangible book value of the Argus business as of the closing date. The earn-out payments are evidenced by a non-interest bearing promissory note that requires principal payments to be made over three years. The principal payments are subject to reduction if policies within the Argus block are cancelled or surrendered during the three-year earn-out period. We will fund the initial and future purchase price payments with cash on hand and internal financial resources. The proceeds of this offering are not needed to fund the purchase price for the Argus business. Our acquisition of the Argus business is not contingent upon the completion of this offering.
Immediately following completion of the Argus business acquisition, we intend to merge the component companies of the Argus business into existing Advantage subsidiaries in Puerto Rico that issue comparable PPLI policies, with the Advantage subsidiaries surviving the mergers. Upon completion of the acquisition and subsequent mergers we will not have any business operations in Bermuda. The acquisition is subject to regulatory approvals in each of Bermuda and Puerto Rico and is expected to close on or before September 30, 2018.

Summary Financial And Operating Data
The following tables set forth our consolidated summary financial data for the fiscal years ended December 31, 2017, 2016 and 2015, our unaudited summary financial data for the three months ended March 31, 2017 and 2018, and our unaudited pro forma condensed combined financial statements for the three months ended March 31, 2018 and the 12 months ended December 31, 2017 giving effect to the proposed acquisition of the Argus business. The summary financial data for 2017 and 2016 is excerpted from our audited financial statements, which are included elsewhere in this prospectus. The summary financial data for 2015 is excerpted from our unaudited historical consolidated financial statements, which are not included in this prospectus. The unaudited summary financial data for the three months ended March 31, 2017 and 2018 is excerpted from our unaudited financial statements, which are included elsewhere in this prospectus. These historical results are not necessarily indicative of future results and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
You should read the following summary financial data together with our unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus, and in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial and Operating Information,” “Reconciliation of Book Value per Share to GAAP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All dollars are in thousands, except per share data.
Summary Income Statement
	For the Three Months ended March 31,			For the Year ended December 31,
	Pro Forma 2018	Actual 2018	Actual 2017	Pro Forma 2017	Actual 2017	Actual 2016	Actual 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)			(unaudited)
Revenues
Policy charges, premiums and fee income	$6,501	$5,360	$4,167	$23,773	$19,211	$14,478	$9,356
Reinsurance ceded	(312)	(554)	(650)	(4,415)	(2,306)	(1,734)	(1,518)
Investment income, net and other income	1,559	2,231	2,189	8,335	7,944	11,795	9,899
Total revenues	7,748	7,037	5,706	27,693	24,849	24,539	17,737
Expenses
Loss and loss adjustment expenses	1,104	1,104	923	3,281	3,281	1,985	689
Amortization and finance charges	573	471	623	1,611	353	1,434	235
Policyholder benefits and claims	159	34	—	668	189	1	—
Underwriting, general and administrative expenses	4,864	4,481	3,164	17,830	16,410	15,099	10,573
Total expenses	6,699	6,090	4,710	23,410	20,233	18,519	11,497
Income before tax	$1,049	$947	$996	4,283	$4,616	$6,020	$6,240
Net income	$1,024	$922	$974	3,525	$3,858	$5,874	$6,647
Diluted earnings per share	$0.09	$0.09	$0.10	$0.33	$0.37	$0.60	$0.71
Book value per diluted share(1)		$8.89	$8.60		$8.80	$8.52	$7.76

(1)
For a reconciliation of book value per diluted share, see “Reconciliation of Book Value per Share to GAAP.”

Summary Balance Sheet
	March 31,			December 31,
	Pro Forma 2018	2018	2017	2017	2016	2015
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
Assets
Investments and cash	$83,134	$69,029	$84,388	$78,237	$83,723	$78,234
Receivables and other	17,791	17,791	13,829	21,327	12,677	9,120
Restricted cash and regulatory deposits	39,404	19,135	8,001	16,373	18,070	5,589
Deferred acquisition costs and VOBA	32,067	26,067	20,941	25,099	21,022	1,374
Deferred income taxes	11	11	511	11	526	716
Intangible assets	1,815	1,815	1,915	1,961	2,043	2,220
Separate account assets	2,211,410	1,551,317	1,129,803	1,517,142	1,114,849	337,803
Total assets	$2,385,632	$1,685,165	$1,259,388	$1,660,150	$1,252,910	$435,056
Liabilities
Reserves for insurance liabilities	$22,435	$10,009	$4,577	$9,018	$3,536	$1,221
Note payable and surplus debenture	6,889	889	16,421	11,175	16,188	940
Other liabilities	48,678	26,831	14,990	27,677	25,651	9,271
Separate account liabilities	2,211,410	1,551,317	1,129,803	1,517,142	1,114,849	337,803
Total liabilities	2,289,412	1,589,046	1,165,791	1,565,012	1,160,224	349,235
Shareholders’ equity	96,221	96,119	93,597	95,138	92,686	85,821
Total liabilities and shareholders’ equity	$2,385,632	$1,685,165	$1,259,388	$1,660,150	$1,252,910	$435,056

Summary Operating Statistics
(unaudited)	March 31,			December 31,
	Pro Forma 2018	Actual 2018	2017	2017	2016	2015
Number of office locations	5	5	4	4	4	4
Number of full-time equivalent employees	51	51	43	50	41	34
Number of life insurance policies in force	497	349	325	342	319	187

THE OFFERING
Common shares offered
     shares (plus up to an additional      shares upon exercise of the underwriters’ option to purchase additional shares)
Common shares outstanding before this offering(1)
10,815,014 shares
Common shares outstanding upon completion of this offering(1)(2)
          shares
Voting rights
One vote per common share, subject to a 9.9% limitation on the voting power of any single holder as set forth in our certificate of incorporation and bylaws. See “Description of Share Capital—Common Stock—Voting Rights.”
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $     million, or approximately $     million if the underwriters’ option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and assuming a pricing of this offering at $     per share, which is the midpoint of the offering price range set forth on the cover of this prospectus.
We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance subsidiaries for further investment in loan and CLO investments managed by GSO. We intend to use any remaining net proceeds for general corporate purposes. See “Use of Proceeds.”
Dividend policy
We do not currently pay dividends on our common shares. Following completion of the offering, we expect our board of directors to institute a regular quarterly dividend. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal and regulatory requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. Our expected regular quarterly dividend, if any, will be paid out of retained earnings. See “Dividend Policy.”
Risk factors
See the section entitled “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should consider before making an investment decision.
Proposed NYSE symbol
We intend to list our shares of common stock on the NYSE under the symbol “AVI.”
Registrar and Transfer Agent
Computershare Trust Company, N.A.

(1)
Includes (i)  323,386 shares of our common stock outstanding as of March 31, 2018, plus (ii) 10,491,628 shares of our common stock, which we will issue in connection with the closing of this offering upon automatic conversion of our issued and outstanding 7,560,444 shares of our preferred stock in accordance with the terms of our preferred stock.

(2)
Such information excludes (i)      common shares issuable upon the exercise of the underwriters’ option to purchase additional      shares, (ii) 2,262,256 common shares issuable upon the exercise of outstanding warrants, and (iii) 83,993 common shares of our common stock issuable upon vesting of restricted stock awards outstanding to our employees.

RISK FACTORS
The purchase of our common shares involves significant risks, including the potential loss of all or part of your investment, and other significant factors. These risks could materially affect our business, financial condition and results of operations and cause a decline in the book value and/or market value of our common stock. We have organized the discussion of risks using topic headings for convenience only. Many of the risks discussed under one topic heading are integrally related to risks discussed under another topic heading. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements.” You should carefully consider all of the risks described in this prospectus, in addition to all of the other information contained in this prospectus, especially our Business section and the Management Discussion and Analysis section and conduct such due diligence as you consider appropriate, before you make an investment in our common shares.
Risks Relating to Our Insurance Underwriting
Our results of operations will fluctuate from period to period and may not be indicative of our long-term prospects.
The performance of our insurance operations will be inconsistent from year to year. Fluctuations in revenues and profitability will result from a variety of factors, including:
•
our sales of new PPLI policies and captive insurance services;

•
our retention of existing PPLI and captive insurance clients, including policies acquired through acquisitions;

•
loss experience from our insurance underwriting liabilities;

•
restrictions and limitations imposed on our business from new regulations or judicial interpretations;

•
our inability to comply with applicable law;

•
performance of our insurance and reinsurance counterparties;

•
performance of our investment portfolio; and

•
our ability to control our operating expenses.

In particular, we seek to underwrite insurance contracts and make investments that will give us a return on equity over the long term that is better than the insurance industry overall. In our Life Insurance segment, we focus primarily on arranging and managing highly customized life insurance policies for business owners and high net worth individuals, or HNWIs, and family groups. Similarly, our Business Insurance segment focuses on risk management and financing services, including formation and operation of captive insurance companies for small and medium-sized businesses. We seek to transfer the majority of the risks we assume from our clients to third party insurers and reinsurers. Most of our economic returns from the Business Insurance segment are related to our services that arrange for self-insurance or risk transfer to third parties, rather than earning premiums for risks transferred to us from our clients. We believe that this approach is likely to result in higher profit margins than the traditional industry practice of retaining risks on-balance sheet. If our belief is incorrect, we will underperform the industry and our results will not compare favorably with other insurance companies.
Because we sell fewer life insurance policies with higher premiums and face amounts than other companies, our new business acquisition costs can be very high compared to the volume of business written. Our cost of acquiring a Business Insurance client can be high compared to the expected profits from the client over time. If we do not retain the new client for multiple years, we may not recover our client acquisition costs. Finally, we depend on our insurance and reinsurance counterparties to honor claims made by us on behalf of our clients who have experienced a loss covered by their policy issued by one of our subsidiaries or affiliates. If money due to us under our insurance policies or reinsurance treaties is uncollectable, we remain responsible for payment in full of all legitimate and valid claims of the clients we face directly. This could result in a material adverse impact to our results of operations.
Our Life Insurance products may not provide the benefits expected by our clients.
Our Life Insurance products are designed to offer clients and their beneficiaries financial benefits, including efficient tax treatment of inter-generational transfers of family wealth. The effectiveness of our products in facilitating tax-efficient inter-generational wealth transfer depends upon:
•
compliance of our products with all applicable tax laws and other relevant laws and regulations;

•
where applicable, validity of our life insurance contracts under U.S. tax laws including IRS Section 7702 guidelines; and

•
integrity of any trust arrangements or similar structures holding or benefiting from our life insurance products.

If our products do not perform as expected, our clients may seek to recover damages from us and our reputation in the marketplace will suffer.
Our Life Insurance products are complicated and require clients to take actions beyond those required to purchase traditional life insurance policies.
Persons seeking to purchase PPLI from our Puerto Rico and Cayman Islands subsidiaries must complete additional steps in the transaction that add complexity compared to purchasing ordinary life insurance products sold by a company in their home jurisdiction. In order to purchase a PPLI product from us, a client will typically:
•
learn about the benefits of PPLI from a third-party advisor, as opposed to a company agent;

•
engage an attorney or other expert to provide advice and structure the transaction(s);

•
travel outside of their home country to discuss the product and related transaction(s) with their advisors and/or our personnel;

•
undergo a medical exam outside of their home country;

•
complete all required paperwork and financial transactions outside of their home country;

•
have their policy delivered outside of their home country;

•
file additional tax information related to the purchase of international life insurance; and

•
in many jurisdictions, pay excise tax on the total amount of premium paid.

This purchase process is time-consuming and requires participation by the client that is more extensive than ordinary life insurance products. We rely on specialized advisors and expeditors to assist potential clients in completing these tasks. This process and complexity make it difficult for our products to compete with traditional life insurance policies offered by locally regulated companies, which are often highly-rated carriers with worldwide operations and brand name recognition.
Our activities could subject us to the legal and tax jurisdiction of other countries, and the failure to comply with the applicable laws and regulations of, and pay requisite tax obligations to, such foreign countries could result in adverse consequences to us.
Recognizing, in connection with the sale of the PPLI policies, that activities may take place in foreign countries which could be subject to local laws, failure to ensure that the marketing and sales activities related thereto comply with the laws of such jurisdictions could result in compliance issues, including but not limited to, imposition of sanctions and fines. Additionally, many jurisdictions may prohibit or restrict the sale of PPLI policies by insurers not authorized to transact insurance in such jurisdiction, even if sale of the policy is not intended to be made to residents of such jurisdictions. Therefore, if discussions of the PPLI product and related transactions by the insured or person seeking to purchase the PPLI policy and the advisors take place in a jurisdiction other than Puerto Rico or the Cayman Islands, those activities could lead to potential violations of foreign laws by the insurance company, advisor or policy holder. In connection with such activities, in addition to seeking counsel from legal and other advisors with respect to compliance with applicable laws, we rely on our employees to comply with the law of the jurisdiction where the transaction takes place and in which the insured resides. In addition to being regulated as insurance, our PPLI policies are regulated as investment securities in the United States and in many jurisdictions wherein prospective insureds reside. In addition, our failure to comply with the laws regulating sale of investment securities could subject us to lawsuits by insureds and policy owners and to administrative proceedings. In addition, sales of PPLI policies to U.S. person purchasers requires that purchasers are both accredited investors and qualified purchasers under U.S. securities laws. As a consequence, only those U.S. purchasers who are both accredited investors and qualified purchasers are eligible to purchase PPLI policies, and only in transactions that take place in either Puerto Rico or the Cayman Islands, given that we are not authorized to transact insurance business in any U.S. state.
In certain instances where we have issued or may issue policies to residents of certain jurisdictions, there is a risk that premium income arising from these policies could be deemed income earned by us in the country of the insured/policy owner, and potentially subject us to income tax in that country.
Established competitors with greater resources may make it difficult for us to effectively market our products or offer our products at a profit.
The insurance industry is highly competitive. We compete with major insurers and reinsurers, many of which have substantially greater financial, marketing and management resources than we do. Competition in the types of business that we underwrite is based on many factors, including:
•
premium charges;

•
the general reputation and perceived financial strength of the insurer;

•
relationships with financial advisors and insurance brokers;

•
terms, conditions and scope of products offered;

•
ratings assigned by independent rating agencies;

•
speed of client service, claims payment and reputation; and

•
the experience and reputation of competitors’ management teams.

Competitors in our Life Insurance business include very large life insurance companies such as Old Mutual, Prudential, Zurich and others. We also compete against specialist PPLI companies such as Crown Global, Investors Preferred Life and Lombard International. Many of our competitors are established and authorized to conduct business in jurisdictions where our prospective clients reside. Business Insurance competitors include large insurance intermediaries, including Aon, Marsh, Willis and other brokers; independent captive managers, including Ryan, Strategic Risk Services and USA Risk; and large property casualty insurance companies including AIG, Chubb, Travelers, Liberty Mutual, Markel, W.R. Berkeley, CNA, Hartford, and others. Reinsurers include Chubb, General Re Corporation (a subsidiary of Berkshire Hathaway, Inc.), Hannover Re Group, Munich Reinsurance Company, PartnerRe Ltd., Swiss Reinsurance Company, and XL Capital Ltd. Although we often purchase reinsurance from large global insurance companies or otherwise serve as a conduit to the global insurance market for our clients, these large companies can and will do business directly with our customers. We also compete with smaller insurance brokers and agencies, and other niche insurers from time to time.
We cannot assure you that we will be able to compete successfully in the insurance markets. Our failure to compete effectively would significantly and negatively affect our financial condition and results of operations and may increase the likelihood that we may be deemed to be a PFIC or an investment company. See “Risk Factors—Risks Relating to Regulation and Compliance—We are subject to the risk of possibly becoming an investment company under U.S. federal securities law” and “Tax Considerations—U.S. Federal Income Taxation—Passive Foreign Investment Companies (PFIC).”

Our clients may be dissatisfied with the performance of their insurance policies and seek to recover economic damages from us in a court of law.
Although we are not currently named as a defendant in any pending or expected court action, we have been sued in the past and may be sued in the future. We believe that our responsibilities to our clients are well-defined in our policy forms and corporate services agreements, which should help us defend against potential claims arising out of the performance of insurance policies. However, there is no assurance that we will not be sued in the future or that we will not be subject of administrative proceedings brought by a foreign regulator, and there is no further assurance that we will be able to successfully defend against any future actions. In addition to any economic damages that we may be required to pay from a lawsuit, the distraction to management team members caused by defending a legal action could harm our business or limit our future growth.
Our ability to sell our Life Insurance products will be affected by adverse economic factors.
PPLI is often more expensive than traditional life insurance policies and our Life Insurance products have large face amounts and a broad range of investment alternatives that may be held as policy assets. As a result, our Life Insurance products and services are suited to a small number of potential customers and the underlying policy assets are exposed to a broad range of market risk. Adverse economic factors such as recession, inflation, periods of high unemployment or lower economic activity could result in the sale of fewer PPLI policies than expected, an increase in frequency or severity of claims or diminution in underlying value, each of which, in turn, could affect the value of our Life Insurance products, our growth and profitability.
Our investment results will fluctuate from period to period, may not deliver expected results and may result in realized losses of our capital.
Our reported financial results will be impacted by:
•
the market prices of loans, loan accumulation facilities, loan funds, and CLO securities; and

•
the overall performance of our investment portfolio.

Our core investment strategy is to earn incremental income from floating-rate, fixed maturity loans to corporate borrowers by adding leverage through CLO structures. Because of the intrinsic leverage, complexity and illiquidity of our investments, reported market prices are volatile and decline rapidly during periods of financial market dislocation. Also, realized credit losses from defaulted loans may impact our portfolio to a greater degree than traditional corporate credit investments because we invest in the intrinsically leveraged, subordinated tranches of CLO securities. For example, in a high default rate environment such as that experienced in 2009, our investments may realize losses greater than those experienced by the credit market overall.
Our business is growing rapidly and there is limited historical information available for investors to evaluate our investment performance or a potential investment in our common shares.
Compared to most insurance companies, we are new and have a much shorter operating history. Our Business Insurance segment commenced operations in 1993 and our Life Insurance business issued its first policy in 1998. Many of our competitors were established over 100 years ago. We grew rapidly in 2016 through an acquisition of a life insurance company founded in 2009 and have an acquisition of a life insurance business pending. Because of our comparably shorter operating history, and our underwriting and investment strategies differ from those of other insurance and reinsurance companies, you may not be able to compare our business results or prospects to other P&C insurers or life insurers.
Our reinsurers and other counterparties may not pay claims owed to us.
Our business model relies heavily on transferring property, casualty, liability, morbidity and mortality risks to other insurance and reinsurance companies. Although we historically have only placed reinsurance with reinsurers rated “A” category by a major rating agency, we could be materially, adversely affected if a reinsurance counterparty fails to pay us for a valid claim, and we are still responsible for the claims payment to the policyholder. A reinsurance counterparty could fail to pay us for a claim due to:
•
the lapse of time from the occurrence of an event to the reporting of the claim and the ultimate resolution or settlement of the claim;

•
their belief that the claim is fraudulent;

•
the sale of the policy was illegal or otherwise invalid;

•
a disagreement over the validity of the claim or indemnity amount available to pay the claim;

•
insolvency of the reinsurer; and

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any other reason that may cause the reinsurer to decline to honor the claim.

We also utilize non-traditional reinsurance or risk transfer for certain types of life insurance policies we issue to businesses and business owners resident in Canada, where an affiliate of the purchaser assumes some or all of the actual insurance risk. These self-insurance elements incorporated into some of our policy structures add additional collectability risk to our reinsurance coverages. We believe that our traditional reinsurance counterparties are of the highest quality and pay our valid claims in a timely manner. We also believe that our non-traditional reinsurance and risk transfer is well documented and will perform as expected in the event of a covered claim or event that would trigger a payment due to us. However, there is no assurance that we will be able to collect 100% of what is owed to us by a reinsurer or other risk transfer counterparty, and we may incur substantial losses in the event of an insolvency of one of our reinsurers or risk transfer counterparties.
The P&C insurance market may be affected by cyclical trends and catastrophic events.
Our Business Insurance segment operates primarily in the P&C insurance markets. The P&C industry is cyclical. At certain times, the captive insurance risk management programs we sponsor on behalf of our clients may not be competitive in the marketplace. Recently, the availability of property/catastrophe insurance at historically low premium rates has reduced the demand for captive insurance programs for businesses located in hurricane-prone locations. This competition from traditional insurance markets impacts our ability to gain new clients and to retain existing clients.
The P&C insurance industry’s profitability may be adversely affected by various factors, including but not limited to: unpredictable developments, including courts granting increasingly larger awards for certain damages; natural disasters (such as catastrophic hurricanes, windstorms, tornados, earthquakes and floods); fluctuations in interest rates; changes in the investment environment that affect market prices of investments; and inflationary pressures. Although we do not issue insurance contracts that directly expose us to catastrophic events, the effects of cyclicality may be amplified by catastrophic events could significantly and negatively affect our results of operations.
Our Business Insurance segment may be exposed to these events though its facilitation of risk pooling for our captive insurance management clients and through its ordinary activities and limited underwriting participation. Through its United Kingdom subsidiary, Advantage DCP Ltd, or ADCP, Advantage has $3.7 million held as a collateral deposit with Lloyd’s as of March 31, 2018. We refer to the funds that are held as a collateral deposit with Lloyd’s as our Funds at Lloyd’s. To participate in Lloyd’s syndicates, Advantage is required by Lloyd’s to have a duly incorporated United Kingdom company that Advantage operates solely for this purpose. The losses incurred by each syndicate exposes Advantage to losses, limited to its percentage participation in each syndicate. The maximum amount at risk by the company is limited to its collateral deposit.
Failure to obtain or maintain an “A” category insurance financial strength rating from an independent third party ratings agency may negatively affect our ability to implement our business strategy successfully.
We are not currently rated by an independent ratings agency. Purchasers of insurance and their professional advisors use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of insurers and reinsurers. We believe, based on published criteria, that the net proceeds of this offering will help us to obtain an “A” category rating from an independent third party ratings agency such as KBRA or A.M. Best. Because we believe an “A” category rating will facilitate our expansion into new referral channels and will be a tangible demonstration of our capital strength to our clients, obtaining a lower rating, or over time not having or maintaining a rating from KBRA, A.M. Best, or another recognized ratings service, will materially detract from our ability to add new clients, retain existing clients and otherwise grow our business.

If we lose or are unable to retain our senior management and other key personnel and are unable to attract and retain qualified personnel, our ability to implement our business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect our business.
Our future success depends to a significant extent on the efforts of our senior management and other key personnel to implement our business strategy. We believe there are only a limited number of available, qualified executives with substantial experience in our niche segments of the insurance industry. In addition, we will need to add personnel, including salespersons, an actuary and underwriters, to implement our business strategy. The loss of the services of one or more of the members of our senior management or other key personnel, or our inability to hire and retain other key personnel, could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.
We do not currently maintain key person life insurance with respect to any of our senior management, including our CEO. If any member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, we would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that we are unable to locate an adequate replacement or are unable to do so within a reasonable period of time, our business may be significantly and negatively affected.
Commercial banks may be unwilling to accept assets in our investment portfolios as collateral, or may do so on unfavorable terms. Our failure to obtain letters of credit on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.
We are not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Puerto Rico, the Cayman Islands, Vermont and the United Kingdom. Certain jurisdictions, including the United States, do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are implemented. Consequently, certain clients will require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. We are also required to post letters of credit in favor of the U.S. Treasury for our Puerto Rico subsidiary that has made an irrevocable election to be taxed as a U.S. company under Section 953(d) of the Code. When we obtain a letter of credit facility, we are customarily required to provide collateral to the letter of credit provider in order to secure our obligations under the facility. Our ability to provide collateral, and the costs at which we provide collateral, are primarily dependent on the composition of our investment portfolio.
Typically, letters of credit are collateralized with cash or investment-grade fixed income securities. Banks may be willing to accept assets held in our investment portfolio as collateral, but on terms that may be less favorable to us than insurance companies that invest solely or predominantly in investment-grade fixed income securities. The inability to renew, maintain or obtain letters of credit collateralized by our investment portfolio assets may significantly limit the amount of insurance we can write or require us to modify our investment strategy.
We may need additional letter of credit capacity as we grow, and if we are unable to obtain letter of credit capacity or are unable to do so on commercially acceptable terms we may need to liquidate all or a portion of our investment portfolio and invest in an investment-grade fixed income portfolio or other forms of investment acceptable to our clients and banks as collateral, which could significantly and negatively affect our ability to implement our business strategy.
The inability to obtain business provided through intermediaries could adversely affect our business strategy and results of operations.
We are prohibited by law from marketing our life insurance policies in the United States and other jurisdictions where our clients and potential clients reside. Most of our new Life Insurance business is sourced through referrals from independent financial advisors, trust and estates experts and other third-party intermediaries. Our Business Insurance captive management services similarly are dependent on referrals by independent insurance brokers and financial advisors. If we are unable to pay our intermediaries a competitive fee for their services or we are unable to retain or attract specialized advisors or expeditors, our ability to attract new clients may be adversely affected.

Our relationship with intermediaries may be subject to regulatory scrutiny, which could adversely affect our business strategy and results of operations.
Our payment of advisory fees to third-party intermediary advisors may not be linked to the marketing of the PPLI policies in a specific jurisdiction where such payment is not permitted. In addition, an intermediary licensed as an insurance agent in the country where the solicitation arises runs the risk of losing its license if its activities incident to the sale of a PPLI policy are deemed to violate that country’s law. Although we may determine not to pay an advisory fee to a third-party intermediary that fails to comply with applicable laws and regulations, we do not have control over these intermediaries. Nonetheless, our referral relationships with a third-party intermediary might be interpreted by a regulator as an agency relationship, which might make us liable for the intermediaries’ actions. In addition, if an intermediary is deemed to be soliciting insurance on our behalf from a location in which we are not licensed, we may be subject to regulatory sanction. If a regulatory authority seeks to hold us liable for, or we otherwise are subject to regulatory sanction as a result of, an intermediary’s actions, our business strategy and results of operations could be adversely affected.
Negative perceptions of our key Puerto Rico or Cayman Islands domiciles could impede our ability to retain current clients and obtain additional business and adversely affect our business strategy and results of operations.
If our key Puerto Rico or Cayman Islands domiciles become objectionable to intermediaries, or otherwise become less favorable than other jurisdictions, we may lose referrals. Client perception of financial services products and services obtained from low-tax or zero tax domiciles such as the Cayman Islands is sometimes negative, which could have the effect of reducing client demand. Furthermore, we believe that our ability to underwrite new insurance policies through our Puerto Rico-licensed insurance subsidiaries has been harmed by the Commonwealth of Puerto Rico’s default on its bond obligations and its ongoing financial insolvency process, which causes clients and prospective clients concern over the stability of the jurisdiction and the unknown risks of purchasing insurance from companies regulated by a bankrupt government. These negative perceptions could impede our ability to retain current clients and obtain additional business, whether through intermediaries or otherwise, and as a result, could adversely affect our business strategy and results of operations.
We may need additional capital in the future in order to operate our business, and such capital may not be available to us or may not be available to us on favorable terms, if at all. Furthermore, our raising additional capital could dilute your ownership interest in our company.
We may need to raise additional capital in the future through public or private equity or debt offerings or otherwise in order to, among other things:
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fund liquidity needs caused by underwriting or investment losses;

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satisfy letters of credit or guarantee bond requirements that may be imposed by our clients or by regulators;

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meet capital requirements imposed by our regulators;

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meet rating agency capital requirements to maintain a certain rating category;

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respond to competitive pressures; or

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fund strategic growth, organic growth or both.

Additional capital may not be available on terms favorable to us, or at all. Further, any additional capital raised through the sale of equity could dilute your ownership interest in our company. Additional capital raised through the issuance of debt may result in creditors having rights, preferences and privileges senior or otherwise superior to those of our common shares.
We may be unable to purchase or renew reinsurance for the liabilities we insure, and if we successfully purchase or renew such reinsurance, we may be unable to collect reinsurance proceeds, which could adversely affect our business, financial condition and results of operations.
Our Life Insurance business relies on the availability of long-term life reinsurance in order for us to underwrite new insurance policies. We also rely upon the continuing performance of our life reinsurance providers with respect to their obligations to make timely payments to us in the event of a claim made by us under the terms of a reinsurance agreement. The insolvency, inability or refusal of a reinsurer to make payments under the terms of its agreement with us could have an adverse effect on us because we remain liable to our client. Reinsurers may not be willing to reinsure the risk of PPLI policies insuring lives of persons residing outside of the United States, due to both local regulatory compliance concerns and mortality concerns. Although we believe that the reinsurance we need to purchase or renew in order to continue new sales of life insurance policies and to maintain the reinsurance on existing policies will continue to be available at reasonable prices, it is possible that we will not be able to find life reinsurance capacity under existing or new reinsurance agreements for our existing or new business on terms favorable to us. Accordingly, we may not be able to grow our life insurance business and our captive management business. Our failure to establish adequate reinsurance arrangements or the failure of our reinsurance arrangements to protect us from overly concentrated risk exposure could significantly and negatively affect our business, financial condition and results of operations. Furthermore, the non-traditional reinsurance we utilize may be subject to challenge by third parties, including tax and other governmental authorities in the jurisdictions of the primary insured party.
We are exposed to property catastrophe risks through our facilitation of risk pooling for our captive insurance management clients.
Catastrophes such as hurricanes, earthquakes, hailstorms, tsunamis and other disasters that are expected to occur infrequently but render high losses present risks that could materially adversely affect our results of operations. Although we do not directly participate in any low frequency/high severity catastrophe risk, our Business Insurance segment is exposed to these events though its facilitation of risk pooling for our captive insurance management clients and through its ordinary activities and limited underwriting participation. In particular, our underwriting of risks in the Lloyd’s insurance market gives us exposure to these types of risks. Our risk from Lloyd’s underwriting is limited to the value of our Funds at Lloyd’s, which was $3.7 million as of March 31, 2018.
Puerto Rico’s filing for bankruptcy may adversely impact our financial condition or results of operations.
We have located our headquarters and a substantial portion of our business operations in the Commonwealth of Puerto Rico. On May 3, 2017, the Puerto Rico government and the PROMESA oversight board filed for a form of bankruptcy in the U.S. District Court in Puerto Rico under Title III of PROMESA. The Title III provision allows for a court debt restructuring process similar to U.S. bankruptcy protection. This is the first time that any state or territory of the United States has ever filed for relief that is expected to be comparable to bankruptcy relief because of the absence, until PROMESA, of any legal authority for such a relief. Consequently, it is uncertain what impact this filing will have on our financial condition or results of operations. Continuing economic decline or other adverse political developments, natural disasters (including hurricanes), and other events could affect, among other things, our customer base, our cost of operations, our ability to provide services and our physical locations, property and equipment and could have a material adverse effect on our business, financial condition and results of operations.
Failure to protect the confidentiality of customer information or proprietary business information could adversely affect our reputation and have a material adverse effect on our business, results of operations or financial condition.
Our businesses and relationships with policyholders are dependent upon our ability to maintain the confidentiality of our and our policyholders’ and beneficiaries’ proprietary business and confidential information. We retain confidential information in our information systems and in cloud-based systems. We rely on commercial technologies and third parties to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our information systems, or the cloud-based systems we use, could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable policyholder and beneficiary information and proprietary business information. It is possible that an employee, contractor or representative could, intentionally or unintentionally, disclose or misappropriate personal information or other confidential information. Our employees, intermediaries and other vendors may use portable computers or mobile devices which may contain similar information to that in our information systems, and these devices have been and can be lost, stolen or damaged. In addition, an increasing number of jurisdictions require that customers be notified if a security breach results in the inappropriate disclosure of personally identifiable customer information. In February 2018, we learned of a potential breach of our internal electronic records storage system in October 2017. We notified our primary regulators in Puerto Rico and the Cayman Islands, certain clients and business partners, and law enforcement authorities of this potential breach. This breach has not had, nor do we believe the breach will have, a material impact on our operations or financial condition. However, any compromise of the security of our information systems, or the cloud-based systems we use, through cyber-attacks or for any other reason that results in inappropriate disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability and require us to incur significant technical, legal and other expenses any of which could have a material adverse effect on our reputation, business, results of operations or financial condition.
Our information systems may fail or their security may be compromised, which could materially and adversely impact our business, results of operations or financial condition.
Our business is highly dependent upon the effective operation of our information systems. We also have arrangements in place with outside vendors and other service providers through which we share and receive information. We rely on these systems throughout our business for a variety of functions, including processing claims and applications, providing information to customers and third-party distribution firms, performing actuarial analyses and modeling, performing operational tasks and maintaining financial records. Our information systems and those of our outside vendors and service providers may be vulnerable to physical or cyber-attacks, computer viruses or other computer related attacks, programming errors and similar disruptive problems. In some cases, such physical and electronic break-ins, cyber-attacks or other security breaches may not be immediately detected. A cyber-attack or other security breach could materially and adversely affect our business given the confidential information we gather about our policyholders and beneficiaries. In addition, we could experience a failure of one or more of these systems, our employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner, or our employees or agents could fail to complete all necessary data reconciliation or other conversion controls when implementing a new software system or implementing modifications to an existing system. The failure of these systems for any reason could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations or financial condition.
In February 2018, we discovered a potential breach of our internal electronic records storage system that occurred in October 2017. This breach has not had a material adverse effect on our results of operations or financial condition, and we have not established any reserves for any potential future liabilities with respect to this breach. However, there can be no assurance that we will not learn of new facts with respect to the breach that would cause us to establish such reserves or that we will experience a material adverse effect with respect to our financial condition or results of operations in the future as a result of new developments with respect to this breach or as a result of any future breach.
We may have difficulty integrating the Argus block of life insurance policies we are acquiring.
We are acquiring two individual blocks of life insurance totaling approximately 148 individual contracts through our acquisition of the Argus business. Following completion of the acquisition, we will transfer the administration of these policies to our systems, including systems we license or otherwise obtain from third-party service providers. We may not be able to transfer the Argus policies to our systems in a timely and effective manner, causing higher than anticipated costs to integrate the business acquired. In particular, if we neglect to apply required AML procedures due to errors in our internal compliance operations during the policy administration transition, we will expose our company to regulatory sanctions and penalties. In addition, if we make policy administration errors or otherwise deliver poor service to policy owners and their advisors due to integration errors or delays, we may suffer customer attrition and reputational damage.

Risks Relating to Our Investment Strategy
Our investment strategy is risky.
We invest our surplus in lower-rated loans directly or indirectly through loan accumulation facilities, loan funds, and in CLO securities. All of our CLO investments are in the most subordinated classes of these securities consisting of mezzanine and equity tranches backed by lower-rated loans and bonds. In the past, CLO securities have experienced significant price volatility and periods of extended market illiquidity. If the issuers of loans and bonds that we hold default on their payment obligations, and the recovery rates on our defaulted investments are low as a percentage of our principal investment, we will experience meaningful investment losses.
Our ability to implement our investment strategy depends on, among other things:
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the availability of loans, loan funds, and CLO securities offered to us through our external investment adviser at attractive prices;

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the availability of medium-term, non-recourse debt financing to support loan accumulation facilities often referred to as CLO warehouses for use by CLO managers to originate new CLOs for our account;

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our ability and our external investment adviser’s ability to properly analyze the risks and expected returns of loans, loan accumulation facilities, loan funds, and CLO securities; and

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other market conditions that would hurt our ability to deploy the proceeds of the offering into a diversified loans, loan accumulation facilities, loan funds, and CLO portfolio.

Because we seek to earn extra interest income as compensation for purchasing less liquid investments, if we are required to liquidate our portfolio within a short time period we will likely experience material losses upon the sale of the portfolio investments. Also, there is no assurance that we will be able to find a buyer for some or all of our portfolio investments in a short period of time, during periods of market dislocation or economic recession resulting in elevated default rates of loans, loan accumulation facilities and loan funds held by CLOs.
At certain times, new issue volumes of loans and CLO securities are low. We may be forced to purchase investments in the secondary market at prices that we consider to be high if there is not sufficient new issue volume to meet market demand. If we invest our assets in risky products, they may lose value and have a material adverse effect on our business.
We invest in the intrinsically leveraged subordinated tranches of CLO securities.
Most of our general account investments are in the most subordinated tranche of CLO securities referred to as “CLO Equity”. CLO Equity does not have secured claims on the collateral held by the issuer, but are entitled to any residual value of the collateral after all senior claims are paid. It is possible that there will be no residual value to CLO Equity following payment of senior claims following liquidation of the CLO. CLO Equity tranches represent most of our CLO investment portfolio, which constitutes most of our general account investments. We may also invest in other deeply subordinated tranches of CLO securities that are senior to CLO Equity but subordinated to all other tranches known as “CLO mezzanine”. If the issuers of loans and bonds that underlie the CLO securities we hold default on their payment obligations, the value of our CLO investments will be diminished, potentially by a significant amount. Our potential losses are limited to our cost basis in the CLO securities.
We may invest in assets with no or limited performance or operating history.
We have invested in the past and may invest in the future in newly formed CLOs or other assets with no or limited investment history or performance record upon which GSO or the company will be able to evaluate their likely performance. The company’s investments in entities with no or limited operating history are subject to all of the risks and uncertainties associated with investments in a new business, including the risk that such entities will not achieve target returns. Consequently, our profitability and the value of our common shares could be adversely affected.

CLOs typically will have no significant assets other than loan assets, or Collateral, underlying the CLO; payments on the CLO securities are and will be payable solely from the cash flows from the Collateral.
CLOs typically will have no significant assets other than the Collateral (typically participations in first-lien floating rate senior secured bank loan credit facilities rated by one or more rating agencies). Accordingly, payments on CLO securities are and will be made solely from the cash flows from the Collateral, net of all management fees and other expenses. Payments to the company as a holder of CLO Equity and/or CLO mezzanine securities are and will be met only after payments due on the senior notes of a CLO (and, where appropriate, the mezzanine notes) from time to time have been made in full. Moreover, we may be in a first loss or subordinated position with respect to realized losses on the Collateral, as 100% of our CLO portfolio is currently in a first loss position.
We are exposed to currency risk.
The company’s current investment guidelines require all general account investments of its Life Insurance subsidiaries to be denominated in U.S. Dollars. However, the company invests in securities, the underlying assets of which may be denominated in currencies other than the U.S. Dollar. Accordingly, the value of such assets may be affected, favorably or unfavorably, by fluctuations in currency rates. To reduce the impact on a CLO of currency fluctuations and the volatility of returns which may result from currency exposure, the manager of such CLO may be allowed by the terms of the CLO to hedge against exchange rate fluctuations for the purposes of efficient portfolio management. Hedging strategies involve risk and may not be successful in reducing the exposure of any particular CLO to currency fluctuations or other perceived risks and therefore may have an adverse impact on the value of the common shares of the company.
We issue life insurance policies denominated in currencies other than the U.S. Dollar, notably the Canadian dollar and British pounds sterling. Our business practice is to transfer the currency exchange rate risk of these policies to a third party through traditional or non-traditional reinsurance. In the event that a counterparty fails to perform on its obligations to us when we are required to pay a death benefit for a policy denominated in a foreign currency, we will be obliged to purchase the foreign currency required to pay the death benefit. Depending on the timing of the default of the reinsurance counterparty and the foreign currency exchange rate in effect immediately before the date of payment to the policy beneficiary, we may experience a gain or loss from the foreign exchange transaction executed to fund the required benefit payment.
We are also exposed to currency risk through our United Kingdom subsidiary ADCP. As of March 31, 2018, we had $3.7 million of Funds at Lloyd’s, which are held in British pounds sterling and are translated to U.S. Dollars at the prevailing exchange rate on the last business day of each reporting period. Because our access to the Funds at Lloyd’s is restricted and we do not hedge the exchange rate risk, our earnings are subject to volatility caused by changes in value of British pounds sterling compared to U.S. Dollars.
CLO securities may experience price volatility impacting our reported earnings.
CLO Equity and mezzanine securities represent a leveraged investment with respect to the underlying Collateral. Therefore, changes in the market value of such CLO securities could be greater than the change in the market value of the underlying Collateral, which themselves are subject to credit, liquidity, interest rate and currency risk. Any changes in market values of our investments that we designate as available-for-sale investments are reflected in our statements of comprehensive income as other comprehensive income. Thus, a decline in the market price of a CLO investment would result in lower reported earnings for the period in which the price decline occurs. Similarly, our reported earnings may appear more favorable based on unrealized gains attributable to other comprehensive income. If our earnings are unpredictable due to high levels of price volatility in our investment portfolio, it is likely to have a negative effect on the market value of our common shares.
We may not be able to accurately determine the fair value of our investments, including CLOs.
As defined under GAAP, fair value of a CLO is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. Different valuation techniques may be appropriate under the circumstances to determine the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction. Market participants are assumed to be independent, knowledgeable, able and willing to transact an exchange and not under duress. Nonperformance or credit risk is considered in determining fair value. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value of a CLO. Accordingly, estimates of fair value of a CLO are not necessarily indicative of the amounts that could be realized in a current or future market exchange.
The recorded value of our CLO investments may differ from the reported market value.
We elect to treat most of our CLO investments as held-to-maturity, which means we record the amortized cost of the security on our balance sheet. The amortized cost may be significantly higher than the market price of a CLO security during periods of market dislocation or economic recession resulting in elevated default rates of loans, loan accumulation facilities and loan funds held by CLOs. Therefore, the financial condition of our company as reported in its financial statements may be different than the actual condition of the business in times of prolonged market dislocation or economic recession.
Our held-to-maturity accounting election discourages us from selling CLO investments.
We currently hold all of our CLO Equity investments as held-to-maturity, which allows us to amortize the cost of each individual investment over its term and to disregard quarterly market price fluctuations in our financial statements. Were we to sell any of our held-to-maturity CLO investments prior to maturity, we would be required to change our accounting treatment for our entire CLO portfolio to “available-for-sale,” requiring us to record changes in their market value. These accounting changes could adversely affect our financial condition as reported in our financial statements. Once our accounting treatment for a CLO investment is changed from held-to-maturity to available-for-sale, we would be unable to change the accounting treatment back to held-to-maturity. As a result, we may be unwilling to sell any of our held-to-maturity CLO investments prior to maturity, even if such sale were in the interest of our shareholders.
We expect to incur OTTI charges for some of our CLO investments.
We periodically evaluate the carrying value of our CLO investments for impairment by comparing the fair value as estimated by an independent pricing service to the amortized cost recorded on our balance sheet. If we determine that the CLO security is unlikely to return future cash payments in excess of its amortized cost, we record an other-than-temporary impairment charge or OTTI for the impaired CLO security. We recorded an OTTI charge of  $1.7 million in 2017 and expect to incur future OTTI charges for any CLO security that, over time, delivers less than the total amount of cash flow projected at the time of its purchase. We cannot predict the amount and timing of future OTTI charges as they are dependent upon the future cash flow performance of our CLO investments and the future market values of our CLO investments as reported by our independent pricing service.
Our loan and CLO investments amortize over time and subject us to reinvestment risk.
Our investments and the loan assets that collateralize our CLO investments amortize over time, and may return principal to us at times when we are unable to obtain replacement investments at or above the rate of return we received on the amortizing investment. Amortization rates of loans, loan accumulation facilities, loan funds and CLOs are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond the company’s control and consequently cannot be predicted with certainty. If we are unable to reinvest our cash flows from our loans, loan accumulation facilities, loan funds and CLO investments in new investments with expected rates of return at least equal to that of the amortized investments, this may reduce our net income and, consequently, could have an adverse impact on our ability to pay dividends or provide capital to our operating subsidiaries to support growth.
Early prepayments may also give rise to increased re-investment risk with respect to certain investments, as we may realize excess cash earlier than expected. If we are unable to reinvest such cash in a new investment with an expected rate of return at least equal to that of the investment repaid, this may reduce our net income and, consequently, could have an adverse impact on our ability to pay dividends or provide capital to our operating subsidiaries to support growth.

Our CLO portfolio is exposed to interest rate risk.
We hold investments in CLOs holding Collateral comprised primarily of first-lien floating rate senior secured bank credit facilities rated by one or more rating agencies. Most of the senior floating-rate loans held in our CLOs calculate the interest owed to us on a monthly or quarterly basis, using an underlying index such as LIBOR to determine the applicable interest rate for the next monthly or quarterly interest calculation period. Borrowers may also have the right to select an alternative index, such as 1-month LIBOR or the Prime Rate reported by the Federal Reserve Bank of New York. Because the liabilities of our CLO investments typically are indexed to 3-month LIBOR, we are exposed to interest rate risk and mismatches between the CLO funding costs and the interest received from the Collateral. Some loan agreements also include minimum rates known as LIBOR floors, which may also create mismatches between CLO funding costs and interest income. We are also exposed to credit risk that may arise from rapid increases in interest rates that would lead to borrowers defaulting on loan obligations because of failures to meet interest expense coverage ratio covenants or other events of default under credit agreements caused directly or indirectly by high interest rates. As such, significant changes in interest rates could adversely affect our financial condition and results of operations.
Individual CLO investments may experience weighted average spread compression.
Recently, individual CLOs have experienced a significant decrease in the overall interest rate margin of the Collateral held compared to the underlying interest rate index, such as 3-month LIBOR. This narrowing of the interest rate spread earned from Collateral reduces the earnings of the CLO and amounts available to distribute to holders of the CLO’s equity tranche. CLO managers seek to mitigate this narrowing effect, often referred to as weighted average spread compression, by refinancing the CLO’s debt to reduce its interest rate margin. If our CLO managers are unable to mitigate weighted average spread compression by matching the reduction in interest rate margin on Collateral with corresponding decreases in their CLO’s funding costs, then our distributions will be reduced and we may not realize the total returns expected from the specific CLO at the time of initial investment, which could adversely affect our financial condition and results of operations.
The Collateral may be sold and replaced, resulting in a loss to the company.
CLO managers may, within certain limitations, sell Collateral held by the CLO and purchase replacement Collateral. If these transactions result in a net loss, the magnitude of the loss from the perspective of the holders of CLO Equity would be increased by the leveraged nature of the investment, which in turn could adversely affect our financial condition and results of operations.
We may not be able to source attractive CLO warehouse investment opportunities.
In the past, we have participated in a credit facility provided by a major bank to accumulate and hold bank loans to be contributed to newly-formed CLOs. Loan accumulation facilities of this type are often referred to as CLO warehouse facilities. We believe that our warehouse participation is a key competitive advantage in our ability to obtain attractive investment terms for the purchase of CLO securities created using the loans accumulated in the warehouse facility. If we decide to enter into a new facility, we may not be able to enter into a new CLO warehouse facility on favorable terms, or at all. If we are unable to continue our participation in CLO warehouse investments, our ability to purchase new CLO investments at attractive prices is likely to be limited.
We may be subject to accelerated repayment demands or other adverse effects from our participation in CLO warehouse investments.
Participation in CLO warehouse investments requires us to enter into credit agreements that contain covenants and other requirements of us. Complying with these covenants could adversely affect our ability to respond to changes in our business and manage our operations. Our ability to comply with any required covenants and other provisions in our existing and any future funding facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events beyond our control. A failure by us to comply with the financial ratios and restrictive covenants contained in a warehouse facility could result in an event of default. Upon the occurrence of an event of default, the lenders could declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the warehouse facility. In addition, if we are in default, we may be unable to borrow additional amounts under any such warehouse facility to the extent that they would otherwise be available and our ability to obtain future financing may also be impacted negatively. If the indebtedness under any warehouse funding facility were to be accelerated, our future financial condition could be materially adversely affected.
Bank loans and participations pose particular investment risks and challenges.
Our external investment adviser may invest a portion of our assets in bank loans and loan participations. These obligations are subject to unique risks, including: (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws; (ii) so-called lender liability claims by the issuer of the obligations; (iii) environmental liabilities that may arise with respect to collateral securing the obligations; (iv) adverse consequences resulting from participating in such instruments with other institutions with lower credit quality; and (v) limitations on our ability to directly enforce our rights with respect to participations. Our assets may be invested in term loans and revolving loans, may pay interest at a fixed or floating rate and may be senior or subordinated.
Successful claims by third parties arising from these and other risks, absent bad faith, may be incurred related to the company’s investment portfolio. Bank loans are frequently traded on the basis of standardized documentation which is used in order to facilitate trading and market liquidity. There can be no assurance, however, that future levels of supply and demand in bank loan trading will provide an adequate degree of liquidity or that the current level of liquidity will continue or that the same documentation will be used in the future. The settlement of trading in bank loans often requires the involvement of third parties, such as administrative or syndication agents, and there presently is no central clearinghouse or authority which monitors or facilitates the trading or settlement of all bank loan trades. Often, settlement may be delayed based on the actions of any third party or counterparty, and adverse price movements may occur in the time between trade and settlement, which could result in adverse consequences for our investment portfolio.
We may not be able to acquire loans on advantageous terms.
We purchase loans, directly and indirectly through CLOs and loan accumulation facilities. Our success in acquiring loans will depend, in part, on our external investment adviser’s ability to obtain such loans on advantageous terms. In purchasing such loans, the company competes with a broad spectrum of buyers and lenders, some of which may be willing to lend or invest money on better terms (from a borrower’s standpoint) than us. Increased competition for, or a diminution in the available supply of, qualifying senior secured loans may result in lower yields on such loans, which could reduce returns to our company.
Risks Relating to Regulation and Compliance
Any suspension or revocation of our insurance licenses would materially impact our ability to do business and implement our business strategy.
Our core operating subsidiaries are licensed in Puerto Rico, the Cayman Islands, the United Kingdom and Vermont. We hold ancillary licenses in certain other jurisdictions. The suspension or revocation of our license by a jurisdiction to carry on business as an insurance company for any reason would mean that we would not be able to issue any new insurance policies until the suspension ended or we became licensed in another jurisdiction. Similarly, the suspension or revocation of our insurance manager’s license in the Cayman Islands would prevent us from continuing to act as a captive insurance manager in that jurisdiction. Any such suspension or revocation of our licenses would negatively impact our reputation in the insurance marketplace and could have a material adverse effect on our results of operations.
The Commissioner of Insurance, which is our regulating authority in Puerto Rico, may take a number of actions, including suspending or revoking an insurance license whenever the Commissioner of Insurance believes, among other things, that a licensee is or may become unable to cover any capital deficiency or is knowingly carrying on its business by exceeding the powers granted to a licensee under its charter or license. Further, the Commissioner of Insurance may suspend, revoke or fail to renew an insurance license if it believes:
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the licensee fails to comply or has contravened the terms of the Puerto Rico Insurance Law; or

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the licensee fails to comply with a regulation or order adopted or issued by the Commissioner of Insurance.

The Cayman Island Monetary Authority, or CIMA, regulates our insurance businesses in the Cayman Islands, including services we perform for captive and other insurance companies domiciled in the Cayman Islands. CIMA may revoke, suspend or otherwise limit our licenses to operate in the Cayman Islands if it believes or finds cause to believe that any of our licensed Cayman Islands insurance companies is not in compliance with the Insurance Law, 2010 of the Cayman Islands. The Insurance Law, 2010 calls for regulated insurers to adhere to numerous financial, operational and other requirements typically imposed by insurance regulation. If we fail to comply with the regulations imposed by CIMA, we may be subjected to restrictions up to and including suspension or revocation of our insurance licenses, which would materially impact our business and could cause us to realize material losses.
CIMA is a member of the International Association of Insurance Supervisors which has signed Memorandums of Understanding for the exchange of information with other member regulators to facilitate the exchange of information between regulators. Similarly, the Office of the Commissioner of Insurance of Puerto Rico, or OCS, is a member of the Association of Latin America Insurance Supervisors which has an Agreement for the Cooperation and Exchange of Information with the insurance regulators in Latin America. It is possible that perceived violation of the laws of member countries may be shared with our domicile regulators by virtue of these Memorandums of Understanding which could potentially lead to investigations.
We are subject to the risk of possibly becoming an investment company under U.S. federal securities law.
The Investment Company Act regulates certain companies that invest in or trade securities. We believe that the company is not subject to the Investment Company Act because it is primarily engaged in activities other than investing in or trading securities. The law in this area is subjective and there is a lack of guidance as to the meaning of  “primarily” under the relevant exception to the Investment Company Act. For example, there is no standard for the amount of premium that needs be written relative to the level of a company’s capital in order to qualify for the exception. If this exception were deemed inapplicable, we would have to register under the Investment Company Act as an investment company. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, leverage, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business.
If at any time it were established that we had been operating as an investment company in violation of the registration requirements of the Investment Company Act, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period in which it was established that we were an unregistered investment company.
Additionally, it is possible that our classification as an investment company would result in the suspension or revocation of our insurance licenses.
Insurance regulators in the United States or elsewhere may review our activities and claim that we are subject to that jurisdiction’s licensing requirements.
In general, Puerto Rico insurance statutes, regulations and the policies of the Commissioner of Insurance are comparable to U.S. state insurance statutes and regulations. We cannot assure you that insurance regulators in the United States or in countries where policy owners of our PPLI policies and persons insured by our PPLI policies reside or where an advisor compensated by us does business or is resident will not review our activities and claim that we are subject to such jurisdiction’s licensing requirements. In addition, we are subject to indirect regulatory requirements imposed by jurisdictions that may limit our ability to provide reinsurance. For example, our ability to issue life insurance policies may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies and proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-U.S. insurers such as our ALAC subsidiary. We do not know of any such proposed legislation pending at this time.

If, as a consequence of its activities incident to selling the PPLI policies, we would become subject to the laws or regulations of any state in the United States or to the federal laws of the United States or the laws of any other country, we could be subject to fines and sanction and would need to consider various alternatives to our operations. If we choose to attempt to become licensed in another jurisdiction, for instance, we may not be able to do so and the modification of the conduct of our business or the non-compliance with insurance statutes and regulations could significantly and negatively affect our business.
Puerto Rico insurance law exempts us from many of the filings required of companies regulated by The National Association of Insurance Commissioners, or NAIC.
We are not regulated by NAIC and our operating subsidiaries are not required to file statutory statements with NAIC. Neither our underwriting nor investment activities are regulated by NAIC. We are not required to calculate or publish risk-based capital ratios for our operating subsidiaries nor are we required to manage to any risk-based capital. Any comparisons to other insurance companies in the United States will be more difficult as a result. We have eight licensed insurance subsidiaries and one banking subsidiary that are subject to minimum capital requirements fixed by statute or regulation in Puerto Rico, the Cayman Islands, Montana and Vermont. In addition, in order to maintain any rating we receive from a ratings agency and to avoid a potential ratings downgrade, we are required to maintain capital in amounts and in proportion to the amounts held at the time the rating was issued. Because our operating subsidiaries generally do not require risk-based capital ratios for regulatory purposes, we are not limited with respect to our investment alternatives. We are able to invest in less liquid, lower-rated debt securities than other insurance companies in the United States. Our insurance contracts are not regulated by NAIC and therefore the pricing and terms of contracts are not subject to approval by NAIC commissioners. In addition, our life insurance policies issued in Puerto Rico and the Cayman Islands offer statutory protections for segregation of policyholder funds that are not allowed under NAIC regulations and related state laws. As a result, comparisons to U.S.-based insurance companies may be difficult.
Current legal and regulatory activities relating to certain insurance products and captive insurance arrangements could affect our business, results of operations and financial condition.
The sale and purchase of products that may be structured in such a way as to not contain sufficient risk transfer to meet the requirement of SFAS 113 to be accounted for as insurance, or loss mitigation insurance products, have become the focus of investigations by the SEC and numerous state Attorneys General. In addition, the Internal Revenue Service issued Notice 2016-66 which subjects sponsors of captive insurers electing to be taxed under Section 831(b) of the Code to additional disclosure requirements about the nature, origin and operations of the insurance structures. Our captive insurance clients generally are obligated to report information to the Internal Revenue Service under Notice 2016-66. In a recent case involving a captive insurance company making such an election, Avrahami v. Commissioner (149 T.C. No. 7 (2017)), the Tax Court held that policies issued by the captive insurance company did not qualify as insurance for federal income tax purposes, and therefore no deduction was allowed for payments of premiums to the captive insurance company. It is possible that we or our clients may become subject to the ongoing inquiries into captive insurance structures by the IRS, SEC or certain Attorneys General. In addition, we cannot predict at this time what effect the current regulatory activity will have on the insurance industry or our business or what, if any, changes may be made to laws and regulations regarding the industry and taxation of our clients. It is possible future regulatory developments and tax law changes will negatively impact our ability to use certain risk financing features in our products and, accordingly, our ability to operate our business pursuant to our existing strategy. Moreover, any reclassification of our life insurance policies as deposit liabilities rather than insurance contracts could call into question whether we are exempt from the Investment Company Act.
Compliance with the Foreign Account Tax Compliance Act and related regulations affects our business.
Certain of our operating subsidiaries could be considered Foreign Financial Institutions, or FFIs, in accordance with FATCA. On November 29, 2013, the governments of the Cayman Islands and the United States signed a Model 1B intergovernmental agreement and a new tax information exchange agreement to facilitate the automatic exchange of information under FATCA. This means that FFIs in the Cayman

Islands including ALAC are required to report tax information about U.S. account holders directly to the Cayman Islands Tax Information Authority, which in turn provides the information to the IRS. We have incurred increased costs and regulatory compliance requirements from FATCA and will continue to bear these costs, which we are for the most part unable to pass through to our customers.
Compliance with the Common Reporting Standard and related regulations affects our business.
Following the implementation of FATCA, which is specific to the United States, the Organisation for Economic Co-Operation and Development, or OECD, sponsored the Multilateral Competent Authority Agreement on Automatic Exchange of Financial Account Information to provide a standard global treaty for tax reporting and collection enforcement. The mechanism defined by the OECD for the automatic exchange of financial information under the multilateral treaty is the Common Reporting Standard, or CRS. The Cayman Islands joined the treaty on October 29, 2014 and implemented collection of financial account information under the CRS beginning in 2016. This means that in addition to the FATCA compliance requirements, our Cayman Islands subsidiaries are required to report tax information about non-U.S. account holders to the Cayman Islands Tax Information Authority, which in turn provides the information to other CRS participants through the OECD. We have incurred increased costs and regulatory compliance requirements from CRS and will continue to bear these costs, which we are for the most part unable to pass through to our customers.
Compliance with requirements for monitoring and reporting of illegal activity could affect our business.
In all jurisdictions where we operate and are regulated, we actively monitor various global compliance reporting systems for any reports of illegal activity or suspicion of illegal activity involving our clients. Depending on the type and substance of information that we obtain from our monitoring and ongoing client screening, we may be required to freeze the accounts of our clients or report to our regulators the existence of accounts held directly or indirectly by persons or organizations that appear on the reports we receive. Our failure to take timely action or make reports to our regulators of our business with individuals or organizations that are known to be in violation of laws or otherwise subject to official sanction could result in significant financial or criminal penalties to be imposed on us.
Risks Relating to Taxation
In addition to the risk factors discussed below, we advise that you consult your own tax advisor regarding any tax consequences to your investment in the common shares. See “Tax Considerations.”
We may become subject to significant taxation in Puerto Rico which would negatively affect our results.
Under grants issued to us by the government of Puerto Rico pursuant to its Act No. 399-2004, known as the Puerto Rico International Insurers and Reinsurers Act, we are exempted from paying income and certain other taxes in Puerto Rico, while our Puerto Rico insurance subsidiaries are subject to a preferential tax rate of four percent (4%) on total net income in excess of One Million Two Hundred Thousand Dollars ($1,200,000.00). The Secretary of the Department of Economic Development and Commerce together with the Commissioner of Insurance of Puerto Rico have issued to each of our Puerto Rico international insurance company subsidiaries a “Grant of Tax Exemption,” in which we are covered while acting as a qualified international insurance holding company, for an initial term of fifteen (15) years which subject to certain conditions may be extended for two additional fifteen (15) year terms. The fifteen (15) year term of the “Grant of Tax Exemption” began from January 1, 2012, in the case of ALPR and USCL, October 8, 2015, in the case of AVI and ALAI, and September 1, 2016, in the case of ABIC. We cannot be assured that such “Grant of Exemption” will each remain valid for fifteen (15) years, or that extensions beyond fifteen (15) years will be granted. If we become subject to significant taxation in Puerto Rico, our financial condition and results of operations could be significantly and negatively affected. See “Tax Considerations—Puerto Rico Taxation of the Company.”
We may become subject to taxation in the Cayman Islands which would negatively affect our results.
The Cayman Islands does not currently impose a corporate income tax. We believe the likelihood of becoming subject to taxation in the Cayman Islands is remote. However, should the Cayman Islands impose a corporate income tax, it could have a material adverse effect on our results of operations. See “Tax Considerations—Cayman Islands Taxation of the Company.”

We may be subject to U.S. federal income taxation.
We are incorporated under the laws of Puerto Rico and intend to operate in a manner that will not cause us to be treated as engaging in a U.S. trade or business and will not cause us to be subject to current U.S. federal income taxation on our net income. Certain of our subsidiaries are located in the United States and are subject to federal income taxation and one of our Puerto Rico subsidiaries has made an irrevocable election to be taxed as a U.S. domestic corporation under Section 953(d) of the Code. However, because the standards for being engaged in a U.S. trade or business are not clear, we cannot assure you that the IRS will not successfully assert that we are engaged in a trade or business in the United States and thus are subject to current U.S. federal income taxation for all our income. The U.S. Congress recently enacted broad changes to U.S. tax laws that generally apply to tax years beginning in 2018. These changes included provisions that could affect whether we are classified as a PFIC and that could subject our shareholders to current taxation on our income. However, the new law did not change the standards for determining whether we are engaged in a U.S. trade or business. While the recent tax reform did not include changes that subject us to U.S. taxation on our net income, we can give no assurances that such changes won’t be made in the future.
U.S. persons who own common shares or other equity interests may be subject to U.S. federal income taxation on our undistributed earnings and may recognize taxable income upon disposition of common shares or other equity interests.
Passive Foreign Investment Company (PFIC). Significant potential adverse U.S. federal income tax consequences generally apply to any U.S. person (as defined below in “Certain U.S. Tax Considerations”) who owns shares in a PFIC. We cannot assure you that our company will not be a PFIC for 2018 or any future taxable year.
In general, we would be deemed a PFIC for a taxable year if 75% or more of our gross income constitutes “passive income” or 50% or more of our assets produce, or are held for the production of, “passive income.” Passive income generally includes interest, dividends and other investment income but does not include income derived in the active conduct of an insurance business by a “qualifying insurance corporation,” such exclusion being referred to as the “Insurance Company Exception.” The Insurance Company Exception is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We believe that we are currently operating and intend to continue operating our business with financial reserves at a level that should not cause us to be deemed a PFIC, although we cannot assure you the IRS will not successfully challenge this conclusion. Moreover, our expectation with respect to 2018 is based on the amount of risk that we expect to underwrite during the remainder of the year. We cannot assure you that we will be able to underwrite a sufficient amount of risk for later years to prevent Advantage and/or any of its subsidiaries from being a PFIC in subsequent years.
To be considered a “qualifying insurance corporation” we must operate in such a way that we would be treated as an insurance company for U.S. federal income tax purposes if we were a domestic corporation and our applicable insurance liabilities (including loss and loss adjustment expenses and certain reserves) must exceed 25% of our total assets for the subject tax year. The 25% test is a new rule and there is no guidance as to what constitutes an applicable insurance liability for this purpose, thus the application of the test is uncertain. In all events, sufficient risk must be transferred under an insurance company’s contracts with its insureds in order to be treated as an insurance company for federal income tax purposes. Whether our insurance contracts possess adequate risk transfer for purposes of determining whether income under our contracts is insurance income is subjective in nature and there is very little authority on this issue. However, because we are and may continue to be engaged in certain structured risk and other non-traditional insurance markets, we cannot assure you that the IRS will not successfully challenge the level of risk transfer under our reinsurance contracts for purposes of the Insurance Company Exception. The IRS has notified taxpayers in IRS Notice 2003-34 that it intends to scrutinize the activities of certain insurance companies located outside of the United States, including reinsurance companies that invest a significant portion of their assets in alternative investment strategies, to determine whether such companies qualify for the Insurance Company Exception in the PFIC rules. We cannot assure you that the IRS will not successfully challenge our interpretation of the scope of the Insurance Company Exception and our qualification for the exception. Further, the IRS may issue regulatory or other guidance that causes us to fail to qualify for the Insurance Company Exception on a prospective or retroactive basis. Therefore, we cannot assure you that we will satisfy the Insurance Company Exception and will not be treated as a PFIC currently or in the future.
The consequences of our company being treated as a PFIC and certain elections designed to mitigate such consequences are discussed in more detail under the heading “Certain U.S. Tax Considerations.” If you are a U.S. person, we advise you to consult your own tax advisor concerning the potential tax consequences to you under the PFIC rules.
Controlled Foreign Corporation. A U.S. Person who owns 10% or more of the voting power of all classes of our voting stock or total value of our stock, a “U.S. 10% Shareholder,” may be subject to the CFC rules. Under the CFC rules, each U.S. 10% Shareholder must annually include in his personal income a pro rata share of the CFC’s “subpart F income,” even if no distributions are made. In general, a foreign insurance company will be treated as a CFC only if U.S. 10% Shareholders collectively own more than 25% of the total combined voting power or total value of the company’s shares. We believe that the anticipated dispersion of our common shares among holders and the restrictions placed on transfer, issuance or repurchase of our common shares (including the ownership limitations described below), will generally prevent shareholders who acquire common shares from being U.S. 10% Shareholders. In addition, because our certificate of incorporation prevents any person from holding 9.9% or more of the total combined voting power of our shares (whether held directly, indirectly, or constructively), unless such provision is waived by the unanimous consent of our board of directors, we believe no persons holding common shares should be viewed as U.S. 10% Shareholders of a CFC for purposes of the CFC rules. We cannot assure you, however, that these rules will not apply to you. If you are a U.S. person we strongly urge you to consult your own tax advisor concerning the CFC rules.
Related Person Insurance Income. If:
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our gross income attributable to insurance or reinsurance policies where the direct or indirect insureds are our direct or indirect U.S. shareholders or persons related to such U.S. shareholders equals or exceeds 20% of our gross insurance income in any taxable year; and

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direct or indirect insureds and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of our stock,

a U.S. person who owns common shares directly or indirectly on the last day of the taxable year would most likely be required to include their pro rata share of our RPII for the taxable year in their income. This amount would be determined as if such RPII were distributed proportionally to U.S. person at that date. We do not expect that we will knowingly enter into reinsurance agreements in which, in the aggregate, the direct or indirect insureds are, or are related to, owners of 20% or more of the common shares or our fully-diluted shares. We do not believe that the 20% gross insurance income threshold will be met. However, we cannot assure you that this is or will continue to be the case. Consequently, we cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.
If a U.S. shareholder is treated as disposing of shares in a foreign insurance corporation that has RPII and in which U.S. persons own 25% or more of the voting power or value of the company’s capital stock, any gain from the disposition will generally be treated as a dividend to the extent of the U.S. shareholder’s portion of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. shareholder owned the shares. In addition, the shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect U.S. shareholder.
GILTI Tax. Effective January 1, 2018, U.S. law requires a U.S. person who owns 10% or more of the shares of a CFC (by vote or value) to include in income a pro rata share of low-taxed income earned by the CFC (more technically, “global intangible low-taxed income” or “GILTI”), without regard to whether the income is actually distributed. This income will be treated in the same manner as Subpart F income (discussed above). Accordingly, a U.S. shareholder would increase its basis in the CFC stock by the amount of the GILTI inclusion, which generally would be treated as “previously taxed income” for subpart F purposes. A domestic corporate shareholder of a CFC is allowed to deduct an amount equal to 50% of the GILTI inclusion. Non-corporate shareholders generally would be subject to full U.S. tax on GILTI inclusions, based on applicable rates.
In general, GILTI is the excess of a CFCs’ net income over a statutorily prescribed return on tangible assets. The net income of a CFC generally includes all income of the CFC, with certain exceptions, including for Subpart F income and income effectively connected with a U.S. trade or business. We expect that substantially all of our income will be Subpart F income or effectively connected income. Further, we have taken steps to reduce the risk that any of our shareholders will become U.S. 10% Shareholders. Under these circumstances, we do not expect any of our shareholders will have a GILTI inclusion or, if they do, that the inclusion would be a significant amount. However, we cannot assure you that the composition of our income will remain the same or that the anticipated dispersion of our shares will be such that none of our shareholders would be a U.S. 10% Shareholder. Further, we cannot assure you that the IRS will not successfully challenge the classification of our income as Subpart F or effectively connected income or that U.S. law won’t change to render the classification so changed. Therefore, we cannot assure you that you will not be subject to federal income tax on undistributed income in the form of a GILTI inclusion.
BEAT Tax. As part of the Tax Reform and Jobs Act of 2017, the United States enacted a base erosion and anti-abuse tax (“BEAT”) that applies to domestic corporations that are part of a multinational group with at least $500 million of annual domestic (including effectively connected amounts earned by foreign affiliates) gross receipts and that have made base erosion payments that exceed certain thresholds. The targeted base erosion payments generally are amounts paid or incurred by a domestic corporation to foreign related parties for which a deduction is allowable. The new law specifically includes cross-border reinsurance payments as base erosion payments. This category includes any premium or other consideration paid that is taken into account as a reduction in either life insurance gross income under section 803(a)(1)(B) or insurance company taxable income under section 832(b)(4)(A) of the U.S. Internal Revenue Code. Our domestic affiliates, including our Puerto Rican affiliate that has elected to be treated as a domestic corporation, do not make deductible payments to non-U.S. members of our group at present. Moreover, we do not expect that our annual U.S. gross receipts will exceed $500 million this year. Accordingly, we do not expect to be subject to the BEAT this year. However, we cannot assure you that we would not be subject to BEAT in the future. Were we to incur BEAT taxes our overall tax burden would increase with a corresponding decline in profitability.
U.S. tax-exempt organizations who own common shares may recognize unrelated business taxable income.
If you are a U.S. tax-exempt organization you may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to you. In general, subpart F insurance income will be allocated to you if we are a CFC as discussed above and you are a U.S. 10% Shareholder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. persons will be allocated subpart F insurance income, we cannot assure you that this will be the case. If you are a U.S. tax-exempt organization, we advise you to consult your own tax advisor regarding the risk of recognizing unrelated business taxable income.
Change in U.S. tax laws may be retroactive and could subject us, and/or U.S. persons who own common shares to U.S. income taxation on our undistributed earnings.
The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, is a CFC, has related party insurance income or is a PFIC are subject to change, possibly on a retroactive basis. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.
The impact of the OECD’s directives to eliminate harmful tax practices and recommendations on base erosion and profit shifting is uncertain and could impose adverse tax consequences and increased operating costs on us.
Through the OECD, G-20 countries have initiated an effort among member and non-member countries to enact laws that will have the effect of eliminating differences in corporate tax rates among participating countries. These laws are intended to eliminate corporate tax planning strategies that the

OECD believes exploit legal features of tax rules that allow corporations to shift profits to low or no-tax locations where there is little or no actual economic activity, such as manufacturing or sales. By shifting profits to low-tax jurisdictions, corporations can reduce their overall tax burden which typically results in higher profitability. The OECD describes these tax planning strategies as base erosion profit shifting, or BEPS. Because we operate in locations with low corporate tax rates compared to most OECD member nations, if the OECD is successful in achieving global implementation of its BEPS restrictions, our business may be harmed. For example, under one BEPS proposal, companies purchasing financial services including insurance from other companies such as ours located in low-tax jurisdictions would be subject to additional taxes and penalties for conducting business with us. Although the United States has enacted the BEAT tax which is considered by the OECD to be in accordance with its BEPS initiative, we are not able to predict what additional changes will arise from the BEPS initiative or whether such changes will subject us to additional taxes. We anticipate that in the future, the burden and costs of compliance with BEPS or similar agreements among nations to collect taxes from business conducted outside of their borders will impact our industry and potentially our business.
Risks Relating to Our External Investment Adviser
The performance of the company depends on the ability and services of GSO, our external investment adviser.
Our performance depends on: (i) the ability of our external investment adviser to generate positive returns; and (ii) our external investment adviser’s ability to advise on, and identify, investments in accordance with the investment objective of the company and to allocate the assets of the company among all investments in an optimal way. Achievement of the investment objective will also depend, in part, on the ability of our external investment adviser to provide competent, attentive and efficient services to the company under the terms of the investment management agreement. There can be no assurance that, over time, GSO will be able to provide such services or that the company will be able to invest its assets on attractive terms or generate any investment returns for shareholders or indeed avoid investment losses.
The company will depend on the managerial expertise available to the external investment adviser GSO and its key personnel.
The performance of our investments depends heavily on the skills of our external investment adviser in analyzing, selecting and managing the investments. As a result, investors will be highly dependent on the financial and managerial experience of certain investment professionals associated with our external investment adviser, none of whom is under any contractual obligation to the company to continue to be associated with our external investment adviser. The loss of one or more of these individuals could have a material adverse effect on the performance of the company. Moreover, the investment management agreement may be terminated under certain circumstances.
Our external investment adviser GSO will attend to matters unrelated to the investment activities of the company.
We depend upon our external investment adviser to invest our assets and reinvest the cash flows returned by our invested assets. Additionally, there are no restrictions on our external investment adviser’s ability to establish funds, publicly traded entities or managed accounts that compete with the company. Our external investment adviser currently serves in a similar capacity for clients other than the company. We believe that the fees our company pays to our external investment adviser are not material to the financial performance or profitability of the external investment adviser.
Our external investment adviser currently manages portfolios for other of its clients and affiliates that have similar target assets to ours. In addition, individuals not currently associated with our external investment adviser may become associated with our external investment adviser and the performance of the investments may also depend on the financial and managerial experience of such individuals.
The success of the company will depend upon the experience and performance of our external investment adviser and its continued involvement in the company’s businesses. If the external investment adviser were to cease to provide its services to the company, then the company may experience difficulty replacing the external investment adviser with a comparable third party advisor, or may not be able to develop an internal investment management function that would deliver a cost-effective investment management function for our company.

GSO’s ability to invest the funds may be constrained.
GSO’s ability to identify investments for deployment of the funds available to the company, raised in the offering or otherwise, in appropriate investments may be constrained by a lack of investment opportunities or other market-related constraints.
The company has not yet identified the specific investments that it will make using the net proceeds of this offering. There can be no assurance that suitable investment opportunities will materialize, prove attractive or be sufficient in quantity or size to permit the company to invest any cash raised in the offering in a timely matter, or at all.
Until such time as GSO is able to identify, invest our assets in and monitor a suitable number of investments and implement the various aspects of the company’s investment strategy, its funds may not be fully invested and as a result, returns to shareholders may be adversely affected.
The company may face increased competition in sourcing and making investments.
The company may become subject to increased competition in sourcing and making investments. In particular, competition in respect of the types of CLOs in which we typically invest may increase. Some of the company’s competitors may have greater financial, technical and marketing resources and the company may not be able to compete successfully for investments. In addition, potential competitors of the company may have higher risk tolerances or different risk assessments or access to different sources of funding, which could allow them to consider a wider variety of investments and establish more relationships than the company. Furthermore, competition for investments may lead to the price of such investments increasing which may further limit the company’s ability to generate its desired returns. The company may lose investment opportunities in the future if it does not match investment prices, structures and terms offered by competitors. Alternatively, the company may experience decreased rates of return and increased risks of loss if it matches investment prices, structures and terms offered by competitors. The company can offer no assurance that competitive pressures will not have a material adverse effect on its profitability and/or the value of its common shares.
The due diligence process that GSO undertakes in connection with the company’s investments may not reveal all facts that may be relevant in connection with an investment.
Before the company makes any investment, our external investment adviser conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment.
The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment. When conducting due diligence and making an assessment regarding an investment, our external investment adviser will be required to rely on resources available to it, including information provided by the originator of the investment.
Accordingly, there can be no assurance that the due diligence investigation that our external investment adviser carries out with respect to any investment opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating any such investment opportunity. Moreover, there can be no assurance that such an investigation will result in an investment being successful.
Our external investment adviser has no influence on management of the portfolio’s underlying investments managed by non-affiliated third parties.
GSO is not responsible for and has no influence over the asset management of the loan portfolios underlying the CLO securities held by the company where GSO does not serve as the direct collateral manager. To the same extent, GSO is not responsible for and has no influence over the day-to-day management, administration or any other aspect of the issuers of the CLOs, other than those where GSO serves as collateral manager.
The performance fee may create an incentive for riskier investments; upon termination of the investment management agreement, the performance fee may be paid on unrealized gains which may subsequently never be realized.
The performance fee payable to GSO as our external investment adviser may result in substantially higher payments than alternative arrangements in other types of investment vehicles. The existence of the performance fee may create an incentive for GSO to make riskier or more speculative investments than it would otherwise make in the absence of such fee.
In addition, if the investment management agreement is terminated, GSO may be entitled to a termination fee which includes a performance fee calculated on a basis that includes unrealized appreciation of certain investments. Such fee may be greater than if such fee were based solely on the actual realized returns of such investments.
Certain policies and procedures implemented by Blackstone to mitigate potential conflicts of interest and address certain regulatory requirements, and contractual restrictions to which Blackstone may be subject, may affect the company.
Specified policies and procedures implemented by Blackstone to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies across Blackstone’s various businesses that the board of directors and our external investment adviser expect to draw on for purposes of pursuing attractive investment opportunities. Because Blackstone has many different lines of asset management businesses and a capital markets services business, it may be subject to a number of actual and potential conflicts of interest and greater regulatory oversight than that to which it would otherwise be subject if it had only one line of business. In addressing these conflicts and regulatory requirements across its various businesses, Blackstone has implemented certain policies and procedures (e.g., information walls) that may reduce the positive synergies that we expect to utilize for purposes of finding attractive investments. For example, Blackstone may come into possession of material non public information with respect to issuers in which its private equity business may be considering making an investment. As a consequence, that information which could be of benefit to the company, might otherwise be unavailable to the company. As discussed more fully in the section entitled “Certain Relationships and Related Party Transactions,” certain activities of Blackstone or its affiliates could restrict the activities of the company. Furthermore, the terms of confidentiality or other agreements with or related to companies in which any investment fund of Blackstone has or has considered making an investment may restrict or otherwise limit the ability of the company and its affiliates to make investments in or otherwise engage in businesses or activities competitive with such companies.
Various potential and actual conflicts of interest may arise from the activities of GSO or its affiliates.
Various potential and actual conflicts of interest may arise from the overall investment management, and other activities of the external investment adviser, its affiliates, other funds or vehicles managed directly or indirectly by the external investment adviser or its affiliates and their respective clients and employees, including in relation to the direct or indirect management by the external investment adviser or its affiliates of other entities in which we may invest.
For further details of these and other conflicts of interest involving other parties that may affect us, please see the section entitled “Certain Relationships and Related Party Transactions—Conflicts of Interest” and our investment management agreement with GSO which is filed as an exhibit to the registration statement of which this prospectus is a part.
There can be no assurance that our board of directors will be able to find a replacement manager if the agreement with GSO is terminated.
Our current agreement with GSO commenced on July 1, 2018, and has an initial term of three years. At GSO’s option, the initial three-year term may be restarted upon completion of this offering. After the initial term, our agreement automatically renews for one-year periods. However, either party may terminate the agreement at the end of the initial term or any subsequent one-year period on 90 days’ prior written notice, and in certain other circumstances. In addition, GSO may terminate the agreement if we do not place a certain amount of the net proceeds from this offering into an investment account managed by GSO, or if, following this offering, we fail to maintain a certain minimum amount in our investment account managed by GSO. GSO can also terminate the agreement in other circumstances upon 30 days notice. If the agreement is terminated, in certain circumstances we will be required to pay a termination fee, and in any circumstance our board of directors would have to find a replacement external investment adviser for the company, or hire its own investment staff, and there can be no assurance that such a replacement will be found or that the company’s own investment staff would have the same expertise as GSO.

GSO is regulated by the SEC and other government authorities. If GSO fails to comply with legal and regulatory requirements, the company and the value of its common shares may be adversely affected.
The provision of investment management services is regulated in the United States, and the external investment adviser is subject to regulation and supervision by the SEC (which has the authority to review and investigate the conduct of the external investment adviser and its employees). Changes to law, regulations or regulatory guidance (including changes in interpretation or implementation thereof), or any failure by the external investment adviser or its employees to comply with such laws, regulations or guidance, whether or not relating to the management of our portfolio, could adversely impact the external investment adviser and its affiliates, and thereby could adversely affect the company and the value of its common shares. Although the external investment adviser has implemented systems and controls requiring employees to comply with these laws, regulations and guidance, there can be no assurance that all employees will abide by these and, if any were to fail to do so, that such failure would not have an adverse effect on the company.
Risks Relating to this Offering
There is currently no market for our common shares, an active trading market may not develop or continue to be liquid and the market price of our common shares may be volatile.
Prior to this offering, there has not been a public market for our common shares, and an active market for our common shares may not develop or be sustained after this offering, which could depress the market price of our common shares and could affect your ability to sell your shares. In the absence of an active public trading market, you may not be able to liquidate your investment in our common shares. An inactive market may also impair our ability to raise capital by selling our common shares, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies or businesses by using our common shares as consideration. In addition, the market price of our common shares may fluctuate significantly in response to various factors, most of which are beyond our control. The initial public offering price per share was determined by negotiations among us, and the representatives of the underwriters and therefore, that price may not be indicative of the market price of our common shares after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In addition to the factors discussed elsewhere in this prospectus, the factors that could affect our share price are:
•
U.S. and international political and economic factors unrelated to our performance;

•
actual or anticipated fluctuations in our quarterly operating results;

•
changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•
changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•
action by institutional shareholders, including purchases or sales of large blocks of common shares;

•
speculation in the press or investment community;

•
changes in market valuations or earnings of similar companies; and

•
announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships.

Our management will not be required to evaluate the effectiveness of our internal control over financial reporting until the end of the fiscal year for which our second annual report is due. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Beginning with our second annual report following this offering, we will be required to provide a management report on internal control over financial reporting. When we are no longer an emerging growth company, our management report on internal control over financial reporting will need to be attested to by our independent registered public accounting firm. We do not expect to have our independent registered public accounting firm attest to our management report on internal control over financial reporting while we are an emerging growth company.
Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal controls, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by NYSE, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.
As described below we currently have one material weakness and two significant deficiencies in our internal control over financial reporting, each of which we are in the process of remediating.
In connection with the audit of our financial statements as of and for the year ended December 31, 2017, we identified a material weakness and two significant deficiencies in our internal control over financial reporting.
As such, we currently have one material weakness and two significant deficiencies in our internal control over financial reporting that, if not corrected, could result in material misstatements of our financial statements.
A deficiency in internal control over financial reporting exists when the design and operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for the oversight of our financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
Our material weakness was the result of our accounting for our participation in the Lloyd’s risk pool. See “Business—Business Insurance—Lloyd’s Underwriting.” First, we determined that we did not have adequate controls to assert the correct value of our Funds at Lloyd’s deposit in U.S. Dollars, our reporting currency, as required by ASU 830-20. This resulted in a reduction of our net income and equity by approximately $0.8 million in 2016 and our first, second and third quarters of 2017 by increasing (decreasing) net income and equity by approximately $0.04 million, ($0.01 million) and $0.2 million, respectively. We have restated our financial statements to reflect the proper amounts. The restatement of first, second and third quarter 2016 financial statements resulted in a decrease to net income and equity by approximately ($0.1 million), ($0.2 million) and ($0.1 million), respectively, and our opening retained earnings balance for 2016 by approximately ($0.2 million). In response, we have changed our method of accounting for foreign currency translation adjustments related to our Funds at Lloyd’s to conform to the requirements of ASU 830-20.
In addition, we did not operate effectively to prevent or detect errors in the quarterly reporting of our insurance underwriting participation in Lloyd’s syndicates, resulting in an overstatement of our underwriting performance in 2017 by approximately $0.5 million. We also did not have controls in place to enable us to correctly assert the reinsurance-to-close amounts required to be in reserves or assets of the company, resulting in an adjustment of approximately $1.8 million to increase assets and reserves assumed.
To remediate this issue, we have made changes to our accounting processes to help ensure that none of the facts contributing to the material weakness are repeated. In particular, we have refined the method used to account for our Lloyd’s participation and have designed and implemented controls over the estimation and accounting process during the year-end financial close process for future reporting periods.

One of our significant deficiencies relates to the timely accumulation of data required for actuarial calculations of the reserves for future life insurance policy benefits. Specifically, we were unable to obtain required third-party actuarial analysis and validation necessary to support our assertion of the valuation of separate account assets as of December 31, 2017 on a timely basis.
To remediate this issue, we have revised our process for obtaining required third-party actuarial reports that will resolve the delay that we experienced in 2017. The new process will add a second third-party actuary to our process for preparing information to be submitted to the primary third-party actuarial services provider. The new process also will change the date of the actuarial measurement from December 31 to September 30, with a “bring down” report for December 31 within the timeframe of our desired financial statement close process. We also intend to hire a full-time actuary subsequent to the completion of this offering.
In addition, we discovered a significant deficiency that our control to support the recovery of our deferred income tax asset did not operate effectively. We were unable to support our assertion, based on available evidence, that it is more likely than not that all or some portion of the deferred tax asset will be realized. This resulted in an adjustment to reduce the deferred income tax asset and net income in 2017 by approximately $0.3 million. We reevaluated our process relating to recoverability of our deferred income tax asset to conform to the requirements of ASC 740 for future periods.
The actions that we are taking are subject to ongoing review by our management as well as Audit Committee oversight. Although we plan to complete these remediation processes as quickly as possible, we cannot at this time estimate how long it will take. Further, our efforts may not be successful in remediating our material weakness and significant deficiency, nor can there be any assurances that we will not have additional material weaknesses and significant deficiencies in the future. Moreover, there can be no assurances that our auditors will agree with our management regarding the effectiveness of our remediation efforts.
In addition, we will incur additional costs in improving our internal control over financial reporting. If we are unable to successfully remediate these issues, or if we identify additional issues, we may not detect errors on a timely basis. This could harm our operating results, cause us to fail to meet our SEC reporting obligations or NYSE listing requirements on a timely basis, adversely affect our reputation, cause our stock price to decline or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements.
AVI is a holding company with no meaningful business operations of its own. As a consequence, AVI’s ability to pay dividends on its common shares will depend on the ability of its subsidiaries to make distributions or other payments to it, which may be restricted by law or require affirmative consent of one or more regulatory authorities.
AVI is a holding company that exists for the purpose of facilitating investments in licensed insurance companies operating across multiple jurisdictions. AVI’s primary subsidiaries are insurance companies that hold substantially all of its assets and conduct substantially all of its operations. Accordingly, AVI’s ability to pay dividends is dependent on the ability of its subsidiaries to make cash or other assets available to it, by dividend or otherwise. Dividends or distributions that may be paid by AVI’s insurance subsidiaries to it are limited or restricted by applicable insurance law and/or regulation. AVI’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable AVI to meet its obligations and pay dividends.
AVI’s Puerto Rico insurance company subsidiaries may pay dividends to AVI subject to the restrictions set forth in Chapter 61 of the Puerto Rico Insurance Code. Generally, international insurance companies must be in compliance with applicable liquidity and premium indices in order to declare and pay dividends. Class 5 international life and disability insurance companies, in addition to paying dividends to persons other than policyholders, must at the time a dividend is paid have actuarially certified assets used in the conduct of its business which exceed its total liabilities. Furthermore, the amount of any dividend declared by a Class 5 life and disability international insurance company at any time may not exceed, in the aggregate (i) such excess in assets used to conduct its Class 5 insurance business over liabilities and (ii) other funds available for the payment of dividends which result from any part of its business other than the business conducted pursuant to its Class 5 authority. AVI’s banking subsidiary, AIBC, on the other hand, is prohibited from paying dividends to AVI if its regulator in Puerto Rico, the Office of the Commissioner of Financial Institutions, determines that the payment of a dividend would result in diminishing the safety and soundness of the banking institution paying the dividend. See “Regulation—Puerto Rico—Dividend Restrictions.”
AVI’s Cayman Islands insurance company subsidiaries may pay dividends to AVI without restriction, provided the subsidiary is in good standing with its regulator CIMA. In addition, the payment of any dividend from a CIMA-regulated company must not cause the company to become insolvent or otherwise cause material harm to the company as a result of the dividend payment. For example, payment of a dividend in an amount that would cause the paying company to fail to meet minimum capital requirements is effectively prohibited by Cayman Islands regulation. See ‘‘Regulation—Cayman Islands.’’
AVI anticipates paying regular cash dividends on its common shares following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of AVI’s board of directors and will depend on, among other things, AVI’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that AVI’s board of directors may deem relevant. If AVI does not pay dividends, a return on investment in AVI’s common stock will be dependent upon the appreciation of the price of AVI’s common stock on the open market.
Our election to take advantage of the extended transition periods afforded by the JOBS Act for the implementation of new or revised accounting pronouncements may cause us to be less attractive to investors.
We have elected to take advantage of the extended transition periods afforded by the JOBS Act for the implementation of new or revised accounting pronouncements. This means that we will not be required to apply new or revised accounting pronouncements at the same time as other public companies that are not emerging growth companies. This asymmetry with other publicly traded companies may make us less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Depending on the applicability and magnitude of the new or revised pronouncement to our business, investors may be unable to compare our business with other companies in our industry. Moreover, they may believe that our financial accounting is not as transparent as other companies in our industry because of our extended transition periods. If our use of the extended transition periods is negatively viewed by investors, our stock price may fall and we may not be able to raise additional capital at all or on terms we consider favorable, and your investment in us may be adversely affected.
We may require a shareholder to sell us its common shares at fair value, as determined by our board of directors, which may be less than market price.
Our certificate provides that Advantage has the option, but not the obligation, to require a shareholder to sell its common shares back to Advantage at a price per share equal to fair value, as determined by our board of directors, if our board of directors determines that ownership of our common shares by such shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders and that such compulsory repurchase is necessary to avoid or cure such adverse or potential adverse consequences. “Fair value” may be determined to be different than the sales price of shares of our common stock on any particular day, and as a result, you may be required to sell your shares of common stock back to us at a price that differs from what you could sell your shares for in the open market.
We may prevent a stockholder from transferring its common stock in some circumstances.
Our certificate provides that our board of directors may prohibit a transfer of shares of our common stock if the board believes the transfer may give rise to any adverse tax, regulatory or legal consequences to Advantage, any of its subsidiaries or any of its stockholders. As a result, you may be prevented from transferring your shares in certain circumstances, which could adversely affect your ability to sell your shares of common stock or the price at which you can sell your shares.
Provisions of our certificate, the General Corporations Law of Puerto Rico and our corporate structure may each impede a takeover, which could adversely affect the value of our common shares.
Our certificate contains certain provisions that could make it more difficult for a third party to acquire a controlling interest in the company, even if doing so would be beneficial to our shareholders. Our certificate provides that a director may only be removed, with or without cause, at any time by either: (1) the vote of the holders of a majority of the stock of the Corporation issued and outstanding and entitled to vote and present, in person or by proxy, at any meeting of stockholders called for the purpose; or (2) an instrument or instruments in writing addressed to the board of directors directing such removal and signed by the holders of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote. Upon the occurrence of any of the above described events, the term of each such director who shall be so removed shall terminate.
Our certificate permits our board of directors to issue additional preferred shares from time to time, with such rights and preferences as they consider appropriate. Our board of directors may authorize the issuance of a new class of preferred shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction, deny shareholders the receipt of a premium on their ordinary or preferred shares in the event of a tender or other offer, and have a depressive effect on the market price of the preferred shares. However, the board of directors is not permitted to issue any preferred shares or shares with other special rights ranking senior to or equal with the preferred shares. See “Description of Share Capital—Preferred Stock.”
In Puerto Rico, the General Corporations Law of Puerto Rico, together with the other applicable laws and regulations adopted in Puerto Rico, governs the procedures available to us to effect a merger or consolidation of the company. The merger procedures under Puerto Rico law will allow us to effect a merger or consolidation with the approval of the board of directors and our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are subject to certain risks and uncertainties. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “seek,” “assume,” “believe,” “may,” “will,” “should,” “could,” “would,” “likely” and other words and terms of similar meaning, including the negative of these or similar words and terms, in connection with any discussion of the timing or nature of future operating or financial performance or other events. However, not all forward-looking statements contain these identifying words. Forward-looking statements appear in a number of places throughout this prospectus and give our current expectations and projections relating to our financial condition, results of operations, plans, strategies, objectives, future performance, business and other matters.
These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industry generally. These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These statements are based on certain assumptions and analyses made by us in light of our expertise and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. A number of important factors could cause actual results or conditions to differ materially from those contained or implied by the forward-looking statements, including the risks discussed in “Risk Factors.” Whether actual results and developments will conform to our expectations and conditions or not is subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to:
•
The risk factors contained in “Risk Factors” (and elsewhere) in this prospectus;

•
Our operating results will fluctuate from period to period;

•
We operate in a jurisdiction where the government is undergoing a form of bankruptcy proceedings;

•
There may be uncertainty with respect to the establishment of our reserves;

•
The cyclicality of the insurance market may affect the industry’s and our profitability;

•
Loss of key personnel or the services of our external investment adviser could delay or prevent us from implementing our strategy;

•
We are dependent upon letter of credit issuance by third parties;

•
We do not have and may not obtain an A.M. Best, KBRA or equivalent insurance financial strength rating;

•
We may not qualify for an exemption from the Investment Company Act;

•
Our investment strategy may contain greater risks than our competitors’;

•
We may be deemed to be a PFIC; and

•
Other factors may affect us, most of which are beyond our control. See “Risk Factors.”

Accordingly, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before you make an investment decision.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $     million, or approximately $       after deducting estimated underwriting discounts and commissions and estimated offering expenses, and assuming a pricing of this offering at $      per share, which is the midpoint of the offering price range set forth on the cover of this prospectus.
We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance licensed insurance subsidiaries. We expect the substantial majority of proceeds contributed to our licensed insurance subsidiaries ultimately will be invested in loans, loan accumulation facilities, loan funds and CLO securities held in an investment portfolio managed by GSO. We intend to use any remaining net proceeds for general corporate purposes, which may include, among other things, potential future acquisitions or capital contributions to other subsidiaries, including our bank subsidiary AIBC. We believe that the increased capital resulting from the net proceeds of this offering will help us obtain an “A” category insurance financial strength rating based on published ratings agency criteria.
The expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs, including cash needs arising from business acquisitions. As a result, our board of directors and management will retain broad discretion over the allocation of the net proceeds of this offering.

DIVIDEND POLICY
Although we do not currently pay dividends on shares of our common stock, we intend to declare regular quarterly dividends on our common stock following the offering. The declaration, payment and amount of future dividends will be subject to the discretion of our board of directors and will be subject to availability of retained earnings. Our board of directors will give consideration to various risks and uncertainties, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus when determining whether to declare and pay dividends, as well as the amount thereof. In particular, our board of directors expects to take into account a variety of factors when determining whether to declare any future dividends, including (1) our financial condition, liquidity, results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), retained earnings and collateral and capital requirements, (2) general business conditions, (3) legal, tax and regulatory limitations (See “Regulation—Puerto Rico—Dividend Restrictions”), (4) contractual prohibitions and other restrictions, (5) the effect of a dividend or dividends upon our financial strength ratings and (6) any other factors that our board of directors deems relevant. Accordingly, there can be no assurance that we will declare any dividends in the future, and if any are declared, what amount they will be. We expect that our dividends will be ‘‘qualified dividends’’ under current U.S. law, and therefore subject to tax at long-term capital gains rates with a maximum rate of 20% rather than at higher rates applicable to ordinary income. See ‘‘Tax Considerations—U.S. Federal Income Taxation—Taxation of Dividends.’’

CAPITALIZATION
The following table sets forth our cash and capitalization as of March 31, 2018, on an actual, pro forma for our acquisition of the Argus business and pro forma as adjusted basis to reflect the issuance and sale by us of             shares of common stock in this offering at an assumed initial public offering price of  $      per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and our payment of estimated underwriting discounts and commissions and our estimated offering expenses.
The following table should be read in conjunction with the information under “Use of Proceeds,” “Selected Historical Consolidated Financial and Operating Information,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Reconciliation of Book Value per Share to GAAP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in this prospectus.
	As at March 31, 2018
	Actual	Pro Forma(1)	Pro Forma(2) As Adjusted
	Dollars in thousands (unaudited)
Cash and cash equivalents	$2,571	$3,643	$
Debt
Note payable	$—	$6,000		6,000
Surplus debenture	889	889		889
Total debt	889	6,889		6,889
Shareholders’ equity
Common Shares: par value $0.01 per share — 73,253,158 authorized; 323,386 (actual and pro forma) and (pro forma as adjusted) issued and outstanding(3)	$2	$2	$
Preferred Shares: par value $0.01 per share — 50,000,000 authorized; 7,560,444 (actual and pro forma) and none (pro forma as adjusted) issued and outstanding(3)	75	75		—
Additional paid-in capital	79,685	79,685
Retained earnings	17,150	17,252
Accumulated other comprehensive income (loss)	(793)	(793)		(793)
Total shareholders’ equity	96,119	96,221
Total capitalization	$97,008	$103,110	$

(1)
Pro Forma reflects our acquisition of the Argus business. See “Prospectus Summary — Recent Developments” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

(2)
Pro forma as adjusted amounts reflect the impact of our acquisition of the Argus business and giving effect to this offering.

(3)
Pro forma as adjusted includes (i) 323,386 shares of our common stock outstanding as of March 31, 2018, plus (ii) 10,491,628 shares of our common stock, which we will issue upon automatic conversion of our issued and outstanding 7,560,444 shares of our preferred stock in accordance with the terms of our preferred stock. Such information excludes (i)      common shares issuable upon the exercise of the underwriters’ option to purchase additional      shares, (ii) 2,262,256 common shares issuable upon the exercise of outstanding warrants, and (iii) 83,993 common shares of our common stock issuable upon vesting of restricted stock awards outstanding to our employees.

A $1.00 increase or decrease in the assumed initial public offering price of  $      per share, which is the estimated offering price set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $    million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering costs payable by us.

DILUTION
If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of common stock upon completion of this offering. The following table illustrates this per share dilution to new investors:
Assumed initial public offering price per share	$
Net tangible book value per share at March 31, 2018
Increase in net tangible book value per share attributable to new investors
Adjusted net tangible book value per share
Dilution per share to new investors	$

Net tangible book value per diluted common share represents the amount of our total tangible assets less total liabilities and any preferred stock, divided by the total number of shares of common stock outstanding. Net tangible book value is a non-GAAP financial measurement. Our net tangible book value as of March 31, 2018, was $94.3 million, or $8.72 per diluted share of common stock, based upon 10,815,014 shares of common stock, which is comprised of both our existing common shares outstanding and the common shares outstanding resulting from the automatic conversion of our outstanding preferred stock in accordance with the terms of our preferred stock. Including the pro forma effect of all outstanding warrants, which become exercisable upon completion of the offering, our net tangible book value as of March 31, 2018, was $111.2 million, or $8.50 per diluted share of common stock. See “Reconciliation of Book Value per Share to GAAP.”
After giving effect to the sale of             shares of our common stock by us at the initial public offering price of  $     per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated $    million underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of        would have been approximately $     million, or approximately $     per share of common stock. This represents an immediate increase in net tangible book value of  $     per share to existing common stockholders, and an immediate dilution of  $     per share to investors participating in this offering. If the initial public offering price is higher or lower, the dilution to new stockholders will be greater or less, respectively.
A $1.00 increase in the assumed initial public offering price of  $      per share would increase our as adjusted net tangible book value by approximately $    million, or $     per share, and increase the dilution per share to new investors in this offering by $    , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.
The following table summarizes, as of March 31, 2018, the total number of common shares purchased or to be purchased, the total consideration paid or to be paid and the average price per share paid or to be paid by the (i) existing shareholders and (ii) new investors purchasing shares in this offering, based on an initial public offering price of  $      per common share (the midpoint of the price range set forth on the cover page of this prospectus) before deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable (dollars in thousands, except share and per share data):
	Common Shares Purchased or to be Purchased	Total Consideration Paid or to be Paid	Average Price Per Share(2)
Existing holders of common shares(1)	13,118,901	$97,744	$7.45
New investors
Total

(1)
Includes (i) 323,386 shares of our common stock outstanding as of March 31, 2018, (ii) 10,491,628 shares of our common stock resulting from the automatic conversion of our 7,560,444 shares of issued and outstanding preferred stock upon the completion of this offering, and (iii) 2,262,256 shares of our common stock that we are obligated to issue to holders of warrants to purchase our common stock at an average exercise price of  $7.45 per common share.

(2)
Includes exercise of all outstanding warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements for the three months ended March 31, 2018 and the year ended December 31, 2017 prepared in accordance with GAAP and Argus International Life Bermuda Limited’s, or AILBL, historical consolidated financial statements for the year ended March 31, 2018 prepared in accordance with International Financial Reporting Standards (“IFRS”), as adjusted to give effect to the proposed acquisition of AILBL, which is the Bermuda-based business that consists of the Argus block. In addition, we have made pro forma adjustments to AILBL to reflect differences between GAAP and IFRS accounting methodology. The unaudited pro forma condensed combined financial statements of total comprehensive income, for the three months ended March 31, 2018 and the 12 months ended December 31, 2017 give effect to the proposed acquisition of AILBL and related financing, as though those transactions had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 gives effect to the acquisition of AILBL as if it had occurred on March 31, 2018.
Our fiscal year ends on December 31 whereas AILBL’s fiscal year ends on March 31, 2018. Per Section 11-02(c)(3) of Regulation S-X promulgated by the SEC, we have combined our historical consolidated statement of income for the year ended December 31, 2017 with AILBL’s historical consolidated statement of income for the fiscal year ended March 31, 2018. AILBL’s unaudited condensed consolidated statement of income for the three months ended March 31, 2018 was derived from financial results otherwise included in AILBL’s historical consolidated financial statements for the fiscal year ended March 31, 2018. As a result, the same financial information from AILBL’s unaudited condensed consolidated statement of income for the three months ended March 31, 2018 is used in both the unaudited pro forma condensed combined financial statements for the three months ended March 31, 2018 and the 12 months ended December 31, 2017.
The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements. The pro forma adjustments related to the purchase price allocation of the AILBL acquisition are preliminary and are subject to revision as additional information becomes available. Subsequent revisions to the preliminary purchase price allocation of the AILBL acquisition may have a significant impact on the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s results of operations or financial position would have been had the acquisition occurred on the dates indicated, do not include any cost savings that may be realized from the AILBL acquisition, and are not necessarily indicative of our results of operations or financial position for any future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with our consolidated financial statements and related notes and the AILBL consolidated financial statements and related notes, which in each case are included elsewhere in this prospectus. AILBL stand-alone totals are in Bermuda Dollars. The exchange rate of a Bermuda Dollar to a U.S. Dollar is fixed at 1:1.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2018
(in thousands)
	Historical
	March 31, 2018	March 31, 2018
	Advantage Insurance Inc.	Argus International Life Bermuda Limited	Pro Forma Adjustments	Notes	Pro Forma Combined
		(audited)
Assets
Investments and cash	$69,029	$19,718	$(5,613)	(a)	$83,134
Receivables and other	17,791	7,059	(7,059)	(b)	17,791
Restricted cash and regulatory deposits	19,135	—	20,269	(c)	39,404
Deferred acquisition costs and VOBA	26,067	—	6,000	(d)	32,067
Deferred income taxes	11	—	—		11
Intangible assets	1,815	865	(865)	(e)	1,815
Separate account assets	1,551,317	547,403	112,690	(f)	2,211,410
Total assets	$1,685,165	$575,045	$125,422		$2,385,632
Liabilities
Reserves for insurance liabilities	10,009	15,343	(2,917)	(b)	22,435
Note payable and surplus debenture	889	—	6,000	(d)	6,889
Other liabilities	26,831	1,578	20,269	(c)	48,678
Separate account liabilities	1,551,317	547,403	112,690	(f)	2,221,410
Total liabilities	1,589,046	564,324	136,042		2,289,412
Shareholders’ equity	96,119	10,721	(10,619)		96,221
Total liabilities and shareholders’ equity	$1,685,165	$575,045	$125,422		$2,385,632

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statements of Total Comprehensive Income
For the Three Months Ended March 31, 2018
(in thousands, except per share information)
	Historical
	March 31, 2018	March 31, 2018
	Advantage Insurance Inc.	Argus International Life Bermuda Limited	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues
Policy charges, premiums and fee income	$5,360	$1,141	$—		$6,501
Reinsurance, ceded	294	(606)	—		(312)
Investment income, net and other income	1,383	270	(94)	(a)	1,559
Total revenue	7,037	805	(94)		7,748
Expenses
Underwriting, general and administrative expenses	4,481	483	(100)	(b)	4,864
Loss and loss adjustment expenses	1,104	00	—		1,104
Policyholder benefits and claims	34	125	—		159
Amortization and finance charges	471	63	39	(c)	573
Total expenses	6,090	671	(61)		6,699
Income before tax	947	134	(32)		1,049
Current income tax	(25)	—	—		(25)
Deferred income tax	—	—	—		—
Net income	$922	$134	$(32)		$1,024
Earnings per share
Basic earnings per common share	$2.85				$3.16
Diluted earnings per common share	$0.09				$0.09
Weighted average common shares outstanding	323,386				323,386
Diluted average common shares outstanding	10,815,014				10,815,014
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statements of Total Comprehensive Income
Year Ended December 31, 2017
(in thousands, except per share information)
	Historical
	December 31, 2017	March 31, 2018
	Advantage Insurance Inc.	Argus International Life Bermuda Limited	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues
Policy charges, premiums and fee income	$19,211	$4,562	$—		$23,773
Reinsurance, ceded	(1,992)	(2,423)	—		(4,415)
Investment income, net and other income	7,630	1,080	(375)	(a)	8,335
Total revenue	24,849	3,219	(375)		27,693
Expenses
Underwriting, general and administrative expenses	16,410	1,933	(513)	(b)	17,830
Loss and loss adjustment expenses	3,281	—	—		3,281
Policyholder benefits and claims	189	499	—		688
Amortization and finance charges	353				1,611
Total expenses	20,233	251	1,007	(c)	23,410
Income before tax	4,616	536	(869)		4,283
Current income tax	(243)	—	—		(243)
Deferred income tax	(515)	—	—		(515)
Net income	$3,858	$536	$(869)		$3,525
Earnings per share
Basic earnings per common share	$11.93	—	—		$10.90
Diluted earnings per common share	$0.37	—	—		$0.33
Weighted average common shares outstanding	323,386	—	—		323,386
Diluted average common shares outstanding	10,540,877	—	—		10,540,877
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(in thousands, except per share information)
Note 1.   Presentation
The unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and AILBL’s historical consolidated financial statements as adjusted to give effect to the planned acquisition of AILBL. The unaudited condensed combined balance sheet gives effect to the planned acquisition of AILBL and related financing, as though the transaction had occurred on March 31, 2018. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2018 and the year ended December 31, 2017 give effect to the planned acquisition of AILBL and related financing, as though those transactions had occurred on January 1, 2017.
Accounting Periods Presented
AILBL’s historical fiscal year ended on March 31, 2018 and, for purposes of these unaudited pro forma condensed combined financial information, its historical results have been aligned with our December 31 fiscal year end as explained below.
The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2018 and the year ended December 31, 2017 are presented as if the AILBL acquisition had taken place on January 1, 2017. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2018 combines our historical results for the three months ended March 31, 2018 and the historical results of AILBL for the three months ended March 31, 2018 that were derived from financial results otherwise included in AILBL’s historical consolidated financial statements for the year ended March 31, 2018.
Due to different fiscal period ends, the unaudited pro forma condensed combined income statement for the year ended December 31, 2017 is presented by applying the SEC rule under Section 11-02(c)(3) of Regulation S-X that permits combining entities with different fiscal years ending within 93 days of each other. Therefore, our December 31, 2017 year end income statement has been combined with AILBL’s income statement for the year ended March 31, 2018. As a result, the same financial information from AILBL’s unaudited condensed consolidated statement of income for the three months ended March 31, 2018 is used in the unaudited pro forma condensed combined financial statements in both the three months ended March 31, 2018 and the year ended December 31, 2017.
Note 2.   Purchase price allocation
On June 26, 2018, we entered into a Share Purchase Agreement to acquire 100% of AILBL, a Bermuda-domiciled life insurance company consisting of a block of PPLI policies, the Argus block. We expect to complete the acquisition on or before September 30, 2018, subject to receipt of required regulatory approvals. The acquisition is part of our ongoing strategic initiative to expand our specialty life insurance business. The purchase price for AILBL consists of an estimated up-front cash payment of $1 million and a non-interest bearing promissory note for three future annual cash installment payments commencing in 2019 estimated to total $6 million. The amount of the up-front cash payment is subject to adjustment, and the annual principal payments on the promissory note are subject to reduction in the event of cancellations or surrenders of AILBL life insurance policies in force prior to June 30, 2021.

The company’s expected total purchase price for AILBL as calculated for the purposes of this pro forma summary was calculated as follows (dollars in thousands, except per share data):
Cash (representing net tangible assets)	$1,000
Note payable	6,000
Total expected purchase price	$7,000

The assets and liabilities of AILBL that are to be assumed by the company as of the acquisition date are estimated to be:
Shareholder’s equity of AILBL at acquisition date	$1,800
Adjustments for fair value
Reinsurers share of claims provisions	(2,374)
Reinsurers share of unearned premium	(82)
Intangible assets	(865)
Life policy reserves	2,521
Value of business acquired	6,000
Shareholder’s equity of AILBL at fair value	7,000
Total net purchase price paid by Advantage	$7,000

Note 3.   Pro forma adjustments
The following adjustments have been reflected in the unaudited pro forma condensed combined income statement:
Adjustments to the pro forma condensed combined balance sheet
(a)
Reflects adjustments for cash and investment movements

(b)
Reflects adjustments to account for estimated Purchase GAAP accounting

(c)
Reflects adjustment to conform to Advantage presentation showing restricted assets for surrendered and cancelled policies

(d)
Reflects adjustments for the issuance of the promissory note as part of the purchase price consideration

(e)
Reflects adjustments made to Intangible assets for a fair value estimated at $0

(f)
Reflects adjustments to conform to Advantage presentation and estimated fair value provisions

Adjustments to the pro forma condensed statements of operations for the three months ended March 31, 2018
(a)
Reflects elimination of Intercompany revenue

(b)
Reflects elimination of Intercompany expenses and non-recurring expenses incurred by Argus

(c)
Reflects adjustments made to Intangible assets and finance charge on note payable

Adjustments to the pro forma condensed statements of operations for the year ended December 31, 2017
(a)
Reflects elimination of Intercompany revenue

(b)
Reflects elimination of Intercompany expenses and non-recurring expenses incurred by Argus

(c)
Reflects adjustments made to Intangible assets and finance charge on note payable

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
The following tables set forth our selected historical consolidated financial and operating data. The selected historical consolidated financial data for the three months ended March 31, 2018 and March 31, 2017, have been derived from our unaudited historical consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2017 and 2016, and each of the two years in the period ended December 31, 2017, have been derived from our historical audited consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2015 and for the year ended December 31, 2015 has been derived from our unaudited historical consolidated financial statements not included in this prospectus and, in some cases, have been adjusted to conform to findings in our 2017 audit. The 2015 revisions have not been audited. Our historical results are not necessarily indicative of future operating results and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.
Selected historical consolidated financial and operating data are as follows (dollars in thousands, except per share data):
	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)				(unaudited)
Income Statement Data:
Revenue	$7,037	$5,706	$24,849	$24,539	$17,737
Net Investment income	1,383	2,244	8,552	9,709	9,140
Net income	922	974	3,858	5,874	6,647
Other comprehensive (loss)/income	(2)	(96)	(880)	2,125	(2,882)
Total comprehensive income	920	878	2,978	7,999	3,765
Balance Sheet Data:
Total assets	$1,685,165	$1,259,388	$1,660,150	$1,252,910	$435,056
Separate account assets	1,551,317	1,129,803	1,517,142	1,114,849	337,803
Other assets	64,819	45,197	64,771	54,338	19,019
Investments and cash	69,029	84,388	78,237	83,723	78,234
Total shareholders’ equity	96,119	93,564	95,138	92,686	85,821
Per Share Data:
Basic earnings per common share	$2.85	$3.01	$11.93	$16.48	$16.35
Diluted earnings per common share	0.09	0.10	0.37	0.60	0.71
Weighted average common shares outstanding	323,386	323,386	323,386	356,467	406,428
Diluted average common shares outstanding	10,815,014	10,102,122	10,540,877	9,867,467	9,352,747
Book value per diluted share(1)	$8.89	$8.60	$8.80	$8.52	$7.76
Change in book value per diluted share	$0.29	$0.56	$0.28	$0.75	$0.27
Percent change in book value per diluted share	3.4%	7.0%	3.3%	9.7%	4.6%
Selected Operating Ratios:
Investment income as % of Investments	2.1%	2.9%	11.4%	12.6%	12.1%
Ratio of net investment income to net income	1.50	2.30	2.22	1.65	1.38
Corporate expense as % of revenue	11.3%	9.7%	13.1%	12.3%	12.7%
Number of offices	5	4	4	4	4
Number of full-time equivalent employees	51	43	50	41	34
Number of life insurance policies in force	349	325	342	319	187

(1)
See“Reconciliation of Book Value per Share to GAAP.

Reconciliation of Book Value per Share to GAAP
Book value per share is a non-GAAP measure. In this prospectus, we reference our book value per share. Book value per share is a non-GAAP measure dividing total shareholder’s equity by total diluted shares outstanding as of the measurement date, not taking into account the proceeds from exercise of warrants. We believe book value per share is the statistic that most closely measures our financial results for shareholders because it takes into account our net income, unrealized gains and losses in investments, and changes in capitalization from share issuance and repurchases. The reconciliation of this financial measure to our GAAP financial statements is as follows (dollars in thousands, except per share data):
	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
Shareholders’ equity (A)	$96,119	$93,564	$95,138	$92,686	$85,821
Diluted shares outstanding:
Number of common shares outstanding (B)	323,386	323,386	323,386	323,386	365,199
Number of preferred shares outstanding(1)	7,560,444	7,610,444	7,560,444	7,610,444	7,701,721
Conversion ratio applied(2)	1.38770x	1.38770x	1.38770x	1.38770x	1.38770x
Number of common shares issued for preferred shares (C)	10,491,628	10,561,013	10,491,628	10,561,013	10,687,678
Total diluted shares (B) + (C)	10,815,014	10,884,399	10,815,014	10,884,399	11,052,877
Book value per diluted share	$8.89	$8.60	$8.80	$8.52	$7.76
Fully diluted shares outstanding:
Number of warrants outstanding	1,630,220	1,630,220	1,630,220	1,630,220	1,520,000
Warrant preferred shares	1,630,220	1,630,220	1,630,220	1,630,220	1,520,000
Conversion ratio applied(2)	1.38770x	1.38770x	1.38770x	1.38770x	1.38770x
Number of common shares issued for warrant preferred shares (D)	2,262,256	2,262,256	2,262,256	2,262,256	2,109,304
Weighted average warrant exercise price(3)	$10.34	$10.34	$10.34	$10.34	$10.17
Warrant proceeds (E)	16,856	16,856	16,856	16,856	15,458
Shareholders equity (A) + (E)	$112,975	$110,420	$111,994	$109,542	$101,279
Total fully diluted shares (B) + (C) + (D)	13,077,270	13,146,655	13,077,270	13,146,655	13,162,181
Book value per fully diluted share	$8.64	$8.40	$8.56	$8.33	$7.69

(1)
The preferred shares were initially issued in September 2013 with an initial conversion ratio to common shares of 1:1. The preferred conversion ratio increases 2.0% quarterly, compounding annually until the preferred shares are mandatorily converted into common shares upon the successful completion of our initial public offering, unless earlier voluntarily converted at the holder’s option. We issued additional preferred shares in August 2014, December 2015 and October 2016. The historical and future conversion ratios are as follows:

	2013	2014	2015	2016	2017	2018
January 1 – March 31		1.02000	1.10160	1.18973	1.28491	1.38770
April 1 – June 30		1.04000	1.12160	1.20973	1.30491	1.40770
July 1 – September 30		1.06000	1.14160	1.22973	1.32491	1.42770
October 1 – December 31	1.00000	1.08000	1.16160	1.24973	1.34491	1.44770
(2)
Conversion ratio applied is as of March 31, 2018 for all periods.

(3)
Upon completion of this offering, all of our outstanding preferred shares will convert into common shares using the conversion ratio applicable on the date this offering is completed. Warrants exercisable into preferred shares will become exercisable into common shares also using the conversion ratio in effect on the date this offering is completed. The warrant exercise price will be adjusted to reflect the conversion ratio in effect on the date this offering is completed. Assuming the completion of this offering had occurred on March 31, 2018, the weighted average warrant exercise price of  $10.34 would have become $7.45.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections entitled “Prospectus Summary—Summary Financial and Operating Data,” “Selected Historical Consolidated Financial and Operating Information” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements and involves numerous risks and uncertainties, including, but not limited to those described in the “Risk Factors” section of this prospectus. See “Special Note Regarding Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section. The following discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read this discussion and analysis together with our audited consolidated balance sheet and related notes included elsewhere in this prospectus.
Overview
We underwrite specialty life insurance policies and provide related insurance services to HNWIs and business owners and family groups worldwide for their risk management and financial planning needs and provide P&C insurance underwriting services to small and medium-sized businesses. We are organized into three reportable segments: Life Insurance, Business Insurance and Corporate. Through our Life Insurance segment, we underwrite PPLI and annuity contracts. Our Business Insurance segment specializes in providing customized risk finance, risk protection and risk transfer solutions for small and medium-sized businesses using captive insurance and other alternative risk transfer methods. We also underwrite property and casualty insurance and reinsurance risks in the Lloyd’s of London insurance market, for our own account and on behalf of our Business Insurance clients. Our Corporate segment provides administrative and organizational support services to our active insurance businesses and operates our holding company structure.
AVI is the successor to Advantage Insurance Holdings Ltd., or AIH. Following the close of business on September 30, 2016, AIH merged with and into its 100% owned subsidiary AVI, with AVI continuing as the surviving corporation. AVI was incorporated under the laws of the Commonwealth of Puerto Rico on May 18, 2015. It holds certain tax benefits accorded to it by a grant from Puerto Rico under Act 399 of Puerto Rico law. Its registered office and corporate headquarters is located at American International Plaza, Suite 710, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. We continue to have a significant presence in the Cayman Islands, where we have our largest office measured by equity capital invested in subsidiaries and our second-largest office measured by employees.
Our Life Insurance segment is our largest business. Although there is no single authoritative source for data on the overall PPLI industry, we believe our Life Insurance segment is the third-largest PPLI underwriter globally, behind Lombard International and Crown Global. We have grown our Life Insurance business organically through sales of new policies and by acquisition. In 2017, we grew Life Insurance underwriting revenue, which includes policy charges and fee income, net of reinsurance ceded, to $9.6 million compared to $6.7 million in 2016, or 43%. In 2017, Life Insurance separate account assets attributable to policyholders increased from $1,114.8 million at the beginning of the year to $1,517.1 million at year end. The significant increase in separate account assets in 2017 is attributable to organic growth. In 2016, Life Insurance separate account assets increased from $337.8 million to $1,114.8 million. The USCL acquisition accounted for $555.1 million of the asset growth in 2016. Total policy count increased in 2017 from 319 to 342, and from 187 to 319 in 2016. Of the 132 net new policies added in 2016, 82 were attributable to the acquisition of USCL.
We recorded a one-time bargain purchase gain of  $1.4 million from the acquisition of USCL in 2016. This bargain purchase arose due to the issuance of a non-interest bearing note payable to the former shareholder of USCL as purchase price consideration. The bargain purchase amount represents the discount to fair market value of the note payable attributable to its non-interest bearing terms. We recorded a non-cash finance charge of  $0.6 million in 2017 and $0.2 million in 2016 arising from imputed interest expense attributable to the bargain purchase discount. In January 2018, we paid $10.0 million to satisfy in full the remaining amounts payable under the terms of the note. The early retirement of the note in January 2018 resulted in a one-time gain of  $0.3 million.
On June 26, 2018, we entered into a definitive agreement with Argus Group Holdings Limited to acquire its Bermuda-based PPLI business consisting of a block of PPLI policies, which we refer to as the Argus block. As of March 31, 2018, the Argus block consisted of approximately 94 PPLI policies totaling $547.4 million in separate account assets, and 54 fixed universal life insurance and annuity contracts with approximately $12.8 million of associated general account assets. The Argus business has no employees and conducts no business other than life insurance.
We estimate that the total purchase price we will pay over time to Argus Group Holdings Limited to be approximately $7 million, consisting of a payment at closing of an estimated $1 million in cash representing the projected tangible book value of the Argus block as of the closing date, and approximately $6 million of subsequent earn-out payments. The initial cash payment is subject to adjustment to match the tangible book value as of the closing date. The earn-out payments are evidenced by a non-interest bearing promissory note that requires principal payments to be made over three years. The principal payments are subject to reduction if policies within the Argus block are cancelled or surrendered during the three-year earn-out period. We will fund the initial and future purchase price payments with cash on hand and internal financial resources. The proceeds of this offering are not needed to fund the purchase price for the Argus business. The acquisition of the Argus business is not contingent upon the completion of this offering.
Immediately following completion of the Argus business acquisition, we intend to merge the component companies of the Argus block into existing Advantage subsidiaries in Puerto Rico that issue comparable PPLI policies, with the Advantage subsidiaries surviving the mergers. Upon completion of the acquisition and subsequent mergers we will not have any business operations in Bermuda. The acquisition is subject to regulatory approvals in each of Bermuda and Puerto Rico and is expected to close on or before September 30, 2018. The share purchase agreement between us and Argus Group Holdings Limited is filed as an exhibit to the registration statement of which this prospectus is a part.
Investment income is critical to our earnings. Our goal is to earn stand-alone underwriting profits within our Life Insurance and Business Insurance segments, before investment income, such that pre-tax income exceeds net investment income on a consolidated basis. In 2017, net investment income was $8.6 million, compared to net income of  $3.9 million. The gap of  $4.7 million is mostly attributable to overhead expenses from our Corporate segment and an other than temporary impairment, or OTTI, charge for one CLO investment recorded in September 2017. In 2016, our investment portfolio generated $9.7 million of investment income, which exceeded our net income of  $5.9 million by $3.8 million. Most of this gap consisted of  $3.0 million in Corporate expense incurred in 2016. In the three-month period ending March 31, 2018, net investment income was $1.4 million, compared to net income of  $0.9 million, or a gap of  $0.5 million. The comparable period amount in 2017 was $1.3 million. Corporate expense for each three-month period was $0.8 million and $0.6 million in 2018 and 2017, respectively.
We generate investment income primarily from our portfolio of CLO investments, which we classify as held-to-maturity assets on our balance sheet. We elect to hold our CLOs to maturity because the self-liquidating nature of CLO securities returns principal to us on a quarterly basis, if the CLO investment is performing as expected. Because we receive principal on a regular basis over the life of the CLO investment, we are not forced to sell a CLO investment in the market in order to realize a cash return. Furthermore, CLO securities have experienced significant market price volatility in the past, and market liquidity for CLOs has been unreliable at times. Because of our long-dated insurance liabilities, we are able to hold CLOs to maturity and to utilize the expected quarterly cash flows from the portfolio for our operating needs. In 2017, our CLO portfolio returned approximately $8.4 million of net investment income and $5.9 million of principal. In 2016, the CLO portfolio generated $7.7 million of net investment income and returned $5.9 million of principal to us. For the first three months of 2018, the CLO portfolio earned $1.3 million of net investment income and returned $16.0 million of principal, including a one-time distribution from one CLO that completed a refinancing transaction. We used $10.0 million of this amount to repay the USCL acquisition debt and reinvested $5.2 million in a new CLO.

CLO cash flows can be volatile, resulting in periods of rapid amortization and periods of slow amortization compared to expected amounts. We update the projected future cash flows of each CLO investment in our portfolio as events and information become known. These updates can result in a change to the effective interest rate we apply to cash flows from a CLO, which has the effect of increasing or decreasing the amortization rate of the principal balance, and the amount of cash flow that we record as investment income. If the projected total amount of future cash flows for a particular CLO investment is lower than its amortized cost, we will record an OTTI charge through income, writing down the cost of the investment to reflect the lower expected return. One factor that we use to determine whether or not an OTTI charge should be applied to a CLO investment is the relationship between the reported fair market value of the investment compared to its amortized cost.
The table below sets out the amortized cost and fair market value of our held-to-maturity CLO portfolio:
Held-to-Maturity Investments as of March 31, 2018
Investment	CUSIP	ISIN	Bloomberg	Amortized Cost	Fair Market Value	FMV as % of Amortized Cost
Jamestown II	47047NAC9	US47047NAD75	JTWN 2013-2A SUB	$2,543,578	$2,058,031	81%
Ares XXVIII	00214DAE3	USG33025AC42	ARES 2013-3A SUB	4,245,001	4,095,583	96%
Tryon Park	89852UAC9	USG91086AB70	TPCLO 2013-1A SUB	3,543,873	3,467,596	98%
Seneca Park	817174AE5	USG8027VAC03	SPARK 2014-1A SUB	2,027,064	1,490,063	74%
Stewart Park	860443AC4	USG77759AB75	STWRT 2015-1A SUB	8,782,091	9,692,161	110%
Webster Park	948210AC3	USG95136AB63	WPARK 2015-1A SUB	2,732,735	2,985,308	109%
Westcott Park	95753VAB6	USG95521AB90	WSTCT 2016-1A SUB	27,753,603	25,131,799	91%
Grippen Park	39862DAB2	USG4133EAB05	GRIPP 2017-1A SUB	3,548,309	3,493,511	98%
Greenwood Park	39729TAB0	US39729TAB08	GRNPK 2018-1X SUB	5,158,188	5,386,880	104%
				$60,334,442	$57,800,932

Our operating segments, Life Insurance and Business Insurance, generate sufficient cash flow to support their operations with internally-generated cash. Our Corporate segment has no revenue, and receives intra-company transfer payments from our operating segments to fund its operating costs. Most of the amounts paid to our Corporate segment from our Life Insurance and Business Insurance segments are for services rendered. Some of our Corporate expense is funded by dividends and/or return of capital payments from our subsidiaries to the holding company. Our goal is to minimize Corporate expenditures, where possible, and to charge our operating subsidiaries fair market value for services provided to them by Corporate. In 2017, we recorded a one-time charge of  $0.2 million in our Corporate segment related to business continuity as a result of hurricane Maria which occurred in September 2017. In the first half of 2016, we recorded a one-time charge of  $0.7 million in our Corporate segment related to the re-domicile of our holding company from the Cayman Islands to Puerto Rico.
We have made three acquisitions of insurance businesses since our recapitalization in 2013. Each of these acquisitions was funded with a combination of cash and seller notes, and in the case of USCL, additional common share units (comprised of common stock and warrants) and preferred stock. The total consideration we paid for USCL was valued at $15.0 million at the time of acquisition in October 2016. The terms of the USCL transaction called for additional payments to the selling shareholder of USCL for new insurance contracts issued after closing but prior to December 31, 2016. This performance-based price adjustment resulted in total consideration for USCL paid over time of  $19.2 million, with the final payment made in January 2018.
Because our CLO portfolio returns cash to us on a quarterly basis, we have relied upon CLO distributions for liquidity needs. At times when our insurance businesses require additional cash investment, such as with the acquisition of USCL, we have diverted CLO cash flows away from reinvestment into additional CLO investments towards our operating needs. In 2017 and 2016, we received $13.4 million and $13.0 million of total cash distributions from our held-to-maturity CLO investments. For the first three months of 2018, we received $17.8 million. We intend to deploy most of the proceeds from this offering into our Life Insurance and Business Insurance segments for further deployment into loans and CLO investments as well as to fund the operating needs of our insurance businesses, including potential future acquisitions.

Industry Trends and Competition
We participate in a growing market for wealth protection, preservation and tax optimization products and services sold or provided to HNWIs and family groups. The market for these products and services is global, with HNWI clients located worldwide that seek out locations and methods of wealth storage and investment other than in their location of historic residence or wealth creation. Our business is affected by fluctuations in valuations of currencies, commodities and securities; taxes and regulations; and geopolitical events such as wars and revolutions. In general, we benefit from the trend towards relocation of wealth and personal residency from countries such as Brazil, China, India, Indonesia, Korea and Russia to the United States and secondarily the Cayman Islands. The competition for global HNWI clients is robust, with numerous global banks, boutique investment managers, trust and insurance companies all seeking to sell products and provide services to this market. While we expect that our ability to continue to add new clients will continue if the United States continues to be a preferred destination for mobile capital, we are exposed to changes in HNWI sentiment towards the United States and Cayman Islands, as well as general market and economic conditions.
Because we do not sell meaningful amounts of life insurance products with fixed-rate guarantees or other embedded options or minimum payments, we are not exposed in a material way to interest rates. Furthermore, our general account investment portfolio is comprised of mostly floating-rate investments, or investments such as CLOs that hold floating-rate loans. We do not estimate the sensitivity of our earnings to shifts in interest rates, or apply other interest rate scenarios in the same way as other insurance companies are required to do by regulation. If HNWI clients choose to purchase life insurance policies with embedded rate guarantees or other investment return guarantees, instead of variable return private placement policies, our growth will be limited or we may be forced to issue policies with embedded guarantees in order to compete. While we do not believe that HNWI consumers will leave the variable PPLI market for guaranteed insurance products, rising interest rates will make fixed returns more attractive to our clients than in the recent, prolonged low interest rate environment.
We operate in highly regulated markets and business locations. In 2015 and 2016, the IRS identified certain types of captive insurance companies as potentially constituting abusive tax shelters. To take action against the potentially abusive captive insurance arrangements, in December 2016 the IRS issued Notice 2016-66 that placed a significant compliance requirement on our Business Insurance segment. In 2015, the Department of the Treasury proposed new regulations that would expand the definition of what constitutes a passive foreign investment company, or PFIC, among non-U.S. insurance companies. The Tax Cuts and Jobs Act passed into law in December 2017 contained additional criteria for insurance companies to qualify for the so-called “Insurance Exemption” to the PFIC laws. If our company were to be deemed a PFIC under new IRS regulations, we would be likely to make significant changes to our business and capital structure in order to avoid subjecting our U.S. shareholders to taxes imposed on them for holding our shares. Globally, the implementation of FATCA in 2014 and 2015, and the OECD’s success in implementing the Common Reporting Standard, or CRS in 2016 and 2017, have substantially increased the compliance burden on our Cayman Islands operations. In general, we have experienced higher than expected compliance costs year to date through March 31, 2018 and in 2017, 2016 and 2015. We expect compliance requirements to increase in future years, and we expect to invest in information technology systems and to employ additional personnel to adhere to increased compliance obligations. Because compliance activities are integral to our business, we do not have a reliable estimate or means of calculating the amount of our operating expenses that are solely attributable to compliance requirements.
Critical Accounting Policies and Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to derivative liabilities, stock-based compensation and accrued expenses on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. You should consider your evaluation of our financial condition and results of operations with these policies, judgments and estimates in mind.
While our significant accounting policies are described in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.
Investments
The company’s principal investments are collateralized loan obligations, or CLOs, CLO loan accumulation facilities, debt and equity securities and investment funds. The amounts of our principal investments relative to each other vary from period to period. The accounting policies related to each are as follows:
The company classifies its CLO Equity investments currently held in the general accounts of its insurance subsidiaries as held-to-maturity as management has the intent and the company has the ability to hold each investment until the final maturity or payment date. These investments are recorded at amortized cost in the consolidated balance sheets.
Cash flows received from the CLOs are allocated to net investment income and/or principal repayment based on the effective interest rate established for the specific CLO investment. To determine the effective interest rate for a CLO investment, management obtains projections of the timing and amount of future expected cash flows from the CLO investment, taking into account assumptions including future loan default and recovery rates, loan prepayment rates, interest rates on new loans purchased, and changes in short term benchmark interest rates. Management further validates these assumptions used in projecting future cash flows by comparing them to those used by other market participants, research analysts and ratings agencies in analyzing substantially similar or identical investments. These assumptions used to project future cash flows from the company’s CLOs significantly impact interest income recognition in the consolidated statements of total comprehensive income. Management periodically reviews the effective interest rate applied to each CLO investment and, based on information and events that give reasons to change assumptions used in the original cash flow projection, management will obtain a new cash flow estimate and derive a new effective interest rate for the CLO investment.
The company classifies its investments in CLO loan accumulation facilities, equity securities and some fixed maturity securities as available-for-sale. These are recorded in the consolidated balance sheets at their fair value, with any unrealized gains or losses, calculated by reference to cost or amortized cost as appropriate, included as a component of accumulated other comprehensive income in the consolidated balance sheets.
CLO loan accumulation facilities are typically single-purpose, exempt companies limited by shares that invest in loans to be held for future securitization. The loan accumulation facility utilizes a non-recourse credit facility provided by a third-party lender with the company’s liability limited to the funds contributed. The fair value of the loan accumulation facility is equal to its net asset value. Net asset value is based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility are obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
The company classifies its investments in debt and equity securities held by Lloyd’s syndicates and investments in investment funds as available-for-sale. The fair value of investment funds and mutual funds are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values.
Realized gains and losses on disposal are calculated on the average cost method and are included in the consolidated statements of total comprehensive income.
Sensitivity to Changes in Estimates
The company’s reported investment income is sensitive to the assumptions used in projecting the future cash flows of its CLO investments. Changes in assumptions increase or decrease the effective interest rate applied to actual cash flows received. Key assumptions used in the projection of future cash flows of a CLO investment and the effective interest rate derived from the projections include:
•
default rates of Collateral;

•
timing and amount of recovery of cash from defaulted Collateral;

•
future benchmark interest rates, including 1-month and 3-month LIBOR;

•
prepayment rates of performing loans;

•
interest spread margins for reinvestment of principal payments; and

•
amounts of cash held by the CLO and rates of return on cash.

In the three months ended March 31, 2018, the company adjusted its projections of future cash flows for two of its held-to-maturity CLO investments. The aggregate annualized impact of the adjustments was a reduction of approximately $1.8 million of investment income per year compared to the previous cash flow forecasts. The reduction is primarily attributable to the one-time principal repayment from one of the two CLOs received in January 2018 and the subsequent use of  $10.0 million of this amount to pay down acquisition debt. Taking into account reinvestment of  $5.2 million of principal amortization proceeds into a new CLO, the annualized reduction in net investment income from the company’s reduced investment in CLOs is approximately $1.2 million. In 2017, the company reduced its future cash flow projections for four of its eight CLO investments, due primarily to the reduction in interest spread margins for reinvestment of principal payments on loan Collateral held within the CLOs. CLO market participants generally refer to the impact of reduced reinvestment spreads compared to expectations as weighted average spread compression. The aggregate annualized impact of the estimate changes made in 2017 was to reduce the annualized run rate of net investment income by approximately $0.7 million. Prior to 2017, the company’s periodic assessment of projected future cash flows of its held-to-maturity CLO investments did not result in any changes to effective interest rates or overall expectations of the economic return to the company from the specific CLO investments. If spread compression in CLO securities continues, the company will likely further reduce its projections of future cash flows for its CLO investments, with corresponding decreases in future expected net investment income.
Other-than-temporary impairments
The company reviews its available-for-sale and held-to-maturity investment securities with unrealized losses regularly and at each quarter end to identify other-than-temporary impairments in value, or OTTI.
For CLOs, the company performs a comprehensive review for OTTI when the market price of a CLO as reported by the company’s appointed third-party valuation service is less than 90% of the CLO’s amortized cost for two consecutive quarterly reporting dates. For CLOs in unrealized loss positions that meet this criteria, the company evaluates whether the decline in value is other-than-temporary based on: (1) the extent and the duration of the decline in fair market value; (2) the reasons for the decline, including but not limited to changes in credit quality, changes in credit market conditions including credit spread widening, and/or changes in benchmark index levels or interest rates; and (3) the financial condition of and near term prospects of the issuer. If management concludes from its analysis that the future cash flows of a debt security are unlikely to recover its amortized cost, it will recognize an OTTI for the security.
When management determines that an OTTI of a CLO has occurred, the OTTI recognized in earnings is equal to the entire difference between the CLO’s amortized cost basis and its fair value at the impairment measurement date. For OTTI of a CLO that meets the criteria, the company allocates the OTTI amount between the portion representing the credit loss and the amount related to all other factors. The amount representing the credit loss is the difference between the amortized cost and the net present value of the company’s best estimate of future cash flows, discounted at the original effective interest rate of the security. This credit loss amount is recognized in earnings. The OTTI related to all other factors is accounted for as other comprehensive income (loss) for the period during which the OTTI is recognized. There were no other-than-temporary impairments in the first three months of 2018. In the year ended December 31, 2017, an other-than-temporary impairment of  $1.7 million occurred. The portion of the OTTI representing the credit loss was determined to be $0.9 million was recognized in earnings. The remaining portion of $0.8 million was related to all other factors and was included in other comprehensive income for the year ended December 31, 2017.
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.
Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
The company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to valuation techniques that use at least one significant input that is unobservable (Level 3).
The levels of fair value hierarchy are as follows.
Level 1: Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets to which the company has access.
Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market.
Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market.
These unobservable assumptions reflect the company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transfer ability with the amount of such discount estimated by the company in the absence of market information. Assumptions used by the company due to the lack of observable input may significantly impact the resulting fair value and therefore the company’s results of operations.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement of the asset or liability.
The company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the company considers factors specific to the asset or liability.
In order to determine if a market is active or inactive for a security, the company considers a number of factors, including, but not limited to, the spread between what a seller is asking for a security and what a buyer is bidding for the same security, the volume and frequency of trading activity for the security in question, the price of the security compared to its par value (for fixed maturity investments), and other factors that may be indicative of market activity.
Variable interest entities
The company accounts for variable interest entities, or VIEs, in accordance with FASB ASC 810 Topic Consolidation, which requires the consolidation of all VIEs by the primary beneficiary, that being the investor that has the power to direct the activities of the VIE and will absorb a majority of the VIE’s expected losses or residual returns.

The company determines whether it is the primary beneficiary of a VIE by performing an analysis that principally considers: (i) the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders; (ii) the VIE’s capital structure; (iii) the terms between the VIE and its variable interest holders and other parties involved with the VIE; (iv) which variable interest holders have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; (v) which variable interest holders have the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE; and (vi) related party relationships.
The company has determined that it is not the primary beneficiary of certain VIEs for which it holds or has held an equity ownership interest, including a CLO loan accumulation facility and an interest in a limited liability company as it does not have both (i) the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and (ii) the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant.
The company reassesses its initial determination of whether the company is the primary beneficiary of a VIE upon changes in facts and circumstances that could potentially alter the company’s assessment.
Deferred policy acquisition costs
Costs that are directly related to the successful acquisition of new and renewal insurance and annuity business are deferred to the extent such costs are deemed recoverable from future premiums or gross profits. Such deferred policy acquisition costs include commissions and consulting fees, costs of policy issuance and underwriting, and certain other expenses that are directly related to successfully negotiated contracts. Deferred policy acquisition costs are subject to periodic recoverability testing. The company engages an independent actuary to assist with the calculation of the amortization of the deferred policy acquisition costs. In 2017, actuarial calculation of the recoverability of the company’s deferred acquisition costs resulted in an increase or “unlocking” of DAC in the amount of  $0.4 million.
Value of business acquired
As a result of its acquisition of USCL in 2016 and the application of purchase accounting, the company records the value of the business acquired, or VOBA, on its consolidated balance sheets. VOBA represents an adjustment to the stated value of in-force insurance contract liabilities to present them at fair value, determined as of the acquisition date. VOBA balances are subject to recoverability testing, in the manner in which they were acquired. VOBA is amortized in proportion to gross profits arising principally from investment margins, mortality and expense margins, and surrender charges, based on historical and anticipated future experience, which is updated periodically. The effect of changes in total gross profits on unamortized VOBA is reflected in the period such total gross profits are revised. In 2017, actuarial testing of our VOBA balance resulted in a net increase of  $0.4 million for the year. The VOBA balance as of December 31, 2016 of  $14.3 million decreased from its initial establishment value of  $14.5 million as of October 1, 2016.
Reinsurance recoverable
Reinsurance recoverable is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts, using the same assumptions. The gross cost of reinsurance is the present value of the reinsurance cash flows. The expected cash flows are projected using the same assumptions to calculate the estimated gross profits for deferred acquisition costs and unearned revenue. The amortization method used is a prospective method whereby the amount amortized in a given year is based on the expected gross profits for that year. All differences between actual and expected reinsurance cash flows are recognized in the consolidated statements of total comprehensive income. In 2017, the company’s projection of expected gross profits resulted in an increase in the amount of reinsurance recoverable in the amount of $0.3 million. In 2016, reinsurance recoverable increased by $0.7 million.
Reserves for future policy benefits
The reserves for future policy benefits are based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of reserves for future policy benefits are mortality, morbidity, policy lapse, renewal, investment returns and expenses. The company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The company issues variable life insurance and annuity policies. The reserve established for future policy benefits is equal to the sum of  (i) the balance that accrues to the benefit of policyholders at the date of the financial statements; (ii) amounts that have been assessed to compensate for services to be performed over future periods; (iii) amounts previously assessed against policyholders that are refundable on termination and (iv) any probable loss (premium deficiency).
Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient for expected future policy benefits and expenses. Premium deficiency reserves do not include a provision for the risk of future adverse deviation from expected policy benefits and expenses. The company did not have a premium deficiency reserve at December 31, 2017 or December 31, 2016.
The company records its estimated reserves for future policy benefits gross of any amounts recoverable under the reinsurance agreement described in Note 13 to our audited financial statements included in this prospectus, which amounts are recorded separately in the consolidated balance sheets.
In the event that any of the company’s reinsurers are unable to meet obligations under their reinsurance agreement, the company would be liable to pay all related claims. The company would only receive reimbursement to the extent that the reinsurers can meet their obligations. The company did not have any allowance for uncollectibility of reinsurance at December 31, 2017 or December 31, 2016.
Insurance revenue and expense recognition
The amounts collected from policyholders for universal life insurance contracts are considered deposits and are not included in revenue.
Policy charges and fee income for universal life insurance contracts consist of cost of insurance charges, policy administration fees, asset administration fees and surrender charges that have been earned and assessed against the policyholder account balances during the period. The timing of revenue recognition as it relates to fees assessed is determined based on the nature of such fees. Cost of insurance charges and administration fees are assessed on a periodic basis and recognized when due.
Surrender charges are recognized upon surrender or partial surrender of a policy in accordance with its contractual terms. Policy administration fees are determined on either a fixed or variable rate based on the separate account asset value at the end of the relevant financial period, either quarterly or annually.
Amounts charged for origination of a life insurance contract are recognized as unearned revenues and amortized over the expected life of the contract in proportion to gross profits. Interest income on policy loans is recognized in policy charges and fee income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies. The company does not establish any reserves for non-collectability of policy loans.
Establishment fees charged for the origination of immediate variable annuity contracts are deferred and recognized over the life of the contract based on the life expectancy of the annuitant at the time of the contract inception.
Claim and claim adjustment expenses are recognized when incurred.
Net premiums earned
Net premiums earned are the amount of revenue recognized in the period from the company’s non-life insurance underwriting activity. Premiums are recognized as income, net of any applicable reinsurance or retrocessional coverage purchased, over the life of the related contracts and policies. Premiums written are based on contract and policy terms, including estimates based on information received from insured parties, brokers, agents and where applicable, reinsurers. Subsequent differences between estimated and actual premium earned are recorded in the period in which the difference is determined.

Unearned premiums represent the portion of premiums written that relate to the unexpired insurance coverage period of contracts and policies in force. Unearned premium amounts are calculated on a pro rata basis, taking into account the remaining time period of contracts and policies in force.
Reinsurance ceded
In the normal course of business, the company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to third party insurers, reinsurers or other risk transfer counterparties under facultative reinsurance agreements or equivalent risk transfer contracts. Reinsurance ceded is recorded and expensed in the period in which the purchased reinsurance coverage is in effect.
Net loss and loss adjustment expenses
The reserve for loss and loss adjustment expenses includes estimates for unpaid claims and claims expenses on reported losses as well as an estimate of losses incurred but not reported. The reserve is based on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies as well as management estimates of ultimate losses. Loss and loss adjustment expenses represent estimates of the ultimate settlement and administration costs for unpaid loss and loss adjustment expenses arising from insurance contracts sold by the Lloyd’s syndicates in which the company participates. The company considers various information sources to establish, corroborate and adjust loss and loss adjustment expenses, including the United Kingdom member agent’s market reports, audited financial statements of the underlying syndicates and general industry reports.
Net investment income
Net investment income is comprised of interest and dividend income, realized gains and losses on sales of investments, impairment losses and changes in valuation allowances net of investment management fees. Interest income is recognized as it accrues and is calculated using the effective interest rate method.
Fees and commissions that are an integral part of the effective yield of a financial asset or liability are recognized as an adjustment to the effective interest rate of the instrument.
Dividend income is recognized when the right to receive payment is established. This is the ex-dividend date for listed stocks and the notification date for private equity instruments.
The effective interest rate applied to variable distributions from CLOs is determined at the time of initial investment in the CLO. It is based on the total projected cash flow to be received from the CLO over the life of the investment. The company adjusts the effective interest rate applied when events or information about the CLO investment result in a material change to the timing and/or amount of the expected remaining cash flow.
Consolidated Results of Operations—Three months ended March 31, 2018 and 2017
Overview
For the three months ended March 31, 2018, we reported net income of  $0.9 million, compared to net income of  $1.0 million in the comparable 2017 period. Net income in both periods included the results of our USCL subsidiary acquired in October 2016. Included in the 2018 results was a one-time gain of approximately $0.3 million from the early repayment of debt associated with our USCL acquisition. There were no unusual or one-time events in the comparable 2017 period.
Revenue
Total revenue for the three months ended March 31, 2018 increased by $1.3 million to $7.0 million, compared to $5.7 million in the prior year period. The increase was primarily attributable to higher underwriting revenues in Life Insurance and increased net premiums and fee income earned in Business Insurance. Underwriting revenue gains were offset by lower investment income versus the prior period. Net investment income declined by $0.9 million, from $2.2 million in the first three months of 2017 to $1.4 million in the first three months of 2018. Lower net investment income resulted from a net reduction in CLO investments of approximately $10.9 million in the period. In addition, we held higher average amounts of cash due to timing of reinvestment of  $5.2 million in March 2018 with cash flows received in January 2018. Our annualized effective portfolio yield, defined as net investment income divided by average invested assets, for the three months ended March 31, 2018 was 7.8%, compared to 11.7% for the comparable 2017 period. The decline in the portfolio yield primarily reflects lower net investment income for the three months ended March 31, 2018.
Expenses
Total expenses increased by $1.4 million to $6.1 million for the three months ended March 31, 2018 compared to $4.7 million in the comparable 2017 period. The increase was driven by an increase in net loss and loss adjustment expenses pertaining to the company’s participation in Lloyd’s syndicates, increased amortization of deferred acquisition costs related primarily to new Life Insurance business written in prior periods, and higher underwriting, general and administrative expenses. Corporate expense for the three months ended March 31, 2018 was $0.8 million compared to $0.6 million in the comparable 2017 period.
Net loss and loss adjustment expenses were $1.1 million for the three months ended March 31, 2018, compared with $0.9 million in the comparable prior year period. The increase was due to unfavorable reserve development in prior periods as actual results were worse than originally expected. Unfavorable reserve development for the three months ended March 31, 2018, primarily related to reserves established for losses arising from hurricanes Harvey, Irma and Maria. Net loss and loss adjustment expenses also included $0.1 million of unfavorable reserve development for reinsurance-to-close for the 2015 Year of Account. Reinsurance-to-close is the process whereby any remaining liability for a Year of Account is settled by purchasing reinsurance.
Net Income
Net income for the three months ended March 31, 2018 was $0.9 million, compared to $1.0 million for the comparable 2017 period. Annualized return on average equity was to 4.2% for the three months ended March 31, 2018 and 2017.
Book Value Per Share
Book value per diluted common share increased to $8.89 at March 31, 2018 from $8.80 at December 31, 2017 and $8.60 at March 31, 2017. The increase in book value was primarily due to growth in shareholders’ equity attributable to retained earnings. See “Selected Historical Consolidated Financial and Operating Information.”
Consolidated Results of Operations—Years ended December 31, 2017 and 2016
Overview
For the year ended December 31, 2017, we reported net income of  $3.9 million, compared to net income of  $5.9 million in 2016. The 2016 results included the results of our USCL subsidiary for the fourth quarter only, as we completed the acquisition of USCL on October 1, 2016.
We experienced two significant unusual or non-recurring revenue or expense items in 2017 and three such items in 2016:
•
In the fourth quarter of 2017, we incurred $0.2 million of business continuity expenses arising from the impact of Hurricanes Irma and Maria on our San Juan, Puerto Rico headquarters operations.

•
In the third quarter of 2017, we recorded an other-than-temporary impairment of  $1.7 million for one CLO investment. $0.9 million of the impairment represented the credit loss component and was reflected in 2017 earnings while $0.8 million was related to all other factors and was accounted for in other comprehensive loss.

•
In the fourth quarter of 2016, we recorded a one-time bargain purchase gain of  $1.4 million from our acquisition of USCL.

•
In the second quarter of 2016, we recorded a one-time restructuring charge of  $0.7 million related to the relocation of our corporate headquarters from the Cayman Islands to Puerto Rico.

•
In the first quarter of 2016, we recorded a one-time gain of  $2.4 million from the sale of loans in our CLO loan accumulation facility in connection with their securitization and creation of a new CLO.

Revenue
Total revenue for the year ended December 31, 2017 increased by $0.3 million to $24.8 million compared to $24.5 million in 2016. Revenue growth was primarily attributable to higher underwriting revenue in Life Insurance and increased net premiums and fee income earned in Business Insurance. Underwriting revenue gains were partially offset by lower net investment income and an OTTI charge for one of our CLO investments. Life Insurance policy charges and fee income increased $3.4 million in 2017, or 40%, and premiums earned from our P&C underwriting increased by $1.0 million, or 29%. Net investment income decreased by $1.2 million to $8.6 million in 2017 from $9.7 million in 2016. In 2017, we recorded OTTI of  $1.7 million of which $0.9 million represented the credit loss component. Net investment income in 2016 included realized investment gains of  $2.2 million compared to less than $0.1 million of realized gains in 2017. The realized investment gains in 2016 were primarily from securitizations of loans held in our CLO loan accumulation facility, which created one new CLO in 2016. The realized gains from CLO securitizations reflect the undistributed interest earned by loans held for securitization, which we do not record as interest income, but instead record as a one-time gain at the end of the accumulation period.
Expenses
Total expenses for the year ended December 31, 2017 increased by $1.7 million to $20.2 million from $18.5 million in 2016. The increase was primarily a result of higher net loss and loss adjustment expenses, higher loss and loss expenses paid and increased underwriting, general and administrative expenses. Increased net loss and loss expenses in 2017 were attributable to higher volumes of premium earned from P&C underwriting activity, and from catastrophe losses incurred in the second half of the year from hurricanes, wildfires, earthquakes and mudslides.
Net loss and loss adjustment expenses for the year ended December 31, 2017 increased by $0.7 million to $2.7 million, compared to $2.0 million in 2016. This increase was primarily attributable to increased underwriting activity, evidenced by the increase in the volume of net premiums earned for the year. Within the loss expenses, we recorded slightly higher provisions for loss and loss adjustment expenses in our P&C underwriting, attributable to multiple catastrophic insured loss events.
Underwriting, general and administrative expenses for the year ended December 31, 2017 increased by $1.3 million to $16.4 million, from $15.1 million in 2016. The increase was attributable to additional costs to support higher levels of new and in-force business, including information technology and personnel costs. In addition, in 2017 we incurred costs related to preparation for an initial public offering (IPO), including accounting and audit costs, professional fees and executive compensation costs. Some of the IPO costs were deferred and are carried as a deferred offering cost asset on the company’s consolidated balance sheet. Finally, we incurred approximately $0.2 million of business continuity costs in 2017 from the effect of Hurricanes Maria and Irma on our San Juan, Puerto Rico headquarters operations.
Total expenses were reduced by increases in the value of our DAC and VOBA assets recorded at year-end 2017. Increases in the actuarially-determined value of DAC and VOBA, referred to as “unlocking”, reduced total expenses in 2017 by $0.8 million. DAC and VOBA unlocking was driven by favorable mortality and persistency experience in our in-force book of life insurance contracts, offset partially by an increase in the actuarial discount rate assumption applied. Expenses included a non-cash finance charge for USCL acquisition debt of  $0.6 million for the full year 2017, an increase from $0.2 million incurred in 2016. The 2016 expense was incurred from the October 1, 2016 acquisition date through December 31, 2016.

Taxes
Current income tax expense for the year ended December 31, 2017 increased by $0.2 million to $0.2 million, compared to a tax benefit of  $0.04 million in the prior year. The increase is mostly due to the company earning profits in its taxable Life Insurance subsidiary, ALPR. Deferred income tax expense increased by $0.3 million in 2017 to $0.5 million compared to deferred income tax expense of  $0.2 million in 2016. Included in deferred income tax expense for 2017 is a valuation allowance charge of  $0.7 million for deferred tax assets. The write-down of deferred tax assets in 2017 is attributable to ongoing operating losses in the company’s taxable subsidiaries including its U.S. captive insurance management business and AIBC. We did not experience any significant change in our business mix between our taxable and untaxed subsidiaries in 2017 that would cause us to expect a material increase in our effective corporate income tax rate compared to prior years.
Net Income
Net income for 2017 was $3.9 million compared to $5.9 million in 2016. Return on average equity in 2017 was 4.1% compared to 6.6% in 2016. The largest single item impacting 2017 net income compared to 2016’s result was the OTTI charge of  $1.7 million, of which $0.9 million was recorded in net income and $0.8 million was recorded in other comprehensive income.
Book Value Per Share
Book value per diluted common share increased from $8.52 at December 31, 2016 to $8.80 at December 31, 2017, or 3%. The increase was attributable to increased shareholders’ equity from retained earnings, and our repurchase of 50,000 shares of Preferred stock. See “Selected Historical Consolidated Financial and Operating Information.”
Results of Operations by Segment
The following summarizes our income (loss) before income tax and net income (loss) by segment for the periods indicated. Segment information for 2015 is audited, but the financial statements are not included in this prospectus (dollars in thousands):
	For the Three Months Ended March 31,		For the Years ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)				(unaudited)
Income/(loss) before income tax, by segment
Life Insurance	$1,771	$1,653	$8,524	$10,008	$9,084
Business Insurance	(35)	(103)	(641)	(963)	(595)
Corporate	(789)	(554)	(3,267)	(3,025)	(2,249)
Consolidated income/(loss) before income tax	$947	$996	$4,616	$6,020	$6,240
Net income/(loss)
Life Insurance	$1,746	$1,646	$8,154	$9,929	$9,134
Business Insurance	(35)	(118)	(1,029)	(1,030)	(239)
Corporate	(789)	(554)	(3,267)	(3,025)	(2,249)
Consolidated net income	$922	$974	$3,858	$5,874	$6,647

Life Insurance
For the three months ended March 31, 2018, our Life Insurance segment generated net income of $1.7 million compared to net income of  $1.6 million in the prior year period. The increase in net income was attributable to growth in policy charges and fee income net of reinsurance and lower expenses, partially offset by lower net investment income. At March 31, 2018, we had 349 life insurance policies in force compared to 325 policies at the end of the prior year period, an increase of 7%. New business written in the first three months of 2018 was similar to the business mix in the comparable 2017 period, consisting primarily of non-U.S. persons purchasing life insurance and annuity-type contracts for wealth planning purposes. We did not experience any unusual mortality rates or cancellation rates during either period.
For the year ended December 31, 2017, our Life Insurance segment generated net income of $8.2 million compared to net income of  $9.9 million for the year ended 2016. The decline in net income was primarily driven by a $1.7 million other-than-temporary impairment attributed to one of our CLO investments. $0.9 million of the impairment was driven by credit factors and was recognized in net income. The remaining impairment amount of  $0.8 million was recorded as a change in fair value and recorded in other comprehensive income. Policy charges and fee income net of reinsurance for the year ended 2017 increased 43% versus 2016, driven by organic growth in new business and our acquisition of USCL. New business written in 2017 consisted primarily of non-U.S. persons purchasing PPLI and annuities for wealth planning purposes and was supplemented by the sale of critical illness policies. We did not experience any unusual mortality rates or cancellation rates during either year. Growth in policy charges and fee income net of reinsurance was offset by lower net investment income and higher underwriting, general and administrative expenses. 2017 results included a favorable DAC and VOBA unlocking related to our acquisition of USCL.
Business Insurance
For the three months ended March 31, 2018, compared to the three months ended March 31, 2017, our Business Insurance segment reported a net loss of  $0.04 million compared to a net loss of  $0.1 million in the prior year period. This increase was driven by higher premiums earned and higher fees and other income which more than offset higher net loss and loss adjustment expenses from our participation in Lloyd’s syndicates and higher underwriting, general and administrative expenses. Net loss and loss adjustment expenses were $1.1 million compared to $0.9 million in the prior period due to unfavorable reserve development as actual results were marginally worse than originally expected. Unfavorable reserve development for the three months ended March 31, 2018 primarily related to reserves established for losses arising from hurricanes Harvey, Irma and Maria as well as the reinsurance to close for the 2015 Year of Account.
For the year ended December 31, 2017, the Business Insurance segment reported a loss of  $1.0 million compared to a similar loss of  $1.0 million for the year ended 2016. Increased revenues in 2017 compared to 2016 were fully offset by higher net loss and loss adjustment expenses as well as increased underwriting, general and administrative expenses.
Corporate
For the three months ended March 31, 2018, our Corporate segment incurred general and administrative expenses of  $0.8 million compared to expenses of  $0.6 million in the comparable prior year period. For the year ended December 31, 2017, our Corporate segment incurred general and administrative expenses of  $3.3 million compared to expenses of  $3.0 million in 2016. The increase in both periods was primarily attributable to additional costs incurred in preparation for an initial public offering, which include increased costs for information technology, accounting and auditing, professional fees and human resources. The impact of Hurricanes Maria and Irma on our Puerto Rico headquarters and resulting implementation of our Business Continuity Plan in 2017 added approximately $0.2 million of unanticipated expense. In addition, we incurred a one-time restructuring charge of  $0.7 million related to the relocation of our corporate headquarters from the Cayman Islands to Puerto Rico for the 2016 period.
Separate account assets and liabilities
We had separate account assets and liabilities of  $1,551.3 million at March 31, 2018, an increase of $34.2 million from $1,517.1 million at December 31, 2017 and an increase of  $421.5 million from $1,129.8 at March 31, 2017. The growth in separate account assets was driven by new business growth in PPLI. Separate account assets and liabilities were $1,114.8 million at December 31, 2016. The USCL acquisition contributed $555.1 million of separate account assets at the time of acquisition on October 1, 2016.
Reserves for insurance liabilities
We had reserves for insurance liabilities of  $10.0 million, $9.0 million and $3.5 million at March 31, 2018, December 31, 2017 and December 31, 2016, respectively. The significant change in the reserves for insurance liabilities is attributable to the reserves for loss and loss adjustment expenses for the company’s participation in Lloyd’s syndicates for the underwriting Years of Account 2015, 2016 and 2017. Commencing in 2015 and continuing annually thereafter, the company has added one additional underwriting Year of Account. Approximately 64%, 87%, and 76% of reserves for insurance liabilities as of March 31, 2018, December 31, 2017 and December 31, 2016 are attributed to the company’s participation in Lloyd’s syndicates. In addition to the Lloyd’s syndicates, the company has reserves for insurance liabilities for several fixed annuities, which have numbered between two and three fixed annuities at March 31, 2018, December 31, 2017 and December 31, 2016.
Note payable and surplus debenture
In October 2016, the company issued a three-year, variable principal amount note with an initial face amount of  $12.8 million to the selling shareholder of USCL as purchase consideration. Subsequent to the acquisition, favorable performance of USCL’s business increased the total principal amount payable to $17.3 million. The company made periodic principal payments of  $7.0 million in 2017 and a final payment of  $10.0 million in January 2018, for total cash consideration paid to the USCL selling shareholder of $17.0 million. The company realized a one-time non-cash gain of  $0.3 million due to the early repayment of the note at a discount to its carrying value. A subsidiary of the company has a surplus debenture outstanding valued at approximately $0.9 million that is related to its Lloyd’s underwriting participation. The company expects to repay the surplus debenture in 2018 using cash on hand.
Liquidity and Capital Resources
We manage our capital to ensure that our company including all of its operating subsidiaries has sufficient cash on hand to meet all of its contractual obligations, including expected insurance claims payments and regulatory requirements for minimum liquidity amounts. Because of the long-dated nature of our Life Insurance segment’s insurance liabilities, we are comfortable investing our capital in higher risk, less liquid investments that offer higher expected returns over time than more liquid investments. Our Business Insurance liabilities are shorter-dated and less predictable than the mortality risk we assume in our Life Insurance underwriting, and as such we invest the capital supporting our P&C risk in liquid, short-dated available-for-sale investments. We also limit of our risk by underwriting through Lloyd’s, where our maximum loss exposure is limited to our Funds at Lloyd’s collateral deposit of approximately $3.7 million as of March 31, 2018. We have no material P&C risk that is not fully reinsured other than our Lloyd’s exposure.
At present, our favored higher risk and less liquid type of investment for our surplus is CLO Equity. We believe CLO Equity is well-matched to our insurance liabilities because, if held to maturity, the expected returns from CLO Equity at the time of investment should approximate the actual, realized returns over the holding period. The self-liquidating characteristics of CLOs are beneficial to us because we do not need to make timely sales of appreciated investments in order to realize cash returns. When performing as expected, CLO Equity investments distribute between 15% and 20% of their stated face value per year in cash. The following table sets out our CLO Equity portfolio and historical cash distributions as a percent of stated face amount (dollars in millions):
	2018	2017				2016
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Portfolio Face Value	$102.4	$96.4	$96.4	$96.4	$96.4	$92.4	$92.4	$92.4	$61.6
Cash Distributions	$17.8	$2.8	$2.9	$3.7	$4.1	$3.8	$3.4	$2.7	$3.2
% of Face Value	17.4%	2.9%	3.0%	3.8%	4.3%	4.1%	3.7%	2.9%	5.2%
We have designated our CLO Equity investments to be treated as held-to-maturity under GAAP, which limits our ability to sell a particular CLO Equity investment without reclassifying the entire held-to-maturity portfolio as available-for-sale. This additional, self-imposed limitation on liquidity for our surplus leads us to hold, at times, larger amounts of cash and cash equivalents than we reasonably need for our operations.
The most likely future event that would cause us to need to liquidate our long-term investment portfolio in a short period of time is a mass human mortality event. At present, we limit our non-reinsured exposure per individual life insured to $250,000. Another reason we are raising capital in this offering is to support increased retention of risk. We intend to increase our limit of maximum net retention of mortality risk per individual life to $1,000,000 following this offering. Because we transfer most of our mortality risk to our reinsurers, the risk to our capital and need for liquidity would likely be due the insolvency of one or more of our reinsurers. One of the reasons we are raising capital in this offering is to provide us with an additional margin of safety to allow us to remain solvent in the event of default of one of our reinsurers. We do not believe that we can remain solvent if multiple life reinsurers fail.
If we should have immediate needs to raise cash to pay insurance claims, cover a disputed reinsurance claim, or meet any other urgent, unexpected needs, CLO Equity is usually marketable and can be sold for cash within five business days in a normal market. However, during periods of market dislocation, financial crisis, or other times of societal stress, we are unlikely to be able to find a buyer for our CLO Equity investments that will pay a price that is reasonable, or pay any price at all. We will likely realize losses if we are forced to sell CLO Equity to meet unexpected liquidity needs, as the events causing our need for liquidity will likely be the same events that cause the market for CLO Equity to become illiquid.
Insurance Subsidiaries’ Liquidity
Our Life Insurance subsidiaries have sufficient liquidity to meet obligations to policyholders, including reinsurance. We rely upon reinsurance to meet our death benefit obligations, and non-payment of death claims by one or more of our reinsurers would significantly strain the available liquidity and capital of our Life Insurance subsidiaries. All of our reinsurers are rated in the “A” category by a major rating agency. In addition to traditional reinsurance, we utilize non-traditional reinsurance that typically is provided by an affiliate of the purchaser of the policy. We believe that the non-traditional reinsurance structures are reliable and will not result in any situation where there is a claim on one side, and non-collectible reinsurance on the other. We do not hold any insurance reserves to cover any non-collectability of reinsurance.
Almost all of the life insurance and annuity policies that we issue are separate account policies, where we do not make return or liquidity guarantees to the policy owner. Almost all of our insurance contracts allow us to pay out policy assets in kind to the beneficiary, or to the owner in the event of an early surrender or cancellation. Because of this feature of our life insurance contracts, we do not face the risk of mass surrender that would require us to liquidate general account assets to fund payouts. Liquidity risk of assets held in our life insurance policies issued is borne by the policy owner and beneficiaries, not by us.
The expense and working capital needs of our Life Insurance subsidiaries is met by policy charges and fee income. For the first three months of 2018, we recorded $2.4 million of policy charges and fee income net of reinsurance costs, compared to $1.9 million of underwriting, general and administrative expenses, generating approximately $0.5 million of cash from underwriting activity. In addition, we received cash distributions of  $17.8 million from our CLO investment portfolio in the period. We expect to continue to receive more cash fees and net policy charges in the future than the cash costs of operating our Life Insurance subsidiaries.
Business Insurance operates close to break-even on a cash basis, recording for the first three months of 2018 $2.8 million of revenue compared to $2.9 million of expenses. In each of 2017 and 2016, we have contributed additional capital to our Business Insurance subsidiaries to fund expansion, working capital and collateral deposit needs. We also hold highly liquid investments at our three regulated P&C subsidiaries, which are available as a source of temporary liquidity in the event that we have unexpected claims or other calls on capital. We expect our Business Insurance segment to continue to operate approximately break-even from a cash point of view for the foreseeable future, as we invest in the growth of the division by hiring additional personnel and expanding our underwriting activity. If we are unable to continue to fund our Business Insurance segment’s growth with capital contributed from our holding company AVI, we will be forced to reduce our underwriting activity at Lloyd’s and may scale back our new business efforts. Some of the proceeds of this offering will be used to fund the growth of our Business Insurance subsidiaries.
We expect that our overall capital expenditures for 2018, 2019 and 2020, including continuing investment in our Life Insurance policy administration system, or PAS, and investment in additional leasehold improvements to support increases in underwriting volume will be less than $1.0 million in each year. We may also require capital to fund regulatory deposits for new insurance underwriting activity, over and above current levels. Our regulated banking subsidiary AIBC will need additional capital investment in order to meet minimum capital requirements imposed by its regulator, OCIF, and potentially other regulators including the Federal Deposit Insurance Corporation. AIBC may also seek a financial strength rating from one or more ratings agencies, which may require increased levels of capitalization for AIBC in order to obtain and maintain a favorable rating. We expect that any need for additional capital by ABIC for regulatory or ratings agency requirements will arise from its growth in cash deposits and investment custody accounts. As such, if we are unable to obtain additional capital to support AIBC from internally-generated sources, we may be required to either seek outside capital or limit AIBC’s growth. Some of the proceeds of this offering will likely be used to provide additional capital to AIBC to support its growth.
Holding Company Liquidity
AVI is a holding company whose primary liquidity needs are for corporate expenses and dividends on shares of our common stock. The primary source of AVI’s cash flow is dividends and expense allocation reimbursements from its subsidiaries, which are expected to be adequate to fund cash flow requirements based on current estimates of future obligations. As of March 31, 2018, AVI had no financial leverage.
The ability of AVI’s insurance subsidiaries to pay dividends is limited by applicable laws and regulations of the jurisdictions where the subsidiaries are domiciled, as well as agreements entered into with regulators, of which there are currently none. These laws and regulations require, among other things, the insurance subsidiaries to maintain minimum amounts of capital, and limit the amount of dividends these subsidiaries can pay without receiving regulatory approval. We believe that our insurance subsidiaries, specifically ALAC which holds most of our investment capital, have high capacity to pay dividends or return capital to AVI in amounts necessary to fund both its obligations and optional expenditures, such as acquisitions.
Along with regulation, another primary consideration in determining the dividend capacity of our subsidiaries is the level of capital needed to maintain desired financial strength ratings from rating agencies, including KBRA and A.M. Best. If we are successful in obtaining an “A” category rating from one or more of the insurance-specialist ratings agencies, we may be reluctant to utilize our dividend capacity if it would result in a downgrade to our ratings. However, if we are to obtain an “A” category rating, it will likely be awarded based on the proceeds of this offering and the additional financial resources and liquidity provided.
Cash Flows
Our cash flows and cash position for the periods presented below were as follows (dollars in thousands):
	For the Three Months Ended March 31,		For the Years ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
Net cash provided by/(used in) operating activities	$765	$880	$3,835	$4,620	$1,805
Net cash provided by/(used in) investing activities	8,337	(1,146)	(1,426)	2,514	3,609
Net cash provided by/(used in) financing activities	(9,968)	234	(5,622)	(3,273)	(4,755)
Net change in cash and cash equivalents	(866)	(32)	(3,213)	3,861	659
Cash and cash equivalents, end of period/year	$2,571	$6,618	$3,437	$6,650	$2,789

Other Sources of Funding
We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance operating subsidiaries for further investment in loans, loan accumulation facilities, loan funds and CLO securities.

We do not have a corporate line of credit or other committed, unrestricted financing source available to us today. We believe that if needed, we could obtain such a facility in an amount and on terms that would be favorable to us. However, any additional funding may not be available on terms favorable to us or at all, depending on our financial condition or results of operations or prevailing market conditions. See “Risk Factors—Risks Relating to Our Investment Strategy.”
Contractual Obligations
The following table summarizes by period the payments due for our estimated contractual obligations at December 31, 2017:
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease obligations	$1,412	$351	$877	$184	—
Note payable	—(1)	—(1)	—(1)	—	—
Surplus debenture	857	857	—	—	—
Reserves for loss and loss adjustment expenses	6,658	—	6,658	—	—
Reserves for future policy benefits	1,168	50	1,118	—	—
Total contractual obligations	$10,095	$1,258	$8,653	$184	$—

(1)
On January 31, 2018, the company paid $10.0 million to satisfy, in full, the amount remaining payable under the terms of the note.

Recently adopted accounting pronouncements
In November 2016, the FASB issued new guidance on restricted cash, ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The adoption of ASU 2016-18 did not have a material impact on the company’s consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.
The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The company has evaluated the impact of this guidance in its consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 became effective for public business entities in annual and interim periods beginning after December 15, 2017. The company has evaluated the impact of this guidance in its consolidated financial statements.

In May 2015, the FASB issued new guidance on short-duration insurance contracts ASU 2015-09, Financial Services—Insurance (Topic 944): Disclosures about Short-Duration Contracts. The amendments in this new guidance are effective for public entities for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016 and other entities have a one year delay. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period.
The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims. The company has evaluated the impact of this guidance in its consolidated financial statements and adopted the guidance in its 2017 financial statements, in accordance with the pronouncement’s transition rules.
In May 2015, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”) 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 eliminates the requirement to categorize certain investments in the fair value hierarchy if their fair value is measured at net asset value, or NAV, per share (or its equivalent) using the practical expedient in the FASB’s fair value measurement guidance. The amendments in ASU 2015-07 are effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. The company has separately identified the investments measured at NAV in the fair value hierarchy disclosure in its consolidated financial statements.
Future adoption of new accounting pronouncements
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The company is currently evaluating the impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. The amendments in this new guidance are effective for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021.
The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The company is currently evaluating the impact of this guidance in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase their reported assets and liabilities, in some cases very significantly. Lessor accounting remains substantially similar to current GAAP. ASU 2016-02 supersedes Topic 840, Leases. ASU 2016-02 is effective for annual periods in fiscal years beginning after December 15, 2019, and interim periods in fiscal years beginning after December 15, 2020. ASU 2016-02 mandates a modified retrospective transition method for all entities. The company is currently evaluating the impact of this guidance in its consolidated financial statements.

Key Operating and Non-GAAP Measures
We include certain non-GAAP measures in our results of operations because we believe that they are important to the users of our financial statements. Specifically, we use book value per diluted share because we believe it is the single most relevant key measurement of our financial performance over time, because book value per share takes into account both the performance of the business as a whole and the capitalization structure that determines the amount of the claim held on the company’s equity by each share of stock. Book value per share is a universally accepted measurement in insurance and financial services broadly, but is specifically ignored by the U.S. Financial Accounting Standards Board (FASB) Accounting Standards Codification®. The FASB Accounting Standards Codification® or Codification is the source of authoritative generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. The Codification is effective for interim and annual periods ending after September 15, 2009. The Securities and Exchange Commission requires us to calculate tangible book value per share in the Dilution section of this prospectus. (See “Dilution”). We provide book value per share and other non-GAAP measures to be useful to the readers of our financial statements. These should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. See “Reconciliation of Book Value per Share to GAAP.”

BUSINESS
Overview
We underwrite specialty private placement life insurance policies for high net worth individuals, business owners and family groups worldwide and provide P&C insurance underwriting services to small and medium-sized businesses. Our goal is to build and maintain a stable base of earnings from profitable insurance underwriting and policy servicing complemented by consistent cash flows from our investment assets.
In our Life Insurance segment, we issue long-term PPLI policies with stable, recurring policy charges that have predictable future loss payments based on actuarial experience. We underwrite PPLI and captive insurance because we believe these lines of business are more predictable and thus offer favorable risk-adjusted economic returns to us compared to other types of insurance business with less predictable loss experience and high rates of individual customer turnover. In our Business Insurance segment, we provide comprehensive captive insurance formation and ongoing operational services for clients, with many of whom we have had long-term relationships. In addition to our captive insurance business, we assume property and casualty risk by participating in Lloyd’s of London syndicates.
Our company began operating in 1993 as a captive insurance services provider in the Cayman Islands. We entered the life insurance business in 1998, expanded captive insurance services to the United States in 2002 and expanded life insurance to Puerto Rico in 2009. We recapitalized in 2013 to obtain balance sheet capital to support our insurance operations. We contributed most of the proceeds from capital raised from private investors in 2013 and 2014 to our life insurance subsidiaries and launched a new, CLO-based investment strategy managed by GSO. The company’s predecessor, AIH, was merged with and into the company in 2016. In 2016, we also relocated our headquarters to Puerto Rico and acquired USCL, our largest Puerto Rico-based competitor in life insurance. To support growth in our Life Insurance segment and to adapt to ongoing changes in the banking industry that reduced availability of cash and securities custody accounts for PPLI policies, in 2016 we opened Advantage International Bank Corp., or AIBC, in Puerto Rico. AIBC provides cost-effective cash management, investment custody and administration services to our insurance operating subsidiaries and their clients.
Including the pro forma effect of the pending acquisition of the Argus business, our company generated $27.7 million of total revenue in 2017 and $7.7 million in the first quarter of 2018. Separate account assets, a GAAP balance sheet measurement of the volume of our Life Insurance business, increased from $425.1 million at the end of 2015, before our acquisitions of USCL and the Argus business, to $2,211.4 million in 2017, including USCL and Argus. Business Insurance revenue grew to $7.3 million in 2017 from $6.5 million in 2016, an increase of  $0.8 million or 12.9%. See “Selected Historical Consolidated Financial and Operating Information.”
As a fast growing life insurance company, we are capital constrained. Raising capital from this offering will support our growth. We have grown our business without the benefit of an insurance financial strength rating. We believe we can access a broader market of potential customers to sell more life insurance and to attract more captive insurance clients if we can obtain an “A” category rating. Rating agencies place great importance on capital in assessing insurance company strength. We believe, based on ratings agencies’ published criteria, that the increased capital will help us obtain an “A” category insurance financial strength rating. We intend to apply for one or more financial strength ratings upon the completion of this offering. Greater access to potential customers will allow us to be more selective in the risk we underwrite and retain as well as give us the ability to retain more of the risks that we identify as attractive. We also believe that raising additional capital will allow us to grow book value per diluted common share more quickly than if we did not have this capital available to us.
We are headquartered in Puerto Rico, operating under the International Insurance Center framework of insurance and tax laws. Puerto Rico created its International Insurance Center to attract insurance and reinsurance companies to establish operations there that would otherwise choose to locate in traditional insurance domiciles such as Bermuda, the Cayman Islands or Switzerland. Prior to relocating to Puerto Rico in 2016, our headquarters was in the Cayman Islands, where we continue to have a significant business presence. We believe that our Puerto Rico domicile offers significant benefits for our business, including customer preferences for purchasing insurance from companies governed under U.S. law and the low corporate income tax rate applicable to us due to our participation in Puerto Rico’s economic incentive programs. While we plan to grow our business through sales to HNWIs from many different countries, we also believe that our Puerto Rico presence offers competitive advantages for attracting Latin American HNWI clients given its common language and historical cultural ties with the region.
We have chosen Puerto Rico and the Cayman Islands as primary corporate domiciles for our subsidiaries that assume insurance risk because, among other considerations, they offer low tax rates compared to the United States and other countries. Our consolidated current effective income tax rate in 2017 was 16.4% of income before income tax and in 2016 it was 2.4%. In Puerto Rico, our operating subsidiaries currently pay corporate income tax at a rate of 4%. Our Cayman Islands companies pay no corporate income tax. Our U.S. and United Kingdom subsidiaries pay full corporate income taxes in their home countries, and one of our Puerto Rico subsidiaries has voluntarily elected to pay full U.S. corporate income taxes under Section 953(d) of the Internal Revenue Code in order to exempt its clients from the federal excise tax imposed on the purchase of foreign life insurance by U.S. tax residents. Overall, we expect that, absent any significant changes to tax laws in Puerto Rico or the Cayman Islands, our effective corporate income tax rate in the foreseeable future will be consistent with current rates.
We operate our company in three business segments: Life Insurance, Business Insurance and Corporate. Our Life Insurance segment consolidates the underwriting results of our four licensed life insurance subsidiaries, our banking subsidiary, and associated service revenues related to the administration of PPLI policies. Our Business Insurance segment underwrites P&C insurance risk at Lloyd’s, and provides captive insurance underwriting services to clients. Most of our personnel work in one segment only, other than our senior management. In addition, we have very few multi-line clients that, for example, both sponsor a captive insurance company managed by us and hold a PPLI policy issued by us. Our third segment, Corporate, administers our holding company structure and services the capital requirements of our operating subsidiaries. Our Corporate segment provides governance, monitors compliance, prepares consolidated financial statements, coordinates annual financial statement audits and manages the capitalization of our operating subsidiaries. The segmenting of our business for financial reporting purposes is consistent with the way our board of directors oversees our activities and the organizational structure and reporting lines of our management team.
We have developed the organizational and operating infrastructure required to grow our business meaningfully. As of March 31, 2018 we had 47 full-time employees and 4 consultants operating our licensed insurance and banking entities located in Puerto Rico (6 licensees), the Cayman Islands (3 licensees), United Kingdom (1 licensee) and United States (1 licensee). We also operate one risk transfer business in the United States which is not licensed as an insurance carrier.
Our insurance liabilities are primarily backed by separate account assets, and by general account investments in corporate loans directly, and indirectly through loan accumulation facilities, loan funds, and CLO securities comprised of interests in diversified pools of loans, loan accumulation facilities and loan funds. We invest in the corporate loan asset class because we believe that the long-term outlook for its performance is favorable due to (1) the security offered by a senior claim on a borrower’s assets reduces the severity of any default, and (2) the floating rate nature of interest payments reduces risk of volatility in the value of our loan investments. Because loans, loan accumulation facilities, loan funds, and CLOs are self-liquidating investments returning principal to us over time, we use a buy-and-hold strategy that does not rely upon active trading of investments to deliver returns to us. The periodic cash flow we receive from our investments provides us with the liquidity needed to pay routine life insurance claims, after amounts recovered from reinsurers. We believe that the continuing need of companies to borrow money and the secondary market for loans, loan funds and CLOs will provide us with multiple avenues for reinvestment of cash flows not used to pay insurance claims or otherwise use directly in our insurance businesses. Our P&C insurance liabilities are backed by cash and our Funds at Lloyd’s which are invested in highly liquid assets that can be sold to pay liabilities arising from claims of our Business Insurance activities.
To facilitate our access to the market for loan and CLO investments, we have engaged GSO to serve as our external investment adviser. GSO also serves as collateral manager for seven of the nine CLOs we invest in, and would continue to manage the Collateral held within these CLOs irrespective of any termination of their investment advisory services provided to us. As of June 30, 2018, GSO had $84 billion of assets under management, including over $22.6 billion of CLOs. Our Chief Investment Officer and Chief Executive Officer have extensive experience in corporate finance, leveraged loans and CLOs that enables us to benefit from GSO’s extensive market access and investment experience, but on favorable terms compared to other insurance companies that have exclusive, long-term outsourced investment management arrangements with related parties.
We measure our success by the total economic return to shareholders as demonstrated by growth in book value per common share, plus any dividends paid. In 2017, our book value per diluted share increased from $8.52 to $8.80, or 3.3%. In 2016, our book value per diluted share increased by 9.8%, from $7.76 at the beginning of the year to $8.52 at year end. For the first three months of 2018, book value per diluted share increased by $3.4% to $8.89 from $8.60 for the comparable 2017 period. Book value per share is a non-GAAP measure dividing total shareholder’s equity by total diluted shares outstanding as of the measurement date, not taking into account the proceeds from exercise of warrants. We believe book value per share is the statistic that most closely measures our financial results for shareholders because it takes into account our net income, unrealized gains and losses in investments, and changes in capitalization from share issuance and repurchases. We manage our business with the goal of growing book value per share over time by: (1) selecting underwriting risks that we expect to deliver total premiums and fees paid to us that exceed direct administrative costs and paid losses to policy beneficiaries; (2) purchasing investments with predictable timing and amount of cash flows that match the liquidity needs of our underwriting businesses; and (3) locating our underwriting activity and investments in places where our tax expense is lowest. See “Reconciliation of Book Value per Share to GAAP.”
Global Private Wealth Trends
The number of HNWIs globally continues to grow. We believe that many individuals and family groups that have recently acquired significant liquid wealth or that will become wealthy in the near future will adopt wealth planning strategies that address one or more commonplace desires of HNWIs and family groups, including:
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Desire to Emigrate to the United States. Many newly wealthy individuals or children of wealthy individuals in emerging market nations seek to emigrate to the United States. Our PPLI policies are highly useful to both protect family-owned assets during and after the emigration process, and may mitigate the tax impact of becoming subject to U.S. federal income tax on global-source income.

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Desire to Manage Risk and Protect Assets. Individuals and families who attain HNWI status, as opposed to those who inherit wealth, usually take steps to minimize the risk of losing HNWI status. Our PPLI policies and captive insurance strategies may help HNWI families and business owners manage a broad range of risks, including risks of confiscation or legal expropriation of financial assets. In particular, PPLI and captive insurance may provide a legal and tax compliant framework for positioning wealth in jurisdictions where it is not subject to seizure and is not exposed to double taxation.

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Desire to Maintain Privacy. In many countries, public knowledge of HNWI status causes personal security risks including kidnapping and ransom, and financial risks including theft, extortion, blackmail, and imposition of extralegal taxes. Because our PPLI policies are subject to privacy laws and requirements, and allow the family members who create and control wealth to structure its transfer to successive generations without immediate disclosure to recipients or third parties, we believe many HNWI individuals will seriously consider utilizing insurance as a prominent feature of their wealth planning.

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Desire to Legally Minimize Personal Taxes. In general, people who obtain wealth prefer to pay the minimum required amount of tax on economic gains creating their wealth, and subsequent taxes on income generated by the financial assets which denominate the wealth. Also, in locations that impose a direct tax on financial wealth in addition to income taxes, many individuals seek to legally avoid having the value of their financial assets eroded by wealth taxes. PPLI and captive insurance are widely recognized as legal and substantive wealth planning techniques, and have favorable tax treatment in many jurisdictions.

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Desire to Legally Minimize Corporate Taxes. Many HNWIs and family groups hold their wealth through ownership of operating businesses. These businesses may often manage risks in a tax-efficient manner by using self-insurance techniques such as captive insurance. We believe that insurance structures such as captive insurance companies managed by a reputable service provider, such as us that underwrite true insurance risk, will continue to be used by companies owned by HNWIs and family groups.

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Desire to Avoid Tax Haven Domiciles. Historically, many HNWIs have utilized financial institutions and/or corporate structures located in domiciles regarded as tax havens including Bermuda, British Virgin Islands, Cayman Islands, Cook Islands, Guernsey, Isle of Man, Jersey, Liechtenstein, Malta, Monaco, Panama, Singapore and Switzerland to hold their financial wealth. Some of these domiciles have fallen out of favor with many HNWIs because of bad publicity and association with money laundering activities of corrupt government officials, political leaders and business executives. We believe that insurance structures such as PPLI issued by a reputable insurance company located in a U.S. territory do not have the stigma associated with corporate structures domiciled in countries viewed as tax havens.

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Desire for Simplicity and Structural Transparency. We believe that many HNWIs prefer simplicity in their wealth planning strategies when offered a choice between various wealth planning alternatives. Compared to complex trust and corporate structures, we believe PPLI can be perceived as straightforward and transparent. We have observed HNWIs selecting PPLI as a replacement for opaque corporate layers and multiple trust structures, with associated high operational costs and unknown risks of future taxation and anti-privacy trends.

Industry Trends and Opportunities
Within our industry, our strategy is to grow our business by offering insurance products and services that have favorable demand outlooks and by competing with larger companies that have structural obstacles or legacy business that reduces their ability to respond to market demand. We have designed our business in response to the overall insurance industry environment today and for the direction that we expect it to follow in the future. Specific insurance industry trends that we observe, and our plans to take advantage of those trends, include:
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Growing Demand for Insurance-based Wealth Protection Products. We believe that the growth in the number of HNWIs globally will result in increased demand for captive insurance management services and PPLI products because we anticipate that HNWIs will increasingly pursue insurance-based solutions for risk financing, risk transfer and estate planning purposes. Rising tax rates and lower interest rates have meaningfully reduced the amount of after-tax investment income earned by owners of capital, which combined with volatile stock market performance has caused investors to seek alternative strategies to manage their business ownership interests and financial investments. We believe that our PPLI products are ideally suited to meet this growing demand.

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Growth of Captive Insurance. Captive insurance companies are now entering their fourth decade of widespread acceptance as a standard business practice in the United States, and risk financing benefits provided by captive insurance are being adopted by small and mid-size companies that previously would not have considered using a captive insurer. We estimate the number of stand-alone captive insurers worldwide increased from approximately 4,000 in 2002 to approximately 6,700 in 2017. We expect future industry growth to come from continuing penetration of captives into corporate risk management programs, especially for smaller and medium-sized companies. We believe that our efficient operating platform and high levels of client service will allow us to compete successfully with larger, more established competitors to win management and services business for newly created captive insurance companies.

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Conditions Favoring New Market Entrants. Many of the largest companies in the insurance industry have been and continue to be severely challenged by the effects of the financial market crisis of 2008 and the ensuing low interest rate environment that has reduced their investment income. Large competitors are selling lines of business, or exiting certain businesses altogether. We believe consumers of insurance products and services who have previously relied on company size or credit ratings are now more selective, and are willing to consider well-capitalized new companies with more transparent balance sheets than is typical of the large established companies. We believe that our simplified capital structure, absence of legacy liabilities, and ability to provide asset segregation and other collateralization of our liabilities to our clients will help us to gain business from clients who would otherwise purchase insurance products and services from larger, more established companies.
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Low Interest Rate Environment. A key component of any insurance business is the investment returns earned on the company’s reserves and surplus. The ongoing low interest rate environment has increased the economic cost of insurance because of the reduced benefit from low-risk or risk-free investments such as investment grade corporate and government bonds. In addition, downgrades in credit ratings of many government issuers, including the United States, highlight the increased relative risk of holding government bonds in an insurance company portfolio. This creates an opportunity for companies with a differentiated investment strategy, such as us, to outperform companies choosing to, or required to, continue with traditional insurance company investments. We believe that our CLO investment strategy is capable of outperforming traditional insurance investments over a multi-year time period, which will support the growth of our insurance business without requiring dilutive capital raises or lowering underwriting standards to earn incremental premium, which may lead to higher future loss expense.

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Global Competition in Corporate Tax Rates. Many companies now recognize the benefits of choosing headquarters locations and corporate domiciles in low-tax countries. More companies of all sizes are operating globally, with operations, customers, suppliers and shareholders spread across many different nations. High corporate tax rates in the United States have led companies to relocate to other, lower-tax jurisdictions, or to manage their non-U.S. revenue and income to minimize their U.S. corporate income tax liability. We believe that our Puerto Rico domicile will help us to compete with other companies located in high tax areas, as we will be able to offer broadly similar products and services at a lower all-in cost to the client.

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Preference for Investment Transparency. Investors in financial services companies and financial services products have experienced unexpected losses due to fraud or risks that were not visible to investors, or in some cases to company management. Investors in large banks and insurance companies are unable to know, with certainty, what risks the companies are taking based on public disclosures. In order to understand the risks associated with a particular investment or investment product, and to protect against potential fraud, investors are choosing companies and products with high levels of transparency and in the case of investment products, security of the invested assets. We believe that our simplified capital structure, focused investment portfolio and segregated asset custody arrangements for our captive insurance clients and PPLI policies will continue to be attractive to our existing and potential clients.

We intend to take advantage of the growing acceptance of our core insurance products and underwriting services offerings among our prospective clients by using the proceeds of this offering to support our growth. Importantly, the increased capital resulting from this offering will help us grow by demonstrating to prospective clients that our business is strong, well-capitalized and enduring.
Our Competitive Strengths
We believe we distinguish ourselves based on the following features of our business and strategy:
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Focus on Insurance Underwriting Services. We focus on offering customized insurance and reinsurance solutions to clients through our captive insurance underwriting programs and PPLI policies. Most of the insurance risk is passed through to reinsurance companies or is ultimately retained by the captive insurance client, allowing us to avoid significant risk from insured losses.

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Solutions-Based Approach. Many insurance services companies, including brokers and agents, focus on the sale of products to clients because product sales generate commissions. Most of our revenues are attributable to customized insurance solutions such as PPLI policies or captive insurance structures, which typically are evergreen in nature without annual renewals. We do not depend on large volumes of sales to new customers to generate commissions; instead, we rely on recurring revenues from long-term client relationships and smaller amounts of revenue from new clients.
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Flexible Life Insurance Policies.   We offer PPLI policies that can be customized to meet the wealth planning needs of high net worth family groups to a much greater extent than traditional life insurance policies. Our PPLI policies offer use of third-party alternative investments, choice of currency denomination, and the potential for tax-favored status across multiple jurisdictions. Traditional life insurance policies do not generally offer these customization options.

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Efficient Administration Platform. We believe that our products and services are comparable in quality and lower in cost when compared to similar products and services offered by very large companies. This is primarily due to the fact that we are not subject to substantial overhead of a large distribution system, commission payments and the costs associated with multiple layers of government regulation. Our ability to offer high quality products and services at a lower all-in cost compared to similar products and services offered by our largest competitors is due to the efficiency of our operations. Our employee productivity and operating costs benefit from low cost information technology and communications services, paperless document management processes, and other workflow efficiencies derived from our many years of experience in our core business lines. Our employees benefit from regular insurance training from our management team and the operating companies are structured in such a way to highlight and exemplify each individual’s strengths and expertise.

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Opportunistic Underwriting Participation. Neither our clients nor our regulators require us to retain the insurance risks we underwrite. This allows us to selectively evaluate the risks we manage and to elect to participate on a retention or co-insurance basis for small amounts. In Business Insurance, we underwrite at Lloyd’s to facilitate our clients’ risk diversification needs, but we have not yet participated in a meaningful way in our clients’ risks. For Life Insurance clients, we currently limit our mortality risk per any insured life to $250,000 increasing up to $1 million upon the successful completion of this offering, after reinsurance. Based on the increased capital strength gained from the proceeds of this offering, we plan to selectively increase our participation in underwriting activities for risks, including single-life mortality risk and captive insurance client risk, where we believe the economic reward justifies the risk participation.

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Total Return Investing in Investment Approach. We employ a non-traditional investment approach that has the potential to generate higher rates of return than traditional insurance company portfolios. Because our operating structure. and lines of business generally do not require us to invest in liquid, highly rated bonds for regulatory purposes, we are able to invest in less liquid, lower-rated debt securities including CLOs that offer better total return potential than highly liquid, highly-rated securities. We believe that by selecting underwriting risks that are well-matched to investing in less liquid investments such as CLOs, the total economic opportunity from our insurance business is more favorable than for other companies with more limited investment opportunities.

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Experienced Management Team. We believe our management team has a broad range of relevant skills, experiences and relationships in the captive insurance and life insurance management industries. In addition, our CEO and Chief Investment Officer have extensive experience in our core investments. We believe that many of our competitors, especially the smaller-sized companies, do not have managers with similar breadth and depth of experience as ours. We also believe that we have attracted a number of highly experienced insurance and financial services professionals to our company because we are growing and offer more interesting and rewarding employment opportunities than are available with other insurance companies.

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Experienced External Investment Adviser. We believe that our differentiated investment strategy is a competitive strength. Our investment management agreement with GSO, our external investment adviser, is the cornerstone of our overall investment strategy. GSO had $84 billion of assets under management as of June 30, 2018, is one of the largest credit-oriented alternative asset managers in the world and manages assets across multiple strategies within leveraged finance, including CLOs and credit-oriented funds including leveraged loans, special situations, mezzanine, distressed, secondary market and rescue financing credit strategies. We believe that our relationship with GSO allows us to access a broader range of credit investments on more favorable terms than our competitors, especially the smaller-sized companies.
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Alignment of Management and Shareholder Interests. Our approach to management compensation is designed to align management and employee interests with those of our shareholders over the long term. Our CEO has made a significant investment in our shares, and most of our senior managers have made investments or received shares in lieu of cash compensation. In the future, we expect to defer incentive compensation paid to our executives for a multi-year period in order to take into account longer term underwriting results and the realization of cash returns from our investments. We believe that our focus on rewarding management for success in growing book value per share over time is different from other insurance companies where managers are rewarded by annual cash compensation, corporate perks and long-term employment agreements.

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Puerto Rico Domicile.   Because our headquarters are in Puerto Rico and we have received tax grants that reduce our effective corporate income tax rates, our net income available to shareholders is higher than for a comparable insurance company subject to higher corporate tax rates. A second benefit from our Puerto Rico location is that our employees who relocate to Puerto Rico are eligible to apply for tax grants from Puerto Rico that have the effect of significantly reducing their personal tax rates on investment income and cash compensation earned in Puerto Rico.

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Alignment of GSO’s Interests with Advantage’s Interests.    Under the terms of our investment management agreement with GSO, a portion of the fees GSO may be entitled to receive for its advisory services are tied to the performance of our invested assets. We believe that these performance-based fees align GSO’s interests with the company’s interests.

Life Insurance
Our Life Insurance segment underwrites PPLI, which includes both life and annuity policies. PPLI policies differ from traditional life insurance policies because of their large face amounts, segregated nature of their investment assets and broad range of investment alternatives, including securities issued in a private placement, that may be held as policy assets. The descriptive term “private placement” refers to the requirement that a U.S. resident HNWI purchasing PPLI must be an accredited investor who is qualified to purchase non-registered investments under the SEC’s rules. PPLI differs from traditional life insurance policies that offer a limited range of investment alternatives or participation in the general investment account of the issuing life insurer.
HNWIs and family groups worldwide have chosen PPLI over traditional life insurance products because of:
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Flexibility. PPLI enables customized investment strategies using third party investment managers, including separately managed accounts, hedge funds and other alternative investments;

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Transparency. Costs of a PPLI policy are broken out into individual components, including cost of insurance, policy administration fees, and investment-related fees; and

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Security. PPLI policy assets are usually held by a highly rated custodian bank and are segregated from those of the insurer and other policyholders.

Most PPLI is written as variable universal life, which provides the beneficiaries of the policy with a fixed payment upon the death of the policyholder, in addition to the value of an investment portfolio embedded in the policy. Our PPLI products differ from more widely available VUL policies in the flexibility for a broader range of assets within the policy’s separate account. In the United States and many other tax jurisdictions, payments to beneficiaries of life insurance policies upon the death of the policyholder are typically exempt from taxes; although in some countries, only payments of death benefits made by authorized life insurance companies to beneficiaries are exempt from taxes. Payments of death benefits to beneficiaries residing in certain countries by life insurance companies upon death of the policyholder may potentially be taxed in the jurisdictions where beneficiaries receiving the death benefit reside. The absence of a tax exemption for death benefits in the country of residence of a beneficiary may become a disincentive for the acquisition of PPLI policies by certain persons. Additionally, investment income and capital gains earned by investments inside a life insurance policy are usually exempt from U.S. federal, state and local taxes provided the income or capital gains, as the case may be, are retained inside the life insurance policy. Taxes must be paid if the policy is surrendered prior to the death of the policyholder and the beneficiary (or the policyholder) receives funds from the policy, known as the cash surrender value. Often, the insurance carrier will provide or arrange for policyholders to borrow funds using the cash surrender value of the policy as collateral. This favorable tax treatment of life insurance policies and flexible investment allocation of policy funds has resulted in many HNWIs choosing to use PPLI as part of their overall financial planning program. Favorable tax treatment is not always available for non-U.S. persons as foreign country tax laws might not afford that treatment if the policies are unauthorized.
PPLI Sales and Marketing
We believe we differ from other life insurance companies in how we originate new business. We do not market PPLI policies directly to clients but instead rely upon introductions of prospective clients by professional wealth advisors and independent third parties, as intermediaries. These include professional insurance brokers, trust and estate experts, legal advisors and financial advisors. Moreover, we do not transact life insurance business in the United States or any jurisdiction where the marketing or sale of insurance is restricted. Advisors are required to act in compliance with local laws and refrain from engaging in solicitation activities in jurisdictions where the marketing or sale of insurance is restricted or prohibited. Non-compliance by an advisor with this requirement could create regulatory compliance concerns for us, particularly if an agency relationship between us and the advisor is presumed under local law. Any U.S. resident who becomes a client of our Life Insurance subsidiaries must transact all business with us while outside of the United States. Our activities in the U.S. are strictly limited to informational discussions with professional wealth advisors and independent third parties. Because of our reputation with financial advisors and other professional advisors, we find that many U.S. clients or their representatives visit our locations outside of the U.S. in order to discuss their individual needs and ultimately to complete the sale of a life insurance policy or annuity contract. Most other countries have similar restrictions, although some countries are more stringent, prohibiting the purchase by their residents of life insurance other than from an insurer authorized to transact insurance business in that country. See “Regulation.”
Because our business model is to reach prospective HNWI clients through their professional advisors, we are focused on providing the best possible service to the advisor community. We believe that our knowledge of PPLI products and structures, and our experience in providing highly customized solutions for the advisors’ clients, helps us to win new business. We increase our visibility among professional financial and legal advisors in the United States and globally through targeted trade publication advertising, informational seminars, participation in industry conferences and other indirect marketing activities, which may enhance our visibility to regulators resulting in increased regulatory scrutiny. In turn, increased awareness of our products, services and expertise, along with our strengthened capital base from the proceeds of this offering, and potentially obtaining an “A” category rating, should result in increased applications for our PPLI policies.
We consider the purchaser of the PPLI policy to be our customer. We do not have any significant customer concentration in our Life Insurance segment. We depend on the continuing goodwill of multiple intermediary new business referral sources to grow our PPLI business. We believe that the loss of any one referral source would not materially impair our ability to underwrite and issue new PPLI policies.
Life Insurance Underwriting and Risk Management
We underwrite our life insurance policies based on an evaluation process performed by our employees, consultants and third party medical experts working on our behalf. The underwriting process takes into account the age, gender, health and risk-taking activities of the applicant, among other considerations. Underwriting information is highly confidential and we strictly control the data we collect through our underwriting process to protect the privacy of our clients. This obligation to protect our clients’ privacy extends to our interaction with our reinsurers and other providers of mortality insurance and reinsurance that may participate in a complex policy where we serve as the lead underwriter. We believe that our experience in underwriting large, complex life insurance policies is a meaningful advantage compared to other companies in the PPLI business.
The underwriting process results in a range of life expectancies for the applicant, which are then used to calculate annual premiums for the death benefit to be provided by the policy. This annual amount is known as the cost of insurance, and generally increases with the age of the policyholder. However, once a policy is issued, the original cost of insurance schedule contained in the policy may not be changed, regardless of any change in the health of the insured. Because of the long term nature of the mortality risk we underwrite, we attempt to charge premiums in excess of the risk we assume. We utilize published actuarial tables from the Society of Actuaries and other commonly utilized sources to calculate life expectancies and premiums required, using interest rate and other assumptions commonplace in the life insurance industry, recognizing that underwriting the lives of persons resident in certain countries presents additional underwriting challenges and limits the availability of reinsurance. In general, when we utilize life reinsurance for a particular PPLI policy, the reinsurer sets the cost of insurance charge that we pass through to the PPLI policy, with an appropriate markup.
Because our capital base is limited, we retain a maximum amount of only $250,000 of net mortality risk on any individual life. We purchase reinsurance for any balance over $250,000. Because of the increased capital raised in this offering, we expect to increase our maximum net retention of mortality risk up to $1,000,000 on an individual life. In the event a reinsurer of ours becomes insolvent or otherwise fails to make good on its obligations to us, we are responsible for the full amount of the death benefit payable to the policy beneficiary. We do not carry reserves for the non-collectability of life reinsurance as all of our traditional reinsurance partners are rated in the “A” category. However, despite the strong rating of our reinsurance partners, it is possible that, in the future, we may be faced with a reinsurer default.
We believe that the life reinsurance available to us is more expensive per amount purchased and less available than life reinsurance available to larger life insurance companies with “A” category insurance financial strength ratings. Additionally, larger insurers with higher volumes of business frequently negotiate discounts, additional services or other benefits from life reinsurers that we do not receive today. We believe that, based on published rating agency criteria, the net proceeds from this offering will help us receive an “A” category insurance financial strength rating that will allow us to improve the price and terms of our future reinsurance purchases.
A critical component of our risk management strategy for our Life Insurance business is the use of segregated account structures for our clients. Segregated account structures limit the liability we have from our clients, and clearly identify the assets held by us for the benefit of the policyholder through the segregated portfolio custody arrangements. In general, policyholder assets owned by a segregated portfolio are held in a third-party custody account provided by a major bank or trust company, or our internal bank AIBC. We believe that by having segregated accounts under the custody of a third party custodian or, in the case of AIBC, a sub-custodian, it limits our risk from any potential errors related to asset custody, as well as provides clients with confidence that their policy assets are secure and will not be commingled with those of other policyholders or the general account of the company.
Competition in the Life Insurance Industry
The life insurance industry is highly competitive. We compete with major life insurers, reinsurers, insurance brokers and other large, well-capitalized companies most of which have significant operating histories and long-standing client relationships. Our Life Insurance business competes with other specialty PPLI companies including Crown Global, Investors Preferred Life and Lombard International. Large companies who compete in PPLI include Great-West Life, Old Mutual, Prudential, Swiss Life, Zurich, and others. In the past, large companies such as AIG, MassMutual, New York Life, Pacific Life and Sun Life have underwritten PPLI but to our knowledge they do not issue new PPLI policies today. Although there is no single authoritative source for data on the overall PPLI industry, based on our experience we believe the demand for PPLI policies is growing. If demand continues to grow in the United States and worldwide, we expect that other large insurance companies will enter the market.
We also compete with non-insurance based financial planning solutions such as generation-skipping trusts, family LLCs, and other structures used to transfer wealth and business ownership interests between family members. We attempt to limit the amount of time our employees will spend underwriting a prospective new PPLI policy until we are confident that the HNWI client is likely to purchase a PPLI policy from our company or a competitor because many advisors will include PPLI as one of many alternatives when presenting to their clients.
Our PPLI Business
At March 31, 2018 we had 349 PPLI and other life insurance policies in force. Investments held within PPLI segregated accounts totaled approximately $1.5 billion, and included investments such as Insurance-Dedicated Funds, or IDFs, hedge funds, real estate investments, private equity funds, venture capital funds, precious metals, commodity funds, exchange traded funds, and separately managed accounts holding futures, options and other derivative contracts. The fair value of most life insurance investments held within PPLI policies is recorded as separate account assets on our consolidated balance sheet. Some of our PPLI policies in issue do not qualify under GAAP as insurance contracts, and the assets and liabilities associated with these PPLI contracts are not recorded on our balance sheet. Because of the nature of PPLI contracts, the asset value is always equal to the separate account liability recorded. We do not establish reserves for embedded investment performance guarantees for PPLI contracts that have not annuitized, because the variable terms of the contracts transfer all investment risk to the policy owner and beneficiaries. The reserves we have established for annuitized policies are de minimus. We differ in this way from other life insurance companies that offer guaranteed investment returns within the policies they issue. In general, the insurance risk we assume in underwriting PPLI policies is mortality risk limited to the net amount of the death benefit included in the policy terms.
At March 31, 2018 we had total shareholders’ equity attributable to our Life Insurance segment of $69.0 million supporting approximately $2.3 billion of mortality risk. We purchase reinsurance from highly rated life reinsurance companies to cover most of this mortality risk. We rely upon our reinsurers to provide us with the ability to pay claims in full, on a timely basis. If any of our life reinsurers fails to pay us for a claim, we are still responsible for full payment of the policy benefit amount. We believe that our reinsurers will pay us on a timely basis, and we do not hold any reserves for contingent non-collectability of reinsurance, but it is possible that in the future we may be faced with a reinsurer default. Other companies that we compete with for HNWI clients have significantly larger amounts of shareholders’ equity and strong credit ratings, and rely upon reinsurance to a much lesser extent than us. We believe that our small capital base relative to our competitors, our reliance on life reinsurance, and resulting inability to obtain an “A” category rating from KBRA, A.M. Best or other rating agency, is detrimental to our ability to serve the HNWI community and limits demand for our products. We intend to contribute the majority of the proceeds of the offering to our licensed insurance subsidiaries which we believe will help us obtain a beneficial rating and to reduce our reliance on reinsurance. See “Business—Capital Requirements.”
We issue PPLI contracts with terms and conditions that do not meet the requirements under GAAP for these contracts to be accounted for as insurance liabilities. This situation arises when we issue contracts that qualify as insurance in a country such as Canada, but do not have sufficient risk transfer or otherwise would not qualify as insurance contracts in the United States and under GAAP. The disqualifying feature of these contracts is usually that the mortality risk of these contracts is transferred to a related party to the policy purchaser. As of March 31, 2018 we had 52 non-qualified PPLI policies in issue with approximately $460 million of associated mortality risk transferred to entities affiliated with the purchaser of the policy. The assets and liabilities of the non-qualified PPLI contracts are not recorded on our balance sheet. We generally receive a one-time, up-front payment for this type of contract and recognize earnings over the expected life of the contract. In the event of the maturity of the policy upon the event of death of the life assured, we offset the payment to the policy beneficiary with amounts we collect from a non-traditional reinsurance structure through which we transfer mortality risk arising from the policy to an affiliate of the beneficiary. We then recognize any unearned revenue remaining for the contract, which is a one-time event accelerating future earnings into the current accounting period. Because of the complex, highly structured nature of the contracts required for Canadian or other tax compliance, we believe that we do not have any risk of non-collectability of reinsurance or failure of the risk transfer mechanism associated with this type of PPLI business.
We take on the risk that over time, costs of administering a PPLI contract will exceed the policy charges levied. The long term profitability to us of a PPLI contract depends upon the longevity of the life assured, the persistency of the contract, and our ability to administer the contract efficiently. In general, we charge our PPLI policy accounts a fixed percentage of policy assets for administration costs each year, and the initial rate may not be changed over the life of the policy without the consent of the policy owner. Recently, our efficiency has been diminished by new regulations with high costs of compliance that we did not take into consideration when underwriting new business in previous years. For example, prior to 2013 we did not contemplate additional costs of new compliance requirements from FATCA, and prior to 2015 we did not contemplate the introduction of CRS. We are unable to pass these costs through to most of our existing clients, based upon the fixed price nature of their PPLI contracts with us. We have offset increased costs of compliance to some extent by increased efficiencies obtained by our recent introduction of modern information technology and systems, which allow each employee engaged in policy administration to support a larger number of policies than in prior years. Where possible and cost-effective, we seek to use technology solutions for policy administration to improve quality, efficiency and speed of service to clients. We expect to continue to invest in technology, both on a capitalized basis which is recorded as an intangible asset on our balance sheet and as a current expense.
Life Insurance Policy Administration System
We utilize a policy administration system, or PAS, for our life insurance business that we license from third party software vendors. We have customized the basic PAS to meet our needs as an issuer of PPLI. We began implementation of the PAS in 2016 and completed the first phase of conversion of our in-force policies to the PAS at the end of 2017. Prior to implementation of the PAS, we administered, and continue to administer, our policies using a combination of software systems and applications, none of which was developed specifically for PPLI. The intangible value of our information technology systems, including our PAS, was $1.8 million as of March 31, 2018. We anticipate investing an additional $0.5 million to $1.0 million per year over the next three years to complete the installation of our PAS and full implementation for use in our Life Insurance business. We have experienced delays in the coding work required to customize the licensed system for our use, and we have increased the scope and scale of the project over time as the needs of our business have changed. We will not be able to grow our PPLI business efficiently and increase profit margins until our PAS is fully operational and reduces the time required for our employees to administer each PPLI contract.
Life Insurance Acquisitions
We have completed two acquisitions of complementary life insurance businesses since our recapitalization in 2013. We believe that acquisitions are an important source of growth for us, and that we will continue to seek out acquisitions that can add to our size and scale without diluting our earnings. The first acquisition we completed was for Southpac Life Insurance Limited, in 2014. The second, larger acquisition we completed was USCL. The USCL acquisition significantly increased our presence in Puerto Rico and added significant overall scale to our Life Insurance segment. As of March 31, 2018, our USCL subsidiary comprised 115 of 349, or 33%, of PPLI policies in force, and approximately $1.0 billion of  $1.5 billion or 67% of total separate account liabilities. In addition, on June 26, 2018, we entered into a definitive agreement to acquire the Argus block. As of March 31, 2018, the Argus block consisted of 94 PPLI policies totaling $547.4 million in separate account assets, and 54 fixed universal life insurance and annuity contracts with approximately $12.8 million of associated general account assets. See “Prospectus Summary—Recent Developments.”
We plan to continue to seek out acquisitions of complementary life insurance businesses to profitably grow our business. We believe that our demonstrated ability to identify, negotiate and complete complex acquisition transactions provides us with distinct advantages relative to other potential acquirers of PPLI and specialty life insurance businesses. We also believe that because we have the capability to successfully acquire and integrate blocks of business that are relatively small compared to most life insurance acquisitions, we have fewer competitors for these blocks than other, larger opportunities attract.
Advantage International Bank Corp.
We include the operations of our licensed banking subsidiary AIBC in our Life Insurance segment because we obtained its banking license primarily for the purpose of serving the operating subsidiaries within our Life Insurance segment, and secondarily for Business Insurance. We believe that we need to have internal banking capabilities because each of our PPLI policies must have a segregated banking and investment custody account to comply with applicable law and/or regulation regarding separation of policy assets from those of the company or other policyholders. Recent laws enacted and regulations implemented by the United States and other nations have limited the ability of the banks we have utilized in the past to continue to serve us. In general, the intent of the recently enacted laws and regulations is to identify and limit banking activities considered by governments to be at high risk for terrorism, money laundering, international sanctions avoidance, illegal weapons sales or narcotics trafficking. Most accounts used for PPLI policy assets qualify as high-risk accounts because of the indirect relationship the bank has with the ultimate owner or beneficiary of the PPLI policy. This is because the PPLI policy is issued by the insurance company for the benefit of the policy owner and policy beneficiaries, who are generally not known directly by the bank. This creates an indirect customer relationship between the policy owner and the bank, with the bank not having full knowledge of its ultimate customer. We believe that banking regulators and compliance officers view indirect customer relationships as high risk. Most of the banks we have historically used for PPLI policy assets have informed us that they want to close existing high risk accounts and will not open new high risk accounts. For this reason, we opened AIBC to allow us to continue to operate our core PPLI franchise without disruption from changes in the business of our banking services providers. We currently do not have plans to extend our banking services to external clients, but if we determine to do so in the future, then we anticipate reporting AIBC as a stand-alone segment. See “Risk Factors—Risks Relating to Our Insurance Underwriting—Our business is growing rapidly and there is limited historical information available for investors to evaluate our investment performance or a potential investment in our common shares.”
AIBC depends upon its correspondent bank in order to operate. To reduce operational risk arising from its dependence on a correspondent bank, AIBC intends to apply for membership in the Federal Reserve Bank of New York. In order to become eligible for membership in the Federal Reserve system, AIBC will need to make additional investments and incur higher levels of ongoing operating expenses to put into place enhanced information technology, compliance and security systems and procedures. We intend to allocate an amount of the proceeds of this offering to increase the capital of AIBC and to replace capital eroded by historical operating losses incurred during AIBC’s start-up period.
Compliance
The life insurance industry worldwide is generally subject to heavy regulation. Companies in the life insurance industry, including us, expend significant resources on compliance with all applicable law and regulation. We believe that we operate in material compliance with all applicable laws and regulations of our two operating domiciles for Life Insurance, which are the United States’ unincorporated territory of Puerto Rico and the Cayman Islands. Each domicile has its own specific compliance requirements, but most of the compliance requirements of our Life Insurance are common to both jurisdictions. The key requirements are related to anti-money laundering, or AML, global sanctions and insurance operations. Our AML controls are based on the U.S. Bank Secrecy Act, or BSA, requirements, which we believe to be the highest possible AML standard applicable to us. Where possible, we apply the strictest standard such as the BSA to our business in all locations to ensure that we do not inadvertently apply a lower threshold compliance standard than is necessary. We have a Head of Compliance who oversees all compliance functions, as well as compliance specialists dedicated to a particular operating entity such as AIBC. In Puerto Rico, AIBC provides compliance services to our insurance company subsidiaries. In addition to compliance for our own business, we are obligated under the BSA and other regulations to monitor compliance operations at other financial institutions where we have customers in common, and to make our compliance personnel and records available to our financial institution counterparties. We believe that our compliance capabilities are of the quality and to the standard required for us to prudently grow our business without taking excessive compliance risk.

Life Insurance Segment Financial Summary
The following summarizes our recent total revenue and expense for the Life Insurance segment, total assets and liabilities, and number of contracts in issue as of the end of each period (dollars in thousands):
	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
Revenues
Policy charges, premiums and fee income	$2,971	$2,690	$11,823	$8,423	$6,627
Reinsurance	(554)	(650)	(2,306)	(1,734)	(1,518)
Investment income	1,320	2,244	8,420	9,751	9,128
Other income	459	(55)	(435)	1,591	749
Total revenue	4,196	4,229	17,502	18,031	14,986
Expenses
Underwriting, general & administrative	1,954	1,953	8,625	6,810	5,667
Amortization and finance charges	471	623	353	1,213	235
Total expenses	2,425	2,576	8,978	8,023	5,902
Operating income before tax	$1,771	$1,653	$8,524	$10,008	$9,084
Separate Account Assets
Separate account assets	$1,485,801	$1,064,760	$1,451,938	$1,051,664	$293,881
Separate account policy loans	65,516	65,043	65,204	63,185	43,922
Total separate account assets	$1,551,317	$1,129,803	$1,517,142	$1,114,849	$337,803
Number of Life Insurance Contracts in Force	349	325	342	319	187
Business Insurance
Our financial goal within Business Insurance is to make a positive operating margin on the underwriting services we provide to captive insurance clients and to make a positive underwriting return on our Lloyd’s syndicate participations commensurate with the capital exposed to loss.
Lloyd’s Underwriting
We underwrite P&C insurance and reinsurance by participating in syndicates operating at Lloyd’s of London, or Lloyd’s. We participate in 7 individual Lloyd’s syndicates, with no single participation exceeding 2% of the total syndicate underwriting capacity. In 2017, we underwrote $4.6 million of earned premium at Lloyd’s compared to $3.6 million in 2016. We have issued an insurance-linked security to one of our clients representing a quota share participation in our underwriting. Our total potential losses from our Lloyd’s underwriting are limited to $3.7 million, which is the amount of our regulatory deposit held by Lloyd’s. We utilize a third-party manager, Hampden Agencies Ltd., or Hampden, to oversee our Lloyd’s business. Hampden assists us with securing capacity with Lloyd’s syndicates for each underwriting period, known as a Year of Account, and monitors the performance of each syndicate where we participate. We pay Hampden a fee for this service that increases based on the success of our underwriting.
Lloyd’s separates underwriting activity by Year of Account, which is a specific underwriting period related to risks originally assumed within a calendar year. Because many individual risks assumed during a calendar year extend into the next calendar year and beyond, Lloyd’s measures its underwriting results based on the vintage year of the underwriting, not the year in which a premium is earned for accounting purposes or a claim is paid. Lloyd’s requires its underwriting syndicates to settle all economic results for a particular Year of Account in the fourth year of the underwriting through a risk transfer process known as reinsurance-to-close. As such, we expect to complete the 2015 Year of Account underwriting in 2018, and subsequent years on a like schedule. We rely upon estimates, including estimates used in audited financial statements of the syndicates, to account for the premiums we earn and loss expenses we incur during the underwriting period of the Year of Account, before final settlement. This underwriting approach utilized by Lloyd’s limits both the amount of risk we assume to the value of our collateral deposit, and limits the time period when we have underwriting uncertainty for a particular risk to no more than four years. This contrasts with years past, where Lloyd’s and other insurance markets required participants to underwrite unlimited liability with open-ended time exposure.
In addition to underwriting for our own account at Lloyd’s, we facilitate access to the Lloyd’s market or other third party risk for our captive insurance clients. This access can come in the form of insurance-linked securities issued by our subsidiaries that transfer risk on a quota-share or proportionate basis, or facilitation of direct participation alongside us in syndicate risks, on a fee-for-service basis. We believe that over time, our captive insurance clients will increasingly utilize third party risk from traditional insurance markets to diversify the self-insurance risks they assume.
The following table sets out our underwriting capacity for each Year of Account, and the number of individual syndicate participations for the years 2015-2018 (dollars in millions):
	Lloyd’s Year of Account
(At March 31, 2018)	2018(2)	2017(3)	2016(4)	2015(5)
Underwriting Capacity(1)	$2.8	$4.1	$4.5	$5.1
Number of Syndicate Participations	7	5	7	7

(1)
Maximum amount of premium allowed to be accepted for the Year of Account.

(2)
British pounds sterling converted to U.S. Dollars at £1.00 to $1.401 for 2018.

(3)
British pounds sterling converted to U.S. Dollars at £1.00 to $1.349 for 2017.

(4)
British pounds sterling converted to U.S. Dollars at £1.00 to $1.234 for 2016.

(5)
British pounds sterling converted to U.S. Dollars at £1.00 to $1.480 for 2015.

Captive and Insurance Management Services
We organize and manage captive insurance companies on behalf of their owners and/or insured parties, usually small and medium-sized businesses and professional services organizations located in the United States. Captives are bona fide insurance or reinsurance companies formed by a business or groups of businesses to insure certain risks that would otherwise be self-insured or insured by unaffiliated carriers. By utilizing a captive insurance structure, a business owner can benefit by paying a lower all-in cost compared to purchasing traditional insurance, or not purchasing any coverage. Sponsors of captive insurers typically retain the services of a licensed or regulated captive manager such as our subsidiaries Advantage International Management (Cayman) Ltd., or AIMCL, Advantage Insurance Management (USA) LLC, or AIMUSA, or Advantage Insurance Services LLC, or AIS, because of the complex nature of operating an insurance business. Our captive underwriting services enable smaller companies to access the financial benefits of self-insurance underwriting programs that historically have been available to large companies.
As a longstanding manager of captive insurance companies, we have the experience, knowledge and technical ability to provide the insurance management services required by the owner or sponsor of a captive insurer. This capability includes in-depth knowledge of insurance coverages and policy forms, a thorough understanding of reinsurance, as well as administrative and accounting expertise. In addition to our proven knowledge and experience, we believe our clients benefit from what we feel is our favorable reputation with insurance regulators in Puerto Rico, the Cayman Islands and our U.S. domiciles. We believe that many of our clients select us because of our reputation, and the reasonable belief that the high quality of our services provided to existing clients will extend to new business as well.
In addition to managing captive insurance companies on behalf of their owners, we form and manage other insurance-related entities such as risk retention groups, or RRGs. The legal structures and regulation of RRGs differ from a captive insurance company but many of the administrative and operating functions are similar. Because the functions are similar, the descriptions of our services for captives may also be applied to RRGs. See “Business—Overview.”

Business Insurance Marketing
Our Business Insurance segment in the U.S. markets directly to clients through traditional prospecting methods, including referrals and direct solicitation. We cultivate relationships with lawyers, accountants, business advisors and other intermediaries to source qualified leads on potential new clients. In the past, we have advertised in trade magazines and attended industry conferences as sponsors and presentation speakers. Our future plans include utilizing targeted internet advertising and expanding our direct calling efforts from our locations in Charleston, South Carolina and Burlington, Vermont. We believe AIS and AIMCL market their products and services to prospective clients in material compliance with all applicable regulations and limitations imposed by our multi-national corporate structure and the limitations imposed on their activities by virtue of their locations in Puerto Rico and the Cayman Islands, respectively.
Client Services for Captives
We maintain offices in Burlington, Vermont; Charleston, South Carolina; Grand Cayman, Cayman Islands; and San Juan, Puerto Rico that are each capable of providing a full range of captive insurance management services to clients. We also have an office location in Scottsdale, Arizona to service our Arizona-domiciled business. These services typically include preparing feasibility studies for applicability of self-insurance, initial formation of captive insurance companies, ongoing provision of corporate accounting and finance services, and policyholder services including claims payment and adjustment. In general, we maintain all reasonable and necessary records and accounts for captives we manage as may be required or appropriate in the normal course of the business and in order to comply with any laws or regulations of the relevant jurisdiction(s), as required. The financial statements of the captive will include records of the insurance and reinsurance transactions, income and expenses of a captive prepared in accordance with the applicable accounting standard(s). We then ensure that the captive insurer submits all required annual regulatory filings, premium tax returns and other documentation required by the relevant domicile(s). In addition, we provide the captive owner with financial statistics to enable the owner to monitor the financial performance of the captive.
To effectively form and manage a captive insurance company, our typical scope of services for a captive insurance client includes:
Initial Program Development. We assist potential clients with evaluation of captive insurance programs and other risk management activities, and seek to be engaged as the captive manager for the client if the use of a captive or other risk financing technique is appropriate. In order to determine whether or not a captive structure is useful for a prospective client, the client’s business usually commissions a feasibility study from a third-party expert, such as us, to evaluate the costs and benefits of forming and using a self-insurance program. This study takes into account all relevant information, including expected future growth and potential for cost savings, capital efficiency, and the company’s overall risk management strategy. Prospective corporate sponsors of captives invest in these studies and other up-front efforts to evaluate captives because of the long-term commitment required in order for a captive to make economic sense for a sponsor. When the prospective client elects to move forward with forming a captive, our team seeks to be engaged as the captive manager through a management services agreement with the client.
Corporate Formation Services. In addition to the insurance aspects of captive company management, our services include all required execution steps to establish and operate the legal entities that comprise a captive structure. Services typically include overseeing drafting of the captive’s constitutional document, provision of a registered office, and admission of new members of the captive company and the issuance of new shares. We work with a network of experienced attorneys who can provide these and other legal services to our clients at what we believe are cost-effective rates.
Corporate Governance Services. We provide or oversee all of the required corporate governance processes of the captive insurance companies that we manage. Our goal is to ensure that all of the required information for effective captive insurance company governance is presented clearly and the client’s time is used efficiently. We perform or oversee services including maintenance of company secretarial and legal records, including minutes of all meetings, appointments of directors and officers, statutory filings, board resolutions, annual return fee and insurance license fee submission and declarations. We also organize board meetings and materials, prepare statistical and other reports for the captive company’s directors and shareholders, and otherwise endeavor to ensure efficient, proper and compliant corporate governance.

Ongoing Administration. Our operational responsibilities following establishment of a captive insurer typically include preparing and executing insurance and reinsurance policies, and related binders and endorsements. We also maintain records of insurance and reinsurance transactions, establish appropriate reserves, bill and collect premiums, bind and pay for reinsurance coverage, manage claims, and work with any related brokers, consultants, advisers or intermediaries. A key role that our staff performs for captive insurance clients is preparation of quarterly and annual financial statements, managing audit processes, and preparing and filing all required regulatory submissions for each captive insurance company.
Underwriting. We underwrite and price captive insurance risk for our clients in accordance with industry standards and applicable laws and regulations. The laws of all captive insurance domiciles where we conduct business require professional underwriting of all risks placed into captive insurers. We also provide a valuable service to our clients by ensuring that their captives are managed to be fully compliant with all applicable tax code requirements; however, we do not provide tax advice to our clients and we require our clients to obtain competent third-party tax advice from a reputable accountant or attorney. Also, when a captive purchases reinsurance, we facilitate the reinsurer’s re-underwriting and file review of the insurance policies written by the captive.
Claims. Similar to underwriting, we manage the claims function of a captive insurer along standard industry practice with true adjustment and administration on a professional, arms’ length basis. Because claims paid without proper documentation and supporting information will jeopardize the tax and accounting benefits derived from use of a captive insurer, clients rely upon us to maintain fully organized and documented claims records. In our role as captive manager, when claims arise we will usually coordinate the professional independent adjusters, legal counsel or dispute resolution services, reinsurers, and other third parties required to settle the claim. In addition, we review, validate, monitor and report claims for each captive insurer as a normal and routine part of our business.
Investment Management. Captive insurance companies are generally required by law and accepted practice to invest their funds in a prudent and reasonable manner appropriate for the risks taken in the insurance portfolio. We provide administrative support for a captive insurer’s investment management program, but we do not select investments or otherwise engage in any investment management activities. Our administrative functions generally include securing bank accounts and investment accounts for the captive; drafting investment guidelines and/or investment policy statements appropriate for the type of insurance written; preparation of cash flow projections and other asset/liability management studies needed to execute an effective investment strategy; and liaising with third party investment managers retained to manage the captive’s investment assets. We do assist our clients with posting of letters of credit, bonds or other collateral required as part of the normal course of business for the captive.
Financial Statement Preparation. We prepare financial statements for the captive insurance companies that we manage. Many of our employees in our Business Insurance segment hold accounting credentials and certifications, and prepare income statements, balance sheets and statements of cash flows for managed companies in accordance with GAAP, or International Financial Reporting Standards. In addition, for U.S.-domiciled captives, we prepare financial statements in accordance with statutory accounting principles established by state regulators. We typically work closely with the accounting staff of our clients in order to prepare and deliver accurate financial statements that are required by the client auditor and insurance regulator, within the time period allowed.
Risk Pooling Services
Most of our captive insurance clients in the United States seek to have their captive insurance companies qualify as bona fide insurance companies under all applicable laws and regulations, including tax regulations and legal rulings. In general, a captive insurer qualifies as a bona fide insurance company if 50% or more of its insurance portfolio consists of third party risk unrelated to the owner of the captive. Many captive insurance companies achieve this requirement to assume third party, unrelated risk utilizing an insurance transaction structure known as a risk pool. The purpose of the risk pool is to facilitate the exchange of risks among a number of similarly situated captive insurance companies. Typically, a captive will participate in a risk pool by transferring a portion of its own risk to a risk pool by purchasing reinsurance from the risk pool. The captive will then assume a like amount of third party risks from the risk pool by providing reinsurance to the risk pool.

We provide risk pooling services to our Business Insurance clients through Harbor Risk Pool Association, or HRPA, an independent nonprofit risk pooling association licensed and operating in Arizona that is managed by us. In turn, HRPA utilizes our subsidiary Harbor Risk Indemnity, LLC to effect risk transfer among pool participants. We do not retain any of the risk exchanged among our clients using this pool. We also provide risk diversification to our clients through participation in Lloyd’s syndicates. This does not require a captive insurer to transfer out any of its self-insurance risk in order to comply with applicable U.S. and state laws and regulations as a bona fide insurance company. In the future, we may expand our risk pooling services and activity to include on-balance sheet underwriting for our own account of certain risks of our captive insurance clients. In general, this would require us to obtain an “A” category rating from one or more recognized credit rating agencies, such as KBRA.
Reserves for Business Insurance
We establish reserves for our underwriting activity at Lloyd’s. In addition to the reserve amounts, we collateralize our insurance underwriting at Lloyd’s with a regulatory deposit in the form of Funds at Lloyd’s that is available at all times to make good on our pro rata share of any claims paid by the syndicates we participate with in underwriting. Our economic exposure to Lloyd’s risk is limited to the amount of the regulatory deposit. We do not have significant reserves held against expected future claims to be paid in our other operations. This is because, to date, we have not participated meaningfully in the risks our clients transfer or finance using captive insurance companies. We do not reserve for risks arising from protected cell captives utilized by our two licensed P&C insurance subsidiaries, Advantage Property & Casualty Company SPC, or APCC, and Advantage Business Insurance Company, or ABIC. In addition, our licensed Vermont captive insurance facility, Advantage Insurance of Vermont PCC, LLC, or AIVT, also bears indirect insurance risk of its clients for which we have no established reserves. Currently, APCC and ABIC provide clients with segregated protected cell captive insurance structures, known as “rent-a-captive” facilities. Our underwriting activity with APCC and ABIC may require us to accumulate a reserve for certain events related to the activities of our clients. For example, if a protected cell captive purchases reinsurance and the reinsurance counterparty defaults on its obligations to the protected cell, we may be required to fulfill the defaulted reinsurer’s obligations to our client. Also, we may choose to participate in certain risks held in the protected cells, if we believe that the returns offered are meaningfully in excess of our underwriting return goal. These underwriting activities and others would require us to reserve for expected future losses. As described above, we intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance subsidiaries for further investment in CLOs invested in a portfolio managed by GSO. We may use this increased capital base to increase our underwriting and retention of P&C risks. See “Use of Proceeds.”
Our reserving philosophy is, and will continue to be, to reserve to our best estimates of the actual results of the risks underwritten. Our senior management reviews our reserving estimates on a quarterly basis to determine if any adjustment is required in order to meet our estimated future obligations. For underwriting other than Lloyd’s, we reserve on a transaction by transaction basis. For any underwriting transaction requiring us to retain significant insurance risk, we engage outside actuaries to review our estimates for completeness and accuracy. Due to the use of different assumptions, accounting treatment and loss experience, the amount we establish as reserves with respect to individual risks, transactions or classes of business may be greater or less than those established by our clients or reinsurance counterparties. Reserves may also include unearned premiums, premium deposits, profit sharing earned but not yet paid, claims reported but not yet paid, claims incurred but not reported, and claims in the process of settlement. See “Risk Factors—Risks Relating to Our Insurance Underwriting.”
Reserves do not represent an exact calculation of liability. Rather, reserves represent our estimate of the expected cost of the ultimate settlement and administration of the claim. Although the methods for establishing reserves are well-tested, some of the major assumptions about anticipated loss emergence patterns are subject to unanticipated fluctuation. We base these estimates on our assessment of facts and circumstances then known, as well as estimates of future trends in claim severity and frequency, judicial theories of liability and other factors, including the actions of third parties, which are beyond our control.
Collateral Arrangements and Letters of Credit
We are not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Puerto Rico, Vermont and the Cayman Islands. HRPA is licensed to do limited insurance business in Arizona and

Montana. Many jurisdictions such as the United States do not permit insurance companies, including captive insurance companies and risk retention groups, to take credit for reinsurance on their statutory financial statements if such reinsurance is obtained from unlicensed or non-admitted insurers, unless the coverage is backed by appropriate collateral. As a result, we anticipate that future growth in our U.S. risk management services business will require us to provide collateral for certain types of client solution structures that we may provide. For example, we may assist a client with its business expansion into a new state that requires posting of a surety bond or letter of credit in order to use its existing captive insurance company to provide health insurance coverage. As a service to our client, we would post a letter of credit on their behalf, and would charge the client an appropriate fee for this service. Today, we obtain letters of credit from major international banks on a transactional basis. Our ability to obtain letters of credit on commercially acceptable terms will affect our ability to implement our business strategy. We expect that obtaining an “A” category rating from a recognized independent ratings service would enable us to obtain more letters of credit and on more favorable terms. See “Risk Factors—Risks Relating to Our Insurance Underwriting—Commercial banks may be unwilling to accept assets in our investment portfolios as collateral, or may do so on unfavorable terms. Our failure to obtain letters of credit on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.”
Compliance
Our Business Insurance operations are subject to complex compliance requirements arising from insurance-specific and general financial services regulations. ABIC is regulated in Puerto Rico by the OCS and APCC is regulated in the Cayman Islands by CIMA. AIVT is regulated by the Insurance Division of the Vermont Department of Financial Regulation. Our services businesses, AIMCL, AIMUSA and AIS are also regulated. In addition to managing our own compliance, we also have responsibility for ensuring that our captive insurance clients and the insurance entities that we manage for our clients operate within all applicable laws and regulations. Insurance regulations are complex, and vary by jurisdiction. We manage captive insurance companies in international jurisdictions including Belize, the Cayman Islands and Puerto Rico. In the United States, states where we manage captive insurance structures or otherwise have regulatory relations include Arizona, Delaware, Montana, Nevada, Pennsylvania, South Carolina, Tennessee and Vermont. We manage the compliance requirements for our Business Insurance clients by employing experienced insurance professionals to perform all of the required functions and tasks to operate captive and other insurance structures within all applicable laws, rules, regulations and other externally imposed requirements. We believe that our relationships with regulators in all of the jurisdictions where we have operations are on good terms and that our reputation among regulators is favorable.
In addition to insurance regulation, our Business Insurance operations are subject to requirements for AML, Customer Due Diligence, or CDD, and KYC compliance under obligations imposed on us under one or more competent regulatory authorities or regimes including BSA, CIMA, FATF, FinCEN, FIO, OCIF, OCS, OFAC and others. We employ full-time compliance professionals to help ensure that we and our clients operate in material compliance with all applicable laws, rules and regulations. See “Regulation.”
Competition in Business Insurance
We compete within the broad risk management services industry, which is large, mature and highly competitive. Our competition includes insurance brokers such as Aon, A.J. Gallagher, Lockton Companies, Marsh Inc., Willis Group and others. It also includes traditional insurance companies such as, AIG, CNA, The Hartford, St. Paul Travelers, Liberty Mutual and others. We compete with insurers that have primary insurance divisions including Chubb, Allianz, AXA, Berkshire Hathaway, Hannover Re, Munich Re, Swiss Re, Zurich and others. We also compete against many smaller companies that provide similar products and services to ours, including subsidiaries of larger insurers and brokers. Almost all of the larger and many of the smaller competitors are more established and better capitalized than our company. In order to compete with these businesses, we rely upon our reputation in the captive management business, the relationships of our key employees and contractors, the cost-effective products and services we offer.
We believe that our highly experienced team with its history of quality service and product innovation in creating insurance-based solutions to our clients’ needs will allow us to continue to be successful in competing with more established companies. See “Risk Factors—Risks Relating to Our Insurance

Underwriting—If we lose or are unable to retain our senior management and other key personnel and are unable to attract and retain qualified personnel, our ability to implement our business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect our business.”
Revenues and expenses
We began underwriting at Lloyd’s in 2015. The underlying insurance risks have yielded a profit in the 2015 year but insurable events occurring in 2016 and 2017 have generated underwriting losses for those respective years. Similarly, our investment in new people and markets in captive management reduced operating income from North American business. The following table sets out unaudited revenue and expense for our Business Insurance segment for the periods 2016, 2017 and the first three months of 2018 (dollars in thousands):
	2018	2017				2016
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Revenue	$2,841	$2,907	$1,566	$1,397	$1,477	$1,995	$1,221	$1,848	$1,444
Expenses	2,876	3,226	1,581	1,601	1,580	2,367	1,490	2,059	1,555
Operating income/(loss) (before tax)	$(35)	$(319)	$(15)	$(204)	$(103)	$(372)	$(269)	$(211)	$(111)
Profit/(loss) margin	-1.2%	-11.0%	-1.0%	-14.6%	-7.0%	-18.6%	-22.0%	-11.4%	-7.7%
Investments
Investment Strategy
Our investment strategy is to generate attractive risk-adjusted returns from a portfolio of fixed maturity investments, after principal losses from credit defaults. Because our investment horizon is longer than that of many other insurance companies due to the long-dated nature of our life insurance liabilities, we actively seek to invest in less-liquid debt securities that offer higher returns than liquid, short-dated investment grade corporate or government bonds. In addition, we seek to minimize the potential negative effect on our portfolio from rising interest rates by investing predominantly in floating-rate instruments such as loans and CLO securities.
We may obtain leverage in our investment portfolio directly and indirectly. Direct leverage may be applied through the use of a non-recourse loan accumulation facility offered by a major bank. We apply leverage indirectly by purchasing deeply subordinated notes issued by CLOs, which are leveraged by the amount of debt owed by the CLO that is senior to our claim on the assets of the CLO. For any investment where we utilize leverage, we seek to limit our loss potential to the amount of our cash investment only. We do not use margin loans, repurchase agreements or other short-term, recourse financing to apply leverage to our portfolio. We do enter into forward purchase agreements, purchase guarantees, and transactions with long settlement periods. In the past, we also have utilized a loan accumulation financing facility with terms that allow for the orderly liquidation and/or natural principal amortization of loan investments in the event of a severe market dislocation such as the global financial crisis of 2008–2009.
We believe that our investment strategy of deploying capital into pools of bank loans using CLO structures should deliver consistent investment income and return of principal that can be re-invested and compound in value over time. Furthermore, the floating-rate nature of bank loans reduces the risk of price declines in the portfolio due to a rising interest rate environment. Finally, because our strategy does not rely upon active trading of investments, we can invest in less-liquid, self-liquidating securities that offer meaningful additional yield compared to more liquid investments of similar credit quality.
Some of our subsidiaries are required by regulators, letter of credit providers, or clients to hold high-quality, highly liquid investments such as obligations of the U.S. Treasury, making investments in CLOs unavailable. For these instances our policy is to minimize the amount of our capital that is invested in lower-yielding investments and our investment strategies take into account the foregone expected investment returns for business that requires this type of investment. See “Risk Factors—Risks Relating to Our Investment Strategy—Our investment strategy is risky.”
Investment Guidelines
The general account investment guidelines adopted by our board of directors, which may be amended, or modified, from time to time, have been put in place to ensure that our investment portfolio reflects the total return goal of our fixed income investment strategy. These guidelines, and the instructions we provide to our external investment adviser, are intended to help us achieve strong risk-adjusted returns within the constraints of investing the general account assets of our regulated insurance subsidiaries.
As noted above, some of our subsidiaries have separate investment guidelines that take into account restrictions imposed on the subsidiary by regulators, its known liabilities, requirements to maintain an appropriate claims paying rating by ratings agencies, and requirements of letter of credit providers. For these limited circumstances specific guidelines generally limit our ability to make CLO investments and require investments in obligations of the U.S. Treasury and highly rated corporate and asset-backed debt securities.
As of March 31, 2018, our general account investment portfolio consisted primarily of subordinated interests in CLOs known as CLO Equity. We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance subsidiaries, with further deployment into loans, loan funds, loan accumulation facilities and CLOs, that either (1) match our long-dated insurance liabilities or (2) meet regulatory requirements for a particular operating subsidiary. In most cases, these investments will be selected by GSO. For non-CLO investments with a particular insurance or asset/liability matching requirement, our employees will select investments subject to oversight of the Investment Committee of the board of directors.
Our general account investment guidelines restrict us and our external investment adviser acting on our behalf from the following investment activities:
•
entering into swaps or other derivative contracts;

•
purchasing structured investment products with embedded derivative contracts (other than CLOs with foreign currency or interest rate hedges, swaps or other contracts or instruments);

•
purchasing assets denominated in currencies other than U.S. Dollars, other than for specific insurance asset/liability matching purposes;

•
creating short-term margin debt obligations (other than for pending but not yet settled purchase or sale transactions); and

•
issuing guarantees or making commitments unrelated to investments in approved assets.

From time to time, our Investment Committee and/or the board of directors may revise these guidelines, based on the recommendation of our employees, our external investment adviser or its own judgment of the optimal types of investment assets that are best suited to match our expected future obligations to make insurance claim payments.
Internal Risk Management and Investment Guideline Compliance
We have risk management and compliance policies and practices that are designed to ensure that our investment risks are those that our board of directors has decided are appropriate and desirable for our business. These policies and practices are designed to inform our board on a timely basis of our investment portfolio or if any investment that we hold is outside of our investment policy guidelines or otherwise diverges from our approved strategy. For the investments that fall within our investment guidelines, we will re-evaluate each individual investment for changes in intrinsic value on a quarterly basis, including evaluation for OTTI under GAAP. We also provide regular reports on the investment portfolio to our board of directors with up to date price valuations, changes in performance expectations, liquidity assessments, and other information about our investments that can be used by our board to provide appropriate oversight over our portfolio risks and return expectations. To further provide our board with certainty that the reports it receives are accurate and fairly depict the condition of our investment portfolio, we utilize third party valuation services to independently verify the valuations assigned to our investments by our external investment adviser. The Investment Committee of the board meets at least quarterly and has direct access to our investment managers, staff and GSO. We believe that our policies and practices will reduce the risk that our portfolio contains investment risks that are unknown to or unanticipated by our board of directors. See “Risk Factors—Risks Relating to Our Investment Strategy—Our investment strategy is risky.”

Collateralized Loan Obligations
We are invested primarily in CLO Equity securities and intend to deploy substantially all of the net proceeds from the offering into loans, loan funds, loan accumulation facilities and CLOs, including mezzanine and equity tranches. CLO Equity securities represent undivided interests in pools of bank loans issued by medium and large-sized companies, with a typical CLO holding over 100 loans issued by different obligors. CLOs offer a range of investment securities backed by the same pool of loans, from senior tranches of notes rated AAA by Standard & Poor’s and Fitch, or Aaa by Moody’s Investor Services, to non-rated subordinated tranches entitled to the residual interest in the pool after the more senior securities have been repaid. These junior securities are commonly referred to as CLO Equity because of their residual claim on the assets of CLOs, after all of the more senior notes have been repaid. This subordination to the more senior obligations is sometimes referred to as embedded leverage, because the CLO Equity benefits from the positive spread between the expected returns from portfolio loans and the fixed interest payments due on the more senior CLO note obligations. We invest in CLO Equity because we believe that it offers superior risk-adjusted returns compared to other illiquid, alternative investments such as private equity, hedge funds or venture capital. See “Risk Factors—Risks Relating to Our Investment Strategy—Our investment strategy is risky.”
The CLO market initially developed in the 1990s, with significant growth occurring in the 2003 – 2007 timeframe. The CLO market developed in response to growing investor demand for direct access to bank loan portfolios, which had previously been restricted to commercial banks. CLO issuance for U.S. Dollar-denominated loans issued by companies domiciled in, or conducting the majority of their business in the United States peaked in 2007, when $101 billion face amount of CLOs of this type were issued. CLO issuance declined dramatically beginning in 2008 during the financial crisis and ensuing recession. CLO issuance recovered following the crisis, with at least $50 billion of new CLOs issued each year since 2012. In 2017, various market sources report there were 212 new CLOs issued totaling $118 billion in face amount. We believe that stable market conditions and frequent new issue transactions are beneficial to our ability to invest the proceeds of the offering into CLO securities with attractive expected returns.
Growth in the market for CLO securities in recent years has been enabled by the expansion of the investor base for CLO Equity to include pension funds, sovereign wealth funds and other large institutional investors. Historically, CLO Equity had been purchased by hedge funds, wealthy individuals and other investors seeking high returns in exchange for accepting high risk. Additionally, the Dodd–Frank Wall Street Reform and Consumer Protection Act signed into law in 2010, commonly referred to as Dodd–Frank, imposed requirements on sponsors of CLO structures to retain at least 5% of the securities issued by the CLO, including subordinated tranches. Required risk retention has resulted in CLO sponsors forming new pools of capital specifically for the purpose of investing in subordinated CLO securities. A recent court ruling has called into question the obligation of CLO sponsors to retain the risk of their CLOs. This expansion of the CLO investor base to new types of investors has resulted in increased competition for the available supply, which at times has resulted in higher acquisition prices and lower expected returns from available investments. We have responded to this expanded competition for attractively-priced CLO securities by making investments in CLO loan accumulation facilities, commonly known as CLO warehouses. Three of the nine CLO investments we held as of March 31, 2018 resulted from our investment in CLO warehouses.
During the 2008–2009 global financial crisis, there was no market demand for new CLOs. Reported prices of existing CLO securities declined dramatically, and liquidity for sellers of CLO securities was difficult to obtain at any price. This unprecedented decline in prices and reduction in market liquidity was evidenced by AAA-rated CLO notes declining in price from near par value in early 2008, or 100 cents on the dollar, to approximately 90% of par in late 2008. As indicated by the Standard & Poor’s leveraged loan index, the individual loans held by CLOs declined in price by over 30% in 2008. The reported prices for leveraged loans and CLOs were depressed by the lack of liquidity in the global financial system during this time. Prior to 2008, many banks and brokerage firms would buy and sell large volumes of bank loans and CLO securities for their own balance sheets, providing strong liquidity to the market. This intermediary-provided liquidity ended in 2008, was further limited by Dodd-Frank, and has been replaced with liquidity provided by investors. We believe that the absence of intermediaries such as banks who are willing to buy and sell CLO securities for their own account has resulted in more volatile reported prices of CLO securities and less secondary trading activity than prior to 2008. Our investment strategy recognizes the unreliable liquidity of the CLO market by using a held-to-maturity approach where we have the intent and ability to hold our CLO Equity investments to maturity. If we are for any reason unable to hold our CLO Equity investments to maturity, or otherwise are forced to sell CLO Equity investments during a period of illiquidity such as the 2008–2009 global financial crisis and its multi-year aftermath of illiquidity and depressed market prices, we will suffer significant financial harm. See “Risk Factors—Risks Relating to Our Investment Strategy—Our investment strategy is risky.”
We believe that CLOs are attractive investments in part because of the reliable performance of the loans held as Collateral. Over time, leveraged loans as an asset class have delivered positive investment returns due to the excess of interest income earned compared to realized losses from credit defaults. Because most CLOs are not forced to sell loans that are downgraded by ratings agencies or experience an event of default, a CLO manager can elect to hold a distressed or defaulted loan until final resolution and recovery of any value following a bankruptcy process or other liquidation of the borrower. This feature of CLOs and the recovery rates of leveraged loans following defaults has contributed to the past positive performance of CLOs. The following chart depicts the total return performance of the U.S. leveraged loan market from 2001 to 2017:

CLO Warehouse Facilities
We currently do not have a CLO warehouse facility in place. In the past, we have participated in loan accumulation or warehouse facilities with financing provided by a major global bank. The facilities provided us with non-recourse term financing for the acquisition over time of a portfolio of loans, with individual loans typically purchased as new issue syndications. The intent of a warehouse facility is to assemble, over time, a diversified portfolio of loans that is suitable for securitization into a new, long-term CLO structure. The terms of loan accumulation facilities we have utilized in the past provided for a multi-year period allowing the loans held in the facility to be sold, mature or otherwise liquidated in an orderly manner without forced sales during periods of market dislocation. The cost of borrowing in the facilities has been approximately equal to the cost of borrowing for a CLO, but with lower leverage. Warehouse facilities are subject to covenants and restrictions on the type and quality of loan that may be acquired by the facility. Usual terms of warehouse facilities call for the portfolio funded using the facility to be refinanced in the traditional CLO market, paying down the outstanding facility balance with the proceeds of the CLO financing transaction. Although we do not currently have a CLO warehouse facility in place, we expect to continue to use loan accumulation warehouse facilities as our preferred method of investing in newly-issued CLO securities and plan to seek new warehouse facility investment opportunities for some of the proceeds of this offering.

New Issuance of U.S. Leveraged Loans 2001 – 2017

$600
$500
$400
$300
$200
$100
$0
Par Amount ($billions)
35
58
91
154
184
323
385
71
39
158
231
295
455
376
257
337
503
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

Source: S&P LCD

CLO Portfolio
As of March 31, 2018 we held nine CLO investments with total amortized cost of  $60.3 million. We have designated each of these investments as held-to-maturity under GAAP. As such, we record the amortized cost of the security on our balance sheet as an asset. Our CLO Equity portfolio as of March 31, 2018 consisted of the following investments:
Investment	Bloomberg	Collateral Manager	Date Acquired	Face Amount	Amortized Cost	Fair Market Value	FMV as % of Amortized Cost
Jamestown II	JTWN 2013-2A SUB	Investcorp	9/20/2013	$3,978,659	$2,543,578	$2,058,031	81%
Ares XXVIII	ARES 2013-3A SUB	Ares	10/10/2013	10,000,000	4,245,001	4,095,583	96%
Tryon Park	TPCLO 2013-1A SUB	GSO	1/17/2014	10,000,000	3,543,873	3,467,596	98%
Seneca Park	SPARK 2014-1A SUB	GSO	6/19/2014	3,500,000	2,027,064	1,490,063	74%
Stewart Park	STWRT 2015-1A SUB	GSO	5/7/2015	30,759,000	8,782,091	9,692,161	110%
Webster Park	WPARK 2015-1A SUB	GSO	1/20/2016	3,400,000	2,732,735	2,985,308	109%
Westcott Park	WSTCT 2016-1A SUB	GSO	6/30/2016	30,720,000	27,753,603	25,131,799	91%
Grippen Park	GRIPP 2017-1A SUB	GSO	3/15/2017	4,000,000	3,548,309	3,493,511	98%
Greenwood Park	GRNPK 2018-1X SUB	GSO	3/06/2018	6,000,000	5,158,188	5,386,880	104%
				$102,357,659	$60,334,442	$57,800,932

We do not adjust the carrying value of our held-to-maturity CLO investments for changes in market price as reported by third party valuation agents. We do not believe that the market prices reported by any third party valuation agent are necessarily indicative of prices at which we could buy or sell any of the securities in our portfolio. However, the overall market sentiment for CLO securities is evidenced by the third party valuations and is useful to understand the condition of the CLO market. The historic amortized cost and market value of our CLO investments is as follows (dollars in millions):
	2018	2017				2016
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Number of CLO Investments	9	8	8	8	8	7	7	7	6
Aggregate Amortized Cost	$60.3	$71.2	$71.8	$74.2	$75.7	$73.4	$74.8	$76.5	$49.2
Aggregate Fair Market Value	$57.8	$67.2	$67.7	$70.4	$75.1	$76.8	$76.0	$74.6	$40.3
FMV as a % of Amortized Cost	96%	94%	94%	95%	99%	105%	102%	98%	82%
Regulation of Investments
Each of our insurance subsidiaries is required to submit a business plan to its regulator that includes a plan for investments. In general, Puerto Rico and the Cayman Islands do not subject us to traditional insurance regulations that require diversification of investment portfolios and limit the amounts of investments in certain asset categories, such as below-investment grade fixed income securities, real estate-related equity, partnerships, other equity investments, derivatives and alternative investments. As of March 31, 2018, we hold most of our CLO investments in the general account of our Cayman Islands life insurance company, ALAC. We have received approval from our regulator in Puerto Rico, OCS, to add CLOs and other less liquid, higher risk investments to the general accounts of our Puerto Rico operating subsidiaries. We believe that we have sufficient flexibility within our regulatory limitations to continue to invest most of our capital into CLOs. In the future, our regulators may limit our investments in securities such as CLOs and could prevent us from pursuing investment opportunities which we believe are beneficial to our shareholders.
External Investment Adviser
We have engaged GSO to provide us with investment management services. GSO, along with its affiliates, is a credit focused alternative asset manager and manages credit opportunity funds, mezzanine funds, senior debt funds, rescue financing funds and various senior debt vehicles. As of June 30, 2018, GSO had aggregate assets under management of approximately $84 billion across multiple strategies within the leveraged finance marketplace, including leveraged loans, high yield bonds, distressed and mezzanine debt, private equity and hedge funds.
GSO and certain of its affiliates are subsidiaries of Blackstone, a leading global alternative asset manager with assets under management of approximately $439 billion as of June 30, 2018. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, real estate, hedge fund solutions, non-investment grade credit, secondary private equity funds of funds and multi-asset class strategies. Blackstone also provides a wide range of capital markets services.
Our current agreement with GSO commenced on July 1, 2018, and has an initial term of three years. At GSO’s option, the initial three-year term may be restarted upon completion of this offering. After the initial term, our agreement automatically renews for one-year periods. However, either party may terminate the agreement at the end of the initial term or any subsequent one-year period on 90 days’ prior written notice, and in certain other circumstances. Following this offering, the investment management agreement may also be terminated by GSO if, among other things, our assets under management fall below $100.0 million for two consecutive valuation dates. We are currently required to maintain approximately $67.0 million of assets under management with GSO and to place at least $75.0 million of the net proceeds from this offering with GSO for investments in accordance with the investment management agreement. Additionally, in the event the investment management agreement is terminated at either our election or by GSO for good reason, we will owe GSO an additional one-time termination fee equal to the trailing one-year amount of base management fees paid, plus any accrued but unrealized incentive fees.

The terms of the agreement require us to pay GSO a quarterly fee based on the type and amount of our investments under its management. The agreement also calls for GSO to receive contingent incentive fees based on the performance of certain of our investments under its management. GSO is also entitled to reimbursement of certain direct and indirect expenses incurred on our behalf. Pursuant to the terms of the agreement, for CLO investments where GSO is not the Collateral manager or for CLO investments acquired in the secondary market where GSO is the Collateral manager, we are required to pay an annualized base management fee of 1% of the amortized cost of our CLO investments, and an additional incentive fee of 10% of the realized profits, net of accumulated investment management fees. The incentive fee is payable to GSO only if an investment matures or otherwise has returned cash in an amount that exceeds its actual cost, plus any management fees charged by GSO to the company with respect to such investment.
Subject to approval by our Investment Committee, GSO may invest on our behalf in GSO-managed pooled funds or CLOs for our portfolio. For securities held by us that are issued by any GSO managed fund (other than securities issued by GSO-managed CLOs), the management fee charged to us by GSO is reduced proportionally by the indirect fee paid directly to GSO by such pooled fund investment other than for a CLO warehouse entity. We also pay a reduced fee to GSO for GSO-managed CLOs purchased in a primary issuance compared to fees paid to GSO for its selection and oversight of third party-managed CLOs. The fee reductions and offsets in the investment management agreement applicable to GSO-managed funds and CLOs (which for GSO-managed CLOs generally only apply to CLO securities purchased by the company in a primary issuance of such GSO-managed CLO) are intended to eliminate or significantly reduce any duplicative fees that the investment management agreement would cause us to pay GSO for pooled investment funds and CLOs managed directly by GSO, or to mitigate certain conflicts of interest. The investment management agreement is filed as an exhibit to the registration statement of which this prospectus is a part.
Corporate
Our Corporate segment does not conduct any business that we expect to generate revenue from third party clients. It exists to facilitate our holding company structure and to service the capital needs of our operating subsidiaries. Corporate also provides office space, communications, human resources and other services shared across our operating locations and business segments. Most of these costs are allocated to the business segment receiving the corporate service.
Information Technology
Advantage utilizes standard Microsoft Windows®-based applications networked between employee desktops and primary cloud-based data servers provided by Microsoft (Azure) and Amazon (AWS). Network security is provided by Microsoft and other vendor solutions. Additional core business functions for accounting and financial controls are licensed from other software vendors, and provide specialized functionality required for client database, sales ledger, general ledger and financial statement production. In particular, our Life Insurance segment uses proprietary software for the underwriting and administration of PPLI policies. We also utilize third party applications to conduct background and compliance checks on prospective clients and vendors. Our in-house information technology staff, supplemented by expert consultants and outsourced service providers, monitors our software, systems and networks on a continuous basis.
We purchase internet security services from Microsoft and other third-party vendors. We utilize Mimecast® for email security, archiving and continuity. In addition, our network architecture has additional features and functions required to maintain high levels of security for our client information, some of which is protected under specific laws and regulations regarding medical and healthcare records. In Puerto Rico and the Cayman Islands, we are required to maintain client correspondence, business records and other information within our premises to allow each relevant regulator or other competent authority to inspect our business at any time. We believe that our information technology systems enable us to comply with the laws and regulations regarding maintenance of business records in each of the jurisdictions where we are subject to recordkeeping requirements.
All data stored on our network is backed up continuously within the cloud-based storage environment, where it is held in an encrypted form. In the past, we have successfully restored our data and recovered our business operations on a timely basis following ransomware or other attacks. We believe that our network security and data storage systems are constructed and maintained to standards that are commonly used in our industry, and that we are no more or less exposed to cyber security risks than any other business utilizing up-to-date information technology systems and services from leading vendors.
Business Continuity Plan
We have a disaster recovery plan with respect to our information technology infrastructure and physical office locations. In addition to the backup systems integrated into our information technology platform, we can relocate the operations of any one of our offices in the event that the location becomes unusable for any reason. Data and applications for relocated employees can be accessed on a secure basis through our cloud-based data storage and software applications using public internet connectivity. One limitation on relocation in the event of a hurricane or other catastrophe is that our Cayman Islands and Puerto Rico employees are generally restricted from conducting business within the United States. However, we believe that we could relocate our Cayman Islands personnel to Puerto Rico in the event that our office in Grand Cayman becomes unusable, likely due to wind damage to property from a hurricane or flood damage from a tsunami. If our Puerto Rico office becomes inaccessible, likely due to a hurricane, we believe that we could relocate our Puerto Rico staff to Grand Cayman. It is possible that in a single hurricane season, both of our key locations could suffer storm damage and business interruption. We do not buy insurance that would cover business interruption from two severe hurricanes in one season.
We implemented our Business Continuity Plan in 2017 prior to the landfall of Hurricane Maria in Puerto Rico. In accordance with the plan, key employees including our Chief Executive Officer left Puerto Rico for temporary relocation to our Cayman Islands office. Our Cayman Islands staff secured temporary work permits and housing for Puerto Rico employees and their immediate family members for up to three months, in the event that any employee’s home in Puerto Rico was uninhabitable. Several employees remained in the Cayman Islands for extended periods, or alternated their place of work between Puerto Rico and the Cayman Islands until their homes in Puerto Rico were repaired and habitable. Our Puerto Rico office location was operable at all times, due to backup power generation and hardened telecommunications infrastructure servicing the location. Employees who chose to remain in Puerto Rico following Hurricanes Maria and Irma were able to access our office premises and conduct business as usual. Operations in Puerto Rico returned to normal on January 1, 2018.
Our full business continuity plan, including contingency plans for company data, systems and personnel, is updated on an annual basis and reviewed by our board of directors and our regulators. In addition, each of our employees demonstrates at least annually their ability to work remotely, using all applications and communications services they would normally use when working from their usual office location. We believe that in the event any of our locations is forced to relocate, it would not cause serious disruption to our business or inconvenience for our clients.
Corporate Liability Insurance
We believe that we maintain adequate insurance coverages for our business activities, including directors and officers liability and errors and omissions liability. For 2018, our corporate insurance coverage includes $5.0 million of comprehensive base coverage for Directors and Officers Liability, Employment Practices Liability, Financial Institutions Crime and Financial Institutions Civil Insurance. We purchase an additional $5.0 million in excess of the base coverage for Financial Institutions risk. In addition to the base corporate coverage, we purchase insurance for our individual office locations related to Workers’ Compensation, Property, Premises, and other required or customary coverages. In general, we believe that our insurance program is well-structured and provides us with all necessary protections we need to operate our business in our various locations and lines of business.
Expense Management and Control
We attempt to limit Corporate expenses through careful management of third party service providers, including our auditors, attorneys and actuaries. In 2017, we incurred $3.3 million of Corporate expenses compared to expenses of  $3.0 million in 2016. This increase was mostly attributable to costs associated with preparation for our initial public offering and higher spending on technology related projects and systems. We also incurred $0.2 million of costs from our Business Continuity Plan implemented following the impact of Hurricane Maria on our Puerto Rico operations. Corporate expenses in 2016 included one-time costs associated with the relocation of our headquarters to Puerto Rico and redundant office space in our Cayman Islands location. We seek to be efficient in our Corporate operations and minimize the activity that is solely attributable to overhead expense. In 2016, 2017 and year to date in 2018, we incurred additional costs related to preparing for a potential transition from private to public ownership. We have not calculated the precise amount of additional costs incurred for these purposes, but we believe it has been a meaningful percentage of our total Corporate expense. The following table breaks out expenses allocated to Corporate year-to-date in 2018, and for the years 2017 and 2016, and as a percentage of revenue for each period (dollars in millions):
	2018	2017				2016
	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Corporate Expenses	$789	$901	$1,238	$574	$554	$680	$507	$1,334	$504
Total revenue	$7,037	$8,174	$4,950	$6,019	$5,706	$8,729	$5,167	$6,726	$3,917
Corporate Expenses as % of Total revenue	11.2%	11.0%	25.0%	9.5%	9.7%	7.8%	9.8%	19.8%	12.9%
How We Are Different from Traditional Insurers and Reinsurers
We operate our insurance underwriting businesses with the goal of earning pre-tax profits before investment income. Where possible, we seek to underwrite risks that lead to additional revenue from associated services we can provide in addition to the core underwriting transaction. For example, in our Lloyd’s business, we make our underwriting risk available to our captive insurance clients who need to assume third party risk in order to maximize the tax and other benefits of their overall risk management program. Similarly, in our Life Insurance segment, we gain additional revenue from our provision of banking services to our clients’ PPLI policy accounts. We believe this to be a different approach from other insurance companies, who rely on underwriting and risk retention to generate profits to a greater degree. Compared to traditional insurers, our revenues should be less volatile and more predictable because of the recurring nature of service-related income. Similarly, our expenses should be less volatile and more predictable because we have minimal exposure to losses from catastrophes and other low frequency/high severity insurance loss events. Furthermore, we choose our underwriting risks to match our investment strategy, which is designed to maximize investment returns over a multi-year period, compared to traditional insurance company investing that is focused on minimizing the volatility of quarterly earnings results, or achieving favorable regulatory capital treatment.
Employee Investment
A number of our directors, senior managers and key consultants have made an investment in our common share units, or CSUs. The CSUs were purchased for cash and include one common share and 20 warrants to purchase one common share, each expiring ten years from the date of issue. The warrants have an average exercise price of  $7.80 per common share, and thus convey to the CSU holder an economic participation in the increase in per-share value of our common stock. Furthermore, the CSUs may be subject to repurchase at our option if the holder is no longer employed by the company, subject to the terms and conditions of the CSUs and any applicable employment agreement. Strike prices of the warrant component of our CSUs must be adjusted for any dividends, stock splits or other changes in capital structure that would diminish the value of the warrant. The linkage of our CSUs to the future value of our common shares is the key reason why we believe that the interests of our senior management are directly aligned with those of our non-employee investors.
Compensation Philosophy
For a discussion on compensation philosophy, see “Executive and Director Compensation—Compensation Discussion and Analysis.”
Insurance Regulation
Our insurance underwriting businesses are subject to government regulation. In Puerto Rico, our primary regulator is the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico,

referred to in Spanish as the Oficina del Comisionado de Seguros, or OCS. In the Cayman Islands, our regulator is the Cayman Islands Monetary Authority, or CIMA. In the United Kingdom, we are regulated by the Council of Lloyd’s, which in turn is regulated by the United Kingdom Financial Conduct Authority, or FCA, and the Prudential Regulation Authority, or PRA, under the Financial Services and Markets Act 2000. Each individual state has insurance regulators that limit our activity or prohibit it entirely unless we obtain specific authority to conduct insurance business in that state.
In general, insurance laws prohibit us from conducting business in any jurisdiction other than those jurisdictions where we are licensed. We believe that our relationships with our regulators are strong and that our historic track record of compliance has given us a good reputation among regulators in our home jurisdictions of the Cayman Islands and Puerto Rico. In our Business Insurance segment, we believe that the locations where we have operations offer favorable regulatory conditions for the operation of captive insurance companies and related self-insurance programs. In our Life Insurance segment, we believe that the flexibility we have in issuing highly customized life insurance policies to meet specific needs of clients, and the favorable tax environment within our operating jurisdictions, create a significant competitive advantage that has helped our growth to date and will benefit future growth.
Key differences between our regulation compared to insurance companies in the United States include minimal application of risk-based capital requirements such as those of the National Association of Insurance Commissioners, or NAIC, which govern the investment alternatives of U.S. companies. The OCS is a member of the NAIC, but Puerto Rico insurance law exempts us from many of the filings required of companies regulated by NAIC members. For example, our licensed Puerto Rico subsidiaries may file GAAP financial statements, instead of statutory financial statements under NAIC-defined requirements. Many states also regulate prices and terms of the insurance contracts which may be sold within the borders of the state. Life insurance policies we issue are not subject to regulation of price, and have limited regulation as to contract terms. In addition, our life insurance policies issued in Puerto Rico and the Cayman Islands offer statutory protections for segregation of policyholder funds that are not allowed under NAIC regulations and related state laws. Many states also impose taxes on their residents for the purchase of out-of-state insurance, equivalent to the tax imposed on in-state insurance purchases. Many countries other than the United States impose similar taxes, restrictions and in some cases outright prohibitions on the purchase of foreign insurance.
Further, if the funds to purchase or maintain a PPLI policy originate in a jurisdiction wherein the insured or purchaser of the PPLI policy resides or wherein the sales transaction is deemed to take place, we could be subject to certain foreign taxes if the tax laws of such jurisdiction treat those premium payments as derived from sources within the jurisdiction subject to income, excise, premium or other tax in that jurisdiction.
PPLI in the United States
PPLI policies, including VUL insurance and variable annuities, are offered by many traditional life insurance companies, including companies licensed and admitted in most or all of the 50 states known as domestic carriers, and non-U.S. carriers such as our life insurance subsidiaries, known as offshore carriers. There is no established definition in the United States of what constitutes a PPLI policy compared to a traditional policy, but most industry experts accept that a PPLI policy will hold alternative investments in a separate account, and will not participate in the general account of the issuing life insurance company. Insurance is regulated at the federal and state level in the United States. No state has yet enacted legislation that enables fully segregated account policy structures, comparable to policy structures available from offshore carriers. The following describes some of the relevant features of a policy that may be qualified as a contract of life insurance in the United States:
Tax Qualification of Life Insurance Policies. Policies purchased by U.S. residents from offshore carriers, or from an offshore carrier that has not made an irrevocable election under Section 953(d) of the Code to be taxed as a U.S. corporation, are subject to a federal excise tax of 1% of the total premiums paid for the policy. Additionally, in order for a life insurance policy to qualify for favorable tax treatment under Section 7702 of the Code, it must meet two of three tests. In all cases, a policy must qualify as life insurance under all applicable federal and state laws. Generally, these laws require that any life insurance policy cover a valid insurable interest for payment of a benefit upon the death of the insured. Policies meeting this first requirement must then pass one of two additional tests requiring detailed actuarial computations under rules established by the IRS, as follows:
Cash Value Accumulation Test. The purpose of the cash value accumulation test is to prevent the issuance of policies with a predominant focus on investment features. Under this test, the cash surrender value of the policy cannot at any time over the life of the policy exceed the net single premium that would have to be paid to fund future benefits under the contract. The net single premium amount is computed using a formula provided by the IRS. Then, the net single premium amount is compared to the cash value of the policy. As long as the cash value is less than the net single premium, the contract passes the test and is treated as a life insurance contract for U.S. tax purposes.
Guideline Premium / Cash Corridor Test. The second test that may be used limits the cumulative premiums paid for a given policy to the amount required to fund the policy’s death benefit. The initial premium amount allowed is governed by a formula taking into account the amount of the premium, the death benefit provided, and the age of the insured. Over time, the amount of premium allowed to be contributed to the policy increases, subject to maximums defined by the formula. The range of premiums allowed to be contributed to the policy over time is known as a corridor.
The cash value accumulation test and the guideline premium test apply regardless of the domicile of the issuing company. If a policy does not meet these and other requirements, the proceeds paid upon the death of the insured, early termination of the policy, or from a policy loan may be taxable.
In addition to the requirements imposed by U.S. Internal Revenue Code, applicable to life insurance policies in general, PPLI has certain other characteristics that are distinct from other types of life insurance:
Market Capacity Limitations. Because most insurance companies strictly limit the amount of death benefit payable for any one insured person, HNWIs seeking policies with large face amounts of coverage typically secure policies from multiple carriers in order to aggregate the total amount of insurance coverage desired. This limitation on market capacity for large face value policies is exacerbated by the limitations that life reinsurance companies place on individual carriers such as us. Many life reinsurers will reject coverage for an individual life that they reinsure for more than one primary insurance carrier. In order to secure the amount and type of life insurance required to complete a large PPLI transaction, the policyholder, through a licensed agent, usually must seek out multiple carriers with non-overlapping reinsurance providers.
We have reinsurance treaties with three major global life reinsurance companies, each of which limits the total amount of reinsurance available to us per individual life. In certain cases where the total amount of reinsurance exceeds the limits allowed by the treaty reinsurer, we may obtain additional reinsurance on a facultative basis from other reinsurance companies. Our internal underwriting limit calls for maximum retention of  $250,000 per life depending on the underwriting facts and circumstances of the specific life. In the future, we may increase our per-life retention of mortality risk if we believe that our capital base would support the increased limits without subjecting us to risk of a ratings downgrade or regulatory supervision if we suffer larger than expected losses in any given period or successive periods.
Limitations on PPLI Marketing and Sales. None of our licensed Life Insurance subsidiaries is admitted to market or sell policies in any of the 50 states. This is an obstacle to underwriting new PPLI policies as U.S. life insurance buyers often prefer to purchase standardized policies from highly-rated domestic carriers because of the perceived security of payment provided by a strong capital position and strict regulation of companies and business practices by state and federal authorities. PPLI purchasers must travel outside of their home state or the United States to complete the medical underwriting and purchase transaction for a policy. To the extent we compensate an intermediary in connection with the sale of a PPLI policy to a U.S. person, such compensation could be subject to regulation in the state of residence of the purchaser or intermediary, which could, in turn, subject us to adverse regulatory action, including sanctions and financial penalties applied by a state regulator.
Investment Alternatives for PPLI Policies. The investment alternatives typically offered by onshore U.S. carriers as part of their standardized policy offerings are often unacceptable to sophisticated investors. Many of the investment funds included in onshore life insurance products are equivalent to long-only stock or bond mutual funds, and charge higher fees than comparable mutual funds. Additionally, the range of investment options within standard policies can be quite limited. PPLI offers investors the ability to create highly customized investment programs within insurance policies containing standardized death benefits and inter-generational wealth transfer features. There are restrictions on the organizational structure of funds that can be offered within life insurance policies, including a requirement that any funds used in life insurance products not be available to investors other than through an insurance product. These types of funds are known as insurance-dedicated funds, or IDFs. Many investment management firms that offer hedge funds and other alternative investment funds have created IDFs to serve the growing market for PPLI-eligible investments.
Investment Restrictions. Under U.S. tax law, life insurance policyholders and their beneficiaries are not allowed to control the investment of funds contained in the life insurance policy. However, policyholders may nominate a third-party manager for the funds and may request that the insurance company change managers over the life of the policy. In addition to the investor control restrictions, investments are required to be diversified. In general, no single investment held in a variable life insurance policy may exceed 55% of the total value of investments. The policy’s segregated asset account is considered to be adequately diversified if the account contains at least five investments and a) no single investment accounts for more than 55 percent of the value of the account; b) no two investments account for more than 70 percent of the value of the account; c) no three investments account for more than 80 percent of the value of the account; and d) no four investments account for more than 90 percent of the value of the account. For an IDF, the test is applied over the portfolio; thus, a policy may hold a single IDF if the fund itself meets the diversification tests. Violation of these requirements will result in the current taxation of all income and realized gains inside the policy directly to the policy owner.
Asset Protection. Most of our PPLI policies are issued as segregated account policies. This type of policy structure requires each segregated portfolio to be legally isolated from each other segregated portfolio, and from the issuing company’s core or general account. In addition, insurance losses incurred by a segregated portfolio are limited to that particular segregated portfolio. This segregated account structure offers greater certainty that the assets (and liabilities) of a particular policy held in a segregated portfolio are legally separated from those of other policyholders. This segregation of assets and liabilities is often viewed by policyholders as a more secure method of purchasing life insurance than through a commingled account where the failure of the overall company could jeopardize the policyholder’s investments and death benefit.
Use of Insurance Trusts. Many purchasers of PPLI elect to use a special-purpose trust to hold the PPLI policy. Trusts can be used for many purposes, including enforcement of spendthrift clauses limiting the amount of proceeds available to beneficiaries at any one time. Other reasons to use a trust structure for PPLI include protection in the event of the bankruptcy of the policyholder, structuring to ensure policy proceeds are outside of the estate of the life insured to minimize estate taxes, or in the circumstance where an individual is planning to become a U.S. resident and taxpayer and desires to create a legal separation from certain assets before they would become subject to U.S. taxation. Not all trusts may own PPLI because the trust must qualify as an accredited investor. See “Risk Factors—Risks Relating to Our Insurance Underwriting—Our Life Insurance products may not provide the benefits expected by our clients” and “Risk Factors—Risks Relating to Our Insurance Underwriting—Our Life Insurance products are complicated and require clients to take actions beyond those required to purchase traditional life insurance policies.”
PPLI in Canada
We issue PPLI and related critical illness insurance policies to Canadian residents with terms and conditions that are specific to Canadian tax law. Most of the policies we have issued to Canadians do not have sufficient third-party risk transfer to be accounted for under GAAP as insurance contracts. Other types of life insurance policies issued to Canadian HNWIs have features similar to the PPLI policies we issue to U.S. residents and others. To date, we have not issued traditional policies to any Canadian purchasers. Canadian purchasers of PPLI policies generally obtain specific, individualized tax and legal advice prior to purchasing a policy. Any future change in Canadian tax law that limits or closely defines the definition of a life insurance policy could eliminate the tax benefits to Canadian purchasers of PPLI policies, including the type we issue.

PPLI in Europe
The European PPLI market is highly mature and dominated by established carriers. The European market is primarily for insurance wrappers or simple insurance contracts that contain one or more specified investment programs or a single investment manager’s investment fund. We do not compete in this market for insurance wrappers. In general, European persons who purchase a PPLI contract from an offshore carrier do so because of an economic, family or other connection outside of their primary nation of residence. We compete for this type of business when a referral source introduces a prospective client to us that can benefit from a tax-compliant life insurance policy that addresses risks from trans-national business, wealth accumulation or other jurisdictional tax risks. For example, we have issued PPLI policies to individuals considering emigration to the United States, whose professional advisors have identified the use of PPLI as a wealth structuring technique to mitigate the negative tax impact on the emigrant arising from the United States’ taxation of worldwide income, compared to territorial tax systems prevalent in most European jurisdictions. A second application of PPLI is for individuals with multiple residences or business locations subjecting a person or business to double taxation. Use of PPLI can allow the individual or business owning a PPLI policy to be tax compliant across multiple jurisdictions, without paying an amount of tax greater than if the person or business operated in a single location.
PPLI in Latin America
Each Latin American country has specific laws and regulations applicable to PPLI, including restrictions on purchase and sale, tax limitations, and other constraints on both purchasers and issuing carriers and potentially on advisors. Because there is no uniformity or consistency of tax codes or insurance regulations across Latin American jurisdictions, PPLI can be a useful wealth planning tool for individuals, family groups and business owners seeking to minimize or defer current tax liability. For example, we believe that Brazil is effectively closed to non-Brazilian carriers, including a prohibition on Brazilian residents purchasing contracts of life insurance while outside of Brazil. Other jurisdictions such as Mexico allow residents to purchase of foreign life insurance, subject to restrictions and qualifications. Many Latin American HNWIs and HNW family groups have historically held their financial assets outside of their country of residence due to the political and economic risks associated with the region. We believe that Latin America represents a growth market for PPLI due to the general worldwide acceptance of life insurance as a wealth planning tool, and its under-penetration in Latin America to date. In general, PPLI can be used by HNW families as part of an overall tax compliance plan. We believe that recent efforts by Latin American countries to enforce tax compliance by HNW family groups and the corresponding tax amnesty programs offered could lead to higher demand for tax-compliant life insurance policies. Latin American purchasers of PPLI policies generally obtain specific, individualized tax and legal advice prior to purchasing a policy. In addition to requesting that our clients seek specific legal counsel and tax advice, we frequently obtain advice of qualified legal counsel prior to issuing a PPLI policy to residents of Latin American countries with complex insurance regulations. See “Risk Factors—Risks Relating to Regulation and Compliance—Compliance with requirements for monitoring and reporting of illegal activity could affect our business.”
PPLI in Asia
Most life insurance sold to the Asian market is traditional universal life with minimum investment guarantees. In general, Asian consumers, including HNWIs, prefer policies issued by “A” rated carriers that include a minimum return guarantee. PPLI is relatively new in Asia, as it has not been offered by longstanding international insurance companies operating in Asian markets such as AIA, Manulife, Old Mutual, Prudential, Sun Life and Transamerica. We believe that Asia represents a significant market opportunity for us, including development of a market for PPLI targeting individuals and family groups considering emigration to the United States. Many global professional services firms have become well-established in Asia and we have directed our efforts at educating professional advisors associated with global firms on the benefits of using PPLI as a wealth structuring technique to mitigate the negative tax impact on the emigrant arising from the United States’ taxation of worldwide income. Over time, as HNWIs in Asia increase their use of professional advisors, and the general orientation of Asian HNWIs becomes more focused on tax compliance as opposed to non-compliance, we believe that Asia will become a large market for us and other companies issuing PPLI policies. See “Risk Factors—Risks Relating to Regulation and Compliance—Compliance with requirements for monitoring and reporting of illegal activity could affect our business.”
Compliance
We operate financial services businesses, and as a result we are particularly at risk of unknowingly aiding or abetting financial crimes. Our compliance effort is responsible for both training and assisting all of our employees in conducting our business in strict accordance with applicable laws and regulations, and for monitoring all aspects of our business for any activity of our clients away from our business that would require us to take action in response to the client activity. We employ three full-time employees dedicated to compliance oversight. We train all employees in basic compliance requirements, including AML and other training we believe is necessary to operate our businesses in material compliance with all applicable laws and regulations. We hold regular training events for our employees to cover topics including Money Laundering; Assessing and Controlling Risk; Customer Due Diligence, or CDD; Know Your Customer, or KYC; Global Sanctions; and Recognizing and Reporting Unusual or Suspicious Activity. Employees with compliance responsibilities and others have additional compliance training and certifications from organizations such as the Association of Certified Anti-Money Laundering Specialists, or ACAMS, and hold its professional designations such as Certified Anti-Money Laundering Specialists, or CAMS.
In Puerto Rico, we are subject to U.S. financial services and banking regulations including those within or promulgated in response to the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970 which is commonly referred to as the Bank Secrecy Act, or BSA. The purpose of the BSA is to require U.S. financial institutions to maintain appropriate records and file certain reports involving currency transactions and a financial institution’s customer relationships. Currency Transaction Reports, or CTRs, and Suspicious Activity Reports, or SARs, are the primary means used by banks to satisfy the requirements of the BSA. We maintain a Customer Identification Program, or CIP, for all clients and counterparties as required by the BSA. BSA recordkeeping regulations also include the requirement that our records be sufficient to enable transactions and activity in customer accounts to be reconstructed if necessary. In addition to the BSA, our operations in Puerto Rico and elsewhere are subject to regulations of the Office of Foreign Asset Control, or OFAC; Financial Action Task Force, or FATF; Financial Crimes Enforcement Network, or FinCEN; and Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or USA PATRIOT Act. In addition to the laws known by acronym, we are subject to the International Counter Money Laundering and Foreign Anti-Corruption Act of 2001; the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001; the Sarbanes-Oxley Act of 2002; the Combating Financing of Terrorism Act of 2003; the Tools to Fight Terrorism Act of 2004; the Intelligence Reform and Terrorism Prevention Act of 2004 and the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010; the National Defense Authorization Act for Fiscal Year 2012; and the Money Remittance Improvement Act of 2014, among others. We are also subject to Puerto Rico laws including local regulations requiring reporting of all transactions valued at $5,000 or more.
In the Cayman Islands, we comply with all of the regulations imposed by CIMA. In general, the CIMA regulations are analogous to the AML, CDD, CFT, CTR, KYC and other regulations imposed by the BSA and FinCEN. In addition to these regulations, the Cayman Islands imposes regulations related to its participation in the OECD’s Multilateral Convention on Mutual Administrative Assistance in Tax Matters which includes in its Article 6 the Multilateral Competent Authority Agreement, or MCAA. The MCAA is a multilateral framework agreement that the OECD has put forward to provide a standardized and efficient mechanism to facilitate the automatic exchange of information in accordance with the Standard for Automatic Exchange of Financial Information in Tax Matters. Implementation of the MCAA is effected by the common reporting standard, or CRS, which imposes annual reporting requirements on us for production of specific information about our clients, their individual identity, their nation of tax residency, the value of the financial accounts held by us or indirectly held by us for their benefit, and other individual financial information. In addition to the CRS, in the Cayman Islands we also prepare reports to CIMA under FATCA requirements. We make most of our reports to CIMA within the Regulatory Enhanced Electronic Forms Submission, or REEFS, reporting portal. Failure to submit timely reports through REEFS or to comply with these and other compliance requirements could subject us to significant financial and criminal sanctions. See “Risk Factors—Risks Relating to Regulation and Compliance—Compliance with requirements for monitoring and reporting of illegal activity could affect our business.”
Capital Requirements
Regulatory Capital
We have eight licensed insurance subsidiaries and one banking subsidiary that are subject to minimum capital requirements. The required amounts are fixed by statute or regulation. In Puerto Rico and the Cayman Islands, insurance regulators may increase the minimum requirement applied to a particular insurance company if the relevant regulator decides, in its sole discretion, that the nature and scope of a company’s underwriting activity and overall risk profile requires additional capital. In Puerto Rico, the Office of the Commissioner of Financial Institutions has broad powers to require additional capital for banks under its regulatory authority. The following table sets out each subsidiary, its location and its required minimum:
Company	Location	Minimum Capital Required
Advantage Business Insurance Company I.I.	Puerto Rico	$1,500,000
Advantage International Bank Corp.	Puerto Rico	$600,000
Advantage Insurance of Vermont PCC, LLC	Vermont	$250,000
Advantage Life & Annuity Company SPC	Cayman Islands	$400,000
Advantage Life Assurance I.I.	Puerto Rico	$750,000
Advantage Life Puerto Rico A.I.	Puerto Rico	$750,000
Advantage Property & Casualty Company SPC	Cayman Islands	$200,000
Harbor Risk Indemnity, LLC	Montana	$50,000
U.S. Commonwealth Life, A.I.	Puerto Rico	$750,000
We endeavor to maintain capital levels in excess of statutory minimums. We do not believe that our current and future business plans will result in any of the insurance companies becoming subject to additional regulatory capital requirements. We expect to utilize some of the proceeds of this offering to increase the capitalization of Advantage International Bank Corp. to support its growth in deposits and plan to apply to become a member of the Federal Reserve Bank of New York.
Financial Strength Rating Capital
We are not rated by any recognized ratings agency or equivalent organization. In the future, we intend to seek a rating from an independent third party ratings agency. In order to maintain any rating we receive from a ratings agency and to avoid a ratings downgrade, we will have to maintain capital in amounts and in proportion to the amounts held at the time the rating was issued, in addition to a variety of non-capital related expenses. We expect that required capital to obtain and maintain a good or excellent financial strength rating will require us to maintain capital levels at each of our rated subsidiaries that is significantly in excess of amounts required by regulation.
Properties
We occupy our Puerto Rico headquarters location and Cayman Islands office location on a leasehold basis, with initial terms of five years renewable for an additional five years thereafter at our option. Our Puerto Rico lease renews in 2021 and our new Cayman Islands lease renews in 2022. The following table sets out information about our Puerto Rico and Cayman Islands lease obligations:

Location	Rentable Area in Square Feet	Lease Renewal or Expiration Date	Estimated Remaining Payments
			(dollars in thousands)
American International Plaza 250 Muñoz Rivera Avenue, Suite 710 San Juan, Puerto Rico 00918	5,500	October 2021	$556
18 Forum Lane, Suite 5304 Camana Bay Grand Cayman, Cayman Islands	3,033	October 2022	$1,124
We rent office space in Burlington, Vermont; Charleston, South Carolina; and Scottsdale, Arizona on a short-term basis, generally for two-year terms with options to renew. In the event that one or more of our properties becomes unavailable or inaccessible to us, we have sufficient spare capacity to continue our operations uninterrupted. We also have instituted backup data and business continuity plans to minimize disruptions in our operations in the event of a variety of other adverse events such as power loss, data loss, and natural or man-made disasters.
Legal Proceedings
We are not currently the defendant in any litigation or party to any arbitration. We anticipate that, similar to the rest of the insurance industry, we will be subject to litigation and arbitration in the ordinary course of business. We are occasionally required to produce information and documents related to legal proceedings in which we are neither plaintiff nor defendant. This type of ancillary involvement in legal proceedings can result in significant time and expense to us.
Employees
As of March 31, 2018 we had 24 employees in Puerto Rico, 14 in the Cayman Islands and 9 in the United States. From time to time we employ other independent contractors and consultants, whom we do not count as employees but may perform functions which are important to the success of our business. As of March 31, 2018 we had 4 consultants that we believe are important to the success of our business. We believe that our employee relations are good. None of our employees is subject to collective bargaining agreements, and we are not aware of any current efforts to implement such agreements.

REGULATION
Overview
Our operations are subject to comprehensive and detailed regulation in Puerto Rico, Vermont and the Cayman Islands, as well as U.S. federal regulation. Supervisory agencies include the Commissioner of Insurance and the Department of State in Puerto Rico, the Insurance Division of the Vermont Department of Financial Regulation, and CIMA in the Cayman Islands. These government agencies have the right to:
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grant, suspend and revoke licenses to transact business;

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regulate many aspects of the products and services we offer;

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assess fines, penalties and/or sanctions;

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monitor our solvency and adequacy of our financial reserves; and

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regulate our investment activities on the basis of quality, diversification and other quantitative criteria, within the parameters of a list of permitted investments set forth in applicable insurance laws and regulations.

Our operations and accounts are subject to examination and audits at regular intervals by these agencies. In addition, the U.S. federal and local governments continue to consider and enact many legislative and regulatory proposals that have impacted, or would materially impact, various aspects of the insurance business.
On June 30, 2016, the U.S. Congress enacted the Puerto Rico Oversight, Management, and Economic Stability Act, or PROMESA, in order to provide a legal framework for Puerto Rico and its government instrumentalities to develop a responsible fiscal stabilization plan and balanced budgets. PROMESA creates a Fiscal Oversight and Management Board, with the ability, among other things, to approve or vet the Puerto Rico Fiscal Plan and Budget, and to vet any law deemed inconsistent with PROMESA. Given the political process, it is not possible to determine whether any federal and/or local legislation or regulation will be enacted in 2018 or later or what form any such legislation or judicial process might take. While certain Legislative or regulatory changes could adversely affect us, at this time we cannot predict the extent of this impact.
The federal government, the government of Puerto Rico, including the Commissioner of Insurance, and the Cayman Islands government have adopted laws and regulations that govern our business activities in various ways. These laws and regulations may restrict how we conduct our business and may result in additional burdens and costs to us. Areas of governmental regulation include: licensure; minimum capital and liquidity requirements; reporting requirements; limitations on the ability to pay dividends; segregated asset plan requirements; financial condition (including reserves); reinsurance; issuance of new shares of capital stock; corporate governance; and permissible investments.
These laws and regulations are subject to amendments and changing interpretations in each jurisdiction. Failure to comply with existing or future laws and regulations could materially and adversely affect our operations, financial condition and prospects.
Puerto Rico
The company is subject to the provisions of the General Corporations Law of Puerto Rico, which is modeled after that of the State of Delaware, but does not follow recent statutory enactments in Delaware. Certain provisions that differ between the General Corporations Law of Puerto Rico and the Delaware corporate law are discussed later in this prospectus.
Our primary regulator and supervisor is the Commissioner of Insurance of Puerto Rico. The Commissioner of Insurance centers its regulation and supervision, pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico and its regulations, principally on the standards of solvency that must be met by international insurance companies, including satisfying certain liquidity and premium indices, the nature of investments, acceptable methods of accounting, periodic examinations of the insurance business operations and the form and content of reports on the financial condition which international insurers must file, among others. The Commissioner of Insurance can cancel or revoke a certificate of authorization of an International Insurer that does not meet the minimum capital requirements or violates any of the provisions of Chapter 61 of the Insurance Code of Puerto Rico. The Puerto Rico Office of the Commissioner of Insurance is accredited by the U.S. National Association of Insurance Commissioners.
Chapter 61 of the Puerto Rico Insurance Code also prohibits International Insurers from giving a loan or guarantee to a loan to a director or officer of the International Insurer or their family. This prohibition does not exist when the loan is made on a policy and the amount of such loan is below the cash redemption value of a life insurance policy issued to that person by the International Insurer, or when the loan is guaranteed by a first mortgage, when the loan amount does not exceed seventy-five (75) percent of the market value of the mortgaged property.
Chapter 61 of the Puerto Rico Insurance Code further prohibits international insurance companies from soliciting or receiving funds in exchange for any new issuance of its securities to residents of Puerto Rico, other than through a stock dividend, unless the Commissioner of Insurance has granted a solicitation permit in respect of such transaction. The Commissioner of Insurance will issue the permit unless it finds that the funds proposed to be secured are excessive for the purpose intended, the proposed securities and their distribution would be inequitable, or the issuance of the securities would jeopardize the interests of policyholders or security-holders.
Dividend Restrictions
The company is subject to the provisions of the General Corporations Law of Puerto Rico, which contains certain restrictions on the declaration and payment of dividends by corporations organized under the laws of Puerto Rico. These provisions generally provide that Puerto Rico corporations may only declare dividends out of available surplus or, in the absence of such surplus, out of the net profits available for the fiscal year in which the dividend is declared, the preceding fiscal year or both fiscal years. The General Corporations Law of Puerto Rico also contains provisions regarding the declaration and payment of dividends and directors’ liability for illegal dividend payments.
The company’s international insurance subsidiaries organized in Puerto Rico, on the other hand, are subject to the provisions of Chapter 61 of the Puerto Rico Insurance Code which similarly contain certain restrictions on the declaration and payment of dividends by Puerto Rico international insurance companies. These provisions, in turn, generally prohibit Puerto Rico international insurers from declaring or paying dividends during any fiscal year unless they are in compliance with the applicable liquidity and premium indices. Moreover, a Puerto Rico international insurer that is not in compliance with such applicable liquidity and premium indices during any given fiscal year is prohibited from declaring or paying dividends during the following fiscal year without obtaining approval from the Commissioner of Insurance. Finally, Puerto Rico international insurance companies authorized to sell life insurance policies and annuities pursuant to a Class 5 authorization are subject to additional limitations in the declaration and payment of dividends to persons other than policyholders. Generally, Class 5 international insurance companies are prohibited from declaring or paying dividends to persons other than policyholders unless the actuarially certified value of the assets used to conduct its Class 5 insurance business exceeds its total liabilities, and the total amount of the dividend being paid does not exceed, in the aggregate (i) such excess in assets used to conduct its Class 5 insurance business over liabilities, and (ii) other funds available for the payment of dividends which result from any part of its business other than the business conducted pursuant to its Class 5 authority.
The company’s ability to pay dividends is dependent on cash dividends from our international insurance company subsidiaries and other subsidiaries. Our international insurance company subsidiaries are subject to regulatory capital and surplus requirements and additional regulatory requirements, which may restrict their ability to declare and pay dividends or distributions to the company.
Advantage Business Insurance Company I.I.
ABIC is incorporated as an International Insurance Company under Chapter 61 of the Puerto Rico Insurance Code. It is registered with the Department of State in Puerto Rico under registration number 374893. It was incorporated on June 22, 2016 under the name Advantage Business Insurance Company I.I.

and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. ABIC is 100% owned by Advantage Insurance Inc.
It is further authorized to operate as a Class 3 Protected Cell International Insurance Company under the Puerto Rico Insurance Code. ABIC is authorized to conduct insurance business only in Puerto Rico for clients located outside of Puerto Rico. ABIC also serves as an issuing insurer platform for captive protected cells and a risk transfer mechanism among other insurers and cell captives. It operates as a rent-a-captive business, providing an efficient insurance structure for its clients to form Puerto Rico-domiciled captive insurance vehicles. ABIC is regulated by The Office of the Commissioner of Insurance of Puerto Rico, located at B5 Calle Tabonuco, Suite 216, PMB 356, Guaynabo, Puerto Rico 00968-3029. The URL of the regulator’s website is www.ocs.gobierno.pr.
The minimum statutory capital that is required for a Class 3 insurer is $1,500,000, which must be maintained at all times in Puerto Rico.
Advantage Insurance Services LLC
AIS is a limited liability company organized and existing under the General Corporations laws of the Commonwealth of Puerto Rico. It is registered with the Department of State in Puerto Rico under registration number 353937. It was incorporated on May 18, 2015 under the name Advantage Insurance Services LLC and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. 100% of the voting and equity interests of AIS are owned by AVI. AVI employees, including our CEO and CFO, who participate as individuals in Puerto Rico’s tax incentive program promoting the relocation of individual investors to Puerto Rico, hold non-voting profits interests in AIS. Advantage Insurance Inc.’s board of directors determines the amounts distributable pursuant to these non-voting profits interests. If the Puerto Rico incentive program terminates, these employees will become eligible for salary and bonus compensation on the same basis as all other employees, or may be employed by one of our affiliates.
AIS operates as a provider of insurance intermediation and captive management services to international insurers, their captives and intermediaries operating pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico and its regulations.
Advantage International Bank Corp.
AIBC is an international financial entity, or IFE, organized and existing under the General Corporations laws of the Commonwealth of Puerto Rico, and pursuant to the applicable provisions of Act. No. 273 of September 25, 2012, as amended, known as the International Financial Center Regulatory Act, or IFE Act. It is registered with the Department of State in Puerto Rico under registration number 365261. It was incorporated on November 16, 2015 under the name Advantage International Bank Corp. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC.
AIBC is regulated by The Office of the Commissioner of Financial Institutions of Puerto Rico, located at Centro Europa Building, 1492 Ponce de León Avenue, Suite 600, San Juan, Puerto Rico 00907-4024. The URL of the regulator’s website is www.ocif.gobierno.pr. AIBC is 100% owned by Advantage Insurance Inc.
The minimum statutory capital that is required for an international financial entity is $5,000,000, pursuant to the IFE Act. In accordance with the IFE Act, common shares in an amount of at least $250,000 must be issued and totally paid in as capital before issuance of a license under the IFE Act. The IFE Act provides that as a requirement to obtain a license, every international financial entity must have at least $300,000 in unencumbered assets or acceptable financial guarantees. In addition, regulations require that annual audited financial statements for IFEs be presented by April 30th of each year and the insurance license is renewable at the end of June each year.

AIBC serves the banking needs of its affiliated companies and their clients, as well as of other international insurers and their affiliated companies and offshore customers operating under the Puerto Rico International Insurance and Reinsurance Center, including other IFEs and their offshore customers operating under the IFE Act and regulated by the Office of the Commissioner of Financial Institutions of Puerto Rico. AIBC does not offer any services to individuals who are Puerto Rico residents or Puerto Rico-based businesses, other than those operating under the IFE Act or Chapter 61 of the Insurance Code of Puerto Rico.
AIBC offers a streamlined suite of products to serve the basic cash and investment custody needs of its insurance-oriented clients. It offers time deposits, certificates of deposit, demand deposit accounts and investment custody accounts for each individual segregated asset plans insurance policy issued by ALPR or ALAI. To facilitate the movement of funds, AIBC also has the authority to issue and receive international wire transfers.
AIBC may also issue letters of credit or other short-term financing facilities to facilitate client insurance transactions. AIBC is also authorized to act as fiduciary, executor, administrator, registrar of stock and bonds, property custodian, assignee, trustee, attorney-in-fact, agent, and in any other fiduciary capacity, provided that such fiduciary services are not offered to, nor inures to the benefit of, individuals who are Puerto Rico residents or Puerto Rico-based businesses.
Advantage Life Assurance I.I.
ALAI is incorporated as an International Insurance Company under Chapter 61 of the Puerto Rico Insurance Code. It is registered with the Department of State in Puerto Rico under registration number 359070. It was incorporated on July 31, 2015 under the name Advantage Life Assurance I.I. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. ALAI is 100% owned by Advantage Insurance Inc.
It is authorized to operate as a Class 5 Segregated Assets Plan company under the same law. ALAI is authorized to conduct insurance business only in Puerto Rico for clients located outside of Puerto Rico. ALAI is regulated by The Office of the Commissioner of Insurance of Puerto Rico, located at B5 Calle Tabonuco, Suite 216, PMB 356, Guaynabo, Puerto Rico 00968-3029. The URL of the regulator’s website is www.ocs.gobierno.pr.
The minimum statutory capital that is required for a Class 5 insurer is $750,000, which must be maintained in Puerto Rico. In addition, regulations require that annual audited financial statements for ALAI be presented by April 30th of each year and the insurance license is renewable at the end of June each year.
Advantage Life Puerto Rico A.I.
ALPR is a company incorporated under the laws of the Commonwealth of Puerto Rico and is licensed as a Class 5 Protected Cell International Insurance Company under Chapter 61 of the Insurance Law of Puerto Rico to issue life insurance policies. It is registered with the Department of State in Puerto Rico under registration number 493. As a Class 5 Insurer, ALPR is an insurance entity that can only undertake insurance business in respect of persons or property resident outside of Puerto Rico. It was incorporated on November 10, 2010 under its former name, Ashley Cooper Life International Insurer, SPC, and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. ALPR is 100% owned by Advantage Life & Annuity Company SPC, which in turn is owned 100% by Advantage Insurance Inc..
The minimum statutory capital that is required for a Class 5 insurer is $750,000, which must be maintained in a bank approved by the Insurance Department in Puerto Rico. In addition, regulations require that annual audited financial statements for ALPR be presented by April 30th of each year and the insurance license is renewable at the end of June each year.

ALPR is managed by its affiliate AIS. The approved business plan requires that legal counsel or other acceptable financial advisors must represent clients and policies are only available through a private placement to individuals of appropriate economic means. Individual net worth or joint net worth of the policy owner and spouse at the time of the purchase must exceed $1,000,000.
ALPR has made a qualifying election available to foreign insurance companies under Section 953(d) of the Code to be treated as a U.S. corporation for U.S. federal income tax purposes. While this means that ALPR is a U.S. tax-paying entity, this does not automatically subject the investments of any particular policy issued by ALPR or the separate account(s) associated with the insurance policy to U.S. taxation. Subchapter L of the Code, which specifies taxation rules for life insurance companies and recognizes a tax deferral for and within separate account policies, is applicable to ALPR. As an entity incorporated in Puerto Rico, ALPR would not be considered a foreign financial institution subject to FATCA with respect to certain U.S. insured persons. However, it would be required to identify itself as a financial institution organized in a U.S. territory for FATCA certification purposes. See “Risk Factors—Risks Relating to Our Insurance Underwriting—Our Life Insurance products may not provide the benefits expected by our clients” and “Risk Factors—Risks Relating to Regulation and Compliance—Compliance with the Foreign Account Tax Compliance Act and related regulations affects our business.”
U.S. Commonwealth Life, A.I.
USCL, acquired by AVI on October 1, 2016, is a company, organized and existing under the laws of the Commonwealth of Puerto Rico and under Chapter 61 of the Puerto Rico Insurance Code. USCL is licensed as a Class 5 Segregated Assets Plan International Insurance Company under Chapter 61 of the Insurance Law of Puerto Rico to issue life insurance policies. As a Class 5 Insurer, USCL is an insurance entity that can only undertake insurance business in respect of persons or property resident outside of Puerto Rico. It was incorporated on March 13, 2009 under the name U.S. Commonwealth Life, A.I. with registration number 485. Its registered office is located at AON Center 304 Ponce de León Avenue, Suite 1000, San Juan, Puerto Rico 00918. Authorization to change the registered office of USCL to American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918 has been approved and is pending registration in the Puerto Rico Registry of Corporations and Entities. Its resident agent for service of process is Ralph J. Rexach whose address is 802 Fernández Juncos Avenue, San Juan, Puerto Rico 00907. Authorization to change the resident agent of USCL from Ralph J. Rexach to Advantage Insurance Services LLC has been approved and is pending registration in the Puerto Rico Registry of Corporations and Entities. USCL is 100% owned by Advantage Insurance Inc.
The minimum statutory capital that is required for a Class 5 insurer is $750,000, which must be maintained in Puerto Rico. In addition, regulations require that annual audited financial statements for USCL be presented by April 30th of each year and the insurance license is renewable at the end of June each year.
Cayman Islands
Our Cayman Islands subsidiaries ALAC and APCC are currently tax exempt in the Cayman Islands pursuant to the provisions of the Tax Concessions Law. AIMCL, our other Cayman Islands subsidiary, is not tax exempt.
Our Cayman Islands subsidiaries are regulated by CIMA. Because we operate in the insurance and financial services industry, it is critical that we comply with applicable laws and regulations, and do business with clients and counterparties who also comply with applicable laws and regulations. Each subsidiary has different regulatory requirements. However, ALAC and APCC are both required to comply with the following principal requirements including:
•
to prepare annual accounts in accordance with generally accepted accounting principles, audited by an independent auditor approved by CIMA;

•
to seek the prior approval of CIMA in respect of the appointment of directors and officers and to provide CIMA with information in connection therewith and notification of any changes thereto; to seek CIMA’s prior approval of any proposed change of control of ALAC involving the issuance of more than 10% of ALAC’s authorized share capital and, the acquisition by any person or group of persons of shares representing more than 10% of ALAC’s issued share capital or total voting rights and to provide such information as CIMA may require for the purpose of enabling an assessment as to whether the persons acquiring control or ownership are fit and proper persons to acquire such control or ownership;
•
to maintain appropriate business records in the Cayman Islands; and

•
to pay an annual license fee to CIMA.

Advantage Life & Annuity Company SPC
ALAC is a company incorporated under the Cayman Companies Law and is licensed as a Class B Insurer under the Cayman Insurance Law. As a Class B(iii) Long-term Insurer, ALAC is an insurance entity that may undertake insurance business from individuals who are not resident in the Cayman Islands where such business forms less than 5% of net premiums written, or where CIMA has otherwise granted prior approval (which is subject to CIMA review). ALAC was incorporated as a Segregated Portfolio Company under the Cayman Companies Law on April 12, 1999 under the name Advantage Life & Annuity Company SPC with Company ID 88899. Its registered office is located at Suite 5304, 3rd Floor, 18 Forum Lane, P.O. Box 453, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands. ALAC is 100% owned by Advantage Insurance Inc.
ALAC specializes in the issuance of Variable Life and Variable Annuity Policies, among others. It also provides reinsurance of long term business to licensed insurance companies that the policy assets can be held within segregated portfolios to enhance protection for policyholders. ALAC may also act as a front company to licensed insurance companies in other jurisdictions to facilitate planning for life products.
ALAC is required to comply with the following principal requirements including:
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the maintenance of minimum capital of  $100,000 and the prescribed capital requirement is $400,000, with each segregated portfolio maintaining solvency on a going concern basis and on a balance sheet basis; and

•
to carry on its insurance business in accordance with the terms of the license application and business plan submitted to CIMA, to seek the prior approval of CIMA to any proposed change thereto and annually file an actuarial valuation of assets and liabilities certified by an actuary approved by CIMA, a certification of solvency prepared by a person approved by CIMA and a written confirmation that the information set out in its license application, as modified by any subsequent changes approved by CIMA, remains correct.

Cayman Insurance Law requires that the holder of a Class B Insurer’s License engages a licensed insurance manager operating in the Cayman Islands to provide insurance expertise and oversight, unless it maintains permanently a place of business approved by CIMA. ALAC is managed by our subsidiary AIMCL, which is a Cayman Islands licensed insurance manager, to meet this requirement.
Advantage Property & Casualty Company SPC
APCC is a company incorporated under the Cayman Companies Law and is licensed as a Class B Insurer under the Cayman Insurance Law. As a Class B(iii) General Insurer, APCC is an insurance entity that may undertake insurance business from individuals who are not resident in the Cayman Islands where such business forms less than 5% of net premiums written, or where CIMA has otherwise granted prior approval (which is subject to CIMA review). APCC was incorporated as a Segregated Portfolio Company under the Cayman Companies Law on August 6, 2002 under its former name Rubicon Insurance Company, SPC with Company ID 119253. Its registered office is located at Suite 5304, 3rd Floor, 18 Forum Lane, P.O. Box 453, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands. APCC is 100% owned by Advantage Insurance Inc.
APCC is required to comply with the following principal requirements under Cayman Insurance Law:
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the maintenance of a minimum capital of  $200,000, together with a margin of solvency in respect of its segregated portfolios. Broadly, each segregated portfolio must be solvent on a going concern basis and on a balance sheet basis to carry on its insurance business in accordance with the terms of the license application and business plan submitted to CIMA, to seek the prior approval of CIMA to any proposed change thereto and annually file a written confirmation that the information set out in its license applications as modified by any subsequent changes approved by CIMA remains correct;
•
the maintenance of a prescribed capital is 15% of net earned premium to the first $5,000,000, 7.5% of additional net earned premium up to $20,000,000 and 5% of additional net earned premium in excess of  $20,000,000;

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to prepare annual accounts in accordance with generally accepted accounting principles, audited by an independent auditor approved by CIMA;

•
to seek prior approval of CIMA in respect of the appointment of directors and officers and to provide CIMA with information in connection therewith and notification of any changes thereto;

•
to seek CIMA’s approval of any proposed change of control of APCC involving the issuance of more than 10% of APCC’s authorized share capital or the acquisition by any person or group of persons of shares representing more than 10% of APCC’s issued share capital or total voting rights and to provide such information as CIMA may require for the purpose of enabling an assessment as to whether the persons acquiring control or ownership are fit and proper persons to acquire such control or ownership;

•
to maintain appropriate business records in the Cayman Islands; and

•
to pay an annual license fee to CIMA.

Cayman Insurance Law requires that the holder of a Class B Insurer’s License engages a licensed insurance manager operating in the Cayman Islands to provide insurance expertise and oversight, unless it maintains permanently a place of business approved by CIMA. As with ALAC, APCC is managed by our subsidiary AIMCL to meet this requirement.
Advantage International Management (Cayman) Ltd.
AIMCL is a company incorporated under the Cayman Companies Law. AIMCL is licensed as an Insurance Manager, in accordance with the Cayman Insurance Law, and is also licensed to carry on the business of Company Management, in accordance with the Cayman Management Law. AIMCL acts as insurance manager to licensed insurance companies and is required to use its best endeavors to manage insurance business only for fit and proper insurers to comply with all of the principal requirements under the Cayman Insurance Law. It was incorporated on June 1, 1993 under its former name, Crusader International Management (Cayman) Ltd., with Company ID 47031. Its registered office is located at Suite 5304, 3rd Floor, 18 Forum Lane, P.O. Box 453, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands. AIMCL is 100% owned by Advantage Insurance Inc.
As a company manager, AIMCL provides various corporate services to companies under its management including, but not limited to, acting as a company formation agent, provision of a registered office or business address for the company, filing of statutory forms, resolutions, returns and notices, provision of director and/or officer functions to the company, acceptance of service of process or any notices required to be served, and any other corporate service involved in the control of the whole or substantial part of the assets of the company for which AIMCL serves as manager.
AIMCL is required to maintain a minimum net worth of  $25,000 Cayman Islands Dollars (approximately US $30,488) and to comply with the following principal requirements under the Companies Management Law to: (1) submit financial statements prepared in accordance with internationally recognized accounting standards by an auditor who is either approved by CIMA or is a member of an internationally recognized accounting body within six months of its financial year end; (2) submit an annual Certificate of Compliance with the Companies Management Law and any regulations, signed by a director of the licensee; (3) submit on a bi-annual basis, a duly completed statistical filing with payment of relevant license fee on an annual basis within 30 days of the calendar year just ended; (4) not change its auditor without the prior approval of CIMA and with the outgoing auditor is providing relevant circumstances giving rise to the change of auditor; (5) have at least two or more directors at all times; (6) receive prior written approval from CIMA for all appointments to the board of directors or of a senior officer of the company; (7) permit CIMA to undertake a review of its business, including all relevant books, records and documents and seek appropriate information and explanations to ensure that all provisions within the law are being satisfactorily adhered to; and (8) arrange for professional indemnity insurance with a minimum aggregate cover of  $1,000,000 and a minimum cover of  $1,000,000 for each and every claim and, if required by CIMA, provide a copy of the insurance certificate to CIMA.
Other Regulations in the Cayman Islands
As at the date of this prospectus, the Cayman Islands has no exchange controls restricting dealings in currencies or securities and does not impose any withholding tax on dividends paid or distributions made by Cayman Islands companies. See “Risk Factors—Risks Relating to Taxation—We may become subject to taxation in the Cayman Islands which would negatively affect our results.” The impact of the Cayman Islands’ ongoing cooperation with the OECD to facilitate taxation of Cayman Islands entities by foreign governments could result in our income becoming subject to taxation.
United Kingdom
Advantage DCP Ltd
Advantage DCP Ltd, or ADCP, is a United Kingdom corporation licensed to underwrite insurance and reinsurance under the provisions of Lloyd’s Act 1982, an act to establish a Council of Lloyd’s. ADCP was admitted to Lloyd’s in 2014, with business commencing on January 1, 2015, and is required to maintain sufficient collateral, known as Funds at Lloyd’s, to support its underwriting exposures, subject to minimum requirements imposed by the Council of Lloyd’s. ADCP is restricted by charter from conducting business other than participating in underwriting of insurance and reinsurance under the supervision of the Council of Lloyd’s and in accordance with the duly enacted rules and requirements of the Society of Lloyd’s incorporated by the Lloyd’s Act of 1871. Failure to maintain sufficient Funds at Lloyd’s would result in the suspension of ADCP’s underwriting privileges within Lloyd’s.
United States
U.S. Insurance Regulation—State Regulation
Our U.S. insurance subsidiaries are subject to extensive regulation and supervision by their state of domicile, as well as those states in which they do business. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders, rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers, including the power to grant or revoke operating licenses and regulate trade practices, investments, premium rates, deposits of securities, the form and content of financial statements and insurance policies, dividend limitations, cancellation and nonrenewal of policies, accounting practices and the maintenance of specified reserves and capital for the protection of policyholders.
Our subsidiaries located in the United States are regulated by the individual states where they conduct business, and by certain sections of federal law. We maintain the same diligent approach to regulatory compliance for our U.S. subsidiaries as we do for our Puerto Rico and Cayman Islands operations.
Advantage Insurance Management (USA) LLC
AIMUSA was incorporated in South Carolina in 2002 and provides captive management and consulting services to our clients located in the United States. Captive management companies are not required to be federally licensed in the United States, but require approval by individual state insurance regulators in order to operate in the relevant state. AIMUSA is approved to manage captives in Arizona, Delaware, the District of Columbia, Montana, Nevada, South Carolina, Tennessee and Vermont.
The captive insurance companies managed by AIMUSA are regulated at the state level. The domiciliary state regulators issue Certificates of Authority to each captive that operates in their State. AIMUSA is responsible for the operation of each captive insurance company client within its approved business plan and within the captive insurance statutes of each domicile state. Due to competition for new business, most states have adopted similar regulations but differences do exist in filing requirements and deadlines, capitalization requirements, and other areas of regulation. In addition to captive insurance companies, AIMUSA also manages risk retention groups, or RRGs. RRGs are also regulated at the state level, and are also required to file premium rates and policy forms with states where they operate beyond their home domicile. RRGs are required to file quarterly and annual statutory accounting reports and supporting schedules.
Advantage Insurance of Vermont PCC, LLC
AIVT was incorporated in Vermont in 2017 and commenced operations on January 1, 2018. AIVT offers protected cell captive insurance structures to U.S. business owners. It is managed locally by our office in Burlington, Vermont and is licensed and regulated by the Insurance Division of the Vermont Department of Financial Regulation under Title 8, Chapter 141 of Vermont law. AIVT is capitalized with a $250,000 letter of credit from a Vermont bank maintained in favor of the State of Vermont. AIVT is limited by regulation and its business plan to solely provide protected cell captive insurance structures underwriting property, casualty and liability risks.
U.S. Insurance Regulation—Federal Regulation
The U.S. federal government generally has not directly regulated the insurance industry except for certain areas of the market, such as insurance for flood, nuclear and terrorism risks affiliations and sales of insurance by financial institutions, and placement of reinsurance with authorized reinsurers. However, the federal government has undertaken initiatives or considered legislation in several areas that may impact the insurance industry, including tort reform, corporate governance and the taxation of reinsurance companies. The Dodd-Frank Act established the Federal Insurance Office which is authorized to study, monitor and report to Congress on the insurance industry and to recommend that the FSOC designate an insurer as an entity posing risks to the U.S. financial stability in the event of the insurer’s material financial distress or failure. In December 2013, the Federal Insurance Office issued a report on alternatives to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states. Changes to federal legislation and administrative policies in several areas, including changes in federal taxation, can also significantly impact the insurance industry and us.
Regulations Imposed by the European Union
The European Union (EU) enacted the General Data Protection Regulation (GDPR) effective May 25, 2018. The EU asserts that its GDPR applies to businesses located outside of the European Union if the business transacts with any EU person, business, government or other entity. Because we own a subsidiary in the United Kingdom and have client relationships with persons resident in European Union member states, the EU may seek to enforce the GDPR on our business. While it is uncertain whether a court of law in Puerto Rico or the United States would enforce GDPR on our operations within those jurisdictions, the Cayman Islands as a British Overseas Territory may be required by the United Kingdom to enforce GDPR. Additionally, existing United Kingdom law holds many of the features of GDPR. Because of the likelihood that our Cayman Islands and United Kingdom operations will remain subject to GDPR (or equivalent regulation), we have made a preliminary assessment of our GDPR compliance and capabilities for future, ongoing compliance. Based on this preliminary assessment, we believe that compliance with GDPR would not have a material financial impact on our company.

MANAGEMENT
Directors and Executive Officers
The following table sets out the names and ages of our directors and executive officers as of March 31, 2018 and the year during which each first served as a director of AVI or its predecessor AIH:
Name	Position(s)	Age at March 31, 2018	Director Since
Walter C. Keenan	Director, President and Chief Executive Officer	50	2013
Mark Moffat	Director and Chief Investment Officer	52	2015
Colin W. Devine	Director	58	2017
Scot H. Fischer	Director	57	2017
David A. Whitefield	Director	71	2012
Gary D. Witherspoon	Director	63	2014
Leslie C. Boughner	Chairman, Business Insurance	66	—
Eduardo Colón	Chief Banking Officer	60	—
Stuart N. Jessop	Chief Underwriting Officer	50	—
Tamara K. Kravec	Chief Financial Officer	48	—
Matthew I. Lawson	Chief Accounting Officer	45	—
Eric A. Miller	Chief Information Officer	65	—
Executive Officers Who Are Also Directors
Walter C. Keenan is our President and Chief Executive Officer. Mr. Keenan organized the recapitalization of Advantage and became its President and Chief Executive Officer in 2013. Prior to Advantage, he was most recently Executive Chairman of Medicus Insurance Holdings, Inc., a specialty medical liability insurance company in Austin, Texas from 2006 to 2011. Mr. Keenan organized the capitalization of Medicus in 2006 and oversaw its growth through its successful sale to a strategic buyer in 2011. From 2007 to 2011, Mr. Keenan was President of JMP Capital LLC, the merchant banking subsidiary of JMP Group LLC (NYSE: JMP). Mr. Keenan was responsible for JMP’s acquisition of its CLO investment business in 2009. From 2005 to 2007, Mr. Keenan was a principal of Cypress Advisors, Inc., a private equity fund manager, where he focused on investments in insurance and investment companies. At Cypress, Mr. Keenan was responsible for the formation of CYS Investments, Inc. (NYSE: CYS), a real estate investment trust, and Medicus. He began his career as a financial analyst with Morgan Stanley in 1989, and remained with the firm through 2003. Over the course of his career as an investment banker with Morgan Stanley, Mr. Keenan specialized in mergers, acquisitions and financing transactions for financial services companies, with a focus on insurance and related services businesses. Mr. Keenan was a director of property and casualty insurer Republic Group, Inc. from 2014 to 2016, and served as chair of its audit committee. He has served as a director of Hunt Companies Finance Trust, Inc. (NYSE: HCFT) since 2015. Mr. Keenan holds a Bachelor of Arts with Honors degree from Southern Methodist University.
Mr. Keenan is qualified to serve as a director because of his business and insurance industry experience.
Mark Moffat is Chairman of our Investment Committee and has agreed to become our Chief Investment Officer upon completion of this offering. Mr. Moffat has been a private investor since April 2015. Until April 2015, Mr. Moffat was a Senior Managing Director of GSO where he was Co-Head of the Customized Credit Strategies division’s European activities and was the portfolio manager responsible for structured credit. Mr. Moffat joined GSO in January 2012 following the acquisition by GSO of Harbourmaster Capital Management Limited where he was Co-Head. Prior to joining Harbourmaster in 2007, Mr. Moffat was Head of European Debt and Equity Capital Markets and the European CLO business of Bear Stearns. While at Bear Stearns, Mr. Moffat was responsible for the origination, structuring and execution of CLOs in Europe over a seven year period. Prior to Bear Stearns, Mr. Moffat held similar roles at ABN AMRO where he was Global Head of CLOs and at Greenwich NatWest, the fixed income division of National Westminster Bank, where he was a Director in the principal finance team. Mr. Moffat has over 18 years of experience structuring, managing and investing in CLOs and holds a Bachelor of Arts with Honors degree from Nottingham University.
Mr. Moffat is qualified to serve as a director because of his investment experience, particularly with CLOs.
Directors
Colin W. Devine has been a strategic advisor to insurance and investment management companies from 2016 to the present and from 2012 to 2015. From 2015 to 2016, Mr. Devine was a Managing Director of Jefferies LLC, where he was the lead research analyst for the life insurance sector. Prior to Jefferies, Mr. Devine headed Citigroup’s North American life insurance research from 1997 to 2012. Prior to working for Citigroup, Mr. Devine was a Director in Standard & Poor’s credit ratings group, focused on the insurance sector. Over the course of his research career, Mr. Devine was ranked on Institutional Investor magazine’s All-America Research Team for 14 consecutive years and held the #1 ranking for six consecutive years. Mr. Devine holds Chartered Financial Analyst, Chartered Professional Accountant and Certified Financial Planner credentials. He earned an MBA degree from the Schulich School of Business, York University, Toronto and a Bachelor of Science degree from the University of Guelph.
Mr. Devine is qualified to serve as a director because of his experience as an insurance industry analyst and consultant.
Scot H. Fischer has been a private investor and advisor to family offices since 2016. He most recently served as Managing Partner for Amzak Capital Management LLC from 2007 to 2016. Prior to working with Amzak, Mr. Fischer spent most of his professional career as an investment banker with major financial institutions including ABN AMRO from 2003 to 2006 as head of corporate finance for the Americas; Citigroup from 1995 to 2001 covering Latin America; and Chase Manhattan from 1982 to 1992 working in Puerto Rico and New York covering Latin America and Spain. Mr. Fischer’s experience includes mergers and acquisitions, private equity, debt and equity capital markets, syndicated lending, project finance and securitizations. Mr. Fischer currently serves on the board and audit committee of Ilumno Holdings, Ltd., a technology-enabled service provider to higher education institutions across Latin America, and is an advisory board member of Atlantico Capital Partners, LLC. He has previously served as a director of privately owned companies in the telecom, paper and packaging, manufacturing and retail sectors. Mr. Fischer holds a Bachelor’s degree in Economics from Bucknell University.
Mr. Fischer is qualified to serve as a director because of his investment and banking experience.
David A. Whitefield has been a consultant since 2005 to insurance and private trust companies in the Cayman Islands and other locations and serves as a director of Advantage’s Cayman Islands subsidiaries. Mr. Whitefield has extensive experience in the administration of trust and insurance companies, having begun his career in 1962 with the Royal Bank of Scotland. He subsequently joined the Bank of Nova Scotia Trust Company (Cayman) Limited in 1972, and became Managing Director in 1981. In 1984, Mr. Whitefield established Samuel Montagu & Company (Cayman) Limited which provided administration services for trusts, investment holding companies and insurance companies and which became part of the HSBC Group in 1992. Mr. Whitefield retired from HSBC in 2005. Mr. Whitefield currently serves as director for Controlled Risk Insurance Company, Ltd. and its subsidiary, Crico International, both owned by and serving the Harvard medical community.
Mr. Whitefield is qualified to serve as a director because of his insurance and financial experience.
Gary D. Witherspoon is President of Copper Beech Capital LLC, a private investment firm in Dallas, Texas. Prior to joining Copper Beech in 2005, Mr. Witherspoon was the managing partner of Witherspoon, Yeldell & Wilson, P.C., Certified Public Accountants, from 1994 to 2005, and co-founded the firm in 1984. He is a past chairman of the board of the Ennis Regional Medical Center. From 2006 to 2011, Mr. Witherspoon was a director and chaired the audit committee of Medicus Insurance Holdings, Inc. He is a past director of Republic Group, Inc., a privately held property and casualty insurer. He currently serves on the boards of First State Bank and Platform Holdings Inc. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Witherspoon received a Bachelor of Arts degree in Accounting from Texas A&M University.
Mr. Witherspoon is qualified to serve as a director because of his investment and accounting experience.
Executive Officers who are not Directors
Leslie C. Boughner is Chairman of our Business Insurance segment. Mr. Boughner joined Advantage in 2015 and is responsible for developing Advantage’s captive insurance and related businesses globally, including its direct underwriting activity at Lloyd’s. In his most recent role prior to joining Advantage, he was Managing Director of Willis’ Global Captive Practice from 2009 to 2015. At Willis, Mr. Boughner was responsible for overseeing self-insurance programs for clients in the Americas from offices in Barbados, Bermuda, the Cayman Islands, Hawaii and Vermont. Mr. Boughner entered the insurance business in 1977, and held executive positions with AIG, CNA, FM Global, and Zurich prior to his work for Willis. He is past Chairman of the Captive Insurance Companies Association and the Self Insurance Institute of America. Mr. Boughner received an MBA from York University, Toronto, Canada and holds a Bachelor of Mechanical Engineering degree from Carleton University in Ottawa, Canada.
Eduardo Colón is our Chief Banking Officer. Mr. Colón joined Advantage as a consultant in 2015 to advise on the start-up of Advantage International Bank Corp. He joined AIBC full-time as its President when it was licensed by the Puerto Rico Office of the Commissioner of Financial Institutions in December 2015. In addition to his day-to-day responsibilities with AIBC, Mr. Colón works across Advantage’s Life Insurance and Business Insurance segments to secure and maintain third-party banking relationships for Advantage’s insurance operations. Prior to joining Advantage, from 2013 to 2014 Mr. Colón was chief operating officer of Citi International Financial Services, based in Puerto Rico. Prior to Citi International, Mr. Colón was a commercial banking officer with SunTrust Bank in Miami, Florida from 2011 to 2013. Prior to SunTrust, he was with Scotiabank of Puerto Rico from 2005 to 2010, where he held positions including Treasurer and Head of Corporate and Commercial Banking. Mr. Colón has over 35 years of experience in financial services, beginning his career in Chase Manhattan Bank’s credit training program in 1982. He holds an MBA degree from the University of Massachusetts at Amherst and a Bachelors degree in Business Administration from the University of Puerto Rico.
Stuart N. Jessop is our Chief Underwriting Officer. Mr. Jessop joined Advantage in 2005 and is responsible for all underwriting activity related to our Life Insurance segment, including pricing of new policies issued and placement of reinsurance. Over the course of his career with Advantage, he has served as Group Controller, Chief Financial Officer and as a money laundering reporting officer. Prior to joining Advantage, Mr. Jessop worked in various trust, banking, securities and finance roles for Coutts & Co., now the private banking division of Royal Bank of Scotland. Prior to transferring to Coutts & Co., Mr. Jessop was an internal audit manager within National Westminster Bank’s Corporate Banking Division. He began his career with Ernst & Young in London, where he worked on audit and non-audit assignments for financial services clients.
Tamara K. Kravec is our Chief Financial Officer. Ms. Kravec has over 25 years of experience in the financial services industry and a deep understanding of the insurance sector and its operating issues. Prior to joining Advantage, Ms. Kravec was the Founder and CEO of BWT Consulting, LLC, where she worked as a strategic advisor to insurance and investment management companies. From 2008 to 2016, Ms. Kravec was a Partner, Managing Director and Senior Equity Research Analyst at NWQ Investment Management, LLC, where she was responsible for driving investment portfolio construction through research, analysis and idea generation in the global insurance, REIT and consumer discretionary sectors. From 2000 to 2008, Ms. Kravec worked at Banc of America Securities where she served as Director of Equity Research Management and subsequently held the position of Senior Equity Research Analyst responsible for covering the U.S. life insurance sector. While at Banc of America Securities, Ms. Kravec was ranked in The Wall Street Journal’s 2007 and 2008 “Best on the Street” Analysts Survey for stock picking. From 1997 to 2000, Ms. Kravec was an equity research analyst at Morgan Stanley covering the property-casualty and life insurance sectors. From 1992 to 1996, she was an equity research associate in the life insurance sector at Credit Suisse First Boston. Ms. Kravec holds an MBA degree from New York University Leonard N. Stern School of Business and a Bachelor of Science degree in Economics from Miami University in Oxford, Ohio.
Matthew I. Lawson is our Chief Accounting Officer. Mr. Lawson joined Advantage in 2014 and oversees all aspects of the company’s financial accounting and reporting activities. Mr. Lawson has over 15 years of financial and accounting experience. Prior to joining Advantage, from 2007 to 2014, Mr. Lawson was Vice President and Group Controller of Endeavour Mining Corporation, an intermediate gold producer. Earlier in his career, Mr. Lawson was an audit manager with Ernst & Young Ltd. in Bermuda, in their financial services practice focused on insurance and reinsurance clients. He also worked for a subsidiary of RenaissanceRe Holdings Ltd. as a senior investment accountant. Mr. Lawson is a Chartered Accountant and a member of the Chartered Professional Accountants of Canada and a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Mr. Lawson has a Bachelor of Arts degree from the University of Victoria, British Columbia, Canada.
Eric A. Miller is our Chief Information Officer. Mr. Miller joined Advantage in 2014 and is responsible for development, implementation and operations of the company’s information technology. Mr. Miller has over 30 years of experience in the insurance and financial services industries as an executive with and consultant to various insurance, investment management and banking institutions. In 2013, he was Chief Information Officer of PRMS, a subsidiary of Allegheny Corporation. From 2006 to 2012, Mr. Miller held various executive positions at Erie Insurance Group including Senior Vice President and Division Head for Information Technology. Earlier in his career, Mr. Miller was Head of Technology and Insurance Operations for Fidelity Investments’ life insurance and annuity business. Mr. Miller is a Certified Public Accountant, a Chartered Global Management Accountant and a Certified Anti Money Laundering Specialist. Mr. Miller earned an MBA from Suffolk University and a BS in Accounting with honors from the University of Massachusetts.
Corporate Governance
Our board of directors is ultimately responsible for the management of our company. Per our certificate of incorporation and bylaws, the board of directors appoints our executive officers, approves material agreements and sets the strategy and direction of our company. Our CEO reports to the board of directors and is delegated limited authority to act between meetings of our directors. We currently have six directors. Two of our directors are employees and four of our directors are not employees. Under our bylaws, our board of directors must consist of at least one director. If there is a vacancy on our board of directors due to death, disability, disqualification, removal or resignation, or there is an increase in the number of our directors or a failure to elect a director at a shareholder meeting, the board of directors may appoint any person as a member of the board of directors on an interim basis until the next annual meeting of stockholders. Persons appointed by the board of directors to fill vacancies must be approved by a majority of the board of directors.
We elect our directors at the annual meeting of shareholders for a one-year term. Directors serve until the next meeting and until their successor is duly elected and qualified. At present, our primary regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, does not require us to seek or receive approval of individuals serving as directors. It is possible that we may be required to seek regulatory approval for our directors in the future, and our primary regulator has the authority to remove any of our directors or officers if they have cause to do so.
We do not have a Chairman of our board of directors. Mr. Keenan acts as chair of meetings of our directors and receives no additional compensation for this activity.

Director Independence
Our board of directors reviewed the materiality of any relationship each of our directors has or had with our company either directly or indirectly through another organization. The criteria applied included the director independence requirements set forth under the SEC’s independence rules, and those for major stock exchanges. Based on this review, our board of directors has determined that Messrs. Devine, Fischer, Whitefield and Witherspoon are independent directors and that Messrs. Keenan and Moffat are not independent directors.
Lead Independent Director
Our board of directors does not have a lead independent director. It may create a lead director position and elect one of our directors to serve as such. We anticipate that the board will consider creating a lead independent director position following completion of this offering.
Board Committees
We conduct business through meetings of our board of directors and its committees. The board of directors has established standing committees, including the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee each operates under a written charter, which governs its composition, responsibilities and operations. The Investment Committee operates under the supervision of our board of directors. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. We do not have certain committees that other companies in our industry have, notably a Risk Committee. We do not have a Risk Committee because we believe that our core business is a risk-based business and our board of directors as a whole is actively engaged in the monitoring and management of the multitude of risks we assume. The composition of each committee, upon completion of the offering is set forth in the table below:
Audit Committee	Compensation Committee	Investment Committee	Nominating and Governance Committee
David A. Whitefield (Chair)*	Gary D. Witherspoon (Chair)*	Mark Moffat (Chair)	Gary D. Witherspoon (Chair)*
Colin W. Devine†	Colin W. Devine*†	Scot H. Fischer*	Colin W. Devine*†
Gary D. Witherspoon*	Scot H. Fischer*	Gary D. Witherspoon*	Scot H. Fischer*

*
Denotes independent director.

†
Although Mr. Devine does not currently satisfy the independence standards applicable to Audit Committee members due to certain consulting services he performs for us, he does satisfy the independence standards applicable to board members generally, and to members of the other board committees.

Audit Committee
The company’s Audit Committee must be comprised exclusively of members meeting the audit committee member independence standards established by the SEC within one year following the registration of the company’s shares of common stock with the SEC. Our Audit Committee is composed of Messrs. Devine, Whitefield and Witherspoon. The Audit Committee works closely with management as well as our independent auditors. Each of the members other than Mr. Devine is “independent” for Audit Committee purposes pursuant to applicable SEC rules. Each member of the Audit Committee is financially literate. Currently, Mr. Whitefield serves as Chairman of the Audit Committee and is the “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Act. Subsequent to the completion of this offering, we intend to recruit an additional independent director who will be qualified to serve as Chairperson of the Audit Committee.
Pursuant to its charter, our Audit Committee is responsible for approving, in advance, all audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services to be provided to us by our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter will be available on our website at www.advantagelife.com.
Compensation Committee
The Compensation Committee is composed of Messrs. Devine, Fischer and Witherspoon. Mr. Witherspoon serves as Chairman of the Compensation Committee. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Pursuant to its charter, our Compensation Committee, among other things, assists our board of directors in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management, and makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. In addition, the Compensation Committee will prepare the report about compensation required by SEC rules to be included in our annual report, and annually will review the Compensation Committee charter and the Committee’s performance. The charter will be available on our website at www.advantagelife.com.
Investment Committee
The Investment Committee is composed of Messrs. Fischer, Moffat and Witherspoon. Mr. Moffat serves as Chairman of the Investment Committee and Chief Investment Officer. The Investment Committee, among other things, recommends investment guidelines and policies for our operating subsidiaries, and provides advice and assistance to our board of directors and Chief Investment Officer concerning the composition of our investment portfolio. The Investment Committee is also responsible for the monitoring of the investment performance of our portfolio, the performance of our external investment adviser, and when necessary or desirable, re-negotiating the terms of the investment management agreement between us and our external adviser.
Nominating and Governance Committee
The Nominating and Governance Committee is composed of Messrs. Devine, Fischer and Witherspoon. Pursuant to its charter, our Nominating and Governance Committee has responsibility for identifying individuals qualified to become board members consistent with the criteria established by the board of directors from time to time, recommending director nominees to the board of directors, recommending corporate governance guidelines to the board of directors and overseeing the evaluation of the board of directors and our management, and other governance-related functions. The Nominating and Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the New York Stock Exchange. The written charter for our Nominating and Governance Committee will be available on our website at www.advantagelife.com.
Compensation Committee Interlocks
For the fiscal year ended December 31, 2017, our Compensation Committee consisted of Messrs. Whitefield and Witherspoon. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or Compensation Committee of any entity that has an executive officer serving as a member of our Compensation Committee or as a director on our board of directors.
Management Committees
Our senior officers and officers of our subsidiaries serve on various management committees reporting to our Chief Executive Officer and to committees of our board of directors. Management committees are designed to oversee business risk and operating processes, with each committee focused on an important part of our business. Certain activities of our management committees are limited by applicable regulation and tax compliance requirements. Where possible, we manage our business by operating segment and not geographic location. The following is a description of certain of our management committees:

Executive Committee
The management Executive Committee oversees all of our business planning, capital planning, and strategic initiatives. It also monitors our liquidity and overall financial condition. The Executive Committee has certain limited authority to act between meetings of our board of directors, delegated to it by the board of directors. The Executive Committee also supervises our subsidiaries and provides corporate governance, including those of our employees serving as individual directors, to our subsidiaries. Our Chief Executive Officer chairs the Executive Committee and determines its composition.
Compliance Committee
The Compliance Committee monitors all of our compliance-related activities for accuracy and completeness. It also makes recommendations to our Chief Executive Officer and other senior executives about compliance-related matters. Our Head of Compliance chairs the Compliance Committee, which is comprised of all of our employees in various office locations who perform compliance functions on a full-time basis. The Compliance Committee reports to the Audit Committee of our board of directors.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to our directors, officers and employees and conforms with the general laws of Puerto Rico, the Cayman Islands and the rules of the SEC and the NYSE. The purpose of this code is to deter wrongdoing and to promote ethical conduct. The Code of Business Conduct and Ethics is available on the investor relations portion of our website and by making a written request to: Corporate Secretary, Advantage Insurance Inc., 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which we refer to as our “named executive officers.” Our named executive officers include our principal executive officer and Chief Executive Officer, Walter Keenan; our Chief Financial Officer, Tamara Kravec; our principal financial officer and Chief Accounting Officer, Matthew Lawson; and our next two highest paid executive officers, who are Leslie Boughner, Chairman of our Business Insurance segment; and Eric Miller, our Chief Information Officer.
Compensation Approach
We pay our executive officers in cash and stock, or in the case of our eligible Puerto Rico-based executives, profit sharing interests. Cash consists of base salaries, certain allowances and annual bonus compensation. Stock compensation generally consists of restricted stock awards. We pay cash compensation to all of our employees in amounts that we believe to be sufficient to discourage them from seeking other employment. We use stock compensation to create an alignment of interests between our employee and non-employee shareholders. Profit sharing interests, which take the form of preferred, non-voting member interests in our subsidiary AIS, replace traditional compensation for our eligible Puerto Rico-based employees. We believe that our approach to compensation of retaining employees with cash and aligning interests with stock will enhance our prospects for long-term, profitable growth and creation of shareholder value.
Puerto Rico Incentive Programs
Because our headquarters is located in Puerto Rico, our CEO and other senior executives who we recruit from elsewhere to relocate to Puerto Rico are eligible to participate in various tax incentive programs offered by Puerto Rico for the purpose of creating economic growth in the territory. Our CEO, CFO and Chief Information Officer currently participate in a Puerto Rico tax incentive program, and we have entered into employment agreements with each of them that correspond to the requirements of the Puerto Rico programs. We believe that the opportunity for our executives to participate in Puerto Rico’s tax incentive programs is a competitive strength of our company and enables us to record a lower overall amount of compensation expense and provide a greater amount of after-tax compensation to our executives than if we and our executives were not able to utilize the incentive programs.
The tax incentive program is composed of preferred, non-voting member interests in our subsidiary AIS. Our Compensation Committee of our board of directors comprises the board of managers of AIS, and in that role, determines the amount of AIS’s profits that may be distributed to participating executives. AIS has the right to redeem the preferred, non-voting member interests from time to time, which may include upon termination employment. The preferred, non-voting member interests in AIS may be redeemed by AIS at any time for an amount equal to the employee’s capital account balance. As of March 31, 2018, the redemption price was $1,000.
Role of the Compensation Committee
The Compensation Committee is responsible for allocating discretionary cash bonus pool or stock awards among eligible employees, and for determining amounts to be distributed by AIS to its preferred, non-voting members. In general, the total amount of the cash bonus pool or stock awards available for any given year is based on the company’s financial and operating performance. Individual awards allocated from the overall pools are based on the performance of the employee’s business unit or area of responsibility, and the individual performance of the employee. For bonus compensation paid to employees other than the CEO and Chief Investment Officer, the Compensation Committee bases its decisions on the recommendation of the CEO. None of the named executive officers participated in the determination of their own compensation in 2017.
We do not use compensation consultants. We believe that our Compensation Committee is capable of determining fair amounts of discretionary incentive compensation. We also believe that the base salaries and terms of our employment agreements are competitive in the marketplace, and that the value we receive for our compensation expense is comparable to other insurance and financial services companies of our size and type.
Stock-based Compensation
Our company issues restricted shares of its common stock to officers, directors and other key employees and consultants. The purpose of the restricted stock compensation is to align the interests of our key personnel with those of our shareholders. In total, the company has awarded 83,993 of its common shares valued at the time of grant at an average price of  $8.92 per share that have not yet vested or surrendered. The outstanding restricted stock awards vest beginning in 2019 and are generally subject only to continuous employment with or service to the company in order for the award recipient to receive shares free and clear of restriction. The value of each grant is charged as an operating expense within the company’s consolidated statement of income over the vesting period. We expect to continue to award restricted shares to our key personnel in the future as a regular component of total compensation.
Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2017 and 2016 for each of our named executive officers.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Walter C. Keenan President and Chief Executive Officer	2017	$150,000	—	$87,000	—	$318,600	$555,600
	2016	$150,000	—	—	—	$525,000	$675,000
Tamara K. Kravec Chief Financial Officer	2017	$30,000	—	$300,000(3)	—	$75,000	$405,000
	2016	—	—	—	—	—	—
Leslie C. Boughner Chairman, Business Insurance	2017	$200,000	—	$43,500	—	33,000	$276,500
	2016	$200,000	$75,000	$25,000	—	$28,000	$328,000
Matthew I. Lawson Chief Accounting Officer	2017	$200,000	—	$43,500	—	12,000	$255,500
	2016	$200,000	$25,000	$25,000	—	$13,000	$263,000
Eric A. Miller Chief Information Officer	2017	$100,000	—	$43,500	—	$105,900	$249,400
	2016	$100,000	—	$25,000	—	$141,000	$266,000

(1)
The 2017 stock awards were granted in February 2018 with respect to the 2017 year and vest over a three-year period beginning in 2019. The 2016 stock awards were granted in February 2017 with respect to the 2016 year and have a three-year cliff vest in 2019.

(2)
The amounts in this column represent all other compensation not reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000. This column consists of medical, dental, vision disability, life, housing, car allowances or other benefits. For Mr. Keenan and Mr. Miller, this column also includes profit sharing payments made by the company’s Puerto Rico subsidiary AIS.

(3)
Upon completion of this offering, Ms. Kravec will receive a common stock award valued at $300,000 at the offering price which will vest over a three-year period, contingent on Ms. Kravec’s continued employment with the company.

Employment Agreements
Overview
Walter Keenan, Mark Moffat, Leslie Boughner, Tamara Kravec, Eduardo Colón, Stuart Jessop, Matthew Lawson and Eric Miller have entered into employment agreements with us, which are generally similar in key terms of employment, but vary in compensation amounts and expiration date. The key terms generally common to all employment agreements include the following. Differences with respect to individual employment agreements are described below under “Individual Employment Agreements”:
•
Term of Service. The employment agreements expire between two and three years from the date of inception. Some agreements may terminate at the end of a calendar year instead of an anniversary date. Agreements renew automatically for a one year continuation term unless the company or the employee gives notice of non-renewal at least six months prior to the expiration date.

•
Base Salary. Each agreement specifies the base salary to be received by the employee, and any adjustments to be made to the base salary depending on location of employment or time in service-based increases.

•
Cash Bonus. Employment agreements generally identify a discretionary cash bonus target amount, or range of amounts, for which the employee is eligible. Bonuses are not guaranteed and must be approved by the Compensation Committee of the board of directors.

•
Profit Sharing. Employees located in Puerto Rico who participate on an individual basis in the tax incentive programs offered there are offered profit sharing plans in lieu of traditional salary and bonus arrangements. Our Compensation Committee monitors the amounts distributed to profit sharing participants and has the right to cancel participation if the amount of profit shared is greater than the amount that would otherwise have been awarded to the employee as base salary and bonus compensation. Profit sharing distributions are similar but not equivalent to base salary and cash bonus compensation, and must qualify as such under applicable Puerto Rico tax law and regulation.

•
Relocation Allowances. Certain of our executives may be required to relocate to Puerto Rico, or move from Puerto Rico to other locations. We provide relocation allowances, including the provision of rental residential housing and reimbursement of related expenses for these executives and their immediate families.

•
Equity Incentives. Agreements generally identify a discretionary equity compensation target amount, or range of amounts, for which the employee is eligible. Equity awards are not guaranteed and must be approved by the Compensation Committee of the board of directors. Stock or stock equivalents awarded to employees under equity incentive plans are subject to forfeiture and restrictions on resale.

•
Termination of Employment. In general, employment agreements allow us to terminate service for cause or not for cause. In the case of termination for cause, which includes any acts of fraud or other serious breaches of conduct, there is generally no payment due to the terminated employee and any unvested or restricted equity awards are forfeited and revert to the company. In other circumstances, the terminated employee is generally entitled to a minimum of one year’s base salary, is eligible for bonus compensation, and is permitted to retain any awarded but unvested equity compensation.

•
Early Termination by the Employee. Employees may resign at any time, but may forego accrued bonus compensation (if any), stock options or other awarded but unvested equity incentives, or other financial benefits. In addition, under certain circumstances, we may have the ability to require an employee who resigns to refrain from joining a competing enterprise or solicit our clients. All employees are subject to restrictions on disclosure of confidential information and business trade secrets that are our property.

•
Change of Control. In the event of a change of control of the company, or the subsidiary entity employing an executive, change-in control payments are triggered if such executive is terminated upon change of control and provide some protection against loss of employment in this context. The amounts due to an employee in this circumstance are equivalent to those in the circumstance of termination, but not for cause. All unvested equity awards become vested upon a change of control irrespective of the employee’s continued employment with the company or its successor following the change of control event.

Individual Employment Agreements
Keenan Agreement
Through its Puerto Rico subsidiary AIS, the company has entered into an employment agreement with Walter Keenan, our President and Chief Executive Officer, to become effective upon the closing of the offering. Mr. Keenan’s agreement has a term of three years and provides for a base salary of  $150,000 per year, a profit sharing allocation of  $300,000 and an excess profit sharing allocation of up to $450,000 per year. We have agreed to the profit sharing arrangement with Mr. Keenan because profit sharing allocations from our Puerto Rico subsidiary AIS are taxed at favorable rates in Puerto Rico compared to other types of compensation. Mr. Keenan’s agreement renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Keenan or the company. Mr. Keenan’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees. Mr. Keenan’s employment agreement is guaranteed by our subsidiary Advantage International Management (Cayman) Ltd. such that, if Mr. Keenan becomes employed by such entity, his base salary will be $450,000 per year and he will have a target bonus of up to $450,000 per year.
Kravec Agreement
A subsidiary of the company has entered into an employment agreement with Tamara Kravec, Chief Financial Officer, to become effective upon the closing of the offering. Ms. Kravec’s agreement has a term of three years and provides for a base salary of  $125,000 per year, a profit sharing allocation of  $125,000 and an excess profit sharing allocation of up to $250,000 per year. Ms. Kravec will also receive a common stock award valued at $300,000 at the offering price which will vest over a three-year period, contingent on Ms. Kravec’s continued employment with the company. Ms. Kravec’s profit sharing allocations from our Puerto Rico subsidiary AIS are taxed at favorable rates in Puerto Rico compared to her base salary. Ms. Kravec’s agreement renews automatically six months prior to the ending date unless notice of non-renewal is given by Ms. Kravec or the company. Ms. Kravec’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees. Ms. Kravec is also entitled to be reimbursed for her family’s relocation expenses incurred prior to June 30, 2018. Ms. Kravec’s agreement is guaranteed by our subsidiary Advantage International Management (Cayman) Ltd. such that, if Ms. Kravec becomes employed by such entity, her base salary will be $250,000 per year and she will have a target bonus of up to $250,000 per year. Ms. Kravec received additional relocation allowance reimbursements in 2018 due to increased housing costs in Puerto Rico following the passage of Hurricane Maria.
Moffat Agreement
A subsidiary of the company expects to enter into an employment agreement with Mark Moffat, Chief Investment Officer, to become effective upon the closing of the offering. Mr. Moffat’s agreement will have a term of one year and provides for a base salary of  $150,000 per year and a target bonus of  $150,000 per year. Mr. Moffat will also receive a common stock award valued at $150,000 at the offering price which will vest over a three-year period, contingent on Mr. Moffat's continued employment with the company. Mr. Moffat also will receive a cash award of  $150,000 upon commencement of his employment. Mr. Moffat’s agreement renews automatically three months prior to the ending date unless notice of non-renewal is given by Mr. Moffat or the company. Mr. Moffat’s agreement does not provide health care or fringe benefits, and it does not require him to be present on a routine basis at any office of the company.

Boughner Agreement
A subsidiary of the company has offered to enter into an employment agreement with Leslie Boughner, Chairman of Business Insurance, to become effective upon the closing of the offering. Mr. Boughner’s agreement has a term of two years and provides for a base salary of  $200,000 per year and a target bonus of $200,000 per year. It renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Boughner or the company. Mr. Boughner’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees.
Lawson Agreement
A subsidiary of the company has offered to enter into an employment agreement with Matthew Lawson, Chief Accounting Officer, to become effective upon the closing of the offering. Mr. Lawson’sagreement has a term of two years and provides for a base salary of  $200,000 per year and a target bonus of $200,000 per year. It renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Lawson or the company. Mr. Lawson’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees.
Miller Agreement
A subsidiary of the company has offered to enter into an employment agreement with Eric Miller, Chief Information Officer, to become effective upon the closing of the offering. Mr. Miller’s agreement has a term of two years and provides for a base salary of  $100,000 per year, a profit sharing allocation of $100,000 and an excess profit sharing allocation of up to $200,000 per year. Mr. Miller’s profit sharing allocations from our Puerto Rico subsidiary AIS are taxed at favorable rates in Puerto Rico compared to his base salary. Mr. Miller’s agreement renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Miller or the company. Mr. Miller’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees. Mr. Miller’s agreement is guaranteed by our subsidiary Advantage International Management (Cayman) Ltd.
Employee Stock Purchase Plan
Subject to any restrictions or requirements imposed by Puerto Rico, other governments, or the NYSE, following the offering we intend to offer our employees the opportunity to purchase our common stock at a discount to the market trading price of our stock on the date of the award. The purpose of this plan will be to allow all of our employees the opportunity to become shareholders in our company. The amount of shares eligible for sale and the discount to market price is to be determined by our board of directors. In general, we expect that each employee, director or affiliated person eligible to participate in this plan will be limited to an annual maximum purchase amount equal to 10% of the employee’s base salary, or in the case of directors, 100% of the total fees paid to the director in any given year. The timing of the implementation of this plan has not yet been determined.
Share-Based Compensation Plans
2017 Restricted Stock Awards
On February 13, 2018 the board of directors approved the award of certain amounts of common shares to company and subsidiary employees as compensation for services rendered in calendar year 2017 at a price per share of  $8.80, which per our policy was our estimated December 31, 2017 book value per diluted share as of the date of grant. The vesting of the awards is contingent only on the continuous full-time employment of the recipient through February 12, 2021. The aggregate amount we awarded with respect to services rendered in calendar 2017 was 62,000 common shares.

The following table shows the unvested balance of restricted stock awards outstanding for each of our senior executive officers and directors who received awards, and the total amount for all other outstanding awards as of March 31, 2018:
Restricted Stock Awards Outstanding
	Restricted Shares Vesting in
	2018	2019	2020	2021	Total
Leslie C. Boughner	—	4,304	1,667	1,667	7,638
Eduardo Colon	—	4,304	1,667	1,667	7,638
Colin W. Devine	—	1,000	—	—	1,000
Scot H. Fischer	—	1,000	—	—	1,000
Walter C. Keenan	—	3,333	3,333	3,334	10,000
Matthew I. Lawson	—	4,304	1,667	1,667	7,638
Eric A. Miller	—	4,304	1,667	1,667	7,638
Tamara K. Kravec(1)	—	—	—	—	—
Mark Moffat(2)	—	—	—	—	—
All others	—	20,106	10,668	10,667	41,441
Total	—	42,655	20,669	20,669	83,993

(1)
Upon completion of this offering, Ms. Kravec will receive a common stock award valued at $300,000 at the offering price which will vest over a three-year period beginning in 2019, contingent on Ms. Kravec’s continued employment with the company.

(2)
Upon completion of this offering, Mr. Moffat will receive a common stock award valued at $150,000 at the offering price which will vest over a three-year period beginning in 2019, contingent on Mr. Moffat’s continued employment with the company.

Share-Based Incentives
Common Stock Units
In connection with our recapitalization in 2013 and 2014 and our acquisition of USCL in 2016, we offered certain of our executives and other participants in the recapitalization and acquisition the opportunity to invest in common stock units, consisting of one share of common stock and 20 warrants to purchase a preferred share. As of March 31, 2018, there were 81,511 common stock units issued and outstanding, representing 81,511 common shares and 1,630,220 warrants to purchase common shares. The warrants will become exercisable upon completion of this offering and at that time will become eligible to purchase common shares instead of preferred shares, because of the mandatory conversion of our preferred shares. We do not plan to issue any additional common stock units in the future.
Director Fees
We pay our non-employee directors an annualized base fee of  $20,000, earned quarterly. Upon completion of the offering, we will increase the annualized base fee to $50,000. In addition to the base fee, we pay directors $1,000 for each Board meeting attended in person, $500 for telephonic participation and $500 for each committee meeting attended in person. We pay additional fees to our directors who serve as independent directors of our regulated insurance subsidiaries commensurate with the time, effort and risk associated with each directorship.
In addition to cash compensation, our recent practice is to give an initial grant of restricted shares to each director upon joining our board, and our directors may decide to give themselves additional equity grants. In general, these grants are intended to induce qualified individuals to join and continue to serve on our board of directors. We also allow our directors to elect to receive their fees in common stock, valued at the most recent fully diluted book value per share. Following the offering, fees paid in common stock will be valued at fair market value on the date the fees are first owed.
For his service as Chair of the Audit Committee, we pay Mr. Whitefield an additional amount equal to 50% of the annualized directors fee, paid annually in arrears. We pay Mr. Moffat and Mr. Whitefield additional compensation for serving as directors of one or more of our regulated insurance subsidiaries in the Cayman Islands. We will not pay Mr. Moffat any additional amounts for service on subsidiary boards of directors after he becomes our Chief Investment Officer upon completion of this offering.
In connection with their joining our board of directors in 2017, we awarded Mr. Devine and Mr. Fischer 1,000 shares of restricted common stock each under identical terms to the 2016 Restricted Stock Awards.
Director Compensation
Five of our current directors were compensated in 2017 for their service. As permitted under our certificate of incorporation and in accordance with their respective director services agreements, our directors may receive such compensation for their services as may be determined by the board of directors. We currently pay our non-employee directors an annual director’s fee of  $20,000, earned quarterly. Upon completion of the offering, the annualized fee will increase to $50,000. Directors who also serve as directors of the company’s licensed insurance subsidiaries may receive additional fees for such service. Non-employee directors also receive $1,000 for each board meeting attended in person, $500 for telephonic participation and $500 for each committee meeting attended in person. We reimburse directors for usual and customary travel, meal and lodging expenses while on company business.
The following table sets forth for the year ended December 31, 2017 certain information as to total compensation paid to non-employee directors. Mr. Keenan did not receive any additional compensation for service on our board of directors or as a director of our subsidiary companies in 2017.
Director Compensation for the Year Ended December 31, 2017
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Colin W. Devine	$14,500	$10,000	$24,500
Scot H. Fischer	24,500	$10,000	34,500
Mark Moffat(2)	38,250	—	38,250
Gary D. Witherspoon	27,750	—	27,750
David A. Whitefield(3)	38,250	—	38,250

(1)
Value of restricted stock awards granted in 2017 and vesting in 2019.

(2)
Mr. Moffat also serves as a director of ALAC.

(3)
Mr. Whitefield also serves as a director of AIMCL, ALAC and APCC.

PRINCIPAL SHAREHOLDERS
The following table sets forth information as of March 31, 2018 regarding the beneficial ownership of our common stock, and our preferred stock, as adjusted to reflect the completion of this offering and the mandatory conversion of preferred shares to common shares:
•
each stockholder known by us to beneficially own more than 5% of our outstanding common stock or preferred stock convertible into common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to warrants exercisable after completion of this offering are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 10,491,628 shares of our common stock and preferred stock on an as-converted basis outstanding as of March 31, 2018 including restricted shares and         shares to be outstanding after the completion of this offering (or         shares if the underwriter exercises its purchase option in full), in each case including 83,993 shares of restricted stock awarded under our stock incentive plan but not vested as of such date. The amounts below assume no exercise of outstanding warrants and no shares are purchased in the Directed Share Program.
Unless otherwise indicated, the address for each listed stockholder is: c/o Advantage Insurance Inc., 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.
	Shares Beneficially Owned
	As of March 31, 2018						Pro Forma for the offering
Name and Address of Beneficial Owner	Shares	Percent	Preferred Shares	Percent	Shares after giving effect to conversion of Preferred Shares(9)	Percent	Shares	Percent
Directors:
Colin Devine	1,000	0.2%			1,000	*	—	—
Scot H. Fischer	1,000	0.2%			1,000	*	—	—
Walter C. Keenan(1)	44,800	11.0%	50,000	0.7%	114,185	1.0%	—	—
Mark Moffat	10,400	2.6%			10,400	0.1%	—	—
David A. Whitefield	1,750	0.4%	4,761	0.1%	8,357	0.1%	—	—
Gary D. Witherspoon(2)	12,993	3.2%	1,243,476	16.4%	1,738,565	16.0%	—	—
Executive Officers (not identified above):
Leslie C. Boughner	7,638	1.9%			7,638	0.1%	—	—
Eduardo Colón	7,638	1.9%			7,638	0.1%	—	—
Stuart N. Jessop	71,780	17.6%			71,780	0.7%	—	—
Tamara K. Kravec(3)	0	*			0	*	—	—
Matthew I. Lawson	7,638	1.9%			7,638	0.1%	—	—
Eric A. Miller	7,638	1.9%			7,638	0.1%	—	—
All directors and executive officers as a group:	174,275	42.8%	1,298,237	17.2%	1,975,838	18.1%	—	—

	Shares Beneficially Owned
	As of March 31, 2018						Pro Forma for the offering
Name and Address of Beneficial Owner	Shares	Percent	Preferred Shares	Percent	Shares after giving effect to conversion of Preferred Shares(9)	Percent	Shares	Percent
5% Stockholders:
Copper Beech Capital LLC(4)	12,993	3.2%	1,243,476	16.4%	1,738,565	16.0%	—	—
BlackRock, Inc.(5)			750,000	9.9%	1,040,775	9.5%	—	—
MVC Capital, Inc.(6)			750,000	9.9%	1,040,775	9.5%	—	—
BKB Growth Investments LLC(7)			490,477	6.5%	680,635	6.2%	—	—
Amzak Capital Management LLC(8)			476,191	6.3%	660,810	6.1%	—	—

*
Less than 0.1%

(1)
Includes all shares held by Mr. Keenan and members of his immediate family. Excludes warrants.

(2)
Includes all shares over which Mr. Witherspoon has voting and investment power. Excludes warrants. Mr. Witherspoon has voting and investment power with respect to the shares held by Copper Beech Capital LLC. The address of Copper Beech Capital LLC is 12400 Coit Rd #800, Dallas, TX 75251.

(3)
Excludes $300,000 value of common stock issuable to Ms. Kravec valued at the offering price pursuant to Ms. Kravec’s employment agreement. Shares will vest over a three-year period from the date of the offering. See “Executive and Director Compensation—Employment Agreements—Individual Employment Agreements—Kravec Agreement.”

(4)
Includes all shares held by entities affiliated with Copper Beech Capital LLC. Mr. Witherspoon has voting and investment power with respect to the shares held by Copper Beech Capital LLC. Excludes warrants. The address of Copper Beech Capital LLC is 12400 Coit Rd #800, Dallas, TX 75251.

(5)
The registered holder of the referenced shares is a fund under management by an investment adviser subsidiary of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entity. On behalf of such investment adviser entity, Michael Zugay, as a managing director of such entity, has voting and investment power over the shares held by the fund which is the registered holder of the referenced shares. Michael Zugay expressly disclaims beneficial ownership of all shares held by such fund. The address of such fund, such investment adviser subsidiary and Michael Zugay is 40 East 52nd Street, New York, NY 10022.

(6)
The address of MVC Capital, Inc. is 287 Bowman Avenue, 2nd Floor, Purchase, NY 10577.

(7)
Mr. Paul B. Manning is co-manager of BKB Growth Investments, LLC and, as such, has unilateral voting and investment power with respect to the shares held by it. The address of BKB Growth Investments LLC is 200 Garrett St., Suite S, Charlottesville, VA 22902.

(8)
Mr. Michael D. Kazma has voting and investment power with respect to the shares held by Amzak Capital Management, LLC. The address of Amzak Capital Management LLC is 980 North Federal Highway, Suite 315, Boca Raton, FL 33432.

(9)
Excludes warrants.

	Warrants Beneficially Owned
	As of March 31, 2018							Pro Forma for the offering
Beneficial Owner	Number of Warrants Beneficially Owned(3)	Shares Issuable Upon Exercise(4)	Average Exercise Cost Per Share	Shares Owned Prior to Warrant Exercise(5)	Percent of Total	Shares Owned After Warrant Exercise	Percent of Total	Shares	Percent of Total
Walter C. Keenan(1)	696,000	965,839	$7.32	101,046	1.0%	1,066,885	8.4%	—	—
Copper Beech Capital LLC(2)	259,860	360,608	$7.31	1,660,487	16.0%	2,021,095	16.0%	—	—
Stuart N. Jessop	39,500	54,814	$7.27	66,780	0.6%	121,594	1.0%	—	—
David A. Whitefield	35,000	48,570	$7.36	8,058	0.1%	56,627	0.4%	—	—
Mark Moffat	8,000	11,102	$7.21	10,400	0.1%	21,502	0.2%	—	—
All others	591,860	821,324	$7.68	8,518,738	82.2%	9,340,062	74.0%	—	—
Total	1,630,220	2,262,256	$7.45	10,356,508	100.0%	12,627,764	100.0%	—	—

(1)
Includes all warrants held by Mr. Keenan and members of his immediate family.

(2)
Includes all warrants over which Mr. Witherspoon has investment control.

(3)
Warrants to purchase preferred shares which become exercisable for common shares upon completion of the offering.

(4)
Warrants to purchase preferred shares adjusted by applicable conversion ratio of 1.38770.

(5)
Includes shares of common stock issuable to the holder upon conversion of preferred shares owned by the holder at a conversion ratio of 1.38770.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
The following is a description of certain relationships and transactions since January 1, 2015 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, director nominees, or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, which we refer to as a Covered Person, had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under “Executive and Director Compensation” above. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.
Related Party Transaction Policy and Audit Committee Charter
We have a written related party transaction policy which provides procedures for the review of transactions in excess of  $120,000 in any year between us and any Covered Person having a direct or indirect material interest with certain exceptions. Any such related party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions. In approving or rejecting the proposed transaction, our Audit Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. This related party transaction policy will not apply to individual investment decisions made by GSO in its capacity as our external investment adviser, or to routine payments of directors’ fees and expense reimbursements.
Affiliated Companies Not Owned or Controlled by Us
Certain employees and former employees of GSO are shareholders of the company. Rather than subjecting each of the company’s investments to approval by a majority of our independent directors pursuant to our related party transaction policy, we have implemented certain safeguards and procedures by which the company maintains oversight and control over GSO’s investment activities. See “Business—Investments—Internal Risk Management and Investment Guideline Compliance.”
Mark Moffat, one of our directors, was formerly our lead investment advisor while employed at GSO.
Conflicts of Interest
General
The company and its investors are subject to a number of actual and potential conflicts of interest involving our external investment adviser, GSO, and Blackstone. In addition, as a consequence of Blackstone’s status as a public company, the officers, directors, managers, partners and employees of our external investment adviser may take into account certain additional considerations and other factors in connection with the management of the business and affairs of the company’s investments that would not necessarily be taken into account if Blackstone were not a public company. The following discussion enumerates certain conflicts of interest that should be carefully evaluated before making an investment decision. Blackstone and its personnel may in the future engage in further activities that may result in additional conflicts of interest not addressed below. Any references to GSO or Blackstone in this section will be deemed to include their respective affiliates, partners, members, shareholders, officers, directors and employees, except that portfolio companies of funds affiliated therewith and managed clients shall only be included to the extent the context shall require and references to GSO affiliates shall only be to affiliates operating as a part of Blackstone’s credit focused business group.
Broad and Wide-Ranging Activities and Related Party Transactions
GSO is subject to certain conflicts of interest in investing our assets. These conflicts will arise primarily from the involvement of Blackstone in other activities that may conflict with those of the company. In the event that such a conflict of interest arises, GSO will attempt to resolve such conflicts in a fair and equitable manner. Investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests. GSO will have the power to resolve, or consent to the resolution of, conflicts of interest on behalf of, and such resolution will be binding on, the company, and investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests.
In addition, Blackstone may from time to time act as investment adviser, administrator, custodian, registrar, distributor, or dealer in relation to, or be otherwise involved in, other funds established by parties other than the company which have similar investment objectives to those of the company. It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest in administering our assets. Each will, at all times, have regard in such event to its obligations to the company’s investment portfolio and will endeavor to ensure that such conflicts are resolved fairly. In addition, any of the foregoing may deal, as principal or agent, with the company, provided that such dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and provided that transactions must be in the best interests of the company’s shareholders.
Blackstone and its Affiliates’ Policies and Procedures
Certain policies and procedures implemented by Blackstone to mitigate potential conflicts of interest and address certain regulatory requirements, and contractual restrictions to which Blackstone may be subject, will from time to time reduce the synergies across Blackstone’s various businesses that GSO expects to draw on for purposes of pursuing attractive investment opportunities. Because Blackstone has many different lines of asset management businesses and a capital markets services business, it is subject to a number of actual and potential conflicts of interest and greater regulatory oversight than it would otherwise be subject if it had only one line of business. In addressing these conflicts and regulatory requirements across its various businesses, Blackstone has implemented certain policies and procedures (e.g., information walls) that reduce the positive synergies that the company expects to utilize for purposes of managing investments. For example, Blackstone will from time to time come into possession of material non-public information with respect to companies in which the external investment adviser may be considering making an investment. As a consequence, that information, which could be of benefit to the company, is likely to be unavailable to the company. In addition, certain activities of Blackstone or its affiliates could restrict the investment activities of the company. The activities of Blackstone or its affiliates include, for example, the activities described below in the section entitled “Certain Relationships and Related Party Transactions—Conflicts of Interest—Service Providers and Counterparties.” Additionally, Blackstone may restrict or otherwise limit GSO from entering into agreements with or related to companies in which any investment fund of Blackstone has or has considered making an investment. Blackstone may from time to time restrict or otherwise limit the ability of GSO to make investments in or otherwise engage in businesses or activities competitive with companies in which an investment fund of Blackstone has an investment, either as a result of contractual restrictions or otherwise. Furthermore, there may be circumstances in which affiliates of Blackstone may refrain from taking certain confidential information in order to avoid trading restrictions. Finally, Blackstone and its affiliates have and will enter into one or more strategic relationships in certain regions or with respect to certain types of investments that, although possibly intended to provide greater opportunities for the investment portfolio, may require that the investment portfolio share such opportunities or otherwise limit the amount of an opportunity the investment portfolio can otherwise take.
Other Blackstone Businesses, Activities and Relationships
As part of its regular business, a Blackstone affiliate provides capital markets services. In addition, Blackstone and its affiliates may provide services in the future beyond those currently provided. The company will not receive any benefit from fees derived from such services and Blackstone will be under no obligation to decline any engagements related to such services in order to make an investment opportunity available to the company. In connection with its provision of such services, Blackstone may come into possession of information that limits its ability to engage in potential transactions. The company’s investment activities are expected to be constrained as a result of the inability of Blackstone personnel to use such information. For example, employees of Blackstone from time to time are prohibited by law or contract from sharing information with members of the company’s investment team.
In addition, Blackstone has long-term relationships with a significant number of corporations and their senior management. In determining whether to invest in a particular transaction on behalf of the company, GSO will consider those relationships, and may decline to participate in a transaction as a result of one or more of such relationships. The company may be forced to sell or hold existing investments as a result of investment banking relationships or other relationships that Blackstone or its affiliates may have or transactions or investments they may make or have made. Our assets may also be co-invested with clients of Blackstone or its affiliates in particular investment opportunities, and the relationship with such clients could influence the decisions made by GSO with respect to such investments. There can be no assurance that all potentially suitable investment opportunities that come to the attention of Blackstone, GSO or their respective affiliates will be made available to the company. The company may invest in securities of the same issuers as Other Accounts (as defined two paragraphs below) or investment vehicles, accounts and clients affiliated with Blackstone or GSO. To the extent that the company holds interests that are different (or more senior or junior) than those held by such Other Accounts, GSO may be presented with decisions involving circumstances where the interests of such Other Accounts are in conflict with those of the company. Furthermore, it is possible the company’s interest may be subordinated or otherwise adversely affected by virtue of such Other Accounts involvement and actions relating to its investment.
In addition, other present and future activities of Blackstone and its affiliates (including GSO) will from time to time give rise to additional conflicts of interest. In the event that any such conflict of interest arises, GSO will attempt to resolve such conflicts in a fair and equitable manner. Investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests.
Other Blackstone and GSO Funds; Allocation of Investment Opportunities
Certain inherent conflicts of interest arise from the fact that GSO, Blackstone and their respective affiliates provide investment management and sub-advisory services both to the company and its affiliates, on the one hand, and other clients, including other investment funds, client accounts and proprietary accounts, on the other, in which the company will not have an interest. Such other clients, funds and accounts are referred to as the “Other Accounts.” The respective investment programs of the company and Other Accounts may or may not be substantially similar. GSO may give advice to, and recommend securities for, Other Accounts that may differ from advice given to, or securities recommended or bought for, the company’s investment portfolio, even though their investment objectives may be the same as or similar to those of the company.
While GSO will seek to manage potential conflicts of interest in a fair and equitable manner, the portfolio strategies employed by GSO and Blackstone in managing Other Accounts could conflict with the transactions and strategies employed by GSO in managing the company’s investment portfolio and may affect the prices and availability of the securities and instruments in which the company invests. Conversely, participation in specific investment opportunities may be appropriate, at times, for both the company’s investment portfolio and Other Accounts.
In any event, it is the policy of GSO to allocate investment opportunities and sale opportunities on a basis deemed by GSO, in its sole discretion, to be fair and equitable over time. In general, this means that such opportunities will be allocated pro rata among the company’s investment portfolio and GSO’s Other Accounts that do not have any priority to investment opportunities based on respective targeted acquisition sizes (which may be based upon available or committed capital or, in some cases, a specified maximum target size of such client) or targeted sale size (which is generally based upon the position size held by selling clients), in a manner that takes into account the applicable factors listed below.
Notwithstanding the foregoing, GSO may also consider the following factors in making any allocation determinations, and such factors may result in a different allocation of investment and/or sale opportunities: (a) risk-return and target return profile of the proposed investment relative to the company’s and the Other Accounts’ current risk profiles; (b) the company’s or the Other Accounts’ investment guidelines, restrictions, terms and objectives, including whether such objectives are considered solely in light of the specific investment under consideration or in the context of the respective portfolios’ overall holdings; (c) the need to re-size risk in the company’s or the Other Accounts’ portfolios (including the potential for the proposed investment to create an industry, sector or issuer imbalance in the company’s and the Other Accounts’ portfolios, as applicable) and taking into account any existing non-pro rata investment positions in the portfolio of the company and Other Accounts; (d) liquidity considerations of one or more of the company or such Other Accounts, including during a ramp-up or wind-down of the company’s or on Other Accounts’ portfolio, proximity to the end of the company’s or Other Accounts’ specified term or investment period, any redemption/withdrawal requests, anticipated future contributions and available cash; (e) tax consequences; (f) regulatory or contractual restrictions or consequences; (g) avoiding a de minimis or “odd lot” allocation; (h) availability and degree of leverage and any requirements or other terms of any existing leverage facilities; (i) the company’s or Other Accounts’ investment focus on a classification attributable to an investment or issuer of an investment, including, without limitation, investment strategy, geography, industry or business sector; (j) the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals dedicated to the company or such Other Accounts; (k) the management of any actual or potential conflict of interest; (l) with respect to investments that are made available to GSO by counterparties pursuant to negotiated trading platforms (e.g., ISDA contracts), the absence of such relationships which may not be available for the company and the Other Accounts; and (m) other considerations deemed relevant by GSO in good faith.
GSO does not have any obligation to present any investment opportunity to the company if GSO determines in good faith that such opportunity should not be presented to the company for any one or a combination of the reasons specified above, or if GSO is otherwise restricted from presenting such investment opportunity to the company. Moreover, with respect to GSO’s ability to allocate investment opportunities, including where such opportunities are within the common objectives and guidelines of the company and one or more Other Accounts (which allocations are to be made on a basis that GSO believes in good faith to be fair and reasonable), GSO and Blackstone have established general guidelines for determining how such allocations are to be made, which, among other things, set forth priorities and presumptions regarding what constitutes “debt” investments, ranges of rates of returns for defining “core” or “core+” investments, presumptions regarding allocation for certain types of investments (e.g., distressed investments) and other matters. The application of those guidelines may result in the company not participating (and/or not participating to the same extent) in certain investment opportunities in which it would have otherwise participated had the related allocations been determined without regard to such guidelines and/or based only on the circumstances of those particular investments.
Orders may be combined for the company and all other participating Other Accounts, and if any order is not filled at the same price, they may be allocated on an average price basis. Similarly, if an order on behalf of more than one account cannot be fully executed under prevailing market conditions, investments may be allocated among the different accounts on a basis that GSO or its affiliates consider equitable.
Investments in Other Entities Managed by Blackstone, GSO and their Affiliates
The company may use its assets to invest in other entities and transactions (both standard and bespoke) that are managed directly or indirectly by GSO or its affiliates.
Although GSO will reduce the advisory fee otherwise payable by the company in respect of the portion of the company’s assets invested in certain situations, the fees earned by GSO in respect of certain of these entities may be greater than the management fee or performance fee, as applicable, otherwise payable by the company.
In addition, the company’s investment portfolio may also include investments in entities in which GSO or one or more of its affiliates or other entities under its or their management have also invested, or entities which GSO or one or more of its affiliates have assisted in structuring but in respect of which it or they have chosen not to invest, or in entities in respect of which GSO or one or more of its affiliates or other entities under its or their management may have invested in the past but no longer hold a position. In cases where the company invests in an entity in which GSO, one or more of its affiliates or another entity under its or their management also has an investment, the investment held by GSO, its affiliate or such other entity may rank senior to the investment owned by the company in the relevant entity or may, due to its size or nature, provide the holder of that other investment with greater or superior rights in relation to the relevant entity than the company possesses.
The issuers in which the company invests may be counterparties or participants in agreements, transactions or other arrangements with companies in which other investment funds managed by Blackstone invest that, although GSO determines to be consistent with the requirements of its agreement with the company, may not have otherwise been entered into but for the affiliation with GSO and/or Blackstone. From time to time, employees of Blackstone may serve as directors or advisory board members of certain portfolio companies or other entities. In connection with such services, Blackstone may receive director’s fees or other similar compensation and it is not expected that the company will receive the benefit of such fees.
All of these situations may create conflicts of interest in respect of the activities of GSO with respect to the management of our assets, any advice that GSO may provide to the company or that GSO or its affiliates may provide to other entities under their management, for example decisions regarding when to acquire or dispose of investments, the enforcement of covenants, the terms of any restructuring and the resolution of any workouts or bankruptcies. GSO and its affiliates may, in their discretion, make investment recommendations and decisions in respect of such entities that may be the same as or different from those made by GSO with respect to the company’s investments.
Investments in Which Other Accounts Have a Different Principal Investment
Situations may arise where certain assets held by the company may be transferred to Other Accounts and vice versa. Such transactions will be conducted in accordance with, and subject to, GSO’s contractual obligations to the company and our investments (see above in the section entitled “Conflicts of Interest—Broad and Wide-Ranging Activities and Related Party Transactions”). The investments sold to or by the company’s investment portfolio will be sold at such investments’ fair market value as verified by an independent third party. From time to time, the company and the Other Accounts are expected to make investments at different levels of an issuer’s capital structure or otherwise in different classes of investments in an issuer, subject to the limitations of the Investment Company Act, and at other times the company and Other Accounts are expected to make investments in the same level of an issuer’s capital structure or otherwise in the same class of investment in an issuer. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of investments that may be held by such entities. To the extent the company holds investments that are different (including with respect to their relative seniority) than those held by an Other Account, GSO may be presented with decisions when the interests of the company and such Other Account are in conflict. For example, conflicts could arise where the company lends funds to an issuer while an Other Account invests in equity securities of such issuer. In this circumstance, for example, if such issuer goes into bankruptcy, becomes insolvent or is otherwise unable to meet its payment obligations or comply with its debt covenants, conflicts of interest could arise between the holders of different types of securities as to what actions the issuer should take.
Further conflicts could arise after the company and Other Accounts have made their respective initial investments. For example, if additional financing is necessary as a result of financial or other difficulties, it may not be in the best interests of the company to provide such additional financing. If the Other Accounts were to lose their respective investments as a result of such difficulties, the ability of GSO to recommend actions in the best interests of the company might be impaired. GSO may in its discretion take steps to reduce the potential for adversity between the company and the Other Accounts, including causing and/or recommending the company and/or such Other Accounts to take (or refrain from taking) certain actions that, in the absence of such conflict, it would not take (or refrain from taking). In addition, there may be circumstances where GSO agrees to implement certain procedures to ameliorate conflicts of interest, including (x) situations that may involve a forbearance of rights relating to the company or Other Accounts, such as where GSO may cause Other Accounts to decline to exercise certain control- and/or foreclosure-related rights with respect to an issuer or (y) situations where either the company or Other Accounts (i) decline to participate in an investment or (ii) participate to a lesser extent in an investment than the company or such Other Accounts otherwise would participate. For example, the company or Other

Accounts may limit investment in CLOs where GSO acts as collateral manager. In such circumstances, GSO’s duties to the company and such Other Account may conflict. GSO may in its discretion take steps to reduce the potential for adversity between the company and the Other Accounts, including causing the company and/or such Other Accounts to take certain actions that, in the absence of such conflict, it would not take. In some cases, a decision by GSO to take any such step could have the effect of benefiting an Other Account (and, incidentally, may also have the effect of benefiting GSO) and therefore may not have been in the best interests of, and may be adverse to, the company. There can be no assurance that the return on the company’s investment will be equivalent to or better than the returns obtained by an Other Accounts participating in the transaction. The company will not receive any benefit from fees paid to GSO from an entity in which Other Accounts also have an interest.
Furthermore, the Firm may restrict or otherwise limit GSO and/or the entities in which the company invests from entering into agreements with, or related to, companies that either are investment funds, pooled investment vehicles or other client accounts sponsored, advised or managed by GSO or in which any Other Account has invested or has considered making an investment. The Firm will from time to time restrict or otherwise limit the ability of GSO to make investments in or otherwise engage in businesses or activities competitive with portfolio companies of such other client accounts, either as a result of contractual restrictions or otherwise.
Service Providers and Counterparties
Certain advisors and other service providers retained by the company with respect to our assets (such as accountants, administrators, lenders, bankers, brokers, attorneys, consultants and investment or commercial banking firms), or their affiliates, also provide goods or services to, or have business, personal, financial or other relationships with, Blackstone, its affiliates and portfolio companies of their affiliated funds. Such advisors and service providers (or their affiliates) may be investors in Other Accounts, affiliates of GSO, sources of investment opportunities, co-investors, commercial counterparties and/or portfolio companies in which GSO and/or Other Accounts has an investment. Additionally, certain employees of GSO may have family members or relatives employed by such advisors and service providers (or their affiliates). These relationships may influence GSO in deciding whether to select or recommend such a service provider or have other relationships with the company. Notwithstanding the foregoing, investment transactions for the company that require the use of a service provider will generally be allocated to service providers on the basis of best execution, the evaluation of which includes, among other considerations, such service provider’s provision of certain investment-related services and research that GSO believes to be of benefit to the company’s investment portfolio.
Allocation of Personnel
GSO and its members, partners, officers and employees will devote as much of their time to management of the investment of the company’s assets as GSO deems necessary and appropriate. By the terms of the company’s agreement with GSO, our external investment adviser, Blackstone and their respective affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the company’s investment portfolio, the company and/or will involve substantial time and resources of GSO. These activities could be viewed as creating a conflict of interest in that the time and effort of the members of GSO and its officers and employees will not be devoted exclusively to the business of providing advice related to the company’s investment portfolio but will be allocated between the business of the investment portfolio and the management of the monies of other advisees of our external investment adviser.
Possible Future Activities
Blackstone and its affiliates may expand the range of services that they provide over time. Generally, and except as described above, Blackstone and its affiliates will not be restricted in the scope of their business or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Blackstone and its affiliates have, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with clients who may hold or may have held investments similar to those intended to be made by the company. These clients may themselves represent appropriate investment opportunities for the company or may compete with the company for investment opportunities.
Directed Share Program
At our request, the underwriters have reserved up to         shares of our common stock offered by this prospectus at the initial public offering price of  $    per share, to our officers, employees, business associates and related persons. See “Underwriting—Directed Share Program.”

DESCRIPTION OF SHARE CAPITAL
General
AVI is an exempted company incorporated under the laws of the Commonwealth of Puerto Rico. It is registered with the Department of State in Puerto Rico under registration number 354004. It was incorporated in 2015 under the name Advantage Insurance Inc. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC.
The following is a summary of the material rights of our capital stock and related provisions of our certificate of incorporation, as amended, and bylaws. This discussion may not contain all of the information regarding our capital stock that is important to you. Reference is made to the more detailed provisions of our certificate of incorporation, as amended, and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.
Authorized and Outstanding Share Capital
AVI is a corporation organized under the laws of the Commonwealth of Puerto Rico, having an authorized capital stock of 123,253,158, divided into 73,253,158 shares of common stock with a par value of United States $0.01 each, and 50,000,000 shares of preferred stock with a par value of United States $0.01 each.
Immediately following completion of this offering, we will have           shares of common stock issued and outstanding (assuming the underwriter does not exercise its option to purchase any additional shares), including 7,560,444 shares of existing preferred stock issued and outstanding that automatically convert to common stock upon completion of this offering. In addition, following completion of this offering, we will have 2,262,256 warrants outstanding to purchase one share of common stock per warrant at an average exercise price of  $7.45 per share. As of March 31, 2018, the company had awarded 83,993 restricted shares of our common stock to directors and employees that were not yet vested.
The following summary of our share capital is qualified in its entirety by reference to our certificate of incorporation, as amended.
Common Stock
Pursuant to our certificate of incorporation, as amended, and to any resolution of the shareholders to the contrary, the board of directors is authorized to issue any of the authorized but unissued common stock. Irrespective of the number of shares of common stock held by any holder of common stock, no common stockholder may together with persons whose shares would be attributable to such common stockholder pursuant to the rules of beneficial ownership under the 1934 Act hold in aggregate more than such number of votes as shall be equal to 9.9% of the total votes capable of being cast by all stockholders at a general meeting of the company. In addition, holders of common stock have no pre-emptive rights and no rights of redemption attaching to the common stock.
Voting Rights. The holders of common stock and every person representing a holder of common stock by proxy are entitled to one vote per share on each matter submitted to the stockholders on which the holders of common stock are entitled to vote. At the annual meeting of the stockholders, holders of common stock shall have the exclusive right to vote for the election of directors, the consideration of reports to be laid before such meeting, the transaction of such other business, and on all other matters properly submitted to a vote of the stockholders. At any special meeting of the stockholders, holders of common stock shall have the exclusive right to vote on any matter properly submitted to a vote of the stockholders. Under no circumstances shall holders of common stock together with persons whose shares would be attributable to such holder pursuant to the rules of beneficial ownership under the 1934 Act, be capable of casting more than 9.9% of the total votes capable of being cast by all stockholders at a general meeting of the company.
Dividends. Holders of common stock of any particular class or series will be, subject to the Preferred Dividend, be entitled to any dividends as the board of directors may lawfully declare provided that no dividend will be declared or paid for so long as there are any outstanding preferred stock and if a dividend is so declared or paid in breach of such restriction, holders of preferred stock will be entitled to participate in such dividend on an as-converted basis. Save where a particular class or series ranks pari passu in respect of dividends, our board of directors may declare a dividend payable in respect of any class or series of common stock without declaring a dividend payable in respect of any other class or series of common stock.
Return of Capital on Liquidation. Holders of common stock will be entitled to the distribution of the balance of any assets available for distribution among the common stockholders ratably according to the common stock held by them respectively pro rata to their nominal amount, subject to the rights of the preferred stockholders, on a return of capital on a liquidation, reduction of capital or otherwise (other than on a repurchase of shares).
Restrictions on Transfer. The transfer of common stock will not be permitted if our board of directors considers that such transfer may give rise to an adverse tax, regulatory or legal consequence to AVI, any of its subsidiaries or any of the stockholders, without prejudice to any other restrictions on the transfer of common stock set out in our certificate, as amended. Any transfer of stock in contravention to the restrictions in the our certificate will be void and of no effect.
Compulsory Repurchase. AVI will have the option, but not the obligation, to repurchase all or any part of the common stock held by a common stockholder, if the directors determine that the ownership of common stock by any common stockholder may result in adverse tax, regulatory or legal consequences to the company, any of its subsidiaries or any other stockholder, and if the directors determine that it is necessary or advisable to avoid or cure any adverse or potentially adverse consequence at a price per share equal to the fair value of the common stock, which we refer to as the Fair Value. On the repurchase date, AVI will pay the Fair Value in cash in respect of the common stock to be repurchased, in the manner permitted by the General Corporations Law of Puerto Rico.
The amount payable in respect of all the common stock to be repurchased, which we refer to as repurchase monies, will be a debt due and payable by the company to the common stockholder, whether or not the company has enough profits available for distribution or other requisite funds to pay the repurchase monies. Such repurchase monies will be paid to the common stockholder in respect of those common stock which are to be repurchased against receipt of the relevant stock certificate (if issued) or an indemnity in a form reasonably satisfactory to the company in respect of a stock certificate which cannot be produced. If the common stockholder produces neither the stock certificate nor an indemnity, the company may retain his repurchase monies until delivery of the certificate or such an indemnity.
Notwithstanding that the repurchase monies is not paid in full on the repurchase date, such common stock will be deemed to be repurchased on the repurchase date and the common stockholder will cease to be a holder of such common stock and will not have continuing rights in relation to such common stock as of the repurchase date. In addition, the relevant common stockholder’s name shall be removed from the register of members of the company with respect thereto as of the repurchase date, notwithstanding that if the relevant common stockholder’s name is not removed until after the repurchase, the relevant common stockholder will still be deemed to have ceased to be a member of the company with respect thereto on the repurchase date and the register of members of the company will reflect that accordingly, pursuant to the certificate of incorporation.
Common Share Units
Certain of our directors, officers, employees and consultants have purchased our common share units, or CSUs, offered in connection with the preferred share offerings we completed in 2013 and 2014. These CSUs consist of one common share and 20 warrants to purchase a preferred share each. The warrants are non-detachable. Warrants issued in connection with the 2013 offering have an exercise price of  $10.00 per share for preferred stock, which is equivalent to the issue price for each preferred share of AIH in the 2013 offering. Warrants issued in connection with the 2014 offering have an exercise price of  $10.50 per share for preferred stock, which is equivalent to the issue price for each preferred share of AIH in the 2014 offering. The preferred stock issued upon the exercise of a warrant will have the same rights, preferences and privileges as the preferred stock issued in the 2013 offering and the 2014 offering, including conversion price to common stock. Warrants expire ten years from the date of issue. Warrants can only be exchanged for preferred stock if and when the preferred stock is listed (in whole or in part) on any regulated securities exchange approved by the board of directors. CSUs may only be exchanged by the holder for common stock, upon conversion of all issued and outstanding preferred stock to common stock and valid delivery of the common share certificate, warrant certificate and payment for the full exercise price of the warrants. CSUs are subject to restrictions on transfer. After the conversion of preferred stock to common stock, and at the company’s option, it may accept CSUs for exchange into common stock on a net exercise basis, using the most recent audited book value per share amount as the reference price for net exercise.
Warrants are protected from dilution by certain corporate events that could reduce the value of the warrants to the benefit of shareholders. To protect warrant holders from dilutive events, the exercise price of the warrants may be reduced under certain circumstances, including:
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payment of cash dividends on our common or preferred stock;

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share splits, mergers, or other corporate reorganizations impacting the economic terms of the warrants; and

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other events that would dilute or otherwise reduce the value of the warrants for the benefit of other shareholders.

Preferred Stock
Pursuant to our certificate of incorporation, as amended, our board of directors by resolution may establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation, conversion and other rights, preferences, powers and limitations as may be fixed by our board of directors without any further shareholder approval, which, if any such preferred stock are issued, will include restrictions on voting and transfer intended to avoid having us constitute a CFC for U.S. federal income tax purposes. However, our board of directors may not, without the approval of holders of a majority of the preferred stock, issue any preferred stock or shares with other special rights which rank in priority to or pari passu with the preferred stock. The rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the company. The issuance of preferred stock could also adversely affect the voting power of the holders of the common stock, deny shareholders the receipt of a premium on their common stock in the event of a tender or other offer for the common stock and depress the market price of the common stock. We have no present plan to issue any preferred stock and the existing outstanding preferred stock will automatically be converted to common stock upon the completion of this offering. As of the completion of this offering, there will be no preferred stock authorized or issued. At any time after the completion of this offering, our board of directors may, in its sole discretion and after considering relevant factors, including market conditions at the time, have the ability to authorize and issue any preferred stock.
No person may hold in excess of 9.9% of the total combined voting power of our shares (whether held directly, indirectly, or constructively), unless such provision is waived by the unanimous consent of our board of directors.
Fractional Shares
Pursuant to our certificate of incorporation, the board of directors may issue fractions of a share up to such number of decimal places as they determine of any class or series of shares, and, if so issued, a fraction of a share will be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class or series of shares.
Repurchase of Stock
Subject to the provisions of the General Corporations Law of Puerto Rico and our certificate of incorporation, as amended, the company may purchase its own shares and the board of directors may determine the manner or any of the terms of any such purchase. The company may make a payment in respect of the purchase of its own shares in any manner permitted by the General Corporations Law of Puerto Rico, including out of capital.

Certificates for Stock
Pursuant to our certificate of incorporation, a stockholder will only be entitled to a stock certificate if the board of directors resolve that stock certificates shall be issued. Stock certificates representing shares, if any, will be in such form as the directors may determine. The company will record the ownership of the shares issued in the corporate books in book entry form. The holders of the shares recorded in book entry form have the same rights as if the stock was evidenced by a stock certificate.
Transfer of Stock
The instrument of transfer of any share will be in any usual or common form or such other form as the directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, will also be executed on behalf of the transferee and will be accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer. The transferor will be deemed to remain a holder of the share until the name of the transferee is entered in the stock ledger in respect thereof.
The directors may, in their absolute discretion, decline to register any transfer of shares without assigning any reason therefor. If the directors refuse to register a transfer of any shares, they will send to the transferee notice of the refusal, within six weeks after the date on which the transfer was lodged with the company.
The registration of transfers may be suspended at such times and for such periods as the directors may, in their absolute discretion, from time to time determine, provided always that such registration will not be suspended for more than 45 days in any year.
All instruments of transfer which are registered will be retained by the company, but any instrument of transfer which the directors decline to register will (except in any case of fraud) be returned to the person depositing the same.
Transmission of Stock
The legal personal representative of a deceased sole holder of a share will be the only person recognized by the company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, will be the only person recognized by the company as having any title to the share.
Any person becoming entitled to a share in consequence of the death or bankruptcy of a stockholder will, upon such evidence being produced as may from time to time be required by the directors, have the right either to be registered as a stockholder in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the directors will, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.
A person becoming entitled to a share by reason of the death or bankruptcy of the holder will be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he will not, before being registered as a Stockholder in respect of the share, be entitled, in respect of it, to exercise any right conferred by membership in relation to meetings of the company.
Alteration of Stock Capital
Subject to the applicable requirements of the General Corporations Law of Puerto Rico and our certificate of incorporation, AVI may, from time to time, increase the stock capital by such sum, to be divided into shares of such classes or series and amount, by resolution. AVI may by ordinary resolution, as it relates to alteration of stock capital and as defined in our certificate of incorporation:
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consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

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convert all or any of its paid up shares into stock and reconvert that stock into paid up stock of any denomination;

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subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the applicable requirements of the General Corporations Law of Puerto Rico and pursuant to our certificate of incorporation, the company may by special resolution, as it relates to alteration of stock capital and as defined in our certificate of incorporation, reduce its stock capital and any capital redemption reserve in any manner authorized by law.
Differences in Corporate Law
The General Corporations Law of Puerto Rico is modeled after that of the State of Delaware but does not follow recent statutory enactments in Delaware. Set forth below is a summary of certain significant provisions of the General Corporations Law of Puerto Rico (including modifications adopted pursuant to our certificate) applicable to us which may differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Puerto Rico law that may be relevant to us and our shareholders.
Mergers and Similar Arrangements
Puerto Rico Law permits mergers and consolidations between Puerto Rico companies and between Puerto Rico companies and non-Puerto Rico companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the board of directors of each constituent company must approve a written plan of merger or consolidation by resolution, which must also state the convenience of such merger or consolidation. The plan of merger or consolidation, as approved by the board of directors of each constituent company, must then be authorized by a special resolution of the shareholders of each constituent company. The written plan of merger or consolidation must be filed with the Department of State of Puerto Rico. Unless the certificate of incorporation so requires, the vote of the shareholders of a constituent corporation that subsists after a merger to authorize the merger will not be necessary if the merger agreement does not amend in any way the certificate of incorporation of such constituent corporation. Neither will the vote of the shareholders of a constituent corporation be required to authorize a merger or consolidation if no shares of said corporation has been issued prior to the adoption by the board of directors of the resolution, approving the merger or consolidation agreement. Dissenting shareholders have the right of appraisal of their shares in order to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Puerto Rico court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
Interested Party Transactions
No person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with the company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the company in which any director or alternate director shall be in any way interested or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to the company for any profit realized by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
Under Puerto Rico law, such a transaction would be voidable unless:
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the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

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such material facts are disclosed or are known to the stockholder entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

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the transaction is fair and reasonable as to the corporation as of the time it is authorized, approved or ratified by the board of directors, by a committee designated by the board of directors or by the shareholders.

Under Puerto Rico law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Shareholder’s Suit
In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on common law authorities, which would in all likelihood be of persuasive authority and be applied by a court in Puerto Rico, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting or proposing to act illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
In any lawsuit filed by a shareholder for the benefit of the company, it shall be alleged in the claim that the plaintiff was a shareholder of the company when the disputed transaction was effected or that the shares were transferred to such shareholder after the transaction was executed. The requirements to file a derivative action have been established by jurisprudence.
Directors’ Fiduciary Duties
Under Puerto Rico law, a director of a Puerto Rico corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. When directors have personal interests in matters affecting the company, they will be subject to the duty of loyalty that obliges them to act in a fair and just manner in relation to its corporate affairs. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Shareholder Action by Written Resolution
Under the General Corporations Law of Puerto Rico, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Puerto Rico law and our certificate of incorporation provides that shareholders may approve corporate matters by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Such unanimous written consent must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the company by delivery to its registered office in Puerto Rico, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of minutes of stockholders are recorded.
Shareholder Proposals
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The General Corporations Law of Puerto Rico and Delaware General Corporation Law do not provide shareholders with an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Our bylaws allow stockholders to call for a special meetings of the stockholders of the company for any purpose or purposes by the President, the board of directors, the stockholders, or by a committee of the board of directors that has been duly designated by the Board and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.
Voting
Under the General Corporations Law of Puerto Rico, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. However, our certificate of incorporation and bylaws do not provide for cumulative voting.
Our bylaws provide that all meetings of shareholders for the election of directors, a plurality of the votes cast is sufficient to elect directors. All other elections are to be decided by the vote of a majority of the stock issued and outstanding.
Removal of Directors
Under the General Corporations Law of Puerto Rico, any director or board of directors in its entirety may be removed, with or without just cause, by approval of the holders of the majority of the voting shares to elect directors, unless the certificate of incorporation provides otherwise.
The bylaws have no provisions in place relating to the retirement of directors upon reaching any age limit. The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the shareholders in the general meeting, as an addition to the existing board, but so that the number of directors so appointed will not exceed any maximum number determined from time to time by the shareholders in general meeting. The company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director. Likewise, our certificate of incorporation provides that any and all directors may be removed, with or without cause, at any time by either:
•
The vote of the holders of a majority of the stock of the company issued and outstanding and entitled to vote and present, in person or by proxy, at any meeting of stockholders called for the purpose; or

•
An instrument or instruments in writing addressed to the board of directors directing such removal and signed by the holders of all the shares of capital stock of the company issued and outstanding and entitled to vote;

•
Upon the occurrence of any of the above described events, the term of each such director who shall be so removed shall terminate.

Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination with interested stockholders statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Puerto Rico law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Puerto Rico law does not regulate transactions between a company and its significant shareholders, it does provide that majority shareholders are subject to the duty of loyalty that forces them to act fairly in relation to corporate affairs when they have personal interests in matters that affect the corporation.
Dissolution
Under the Delaware General Corporation Law and Puerto Rico law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Puerto Rico law allows a Puerto Rico corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Our certificate of incorporation does not include provisions with regards to the dissolution of the company.
Variation of Rights of Shares
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a corporation may vary the rights of a class of shares as set forth in the certificate of incorporation or in the resolutions providing for the issue adopted by the board of directors.
Our certificate of incorporation provides for the variation of rights attaching to stock with the consent in writing of the holders of three-fourths of the issued stock of that class or series, or with the sanction of a resolution passed by at least three-fourths majority of the holders of stock of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the stock of the class or series.

Amendment of Governing Documents
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our certificate of incorporation on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our certificate governing the ownership threshold above which shareholder ownership must be disclosed.
Directors’ Power to Issue Shares
Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.
Indemnification of Directors
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if:
•
such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•
with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation limits the liability of our directors to the broadest and maximum extent permitted by the General Corporations Law of Puerto Rico. The certificate of incorporation provides that AVI will indemnify every person who is a party or is threatened to be a party in any suit or proceeding arising out of their status as a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The right to be indemnified will include the right of a director or officer to be paid expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such suit or proceeding. The certificate of incorporation also provides for the payment in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it will ultimately be determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by the company as authorized in the certificate.
The rights to indemnification and to the advancement of expenses conferred in our certificate of Incorporation, as amended, are not exclusive of any other right which any person may have or hereafter acquire under any statute, our certificate of incorporation and bylaws, by agreement, vote of stockholders, or disinterested directors or otherwise.
Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification by the company is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
We believe these indemnification provisions will assist in attracting and retaining qualified individuals to serve as directors and/or officers of the company.
Inspection of Corporate Records
The books and corporate records of the company are kept within Puerto Rico. However, our certificate of incorporation allows for them to be kept outside of Puerto Rico at such place or places as may from time to time be designated by the board of directors. The corporate books are currently kept in the registered office of Advantage Insurance Inc. at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918.

Puerto Rico and Delaware law permit any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

SHARES ELIGIBLE FOR FUTURE SALE
Overview
Prior to this offering, there has been no established public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, we will have          shares of common stock outstanding. Of these shares,          shares of our common stock (or          shares if the underwriter exercises its purchase option in full) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining          shares of our common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the contractual 180-day lock-up period described below, substantially all of these shares will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to volume and other offering limitations).
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately         shares immediately after this offering (or approximately         shares if the underwriter exercises its purchase option in full); or

•
the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
Lock-up Agreements
We and each of our directors and executive officers and certain other persons have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus, without the prior written consent of our underwriter. See “Underwriting.” The underwriter does not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

TAX CONSIDERATIONS
Puerto Rico Taxation of the Company
Under current Puerto Rico law, AVI is exempt from the payment of Puerto Rico taxes imposed on any income derived from its operations in Puerto Rico as a qualified international insurance holding company. AVI is additionally exempt from the payment of Puerto Rico municipal license taxes, and from any other type of tax, levy, fee, license, duties and assessments, rates and tariffs imposed by municipalities in Puerto Rico. The company is further exempt from the payment of real and personal property taxes, and is not required to withhold income taxes on interest, dividends, distributions and other similar income item payments made to foreign corporations or individuals that are not engaged in a trade or business in Puerto Rico. Puerto Rico imposes charges and fees on certain categories of documents; however, we do not anticipate that our operations will involve the payment of any material amount of such charges and fees. Puerto Rico currently imposes an annual corporate fee upon all corporations doing business in its jurisdiction. The company’s annual corporate fee rate will be $150.00 after the close of this offering.
In order to qualify for tax-exempt treatment under applicable Puerto Rico laws, international insurer holding companies such as the company are by law limited in the investment assets they may only hold. Essentially, such investments assets should consist of the securities issued by international insurance companies and international insurer holding companies organized in Puerto Rico, or those of insurance companies organized in jurisdictions other than Puerto Rico, and other specified assets in the particular proportions established under Puerto Rico law.
Generally, international insurer holding companies will not qualify for tax-exempt treatment under Puerto Rico law if they own a controlling interest in a Puerto Rico person, where “control” is defined as a direct or indirect participation as owner of more than 50% of the voting power with respect to a person. The ownership of a controlling interest in other Puerto Rico international insurer holding companies, Puerto Rico international insurers, and other persons organized in Puerto Rico that provide services to international insurers which are incidental to an international insurers insurance business is considered as exempted from this limitation on ownership of a controlling interest in Puerto Rico persons.
Puerto Rico Taxation of Shareholders
Under current Puerto Rico law, the shareholders of the company are exempt from the payment of Puerto Rico taxes on income derived from the payment of dividends on our common stock and preferred stock, interest, distributions in total or partial liquidation, and other similar income items received from the company acting as a qualified international insurance holding company. In addition, no withholding is required for income taxes on the payment of dividends, distributions in total or partial liquidation or other similar income item payments made to foreign corporations or individuals that are not engaged in a trade or business in Puerto Rico. Moreover, our common stock and preferred stock owned by a shareholder that is not resident of Puerto Rico, are exempt from Puerto Rico estate and gift taxes. No stamp duty is payable with respect to the issue or transfer of our common or preferred stock.
Grant of Tax Exemption
Under current Puerto Rico law, we are exempted from paying income and certain other taxes in Puerto Rico, while our Puerto Rico insurance subsidiaries are subject to a preferential tax rate of four percent (4%) on total net income in excess of  $1,200,000.00. The Secretary of the Department of Economic Development and Commerce together with the Commissioner of Insurance of Puerto Rico have issued to each of our Puerto Rico international insurance company subsidiaries a “Grant of Tax Exemption,” in which we are covered while acting as a qualified international insurance holding company for an initial term of fifteen (15) years which, subject to certain conditions, may be extended for two additional fifteen (15) year terms. The Grants of Tax Exemption are considered a contract between our company, our Puerto Rico international insurance company subsidiaries, and our shareholders with the Government of Puerto Rico and, as such, will be considered the law between parties with respect to the tax exemption concessions granted under the same during the fifteen (15) year term that applies to such grants of tax exemption. The fifteen (15) year term of the Grant of Tax Exemption began from January 1, 2012, in the case of ALPR and USCL, October 8, 2015, in the case of ALAI, and, finally, September 1, 2016, in the case of ABIC. We cannot be assured that such Grant of Exemption will each remain valid for fifteen (15) years, or that extensions beyond fifteen (15) years will be granted. If we become subject to taxation in Puerto Rico, our financial condition and results of operations could be significantly and negatively affected. See “—Puerto Rico Taxation of the Company.”
Excepting the company’s tax-paying U.S. subsidiaries, we do not consider ourselves to be engaged in a trade or business in any other jurisdiction other than Puerto Rico and, accordingly, do not expect to be subject to net income taxes of any other jurisdiction other than Puerto Rico. If we are deemed to be engaged in a trade or business in any jurisdiction, we could be subject to taxes in that jurisdiction. See “Risk Factors—Risks Relating to Taxation—We may be subject to U.S. federal income taxation” and “Risk Factors—Risks Relating to Taxation—Change in U.S. tax laws may be retroactive and could subject us, and/or U.S. persons who own common shares to U.S. income taxation on our undistributed earnings.”
Cayman Islands Taxation of the Company
Under current Cayman Islands Law, there is no Cayman Islands income tax, withholding tax, capital gains tax or capital transfer tax payable by us on our income. The Cayman Islands currently impose stamp duties on certain categories of documents; however, we do not anticipate that our operations will involve the payment of any material amount of stamp duties. The Cayman Islands currently impose an annual corporate fee upon all exempted companies. The company’s aggregate annual corporate fees in the Cayman Islands are not material. Should the Cayman Islands impose tax on corporations, we would become subject to payment of such tax. We do not know of any initiatives to introduce corporate tax in the Cayman Islands
Cayman Islands Taxation of Shareholders
Under current Cayman Law, payments of dividends from our Cayman Islands subsidiaries to AVI are not subject to taxation in the Cayman Islands. In addition, no withholding tax is required on the payment of dividends, nor are gains derived from the sale of the capital stock of our subsidiaries subject to any income or corporation tax in the Cayman Islands. The Cayman Islands currently has no income, corporation or capital gains tax and no estate, inheritance, or gift tax. No stamp duty is payable with respect to the issue or transfer of the capital stock of our Cayman Islands subsidiaries.
Tax Undertaking
Excepting the company’s tax-paying U.S. subsidiaries, including ALPR, which has made an election under section 953(d) of the Code to be taxed as a U.S. domestic corporation for U.S. federal income tax purposes, we do not consider ourselves to be engaged in a trade or business in any other jurisdiction other than the Cayman Islands and, accordingly, do not expect to be subject to net income taxes of any other jurisdiction other than the Cayman Islands. If we are deemed to be engaged in a trade or business in any jurisdiction, we could be subject to taxes in that jurisdiction. See “Risk Factors—Risks Relating to Taxation—We may be subject to U.S. federal income taxation” and “Risk Factors—Risks Relating to Taxation—Change in U.S. tax laws may be retroactive and could subject us, and/or U.S. persons who own common shares to U.S. income taxation on our undistributed earnings.”
Certain U.S. Tax Considerations
The following discussion summarizes certain material U.S. federal income tax considerations that are relevant to us and the material U.S. federal income tax consequences of buying, holding and selling our common stock. Unless otherwise expressly provided herein, the tax consequences under U.S. state and local tax laws and foreign tax laws are not addressed. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. Unless otherwise expressly provided herein, the tax consequences under U.S. state and local tax laws and foreign tax laws are not addressed. This summary is not a complete analysis of all of the tax considerations that may be relevant to you or your decision to acquire our common stock, and you should obtain the advice of your own tax advisor before investing in the common stock.

Unless otherwise expressly stated herein, this summary only discusses U.S. federal income tax considerations relevant to U.S. persons who own our common stock as “capital assets” within the meaning of Section 1221 of the Code. Unless otherwise noted, this summary does not address aspects of U.S. federal income taxation that may be relevant to a shareholder that is subject to special rules such as:
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an investor that is not a citizen or resident of the United States;

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a financial institution or insurance company;

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a mutual fund;

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a tax-exempt organization;

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a broker or dealer in securities or foreign currencies;

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traders in securities that elect to apply a mark-to-market method of tax accounting;

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a shareholder that holds our common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction; or

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U.S. persons who own 10% or more of the total combined voting power of all classes of our share capital (whether directly, indirectly or constructively under applicable U.S. tax attribution and constructive ownership rules).

A “U.S. person” means an investor who beneficially owns our common or preferred stock and who is:
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an individual citizen or resident of the United States;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any state thereof;

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a partnership, or entity treated as a partnership for U.S. federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any state thereof;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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any trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be classified as a U.S. person.

If a partnership holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor regarding the particular consequences to you of owning our common stock.
This summary is based on the Internal Revenue Code, applicable Treasury regulations promulgated under the Code, or Regulations, court decisions and administrative interpretations currently in effect. Court decisions and administrative interpretations are not necessarily binding on the IRS. We note that the Code, Regulations, administrative interpretations and court decisions are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative changes could affect the information, beliefs and conclusions in this summary.
This discussion is not intended to be tax advice. Prior to making an investment in our common stock, we advise you to consult with your own tax advisors in order to understand fully the U.S. federal, state, local and foreign tax consequences of buying, holding or selling our common stock in your particular situation.

U.S. Federal Income Taxation
Taxation of Dividends
Distributions with respect to our common stock shall be considered dividends to the extent of Advantage’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the PFIC, CFC, and RPII rules.
Under current U.S. law, “qualified dividends” are subject to tax at long-term capital gains rates with a maximum rate of 20% rather than at the higher rates applicable to ordinary income. The term “qualified dividend” generally means dividends paid by a domestic corporation or a qualified foreign corporation to a non-corporate shareholder (e.g., individuals, estates and certain trusts) who satisfy a holding period requirement (generally more than 60 days during the 121-day period beginning 60 days before the ex-dividend date). A qualified foreign corporation includes a foreign corporation that is incorporated in a U.S. possession (e.g., Puerto Rico) and a foreign corporation whose shares are readily tradable on an established securities market in the United States. Advantage would be considered a qualified foreign corporation both because it is incorporated in Puerto Rico and because its shares of common stock will be listed on the New York Stock Exchange. Thus, dividends from Advantage would constitute “qualified dividends” and would be taxed at rates applicable to long-term capital gains if paid to an eligible non-corporate shareholder who satisfies a holding period requirement.
Effective January 1, 2018, U.S. law effectively exempts from federal income tax the foreign-source portion of any dividends received by a domestic corporate shareholder from a foreign corporation provided that (a) the foreign corporation is not a PFIC with respect to that shareholder and (b) the corporate shareholder owns at least 10% of the stock of the foreign corporation and satisfies a holding period requirement. We do not believe that Advantage and/or any of its subsidiaries is or will be a PFIC (or CFC for that matter), but we do expect that a substantial portion of our business and investment income will be derived from foreign sources rather than U.S. sources. We intend to provide our shareholders who own 10% or more of our stock (by vote or value) with information regarding the source and total of our undistributed earnings in any year that we pay a dividend to shareholders.
Also effective January 1, 2018, U.S. law will require a U.S. person who owns 10% or more of the shares of a CFC (by vote or value) to include in income a pro rata share of low-taxed income earned by the CFC (more technically, “global intangible low-taxed income” or “GILTI”), without regard to whether the income is actually distributed. This income will be treated in the same manner as Subpart F income (discussed below). Accordingly, a U.S. shareholder would increase its basis in the CFC stock by the amount of the GILTI inclusion, which generally would be treated as “previously taxed income” for subpart F purposes. A domestic corporate shareholder of a CFC is allowed to deduct an amount equal to 50% of the GILTI inclusion. Non-corporate shareholders generally would be subject to full U.S. tax on GILTI inclusions, based on applicable rates.
In general, GILTI is the excess of a CFCs’ net income over a statutorily prescribed return on tangible assets. The net income of a CFC generally includes all income of the CFC, with certain exceptions, including for Subpart F income and income effectively connected with a U.S. trade or business. We expect that all of our income will be Subpart F income or effectively connected income. Further, we have taken steps to reduce the risk that any of our shareholders will become U.S. 10% Shareholders. Under these circumstances, we do not expect any of our shareholders will have a GILTI inclusion or, if they do, that the inclusion would be a significant amount.
Prospective investors should consult their tax advisers regarding the availability of the dividend exemption in their circumstances and their potential exposure to the tax on GILTI.
The amount of any distribution in excess of Advantage’s current and accumulated earnings and profits will first be applied to reduce the holder’s tax basis in the common stock, and any distribution in excess of the holder’s basis will be treated as gain from the sale or exchange of the holder’s common stock.
Conversion of Preferred Stock
U.S. persons holding shares of preferred stock outstanding prior to completion of this offering should recognize no gain or loss upon their compulsory exchange of shares of preferred stock for common stock pursuant to an optional or mandatory conversion of the preferred stock provided that we are not treated as a PFIC at the time of conversion, except to the extent that the holder receives Advantage common stock in consideration for dividends in arrears on the preferred stock. The adjusted tax basis of such common stock received (other than any common stock received in respect of accrued and unpaid dividends) upon the conversion of our preferred stock will equal the adjusted tax basis of the preferred stock converted and the holding period of such common stock received upon conversion generally will include the period during which the preferred stock was held prior to conversion. To the extent that the U.S. holder of preferred stock receives common stock upon a conversion of the preferred stock in consideration for dividends in arrears on the preferred stock, the transfer of the Advantage common stock will be treated as a distribution taxable as described immediately above. A distribution of Advantage common stock might be treated as an excess distribution under the PFIC rules discussed below if the PFIC rules are applicable.
Dispositions of Common Stock
Generally, the difference between your basis in the common stock and the amount realized on the sale or exchange of the common stock will be includible in gross income as capital gain or loss, subject to the relevant discussion in this summary relating to the potential application of the CFC and PFIC rules. If your holding period for the common stock is more than one year, any gain will be subject to U.S. federal income tax as long-term capital gain.
Under Section 1248 of the Code, any gain from the sale or exchange of stock in a CFC by a U.S. Shareholder holding 10% or more of the voting stock of such CFC would be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. Any such deemed dividend to a non-corporate shareholder would be treated as a dividend for purposes of determining whether it is a qualified dividend subject to tax at capital gain rates. Similarly, any such deemed dividend to a domestic corporate shareholder would be treated as a dividend for purposes of determining whether it is a foreign-source dividend exempt from U.S. federal income tax.
Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be subject to tax as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Regulations do not specifically address whether or how section 1248 of the Code would apply to the disposition of shares of stock in a foreign corporation that is not a CFC and does not directly engage in an insurance business, but has a subsidiary that is a CFC and that would be subject to tax as an insurance company if it were a domestic corporation. Advantage believes, however, that the application of section 1248 of the Code under the RPII rules may not apply to the disposition of common stock because Advantage is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not interpret the proposed regulations interpreting the RPII provisions in a contrary manner or that the U.S. Treasury Department will not amend the regulations to provide that these rules will apply to dispositions of common stock.
Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common stock.
Passive Foreign Investment Companies (PFIC)
In general, a foreign corporation will be considered a PFIC during a given year if:
(i)
75% or more of its gross income constitutes “passive income” or

(ii)
50% or more of its assets produce or are held for the production of passive income.

For purposes of the PFIC test, passive income generally includes interest, dividends, annuities and other investment income.
Based on the nature and composition of our business, assets, and income, we believe that our holding company Advantage Insurance Inc. and its subsidiaries are not PFICs. The PFIC provisions contain a look-through under which a foreign corporation is treated as owning its proportionate share of the assets and as earning its proportionate share of the income of any other corporation in which the foreign corporation owns at least a 25% interest by value of the shares. Under this look-through rule, Advantage is deemed to own the proportionate share of the assets and to have received the proportionate share of the income of its subsidiaries.
The PFIC provisions also have a specific exception for income derived in the active conduct of any insurance business by a qualifying insurance corporation. Under this Insurance Company Exception, the income of a qualifying insurance corporation is deemed to be active income, thereby preventing a qualifying insurance corporation from being classified as a PFIC under the passive income test. For this purpose, a foreign corporation is a qualifying insurance corporation if  (a) it would be treated as an insurance company for U.S. federal income tax purposes if it were a domestic corporation and (b) the corporation’s applicable insurance liabilities (including loss and loss adjustment expenses and certain reserves) exceed 25% of the corporation’s total assets for the subject tax year.
We believe that we are and will be engaged in insurance activities that involve a sufficient transfer of risk to be considered an insurance company under U.S. federal income tax law. We also expect that our applicable insurance liabilities (within the meaning of the internal Revenue Code) as of December 31, 2017, exceeded 25% of our total assets and believe that our applicable insurance liabilities at year end 2018 and future years will exceed 25% of our total assets. For these reasons, we expect to qualify for the Insurance Company Exception to the PFIC rules.
We cannot assure you that the IRS will not successfully challenge our position that Advantage and/or any one of its subsidiaries are not PFICs. In addition, the IRS may issue regulatory or other guidance that applies either prospectively or retroactively under which we may fail to qualify for the Insurance Company Exception. You should consult with your tax advisor for advice on this issue and to determine your tolerance for this risk.
If we are deemed to be a PFIC, you may be able to mitigate certain of the negative tax consequences if you are able to make:
•
a timely qualified electing fund, or QEF, election with respect to our common stock; or

•
a protective QEF election with respect to our common stock.

We will notify our shareholders if we conclude in any year that we are likely to be treated as a PFIC. In addition, we intend to provide our shareholders each year with the information required to make a QEF election or protective QEF election, each described more fully below. We will use commercially reasonable efforts to provide our shareholders with the information necessary to allow them to make QEF elections for our subsidiaries which may at some point be classified as PFICs.
If we are a PFIC and you do not make a QEF election, you generally will be subject to a special tax and an interest charge at the time you:
•
sell or otherwise dispose of our common stock; or

•
receive an “excess distribution” with respect to our common stock. You will be treated as if you received an “excess distribution” if the amount of the distributions that you receive in a tax year are more than 125% of the average distributions with respect our common stock during the three preceding taxable years (or the period in which you held our common stock if shorter).

In addition, all or a portion of any gain you recognize upon sale or other disposition of our common stock may be re-characterized as ordinary income. If you own our common stock during any taxable year in which we are a PFIC, your common stock will generally be treated as stock in a PFIC for all subsequent years. In addition, if you hold our common stock during any period we are a PFIC, you will be treated as owning a proportionate amount of any stock we own. Therefore, if we are a PFIC, you would also be subject to the PFIC rules on a separate basis with respect to your indirect interests in any lower-tier PFICs we own.
Although we may conclude in any year that we reasonably believe that we are not a PFIC, we cannot assure you that the IRS would not challenge that conclusion. The IRS might ultimately determine that Advantage and our subsidiaries are PFICs in any such tax year, and if this determination is upheld it would create significant adverse tax consequences for you.

QEF Election
A shareholder in a PFIC can avoid the additional taxes and interest on excess distributions and gains from the disposition of PFIC stock by filing a QEF election. Under the election, a shareholder of a PFIC is subject to current tax on the shareholder’s pro rata share of the PFIC’s ordinary earnings and net capital gain whether or not the PFIC makes any actual distributions.
If we are a PFIC and you make a QEF election, you will be currently taxable on your pro rata share of our ordinary earnings and net capital gain on a prospective basis. Your basis in our common stock will be increased to reflect such taxed but undistributed income and any subsequent distributions of previously taxed income will reduce your basis and will not be taxed again as a distribution to you.
If the QEF election is made for the first year we are a PFIC, then we will not be considered a PFIC for any period. If the QEF election is not made for the first year we are a PFIC, then both the PFIC and QEF regimes will apply concurrently, each to the year for which applicable. A further election can be made to terminate the PFIC classification and thereafter proceed only under QEF regime. Prospective investors should consult their tax advisors regarding the effects of the various elections.
To make a QEF election, you would file an IRS Form 8621 with your tax return for the year that you are making the election. Certain shareholders who own less than 2% of a PFIC’s stock, which we refer to as Qualified U.S. Shareholders, may be permitted to file retroactive elections under certain circumstances.
Protective QEF Election
You may preserve your right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which you acquire our common stock and you reasonably believe that we are not a PFIC for the taxable year. The protective statement must generally contain statements describing:
•
your basis (including application of the 75% income and 50% asset tests and other factors) for your reasonable belief that we were not a PFIC for our taxable year ending with or within your first taxable year to which the protective statement applies;

•
your agreement extending the periods of limitations on the assessment of your PFIC related taxes for all taxable years to which the protective statement applies;

•
your name, address and certain identifying information with respect to you and us; and

•
information and representations regarding the highest percentage of shares of each class of our stock that you held directly or indirectly during your first taxable year to which the protective statement applies.

In general, filing the protective statement with respect to a taxable year by itself does not obligate you to include your pro rata share of our earnings into income for such taxable year if we are not a PFIC for such taxable year. The filing simply preserves your ability to make a retroactive QEF election with respect to such taxable year and may protect you from some of the more severe tax consequences under the PFIC rules. If you make a valid retroactive QEF election with respect to our shares and we are treated as a PFIC, you will be taxed on your cumulative annual pro rata share of our ordinary earnings and net capital gains (regardless of whether any distributions were received) as if you made such elections on a timely basis (i.e., on a non-retroactive basis), plus an interest charge to eliminate the tax deferral arising from the retroactive election.
In general, if you are a Qualified U.S. Shareholder, you are not always required to file a protective statement in order to preserve your ability to make a retroactive QEF election with respect to such taxable year. If you are a Qualified U.S. Shareholder, you generally may make a retroactive QEF election with respect to common stock in a taxable year if we have indicated in a public document that, with respect to that taxable year:
•
we reasonably believe that we are not a PFIC; or

•
in certain circumstances, we are unable to conclude whether we are a PFIC, but reasonably believe that, more likely than not, we ultimately will not be a PFIC.

In light of the uncertainty with respect to the application of the PFIC rules to Advantage and its subsidiaries, you may wish to consider filing a protective statement with respect to us for the first taxable year in which you hold our common stock in order to preserve your ability to make a retroactive QEF election, if otherwise eligible to make the such election. You are advised to consult with your own tax advisor regarding the mechanics and effects of filing a protective statement with respect to your ownership of our common stock and making a retroactive QEF election in the event it is subsequently determined that we are deemed to be a PFIC in any particular year.
Possible Classification of the Company as a CFC
Each U.S. 10% Shareholder that owns, directly or indirectly through foreign entities, shares of a foreign corporation that is a CFC and who owns shares in the CFC on the last day of the year on which the corporation is a CFC, is required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC’s “subpart F income” for such year as ordinary income.
A U.S. 10% Shareholder, for these purposes is a U.S. person who:
•
owns, directly or indirectly through foreign entities 10% or more of the total combined voting power of all classes of stock entitled to vote or total value of a foreign corporation; or

•
is considered to own, generally through attributions from certain family members, partnerships, estates, trusts or 10% controlled corporations, 10% or more of the total combined voting power of all classes of stock entitled to vote or total value of a foreign corporation.

Subpart F income generally includes:
•
passive investment income, such as interest, dividends or certain rent or royalties; and

•
certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.

We expect that all of our income will be subpart F income. Subpart F income inclusion generally is applicable to U.S. 10% Shareholders that have a direct or indirect ownership interest in a CFC on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, U.S. 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property.
In general, a foreign corporation is treated as a CFC only if its U.S. 10% Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. However, for purposes of taking into account subpart F insurance income, a foreign corporation generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% Shareholders.
Our certificate provides voting and ownership limitations designed to reduce the risk that we would be considered a CFC or that any holders of the common stock would be U.S. 10% Shareholders. With those limitations, we do not believe that we should be a CFC. We cannot assure you, however, that the IRS will not successfully challenge the effectiveness of our voting and ownership restrictions in preventing shareholders from becoming U.S. 10% Shareholders of Advantage and its subsidiaries from being CFCs. If you are a U.S. 10% Shareholder and Advantage or any of its subsidiaries is a CFC, the rules relating to PFICs generally would not apply to you. However, certain subpart F income may be taxable at higher rates than if such income were taxable under the PFIC regime where a valid QEF election has been made.
We advise you to consult your own tax advisor to determine whether your ownership of our common stock will cause you to become a U.S. 10% Shareholder and the impact of such a classification.
Related Person Insurance Income
A different definition of CFC is applicable in the case of a foreign corporation which earns RPII. RPII is subpart F insurance income attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a RPII shareholder or a related person to the RPII shareholder. A RPII shareholder is a U.S. person who owns, directly or indirectly through foreign entities, any amount of our stock. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock after applying certain constructive ownership rules.
For purposes of taking into account RPII, and subject to the exceptions described below, the company will be treated as a CFC if our RPII shareholders collectively own, directly or indirectly, 25% or more of the total combined voting power or value of our stock on any day during a taxable year. If the company is a CFC under the special RPII rules, and you are a U.S. person who owns common stock on the last day of any such taxable year, you must include in gross income for U.S. federal income tax purposes your allocable share of RPII of the company for the entire taxable year, subject to certain modifications.
RPII Exceptions
The RPII rules do not apply if:
•
direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through foreign entities, less than 20% of the voting power and less than 20% of the value of our shares;

•
The combined RPII of our non-U.S. insurance company subsidiaries, determined on a gross basis, is less than 20% of the gross insurance income of the subject subsidiaries for such taxable year; or

•
certain other exceptions apply.

We believe that the company will fall within the RPII exceptions set forth above. However, if you own common stock on the last day the company’s taxable year on which it is a CFC for purposes of the RPII rules, and no exception to the RPII rules applies, you will be required to include your share of the company’s RPII for the entire taxable year in your gross income for U.S. federal income tax purposes. The amount includible will be determined as if all such RPII were distributed proportionately only to U.S. persons at that date, but limited by the company’s current-year earnings and profits and reduced by your share, if any, of prior-year deficits in earnings and profits.
Computation of RPII
In order to determine how much RPII the company has earned in each taxable year, we intend to obtain and rely upon information from our insurance clients to determine whether any of the insureds or persons related to such insureds is a direct or indirect U.S. shareholder. We likely will not be able to determine whether any of the underlying insureds of our clients are RPII shareholders or related persons to such shareholders. Accordingly, we may not be able to determine accurately:
•
whether the company qualifies for any RPII exception; or

•
what the gross amount of RPII earned by the company in a given taxable year would be.

We will take commercially reasonable steps that we believe to be advisable for the company to be able to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, because these determinations are not entirely within our control and we must rely on information from the company’s insureds to make these determinations, we cannot assure you that we will be able to obtain all necessary information to make the determinations.
Uncertainty as to Application of RPII
The application of the RPII rules remains uncertain. The regulations drafted in 1991 remain in proposed form. It is not clear whether the IRS will adopt the proposed regulations in their current form or whether additional changes will be made. Additionally, we cannot predict whether any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the RPII provisions are uncertain. Finally, we cannot assure you that any amounts of RPII inclusions we report to you will not be subject to adjustment based upon subsequent IRS examination in which they interpret the RPII provisions differently. We advise you to consult your own tax advisor as to the effects of these uncertainties, and as to the effects that the RPII provisions may have on you and your investment in our common stock.
Basis Adjustments for RPII
Your tax basis in your common stock will be increased by the amount of any RPII that you include in income. Similarly, your tax basis in your shares will be reduced by the amount of distributions that are excluded from income because of a prior inclusion of RPII.
Information Reporting for CFC and RPII
Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a 10% U.S. Shareholder of a foreign corporation that is a CFC, and who owned the stock on the last day of that year, (ii) a person who is treated as a RPII shareholder, and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. U.S. persons who acquire and own our shares may be subject to other additional reporting requirements, including the requirement to file IRS Form 8938, IRS Form 8621 and IRS Form 926. Substantial penalties may apply for failure to comply with these requirements, if applicable.
You should consult with your own tax advisor as to whether these reporting obligations apply to you by virtue of your holding our common stock.
Tax-Exempt Shareholders
U.S. tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. U.S. tax-exempt entities should consult with their tax advisors concerning the application of these provisions.
Foreign Tax Credit
Because we anticipate that U.S. persons will own a majority of our common stock after this offering is consummated and because a substantial part of our business includes the insurance of U.S. risks, only a portion of the RPII and dividends we pay, if any, will be treated as foreign source income for purposes of computing your U.S. foreign tax credit limitation. This foreign source limitation also applies to any gain from your sale of our common stock that is treated as a dividend under Section 1248 of the Code. It is likely that substantially all of our RPII and dividends that are foreign source income will constitute “passive” income for foreign tax credit limitation purposes. Thus, it may not be possible for you to utilize excess foreign tax credits to reduce U.S. tax on such income.
Information Reporting and Backup Withholding
Paying agents and custodians located in the United States will be required to comply with certain IRS information reporting requirements with respect to payments of dividends, if any, on the common stock payable to you or to paying agents or custodians located in the United States. In addition, you may be subject to backup withholding at the rate of 24% with respect to dividends paid by such persons, unless you:
•
are a domestic corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•
provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your regular U.S. federal income tax liability.

Sales of common stock through brokers by certain U.S. holders also may be subject to backup withholding (subject to the exceptions described above). Sales by corporations, certain tax-exempt entities, individual retirement plans, real estate investment trusts, certain financial institutions and other “exempt recipients,” as defined in applicable Regulations, currently are not subject to backup withholding.
We advise you to consult with your own tax advisor regarding the possible applicability of the backup withholding provisions to sales of common stock.
THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY. WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF BUYING, HOLDING, AND SELLING OUR COMMON STOCK.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, and any regulations issued thereunder, including, without limitation:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment is permitted under the terms of the applicable documents governing the Plan;

•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations) —i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations) —i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Consult Your Own Counsel
Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
B. Riley FBR, Inc.
JMP Securities LLC
Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to     additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional     shares of common stock.
Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $     .
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been conditionally approved for listing on the New York Stock Exchange under the trading symbol “AVI”.
We and all directors and officers of AVI and the holders of 5% or more of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•
file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph to do not apply to:
•
the sale of shares to the underwriters; or

•
the issuance by the company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved     percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Advantage Insurance Inc. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters with respect to this offering will be passed upon for us by Manatt, Phelps & Phillips, LLP, New York, New York. The validity of the shares offered by this prospectus and certain legal matters with respect to this offering will be passed upon by Vidal, Nieves & Bauzá, LLC, San Juan, Puerto Rico. Certain legal matters with respect to this offering will be passed upon for the underwriters by Holland & Knight LLP, Tampa, Florida.
EXPERTS
The consolidated financial statements of Advantage Insurance Inc. and subsidiaries as of December 31, 2017 and December 31, 2016 and for the annual periods ended December 31, 2017 and December 31, 2016 included in this prospectus have been so included in reliance on the report of Ernst & Young Ltd., or EY, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing, which is included elsewhere in this prospectus.
The consolidated financial statements of Argus International Life Bermuda Limited as of March 31, 2018, 2017 and 2016, and each of the years in the two-year period ended March 31, 2018 have been included in this prospectus in reliance on the report of KPMG Audit Limited, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
CHANGE IN AUDITOR
On November 24, 2016, the company’s Audit Committee engaged EY as our independent registered public accounting firm for the years ended December 31, 2016 and December 31, 2017. The Audit Committee engaged EY because the company’s previous auditor, KPMG in the Cayman Islands, had informed the Audit Committee that KPMG LLP had declined to submit a proposal to serve as the company’s auditor subsequent to its change of domicile from the Cayman Islands to Puerto Rico.
During the audit of the year ended December 31, 2015, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report for such period and there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. The report of KPMG on the financial statements of the Company as of and for the year ended December 31, 2015 did not contain any adverse opinions or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2015, neither the company, nor any person on its behalf, consulted EY with respect to either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, and no written report or oral advice was provided to the company by EY that EY concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.
We have received from KPMG a letter addressed to the SEC stating that KPMG agrees with the above disclosure. A copy of the letter is attached as Exhibit 16.1 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the U.S. Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered hereby. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock.
As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC’s telephone number is 1-800-SEC-0330. You may also request copies of those documents, at no cost to you, by contacting us at the following address:
American International Plaza
250 Muñoz Rivera Avenue, Suite 710
San Juan, Puerto Rico 00918
Attention: Corporate Secretary
Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.advantagelife.com. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.
The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

GLOSSARY OF SELECTED INSURANCE AND TAX TERMS
Acquisition Costs
Ceding commission, brokerage fees, premium taxes and other direct expenses relating directly to the production of premiums.
Actuary
A person professionally trained in the mathematical and technical aspects of insurance and related fields particularly in the calculation of premiums, actuarial liabilities and other values.
Admitted Insurer
An insurer licensed to do business in the state or country in which the insured exposure is located.
Agency Captive
A captive formed by an insurance agency to insure or reinsure the risks of its clients.
Alien Insurer
An insurer domiciled in and licensed under the laws of a country outside a given jurisdiction.
Association Captive
A captive insurer having two or more owners, typically members of an industry trade association.
Broker
An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the policyholder, (2) a primary insurer and a reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Capacity
The total amount of coverage available for a given risk exposure from an insurer or reinsurer. Also refers to the availability of a certain type of coverage from the market in aggregate.
Captive Insurance Company
A closely held insurance company whose insurance business is primarily supplied by and controlled by its owners, and in which the original insureds are the principal beneficiaries. A captive insurance company’s insureds have direct involvement and influence over the company’s major operations, including underwriting, claims management policy and investment.
Captive Management Company
See “Management Company.”
Carrier
A company that issues an insurance policy and retains all or part of the covered risk for its own account.
Casualty Insurance
Casualty reinsurance is primarily concerned with the losses caused by injuries to third persons (persons other than the policyholder) and the legal liability imposed on the policyholder resulting therefrom.
Catastrophe
An event such as an earthquakes, hurricane, tsunami, hailstorm, tornado, severe winter weather, flood, fire, explosion, volcanic eruption and other natural or man-made disaster that results in severe loss of life or property damage.
Cedant (Ceding Insurer)
An insurer that purchases reinsurance.
Cede
To transfer risk from an insurer to a reinsurer by means of a reinsurance treaty.
Claim
Request by an insured or reinsured for indemnification by an insurance or reinsurance company for loss incurred from an insured peril or event.

Combined Ratio
The ratio of underwriting losses and loss adjustment expenses, acquisition expenses and general and administrative expenses to net premiums earned, or equivalently, the sum of the loss ratio, acquisition cost ratio, and expense ratio.
Controlled Foreign Corporation
   (CFC)
A non-U.S. corporation in which U.S. 10% Shareholders own more than 50% of  (i) the total combined voting power of all shares of the corporation entitled to vote, or (ii) the total value of the stock of the corporation.
Deferred Acquisition Costs (DAC)
Amounts expended by a carrier directly related to the acquisition or inception of a newly issued contract of insurance that are capitalized as an asset of the carrier and are amortized over the expected life of the contract.
Development
The difference between the amount of reserves for losses and loss adjustment expenses initially estimated by an insurer or reinsurer and the amount re-estimated in an evaluation at a later date.
Discounted Loss Reserves
An estimate of the amount of ultimate loss reserves, discounted to present value to reflect anticipated future investment income.
Domestic Insurer
An insurer that is formed under the laws of and admitted by the state or country in which the insured exposure is located.
Domicile
The state or country under whose laws the insurer is licensed.
Excess Of Loss Reinsurance
Reinsurance that indemnifies the reinsured against all or a specified portion of losses in excess of a specified dollar or percentage loss ratio amount.
Facultative Reinsurance
Reinsurance of individual risks on a case-by-case basis.
FATCA
Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated them under, any official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Financial Strength Rating
The opinion of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.
Fronting
The practice of a licensed insurer assuming risk from a client in order to facilitate ultimate placement of the risk with a reinsurer or other insurer that is restricted by regulation or other reason from providing coverage directly.
General Account
Investment assets of a carrier that are not set aside to pay specific claims, and are available to fund any claim against the carrier.
Incurred Losses
Losses that are known to have occurred during a given time period.
Insurance Dedicated Fund (IDF)
An investment fund available only for subscription by life insurance policies.
Letter Of Credit (LOC)
A financial guarantee issued by a bank that ensures that funds will be available if requested by the holder of the letter.
Loss Adjustment Expenses
The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs. Also known as claim adjustment expenses.

Loss Development
The increase in losses reflecting discrepancies and/ or trends between loss amounts initially reported at subsequent evaluation dates and at ultimate disposition.
Loss Ratio
A ratio calculated by dividing underwriting losses incurred and loss adjustment expenses by premiums earned.
Loss Reserve
An insurer’s estimate of its liability (including LAE) for all unpaid claims that have occurred as of a given date. This estimate includes not only losses due but not yet paid, but also incurred but not reported losses.
Management Company
A firm retained to provide administration, accounting and other related services for captive insurance companies.
NAIC
The National Association of Insurance Commissioners organization representing primary insurance regulators from the 50 states, the District of Columbia and five U.S. territories.
Net Premiums Written
(also Net Written Premium)
An insurer’s gross premiums written less premiums ceded to reinsurers.
Non-Admitted Insurer
An insurer not licensed to do business in the state in which the insured exposure is located.
Paid Losses
Portion of incurred losses actually paid out by the insurer.
Passive Foreign Investment
   Company (PFIC)
Any non-U.S. corporation for which (i) 75% or more of its gross income for a tax year is passive income, or (ii) at least 50% of the average value of the assets held by the corporation during the tax year are attributable to assets that produce passive income or assets that are held for the production of passive income.
Premium
Payment from a covered person or entity to the insurer in exchange for insurance coverage.
Private Placement Life Insurance (PPLI)
A form of life insurance policy or annuity contract characterized by high face amounts of insurance coverage compared to typical policies, and the use of alternative asset classes such as hedge funds for investments held within the policy or contract.
Property Insurance
Property insurance covers a business’s building and its contents—money and securities, records, inventory, furniture, machinery, supplies and even intangible assets such as trademarks—when damage, theft or loss occurs.
Protected Cell Company (PCC)
A PCC is a single legal entity that operates segregated accounts, or cells, each of which is legally protected from the liabilities of the company’s other accounts. An individual client’s account is insulated from the gains and losses of other accounts, such that the PCC sponsor and each client are protected against liquidation activities by creditors in the event of insolvency of another client. Many domiciles have enacted legislation enabling the formation of PCCs (e.g., Vermont) or other similar structures (e.g., segregated assets plan companies in Puerto Rico and segregated portfolio companies in the Cayman Islands).
Reinsurance
The purchase of insurance by an insurance company for general or specific losses incurred by the insurance company.

Reinsurer
An insurance company that assumes part of the risk in exchange for part of the premium to a primary insurer.
Related Person Insurance Income (RPII)
Insurance income earned by a foreign corporation with respect to an insurance or reinsurance policy under which the insured is a U.S. shareholder of the foreign corporation issuing the policy or a person related to a U.S. shareholder.
Retention
The amount of each loss retained by an insurer or reinsurer and not ceded to a reinsurer.
Risk Retention Group (RRG)
An insurer formed under the laws of any U.S. state that is owned by its policyholders.
Risk Transfer
The shifting of all or a part of a risk to another party.
Risk-Based Capital
A measurement of an insurance company’s solvency, typically defined by the regulator and used by the regulator to monitor the financial health of the company on a quarterly or annual basis.
Self-Insurance
A system in which a company sets up a loss reserve account and, depending on whether the account is funded or unfunded, may segregate an asset account to match the reserve.
Self-Procurement Taxes
State-imposed premium taxes of up to 4% on premiums paid to most captives.
Single-Parent Captive
A captive with one shareholder, also referred to as “pure captive.”
Surplus
The amount by which an insurer’s assets exceed its liabilities.
Underwriting
The process of evaluating, defining, and pricing insurance risks including, where appropriate, the rejection of such risks, and the acceptance of the obligation to pay the insured under the terms of the policy contract.
U.S. 10% Shareholder
A U.S. person who owns or is considered to own (through the application of stock attribution rules) 10% or more of the total combined voting power of all classes of stock entitled to vote in a foreign corporation.
Value of Business Acquired (VOBA)
The present value of the estimated future profits of an acquired insurance business as recorded on the balance sheet of the acquiring company.

Report of Independent Auditors
The Shareholders and the Board of Directors
Advantage Insurance Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Advantage Insurance Inc. (the “Company”), as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the company’s auditor since 2016.
Hamilton, Bermuda
May 7, 2018
A member firm of Ernst & Young Global Limited

ADVANTAGE INSURANCE INC.

Consolidated Balance Sheets
December 31, 2017 and 2016
(Stated in thousands of United States dollars, except per share amounts)
	December 31, 2017	December 31, 2016
Assets
Investments:
Investments, available-for-sale, at fair value (cost 2017: $3,624; 2016: $3,552) (Note 4)	$3,612	$3,641
Investments, held-to-maturity, at amortized cost (fair value: 2017: $67,177; 2016: $76,645) (Note 4)	71,188	73,432
Total investments	74,800	77,073
Cash and cash equivalents	3,437	6,650
Accrued investment income	1,837	2,352
Premiums receivable	7,646	2,730
Accounts receivable	2,084	2,159
Restricted cash (Note 6)	11,773	13,720
Regulatory deposits (Note 31)	4,600	4,350
Reinsurance recoverable (Note 13)	3,395	3,081
Income tax receivable	26	26
Deferred income taxes (Note 26)	11	526
Deferred offering costs	1,940	74
Deferred policy acquisition costs (Note 7)	10,356	6,698
Value of business acquired (Note 8)	14,743	14,324
Intangible assets (Note 9)	1,961	2,043
Other assets (Note 10)	4,399	2,255
Separate account policy loans (Note 11)	65,204	63,185
Separate account assets (Note 22)	1,451,938	1,051,664
Total assets	1,660,150	1,252,910
Liabilities and shareholders’ equity
Liabilities
Reserves for loss and loss adjustment expenses (Note 12)	6,658	2,675
Losses payable	1,192	—
Reserves for future policy benefits (Note 13)	1,168	861
Unearned revenue (Note 14)	9,046	7,023
Accounts payable and accrued liabilities (Note 15)	9,087	5,465
Funds held on behalf of third parties (Note 16)	9,315	12,443
Earn out payments (Note 17)	—	694
Note payable (Note 18)	10,318	15,408
Surplus debenture (Note 19)	857	780
Income taxes payable	229	26
Separate account liabilities	1,517,142	1,114,849
Total liabilities	1,565,012	1,160,224
Shareholders’ equity
Common shares: par value $0.01 per share–323,386 and 323,386 shares issued and outstanding, respectively (Note 20)	2	2
Preferred shares: par value $0.01 per share–7,560,444 and 7,610,444 shares issued and outstanding, respectively (Note 20)	75	76
Additional paid-in capital (Note 20)	79,624	80,149
Retained earnings	16,228	12,370
Accumulated other comprehensive (loss)/income	(791)	89
Total shareholders’ equity	95,138	92,686
Total liabilities and shareholders’ equity	$1,660,150	$1,252,910

COMMITMENTS AND CONTINGENCIES (Note 29)
SUBSEQUENT EVENTS (Note 32)
Approved by the Board on May 7, 2018
See accompanying notes to the consolidated financial statements

ADVANTAGE INSURANCE INC.

Consolidated Statements of Total Comprehensive Income
Years Ended December 31, 2017 and 2016
(Stated in thousands of United States dollars, except per share amounts)
	2017	2016
Revenues
Policy charges and fee income	$11,823	$8,423
Reinsurance ceded	(2,306)	(1,734)
Net premiums earned (Note 23)	4,634	3,584
Management and administration fees	2,754	2,471
Net investment income (Note 4)	8,552	9,709
Other-than-temporary impairment (Note 4)	(1,701)	—
Other-than-temporary impairment recognized in other comprehensive (loss)/income	779	—
Other income (Note 24)	314	2,086
Total revenues	24,849	24,539
Expenses
Policyholder benefits and claims	189	1
Net loss and loss adjustment expenses (Note 12)	2,728	1,985
Loss and loss expenses paid	553	—
Amortization of deferred policy acquisition costs (Note 7)	202	1,059
Amortization of value of business acquired (Note 8)	(419)	154
Finance charges	570	221
Underwriting, general and administrative expenses	16,410	15,099
Total expenses	20,233	18,519
Income before income tax	4,616	6,020
Current income tax (expense)/benefit (Note 26)	(243)	44
Deferred income tax (expense) (Note 26)	(515)	(190)
Net income	3,858	5,874
Other comprehensive (loss)/income, net of tax
Change in unrealized (gains)/losses on investments, available-for-sale	(56)	4,293
Realized gains included in net investment income	(45)	(2,168)
Other-than-temporary impairment	(779)	—
Other comprehensive (loss)/income, net of tax	(880)	2,125
Total comprehensive income	$2,978	$7,999
Earnings per share
Basic earnings per common share	$11.93	$16.48
Diluted earnings per common share	$0.37	$0.60
Weighted average common shares outstanding	323,386	356,467
Diluted average common shares outstanding	10,540,877	9,867,467

See accompanying notes to the consolidated financial statements

ADVANTAGE INSURANCE INC.

Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2017 and 2016
(Stated in thousands of United States dollars)
	Common shares	Preferred shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income/(loss)	Total shareholders’ equity
Balance at December 31, 2015	$2	$77	$81,282	$6,496	$(2,036)	$85,821
Issuance of shares	—	2	2,198	—	—	2,200
Repurchase of shares	—	(3)	(3,331)	—	—	(3,334)
Net income and other comprehensive income	—	—	—	5,874	2,125	7,999
Balance at December 31, 2016	2	76	80,149	12,370	89	92,686
Repurchase of shares	—	(1)	(608)	—	—	(609)
Net income and other comprehensive (loss)	—	—	—	3,858	(880)	2,978
Stock-based compensation	—	—	83	—	—	83
Balance at December 31, 2017	$2	$75	$79,624	$16,228	$(791)	$95,138

See accompanying notes to the consolidated financial statements

ADVANTAGE INSURANCE INC.

Consolidated Statements of Cash Flows
Years Ended December 31, 2017 and 2016
(Stated in thousands of United States dollars)
	2017	2016
Cash flows from operating activities
Net income	$3,858	$5,874
Adjustments to reconcile net cash provided by operating activities:
Amortization and depreciation expenses	748	565
Amortization of deferred policy acquisition costs	202	1,059
Amortization of value of business acquired	(419)	154
Net realized gains on investments, available-for-sale	(45)	(2,168)
Bargain purchase gain	—	(1,406)
Other-than-temporary impairment	922	—
Stock-based compensation	83	—
Bad debt (recovery)	—	(166)
Changes in operating assets and liabilities (Note 28)	(1,514)	708
Net cash provided by operating activities	3,835	4,620
Cash flows from investing activities
Dividends reinvested	—	(2)
Purchase of fixed assets	(784)	(580)
Purchase of intangible assets	(479)	(299)
Disposal of fixed assets	15	—
Purchase of investments, available-for-sale	(1,879)	(3,448)
Purchase of investments, held-to-maturity	(3,548)	(2,971)
Proceeds from sale of investments, available-for-sale	1,852	2,471
Principal repayments from investments, held-to-maturity	4,091	5,938
Return of capital from investments, available-for-sale	—	677
Payment of earn out payments	(694)	(602)
Acquisition, net of cash required	—	1,330
Net cash provided by investing activities	(1,426)	2,514
Cash flows from financing activities
Finance charges	570	221
Foreign exchange on surplus debenture	77	(160)
Note payable	(5,660)	—
Repurchase of common share units	—	(33)
Repurchase of common shares	—	(350)
Repurchase of preferred shares	(609)	(2,951)
Net cash used in financing activities	(5,622)	(3,273)
Net (decrease)/increase in cash and cash equivalents	(3,213)	3,861
Cash and cash equivalents, beginning of year	6,650	2,789
Cash and cash equivalents, end of year	$3,437	$6,650
Non-cash transactions during the year
Purchase of investments, held-to-maturity	$—	$(28,570)
Proceeds from sale of investments, available-for-sale	—	28,570
Issuance of common share units for acquisition	—	100
Issuance of preferred shares for acquisition	—	2,100
Note payable issued for deferred acquisition costs	—	3,793
Increase in deferred acquisition costs due to contingent consideration	—	(3,793)
	$—	$2,200

Refer to Note 28 for supplemental cash flow information
See accompanying notes to the consolidated financial statements

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)
1.
Business and basis of presentation

Advantage Insurance Inc. and its subsidiaries (collectively “Advantage” or the “Company”) underwrites specialty insurance contracts and provides related insurance services to business owners and high net worth individuals for their risk management and financial planning needs. Through its Life Insurance segment, Advantage underwrites PPLI and annuities. Advantage’s Business Insurance segment specializes in providing customized risk finance, risk protection and risk transfer solutions for small and medium-sized businesses using captive insurance and other alternative risk transfer methods.
Advantage Insurance Inc. (“AVI”) is the successor to Advantage Insurance Holdings Ltd. (“AIH”). In 2016, AVI merged with and into its parent AIH, with AVI continuing as the surviving corporation. The merger resulted in 289,199 ordinary shares, 76,000 ordinary share units, consisting of 1,520,000 warrants to purchase preference shares and 7,431,721 preference shares of AIH issued and outstanding being exchanged for an identical number of common shares, common share units and preferred shares of AVI. The rights, terms and conditions of the replacement shares of AVI are substantially identical to the extinguished AIH shares.
AVI was incorporated under the laws of the Commonwealth of Puerto Rico in 2015. It holds certain tax benefits accorded to it by a grant from Puerto Rico under Act 399 of Puerto Rico law. Its registered office and corporate headquarters are located at American International Plaza, Suite 710, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.
The Company’s direct and indirect subsidiaries that underwrite insurance are:
•
Advantage Business Insurance Company I.I. (“ABIC”) which holds Class 3 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico.

•
Advantage DCP Ltd (“ADCP”) which is authorized to underwrite insurance risks under Lloyd’s Act 1982 and associated by-laws of the Corporation of Lloyd’s in the United Kingdom.

•
Advantage Insurance Company of Vermont PCC, LLC (“AIVT”) which holds a certificate of authority to transact the business of a captive insurance company pursuant to the provisions of 8 V.S.A. Chapter 141 of the Department of Financial Regulation of the State of Vermont.

•
Advantage Life & Annuity Company SPC (“ALAC”) which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands and provides reinsurance and capital support to its affiliates.

•
Advantage Life Assurance I.I. (“ALAI”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

•
Advantage Life Puerto Rico A.I. (“ALPR”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico and has made an irrevocable election to be taxed as a United States corporation under Section 953(d) of the United States Internal Revenue Code.

•
Advantage Property & Casualty Company SPC (“APCC”) which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands.

•
Harbor Risk Indemnity, LLC (“HRI”) which holds a certificate of authority to transact insurance business pursuant to Title 33, Chapter 28 of the Insurance Code of the State of Montana.

•
U.S. Commonwealth Life, A.I. (“USCL”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

1.
Business and basis of presentation (Continued)

The Company’s subsidiary Advantage International Bank Corp. (“AIBC”) is licensed and regulated as an International Financial Entity (“IFE”) by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico pursuant to Act No. 273 of September 25, 2012, as amended (“Act 273”).
AIBC is authorized to provide a limited range of banking services to its affiliated companies and to third party clients located outside of Puerto Rico.
In 2016, the Company completed the liquidation and dissolution of its former subsidiaries Advantage Life (Cook Islands) Ltd. and Advantage Life USA SC.
Insurance contracts
Advantage issues variable universal life insurance policies, deferred variable annuity policies, life reinsurance contracts, immediate variable annuity contracts, specialty health insurance and other types of life insurance and reinsurance policies. The Company purchases reinsurance coverage for most of the mortality risk associated with its life insurance underwriting activities. The Company also enters into property, casualty and liability insurance contracts and assumes certain underwriting risks in conjunction with its captive insurance business.
Basis of consolidation
These consolidated financial statements include the accounts of Advantage Insurance Inc., and entities over which the Company exercises control, including majority-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.
Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when realized could differ materially from estimates.
The most significant estimates included in the Company’s consolidated financial statements include, but are not limited to, valuation of investments and the recognition of other-than-temporary impairments; deferred policy acquisition costs (“DAC”); value of business acquired (“VOBA”); purchased syndicate capacity; reinsurance recoverable; separate account assets; reserves for loss and loss adjustment expenses, reserves for future policy benefits; provision for income taxes and deferred tax valuation allowance; and reserves for other contingent liabilities.
Comparative information
Certain comparative figures have been reclassified to conform to current year’s presentation.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements

a) Investments
The Company’s principal investments are collateralized loan obligations (“CLOs”) and fixed maturity securities. The accounting policies related to each are as follows:
The Company classifies its CLO investments held in the general accounts of its insurance subsidiaries as held-to-maturity as management has the intent and the Company has the ability to hold the investments until the final maturity or payment date. These investments are recorded at amortized cost in the consolidated balance sheets.
Cash flows received from the CLOs are allocated to net investment income and/or principal repayment based on the effective interest rate established for the specific CLO investment. To determine the effective interest rate for a CLO investment, management obtains projections of the timing and amount of future expected cash flows from the CLO investment, taking into account assumptions including future loan default and recovery rates, loan prepayment rates, interest rates on new loans purchased, and changes in short term benchmark interest rates. Management further validates these assumptions used in projecting future cash flows by comparing them to assumptions used by other market participants, research analysts and ratings agencies in analyzing substantially similar or identical investments. These assumptions used to project future cash flows from the Company’s CLOs significantly impact interest income recognition in the consolidated statements of total comprehensive income. Management periodically reviews the effective interest rate applied to each CLO investment and, based on information and events that give reasons to change assumptions used in the original cash flow projection, management will obtain a new cash flow estimate and derive a new effective interest rate for the CLO investment.
The Company classifies its investments in equity securities and other fixed maturity securities as available-for-sale. The Company also classifies its investments in CLO loan accumulation facilities as available-for-sale. These investments are recorded in the consolidated balance sheets at their fair value, with any unrealized gains or losses, calculated by reference to cost or amortized cost as appropriate, included as a component of accumulated other comprehensive income in the consolidated balance sheets.
The CLO loan accumulation facility held in 2016 and 2017 was a single-purpose, exempt company limited by shares that invested in loans to be held for future securitization. The facility utilized a non-recourse line of credit provided by a third-party lender, with the Company’s liability limited to the amount of funds contributed. The fair value of the loan accumulation facility was determined to be equal to its net asset value. Net asset value was based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility were obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
Realized gains and losses on disposal are calculated using the average cost method and are included in the consolidated statements of total comprehensive income.
b) Other-than-temporary impairments
The Company reviews its available-for-sale and held-to-maturity investment securities with unrealized losses regularly and at each quarter end to identify other-than-temporary impairments (“OTTI”) in value.
For CLOs, the Company performs a comprehensive review for OTTI when the market price of a CLO as reported by the Company’s appointed third-party valuation service is less than 90% of the CLO’s amortized cost for two consecutive quarterly reporting dates. For CLOs in unrealized loss positions that meet this criteria, the Company evaluates whether the decline in value is other-than-temporary based on: (1) the extent and the duration of the decline in fair market value; (2) the reasons for the decline, including but not limited to changes in credit quality, changes in credit market conditions including credit spread

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

widening, and/or changes in benchmark index levels or interest rates; and (3) the financial condition of and near term prospects of the issuer. If management concludes from its analysis that the future cash flows of a debt security are unlikely to recover its amortized cost, it will recognize an OTTI for the security.
When management determines that an OTTI of a CLO has occurred, the OTTI recognized in earnings is equal to the entire difference between the CLOs amortized cost basis and its fair value at the impairment measurement date. For OTTI of CLOs that meet the criteria, the Company allocates the OTTI amount between the portion representing the credit loss and the amount related to all other factors. The amount representing the credit loss is the difference between the amortized cost and the net present value of the Company’s best estimate of future cash flows, discounted at the original effective interest rate of the security. This credit loss amount is recognized in earnings. The OTTI related to all other factors is accounted for as other comprehensive income (loss) for the period during which the OTTI is recognized.
c) Cash and cash equivalents
Cash and cash equivalents include cash on hand, amounts due from banks and money market investments with original maturities of three months or less when purchased.
d) Restricted Cash
Restricted cash pertains to funds that the Company has received on behalf of policyholders that have not been transferred to their separate accounts or other funds held by the Company subject to significant restriction as to use by the Company. It also includes Funds at Lloyd’s (“FAL”) to support the underwriting activities of the Lloyd’s syndicates in which the Company participates and third-party customer deposits of AIBC.
e) Reinsurance recoverable
Reinsurance recoverable is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts, using the same assumptions. The gross cost of reinsurance is the present value of the reinsurance cash flows.
The expected cash flows are projected using the same assumptions to calculate the estimated gross profits for deferred acquisition costs and unearned revenue. The amortization method used is a prospective method whereby the amount amortized in a given year is based on the expected gross profits for that year. All differences between actual and expected reinsurance cash flows are recognized in the consolidated statements of total comprehensive income.
The change in reinsurance recoverable is included in other income in the statements of total comprehensive income.
f) Deferred offering costs
Incremental direct costs incurred to issue shares classified as equity have been deferred and will be treated as a reduction of the proceeds. If the completion of the equity offering is not probable, or the offering is aborted such costs will be expensed in the period in which it has been determined that the issuance of equity is no longer probable.
g) Deferred policy acquisition costs
Costs that are directly related to the successful acquisition of new and renewal insurance and annuity business are deferred to the extent such costs are deemed recoverable from future premiums or gross profits.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

Deferred policy acquisition costs (“DAC”) includes commissions and consulting fees, costs of policy issuance and underwriting, and certain other expenses that are directly related to successfully negotiated contracts. DAC is subject to periodic recoverability testing. The Company engages a qualified independent actuary to assist with and validate through actuarial analysis the calculation of the amortization of DAC.
h) Value of business acquired
Value of business acquired (“VOBA”) is an intangible asset resulting from a business combination that represents the excess of book value over the estimated fair value of acquired insurance, variable and universal life contracts and annuity contracts in force at the acquisition date. VOBA is amortized in proportion to actual expected future gross profits. The Company engages a qualified independent actuary to assist with and validate through actuarial analysis the calculation of the amortization of VOBA.
The Company periodically reviews the long-term assumptions underlying the projections of estimated gross profits. These assumptions primarily relate to separate account asset returns in excess of amounts credited to policyholders, mortality, future impairments, and policyholder behavior such as surrender, lapse and annuitization rates. Estimating future gross profits is a complex process requiring considerable judgment and the forecasting of events well into the future. Assumptions used in the calculation of estimated gross margin and profits which may have significantly changed are updated annually. If the update of assumptions causes expected future gross profits to increase, VOBA amortization will decrease, resulting in a current period increase to earnings referred to as “unlocking”. The opposite result occurs when the assumption update causes expected future gross margin and profits to decrease.
The most significant assumption updates resulting in a change to expected future gross profits and the amortization of VOBA are due to revisions to separate account asset returns in excess of amounts credited to policyholders, mortality, future impairments on variable universal life and annuity contracts, and policyholder behavior such as surrender, lapse and annuitization rates. The Company believes these assumptions to be the ones most reasonably likely to cause significant changes in the future. Changes in these assumptions can be offsetting and the Company is unable to predict their movement or offsetting impact over time.
i) Intangible assets
The Company initially recognizes the value of intangible assets at cost. Intangible assets held by the Company include its information technology systems, captive management contracts, and purchased syndicate capacity in Lloyd’s.
Information technology systems includes banking software and policy administration software systems.
The Company has certain rights to re-license the policy administration software to third parties, but has no current plans to do so. The Company amortizes the costs its information technology systems on a straight-line basis over a five-year period.
In accordance with FASB ASC 805 Topic Business Combinations, the Company has recorded the acquisition of captive management contracts at fair value, including the contingent consideration as part of the consideration transferred in exchange for the captive management contracts. The captive management contracts are amortized over a five-year period.
At each period, the adjustment to the net present value of the contingent consideration is recorded as a finance charge to the consolidated statements of total comprehensive income.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

The purchased syndicate capacity’s assessed useful life is five years and is amortized on a straight-line basis over a five-year period. This term is based on the life over which the original value of the capacity acquired is expected to be used up. Where an indication of impairment of capacity values exists, the Company will carry out an impairment review to determine the recoverable amount, which is the greater of fair value less cost to sell and value in use. The value in use calculation requires an estimate of the future cash flows expected to arise from the capacity and application of a suitable discount rate in order to calculate present value.
j) Other assets
Other assets consist of fixed assets and leasehold improvements, prepayments and other assets, promissory notes and reinsurance to close funding, held by Lloyd’s syndicates. Fixed assets and leasehold improvements are carried at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, which generally range from 3 to 5 years.
k) Separate account policy loans
Separate account policy loans are loans the Company issues to policyholders that use the cash surrender value of their life insurance policy or annuity contract as collateral. Separate account policy loans are stated at their unpaid principal amount outstanding plus accrued interest for certain loans.
For certain separate account policy loans, interest is charged on the outstanding loans at a rate per annum the Company may offer. There are no fixed terms of repayment, however, a policy’s death benefit will be reduced by any outstanding loans and accrued interest payable at the claim date. Policy loans are fully collateralized by the cash surrender value of the associated insurance contracts.
l) Separate account assets and liabilities
Separate account assets are reported at fair value and represent segregated funds that are invested for policyholders. These assets and liabilities consist primarily of cash equivalents, market quoted securities, private equity securities, unlisted funds, other assets and private annuities. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. Investment risks associated with market value changes are borne by the policyholder and policy beneficiary.
In certain circumstances when policy assets are illiquid and may not be readily converted to cash on a timely basis, the Company may distribute the illiquid assets in kind to satisfy the payment then due under the terms of the policy.
Separate account liabilities represent the policyholder’s account balance in separate account assets and to a lesser extent borrowings of the separate account, and will be equal and offsetting to total separate account assets. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts that meet all of the following conditions:
 —
The separate accounts are legally recognized;

 —
The separate account assets supporting the contract liabilities are insulated legally from the general liabilities of the Company;

 —
The Company must invest the contract holder’s funds within the separate account as directed by the policyholder in designated investment alternatives or in accordance with specified investment objectives or policies; and

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

 —
All investment performance, net of contract fees and assessments, must be passed through to the individual policyholder or beneficiary.

The investment income and realized investment gains or losses from separate account assets accrue to the policyholders and are not included in the Company’s results of operations. Mortality risk charges, policy administration fees, surrender charges and other income are included in policy charges and fee income in the consolidated statements of total comprehensive income. Asset administration fees charged to the accounts are included in policy charges and fee income in the consolidated statements of total comprehensive income.
m) Reserves for future policy benefits
The reserves for future policy benefits are based on methods and underlying assumptions in accordance with U.S. GAAP and applicable actuarial standards. Principal assumptions used in the establishment of reserves for future policy benefits are mortality, morbidity, policy lapse, renewal, investment returns and expenses. The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits on an annual basis.
The Company issues variable life insurance and annuity policies. The reserve established for future policy benefits is equal to the sum of  (i) the balance that accrues to the benefit of policyholders at the date of the financial statements; (ii) amounts that have been assessed to compensate for services to be performed over future periods; (iii) amounts previously assessed against policyholders that are refundable on termination; and (iv) any probable loss (premium deficiency).
Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient for expected future policy benefits and expenses. Premium deficiency reserves do not include a provision for the risk of future adverse deviation from expected policy benefits and expenses.
The Company records its estimated reserves for future policy benefits gross of any amounts recoverable under the reinsurance agreement described in Note 13, which amounts are recorded separately in the consolidated balance sheets.
n) Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.
Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
The Company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to valuation techniques that use at least one significant input that is unobservable (Level 3).

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

The levels of fair value hierarchy are as follows.
Level 1:
Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market.

Level 3:
Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transfer ability with the amount of such discount estimated by the Company in the absence of market information. Assumptions used by the Company due to the lack of observable input may significantly impact the resulting fair value and therefore the Company’s results of operations.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement of the asset or liability.
The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Company considers factors specific to the asset or liability.
In order to determine if a market is active or inactive for a security, the Company considers a number of factors, including, but not limited to, the spread between what a seller is asking for a security and what a buyer is bidding for the same security, the volume and frequency of trading activity for the security in question, the price of the security compared to its par value (for fixed maturity investments), and other factors that may be indicative of market activity.
o) Business combinations
The Company accounts for business combinations applying the acquisition method of accounting.
p) Common control transactions
The Company accounts for common control transactions based on the nature of what is transferred or exchanged. The Company accounts for a transfer of a business among entities under common control at the carrying amount with retroactive adjustment of prior period financial statements. There was no impact on historical balances as a result of the 2016 merger of AVI and AIH.
q) Variable interest entities
The Company accounts for variable interest entities (“VIEs”) in accordance with FASB ASC 810 Topic Consolidation, which requires the consolidation of all VIEs by the primary beneficiary, that being the investor that has the power to direct the activities of the VIE and will absorb a majority of the VIE’s expected losses or residual returns.
The Company determines whether it is the primary beneficiary of a VIE by performing an analysis that principally considers: (i) the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders; (ii) the VIE’s capital structure; (iii) the terms between the VIE and its variable interest holders and other parties involved with the VIE; (iv) which

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

variable interest holders have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; (v) which variable interest holders have the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE; and (vi) related party relationships.
The Company reassesses its initial determination of whether the Company is the primary beneficiary of a VIE upon changes in facts and circumstances that could potentially alter the Company’s assessment.
r) Earnings per share
Earnings per share calculations are based on the weighted average number of common shares issued and outstanding during the year. The rights of the common shares are the same and therefore economically equivalent. As such, common shares are treated as one class of shares for the earnings per share calculation.
Diluted earnings per share is calculated by including the proceeds from the exercise of any dilutive warrants to purchase common or preferred shares and the conversion of all preferred shares using the conversion ratio in effect at the time of exchange.
s) Insurance revenue and expense recognition
The amounts collected from policyholders for universal life insurance contracts are considered deposits and are not included in revenue.
Policy charges and fee income for universal life insurance contracts are recorded gross of reinsurance ceded and consist of cost of insurance charges, policy administration fees, asset administration fees and surrender charges that have been earned and assessed against the policyholder account balances during the period. The timing of revenue recognition as it relates to fees assessed is determined based on the nature of such fees. Cost of insurance charges and administration fees are assessed on a periodic basis and recognized when due.
Surrender charges are recognized upon surrender or partial surrender of a policy in accordance with its contractual terms. Policy administration fees are determined on either a fixed or variable rate based on the separate account asset value at the end of the relevant financial period, either quarterly or annually.
Amounts charged for origination of a life insurance contract are recognized as unearned revenues and amortized over the expected life of the contract in proportion to gross profits. Interest income on policy loans is recognized in policy charges and fee income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies. The Company does not establish any reserves for non-collectability of policy loans.
Establishment fees charged for the origination of immediate variable annuity contracts are deferred and recognized over the life of the contract based on the life expectancy of the annuitant at the time of the contract inception.
Administration fees charged for the arrangement of the critical illness insurance program are recognized in the period in which the services are performed.
Claim and claim adjustment expenses are recognized when incurred.
t) Net premiums earned
Net premiums earned are the amount of revenue recognized in the period from the Company’s participation in the insurance underwriting of certain Lloyd’s syndicates which commenced on January 1, 2015. The Lloyd’s syndicates underwrite risks over a wide range of property, casualty and liability insurance and reinsurance lines.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

The actual underwriting results are recorded on a quarter-in-arrears basis, supplemented by an additional estimate made by management for the most recent quarter, using management’s estimation methodology and process. Premiums are recognized as income, net of any applicable reinsurance or retrocessional coverage purchased, over the life of the related contracts and policies. Premiums written are based on contract and policy terms, including estimates based on information received from insured parties, brokers, agents and where applicable, reinsurers. Subsequent differences between estimated and actual premium earned are recorded in the period in which the difference is determined.
Unearned premiums represent the portion of premiums written that relate to the unexpired insurance coverage period of contracts and policies in force. Unearned premium amounts are calculated on a pro rata basis, taking into account the remaining time period of contracts and policies in force.
u) Management and administration fees
Management and administration fees are fees earned for management and administration of captive insurers and other corporate entities managed by the Company on behalf of third parties, net of any applicable consulting, advisory and introducer fees. Revenue is recognized when services are rendered and the amount of services can be reasonably estimated.
v) Net investment income
Net investment income is comprised of interest and dividend income, realized gains and losses on sales of investments, impairment losses and changes in valuation allowances net of investment management fees. Interest income is recognized as it accrues and is calculated using the effective interest rate method.
Fees and commissions that are an integral part of the effective yield of the financial asset or liability are recognized as an adjustment to the effective interest rate of the instrument.
The effective interest rate applied to variable distributions from CLOs is determined at the time of initial investment in the CLO. It is based on the total projected cash flow to be received from the CLO over the life of the investment. The Company adjusts the effective interest rate applied when events or information about the CLO investment result in a material change to the timing and/or amount of the expected remaining cash flow.
Dividend income is recognized when the right to receive payment is established. This is the ex-dividend date for listed stocks and the notification date for private equity instruments.
w) Reinsurance ceded
For reinsurance contracts, risk transfer requirements must be met in order to obtain reinsurance status for accounting purposes, principally resulting in the recognition of cash flows under the contract as premiums, policy charges and fee income and expenses. To meet risk transfer requirements, a reinsurance contract must include insurance risk, consisting of both underwriting and timing risk and a reasonable possibility of a loss for the reinsuring entity. The Company considers all contractual features in its assessment of risk transfer. If the Company determines that there is no substantive risk transfer in a particular contract, the contract is accounted for using the deposit method.
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to third-party insurers, reinsurers or other risk transfer counterparties under facultative reinsurance agreements or equivalent risk transfer contracts. Reinsurance ceded is recorded and expensed in the period in which the purchased reinsurance coverage is in effect.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

In the event that the Company’s reinsurers are unable to meet obligations under the reinsurance agreement, the Company would be liable to pay all related claims but would only receive reimbursement to the extent that the reinsurers can meet their obligations.
x) Net loss and loss adjustment expenses
The reserve for net loss and loss adjustment expenses includes estimates for unpaid claims and claim expenses on reported losses as well as an estimate of losses incurred but not reported. The reserve is based on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies as well as management estimates of ultimate losses.
Inherent in the estimates of ultimate losses are expected trends in claim severity and frequency and other factors which could vary significantly as claims are settled.
y) Reinsurance to close
Under the accounting conventions used by Lloyd’s members, each underwriting account is normally kept open for three years and the underwriting results determined at the end of the third year when the account is closed, although a longer period may be required in order to determine reserves at the required degree of accuracy/confidence for exposures having significant uncertainty. When a year of account is closed, a reinsurance contract (the “reinsurance to close” or “RITC”) is entered into with a subsequent year of account (normally the following year of account) in consideration for which all subsequent underwriting transactions resulting from the closing year and all previous years reinsured therein are brought forward to (accepted by) the subsequent year of account.
The amount of the assets received in an RITC is equal to the accepted claims including incurred but not reported claims and is undiscounted for the time value of money; refer to Note 10. Retroactive reinsurance contract amounts received on inception of the contract are not accounted in the consolidated statements of total comprehensive income.
z) Stock-based compensation
The Company is authorized to issue restricted stock awards (“RSA”) to its employees and directors. The fair value of RSAs is determined on the book value of the Company’s common shares and is measured at the grant date. The estimated fair value of RSAs, net of estimated forfeitures, is amortized as an expense over the period for which the employees and directors are required to provide services in exchange for the award.
aa) Foreign currency translation
The Company’s functional currency is the U.S. Dollar. Revenues and expenses denominated in foreign currencies are revalued at the prevailing exchange rate at the transaction date. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the balance sheet date, which may result in the recognition of exchange gains or losses which are included in the determination of net income.
bb) Taxation
The Company has adopted the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Deferred income taxes are provided on temporary differences between income for financial reporting and tax return purposes and arise principally from the discounting of loss reserves for tax purposes and the recognition of refundable excess insurance.
U.S. GAAP requires the Company to evaluate the recoverability of the Company’s deferred tax assets and establish a valuation allowance if necessary to reduce the Company’s deferred tax assets to an amount that is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance.
In evaluating the need for a valuation allowance the Company may consider many factors, including: (1) the nature of the deferred tax assets and liabilities; (2) whether they are ordinary or capital; (3) in which tax jurisdictions they were generated and the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be utilized in the various taxing jurisdictions; (6) any unique tax rules that would impact the utilization of the deferred tax assets; and (7) any tax planning strategies that the Company would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized.
Generally, for tax years which produce net operating losses, capital losses or tax credit carryforwards (“tax attributes”), the statute of limitations does not close, to the extent of these tax attributes, until the expiration of the statute of limitations for the tax year in which they are fully utilized. The completion of review or the expiration of limitations for a given audit period could result in an adjustment to the liability for income taxes. The Company classifies all interest and penalties related to tax uncertainties as income tax expenses. There were no interest or penalty charges for the years ended December 31, 2017 and 2016. Refer to Note 26 for additional information regarding income taxes.
Management does not believe there are any tax positions taken by the Company that are subject to uncertainty and meet the more likely than not recognition threshold. As a result, no provisions have been made in these consolidated financial statements for uncertain tax liabilities.
cc) Recently adopted accounting pronouncements
In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 eliminates the requirement to categorize certain investments in the fair value hierarchy if their fair value is measured at net asset value (“NAV”) per share (or its equivalent) using the practical expedient in the FASB’s fair value measurement guidance. The amendments in ASU 2015-07 are effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. The Company has separately identified the investments measured at NAV in the fair value hierarchy disclosure in its consolidated financial statements.
In May 2015, the FASB issued new guidance on short-duration insurance contracts ASU 2015-09, Financial Services—Insurance (Topic 944): Disclosures about Short-Duration Contracts). The amendments in this new guidance are effective for public entities for annual periods beginning after December 15, 2015 and interim periods within annual periods beginning after December 15, 2016 and other entities have a one year delay. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims.
dd) Future adoption of new accounting pronouncements
In November 2016, the FASB issued new guidance on restricted cash, Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230)—Restricted Cash. The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance does not provide a definition of restricted cash or restricted cash equivalents. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank-owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. The amendments in this new guidance are effective for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021.
The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase their reported assets and liabilities, in some cases significantly. Lessor accounting remains substantially similar to current U.S. GAAP. ASU 2016-02 supersedes Topic 840, Leases. ASU 2016-02 is effective for annual periods in fiscal years beginning after December 15, 2019, and interim periods in fiscal years beginning after December 15, 2020. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments— Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision. The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the Fair Value Option that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 became effective for public business entities in annual and interim periods beginning after December 15, 2017. ASU 2014-09 excludes accounting for insurance contracts, leases, financial instruments and guarantees.
3.
Acquisition of U.S. Commonwealth Life, A.I.

On October 1, 2016 Advantage entered into a Stock Purchase and Sale Agreement to acquire 100% of U.S. Commonwealth Life, A.I. (“USCL”), a Class 5 life insurance company operating under Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico. The acquisition was part of Advantage’s strategic initiative to expand its specialty life insurance business. The purchase price for USCL consisted of (i) 178,723 convertible Preferred shares; (ii) 8,511 common stock units consisting of one common stock unit and twenty (20) warrants to purchase Preferred shares at an exercise price of  $11.75 per share; and (iii) a note payable in three future annual cash installment payments estimated as of the acquisition date to total $12.8 million. The installment payments called for by the terms of the note began in 2017 and are subject to adjustment based on the financial performance of USCL and the persistency of its life insurance business. Advantage paid $5.7 million of the note in 2017. Subsequent to December 31, 2017, Advantage paid $10.0 million to satisfy in full the remaining amount of the Note payable.
Purchase price
The Company’s total purchase price for USCL at October 1, 2016 was calculated as follows:
Advantage Insurance Inc. common share units
Common shares issued by Advantage	8,511
Value per common share unit as of October 1, 2016	$11.75
		$100
Advantage Insurance Inc. preferred shares
Preferred shares issued by Advantage	178,723
Value per preferred share as of October 1, 2016	$11.75
		2,100
Contingent consideration payable		1,361
Note payable		11,394
Total purchase price		$14,955

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

3.
Acquisition of U.S. Commonwealth Life, A.I. (Continued)

Fair value of net assets acquired and liabilities assumed
The assets and liabilities assumed were included in the Company’s consolidated financial statements as of the acquisition date. After adjustments, total assets assumed were $572.4 million, which includes $555.1 million of separate account assets and policy loans, $2.1 million of cash, $0.7 million of other assets and $14.5 million of VOBA.
Total liabilities assumed were $568.8 million, which includes $555.1 million of separate account liabilities, a note payable of  $11.4 million, a $1.4 million liability due to the contingent consideration for the estimated issuance of common and preferred shares, and $0.9 million of unearned revenue and other liabilities. The transaction resulted in a bargain purchase gain of  $1.4 million recognized in the consolidated statements of total comprehensive income.
Shareholder’s equity of USCL at October 1, 2016	$3,019
Adjustments for fair value
Deferred acquisition costs	(690)
Reinsurance recoverable	(1,398)
Unearned revenue	952
Value of business acquired	14,478
Bargain purchase gain	(1,406)
Shareholder’s equity of USCL at fair value	14,955
Total net purchase price paid by Advantage	$14,955

Under the terms of the transaction and note payable, the Company was obliged to make three future annual installment payments to the seller with respect to new life insurance contracts issued by USCL between October 1, 2016 and December 31, 2016. The Company increased its note payable and DAC by $3.8 million with respect to the new contracts. The amount, but not timing, of the payments is contingent upon the persistency of revenue to the Company from the new contracts. On January 31, 2018, the Company paid $10.0 million to satisfy in full the remaining amounts payable under the terms of the Note. The total consideration paid for the USCL acquisition and new contracts was $19.2 million.
Financial results
FASB ASC Topic Business Combinations prescribes disclosures of the amounts of revenue and earnings of the acquiree since the acquisition date included in the consolidated statements of total comprehensive income for the reporting period. The total revenue and net income for the period October 1, 2016 to December 31, 2016 were $1.0 million and $0.3 million, respectively.
Supplemental pro forma information (unaudited)
USCL’s results are included in the Company’s consolidated financial statements from October 1, 2016 to December 31, 2016. As such the following table presents unaudited pro forma consolidated financial information for the year ended December 31, 2016 and assumes the acquisition of USCL occurred on January 1, 2015. The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of January 1, 2015 or results that may be achieved in the future. The unaudited pro forma consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies or synergies that may result from the acquisition of USCL.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

3.
Acquisition of U.S. Commonwealth Life, A.I. (Continued)

In addition, unaudited pro forma consolidated financial information does not include the effects of costs associated with any restructuring or integration activities resulting from the acquisition of USCL, as they are nonrecurring.
2016
(unaudited)
Total revenues	$26,810
Net income	$7,074

4.
Investments

Refer to Note 22 for information about the fair value hierarchy for investments and the related valuation methodologies.
Investment risks and uncertainties
Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation and currency risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs.
The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within these consolidated financial statements.
The determination of valuation of allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
The recognition of income from certain investments, including CLOs, is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.
Available-for-sale
The cost or amortized cost, gross unrealized gains and losses and estimated fair values of investments are as follows:
December 31, 2017	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
Equity securities held by Lloyd’s syndicates	$976	$—	$(3)	$973
Fixed maturities held by Lloyd’s syndicates	2,648	—	(9)	2,639
	$3,624	$—	$(12)	$3,612

December 31, 2016	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
CLO loan accumulation facility	$1,607	$96	$—	$1,703
Equity securities held by Lloyd’s syndicates	575	1	—	576
Fixed maturities held by Lloyd’s syndicates	1,370	—	(8)	1,362
	$3,552	$97	$(8)	$3,641

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

4.
Investments (Continued)

The CLO loan accumulation facility held floating rate corporate loans originated by banks that were broadly syndicated to investors. All of the loans held were rated by at least one credit rating agency and were secured by the assets of the borrower or had other credit support. The purpose of the CLO loan accumulation facility was to facilitate subsequent investment in subordinated interests in CLOs known as CLO Equity. The Company’s investment in the CLO loan accumulation facility was 100% in the first loss position.
For those available-for-sale securities with unrealized losses, the following table summarizes the duration of the unrealized losses:
	Less than 12 months		12 months or longer		Total
December 31, 2017	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Fixed maturities held by Lloyd’s syndicates	$(9)	$2,639	$—	$—	$(9)	$2,639

	Less than 12 months		12 months or longer		Total
December 31, 2016	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Fixed maturities held by Lloyd’s syndicates	$(8)	$1,362	$—	$—	$(8)	$1,362

For investments classified as available-for-sale, changes in net unrealized gains and losses for the years ended December 31, 2017 and 2016 are included in accumulated other comprehensive income/(loss).
Held-to-maturity
The amortized cost and fair values of collateralized loan obligations which are classified as held-to-maturity are as follows:
December 31, 2017	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$71,188	$—	$(4,011)	$67,177

December 31, 2016	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$73,432	$3,213	$—	$76,645

The CLOs owned by the Company hold floating corporate rate loans originated by banks that are broadly syndicated to investors. Most of the loans held as collateral are rated by at least one credit rating agency and are secured by the assets of the borrower or have other credit support. The Company’s CLO investments consist primarily of subordinated interests in CLOs known as CLO Equity. The percentage of the CLO investments held by the Company that are in the first loss position is 100%.
At December 31, 2017 and 2016, management considered the ability and intent to hold the investments for a period of time to allow for a recovery of their carrying amounts, the nature and number of investments in an unrealized loss position, as well as the cause and severity of their unrealized loss. Management believes that the impairments are temporary in nature.
During the third quarter of 2017, the Company determined that an OTTI of  $1.7 million occurred for one of our CLO investments. The OTTI representing the credit loss was determined to be $0.9 million which has been recognized in earnings. An amount of  $0.8 million related to all other factors has been accounted for as an other comprehensive loss.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

4.
Investments (Continued)

At December 31, 2017 two of the eight CLOs held by the Company had fair values less than their amortized cost resulting in unrealized losses of  $4.0 million. For those CLOs with unrealized losses, the duration of the unrealized losses is less than twelve months.
No CLOs were sold during the years ended December 31, 2017 or 2016. At December 31, 2017 and 2016 management had the intent and the Company had the ability to hold all the CLOs to maturity.
Actual maturities may differ from stated maturities because the issuers of certain debt securities have the right to call or prepay their obligations without penalty. The Company expects to recover all of the recorded investment in the event of any debt securities being called or prepaid.
The expected future amortization of principal amounts of CLOs held is as follows:
	December 31, 2017	December 31, 2016
Within 1 year	$21,086	$4,890
1 to 5 years	27,191	51,912
Over 5 years	22,911	16,630
	$71,188	$73,432

Net investment income
Net investment income is comprised of the following:
December 31, 2017	Interest income	Dividend income	Realized gains	Fees and expenses	Net investment income
Collateralized loan obligations	$8,878	$—	$—	$(499)	$8,379
CLO loan accumulation facility	—	55	45	(33)	67
Equity securities held by Lloyd’s syndicates	16	—	—	—	16
Federal funds	52	—	—	—	52
Fixed maturities held by Lloyd’s syndicates	38	—	—	—	38
	$8,984	$55	$45	$(532)	$8,552

December 31, 2016	Interest income	Dividend income	Realized gains (losses)	Fees and expenses	Net investment income
Collateralized loan obligations	$8,104	$—	$—	$(443)	$7,661
CLO loan accumulation facility	—	—	2,352	(164)	2,188
Equity securities held by Lloyd’s syndicates	8	—	—	—	8
Fixed maturities held by Lloyd’s syndicates	18	—	—	—	18
Investment funds and other	16	2	(184)	—	(166)
	$8,146	$2	$2,168	$(607)	$9,709

The fees and expenses reflect the direct fees incurred by the Company for investment management and custodian services.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

5.
Variable interest entities

The Company has determined that it is not the primary beneficiary of certain VIEs for which it holds an equity ownership interest, including a CLO loan accumulation facility and an interest in a limited liability company (“LLC”) as it does not have both (i) the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and (ii) the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant.
The Company’s maximum exposure to loss resulting from its investments in unconsolidated VIEs for which it has an equity ownership in, is its investment in the CLO loan accumulation facility and the LLC (investments, held-to-maturity), which were $nil and $2.5 million at December 31, 2017 respectively (December 31, 2016—$1.7 million and $2.8 million, respectively).
6.
Restricted cash

The Company’s restricted cash consists of the following:
	December 31, 2017	December 31, 2016
Customer deposits	$4,793	$1,500
Funds held on behalf of policyholders	3,467	9,157
Funds at Lloyd’s	3,513	3,063
	$11,773	$13,720

The Company, through its subsidiary ADCP, underwrites property, casualty and liability insurance risks through participations in Lloyd’s syndicates. As of December 31, 2017, the FAL was $3.5 million (December 31, 2016—$3.1 million). The FAL are restricted as they are required to back the Company’s obligations to support underwriting risks assumed in 2015, 2016 and 2017. The FAL required by the Company will vary, depending on the perceived level of risk assessed by the managing agents of each syndicate that the Company participates in, subject to a review by Lloyd’s.
FAL are released from restriction by Lloyd’s when actual underwriting results determine what amount, if any, of the FAL must be used to pay insurance losses. The Company’s maximum potential insurance loss arising from underwriting activity at Lloyd’s is limited to the amount of the FAL.
Customer deposits are non-interest bearing deposits held by the Company’s bank, AIBC.
7.
Deferred policy acquisition costs

The balances of and changes in value of DAC are as follows:
	December 31, 2017	December 31, 2016
Beginning of year	$6,698	$1,374
Capitalization of policy acquisition costs	3,860	6,383
Amortization	(582)	(1,059)
Unlocking	380	—
End of year	$10,356	$6,698

DAC includes costs that are directly related to the successful acquisition of new and renewal life and business insurance. Included in DAC is $4.1 million (December 31, 2016—$3.8 million) for an installment payment arrangement to the selling shareholder of USCL arising from new life insurance business written by USCL in the fourth quarter of 2016.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

7.
Deferred policy acquisition costs (Continued)

DAC is amortized in proportion to actual expected future gross profits. The key assumptions, which affect the determination of expected gross future gross profits for DAC and VOBA are primarily related to separate account asset returns in excess of amounts credited to policyholders, interest margin, expense margin, mortality, future impairments, and policyholder behavior such as surrender, lapse and annuitization rates.
These assumptions are modified to reflect actual experience when appropriate. Although a change in a single assumption may have an impact on the calculated amortization of DAC and VOBA, it is the relationship of that change to the changes in other key assumptions that determines the ultimate impact on DAC and VOBA amortization. Actual results and trends related to these assumptions may vary and the Company revises these assumptions annually to reflect its current best estimate of expected gross profits. As a result of this process, known as “unlocking,” the cumulative balance of DAC and VOBA are adjusted with an offsetting benefit or charge to income to reflect changes in the period of the revision. An unlocking event that results in an after-tax benefit generally occurs as a result of actual experience or future expectations being favorable compared to previous estimates. An unlocking event that results in an after-tax charge generally occurs as a result of actual experience or future expectations being unfavorable compared to previous estimates.
There was no loss recognition during December 31, 2017 or 2016. Favorable DAC unlocking has arisen from a change in the contract rates as well as actual versus estimated results.
8.
Value of business acquired

The VOBA balance at December 31, 2017 and 2016 relates to the acquisition of USCL for the in-force block of business acquired on October 1, 2016 and is amortized in proportion to actual expected future gross profits.
If actual premiums or future profitability are inconsistent with the Company’s assumptions, the Company is required to make adjustments to VOBA and related amortization.
The balances of and changes in VOBA are as follows:
	December 31, 2017	December 31, 2016
Beginning of year	$14,324	$—
Acquisition	—	14,478
Amortization	—	(154)
Unlocking	419	—
End of year	$14,743	$14,324

As a result of unlocking, the VOBA amortization schedule for future periods is also adjusted. Due to unlocking, the VOBA balance increased $0.4 million for the year ended December 31, 2017 which has been included in amortization of VOBA in the statement of comprehensive income. Based on past experience, future changes in the VOBA balance due to changes in underlying assumptions are not expected to be material. However, significant, unanticipated changes in key assumptions, which affect the determination of expected gross profits, may result in an unlocking event that could have a material adverse effect on the Company’s financial position or results of operations.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

8.
Value of business acquired (Continued)

The following table provides estimated future amortization of VOBA:
	December 31, 2017	December 31, 2016
Within 1 year	$—	$110
1 to 5 years	—	749
Over 5 years	14,743	13,465
	$14,743	$14,324

9.
Intangible assets

The Company’s intangible assets consist of the following:
	Captive management contracts	Information technology systems	Purchased syndicate capacity	Total
Cost
Balance at December 31, 2015	$636	$1,270	$362	$2,268
Additions	250	36	13	299
Balance at December 31, 2016	886	1,306	375	2,567
Additions	—	479	—	479
Balance at December 31, 2017	$886	$1,785	$375	$3,046
Accumulated amortization
Balance at December 31, 2015	$—	$48	$—	$48
Amortization	177	238	61	476
Balance at December 31, 2016	177	286	61	524
Amortization	177	328	56	561
Balance at December 31, 2017	$354	$614	$117	$1,085
Carrying values
At December 31, 2016	$709	$1,020	$314	$2,043
At December 31, 2017	$532	$1,171	$258	$1,961

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

9.
Intangible assets (Continued)

The following table provides estimated future amortization of intangible assets:
	December 31, 2017
	Captive management contracts	Information technology systems	Purchased syndicate capacity
Within 1 year	$177	$357	$75
1 to 5 years	355	814	183
	$532	$1,171	$258

	December 31, 2016
	Captive management contracts	Information technology systems	Purchased syndicate capacity
Within 1 year	$177	$204	$78
1 to 5 years	532	816	236
	$709	$1,020	$314

10.
Other assets

The Company’s other assets consist of the following:
	December 31, 2017	December 31, 2016
Reinsurance to close funding, held by Lloyd’s syndicates (Note 12)	$1,808	$—
Prepayments and other assets	1,407	1,653
Fixed assets and leasehold improvements, net of depreciation	1,184	602
	$4,399	$2,255

11.
Separate account policy loans

Policy loans are funds provided to life insurance policyholders in return for a claim on the account value of the policy, including any future death benefit payable. Policy loan amounts are limited to a certain percentage of the cash surrender value of the policy. Policy loans have low default risk as the loans are fully collateralized by the value of the policy, including future death benefits payable. Policy loans do not have a stated maturity and the balances and accrued interest will be offset against the amounts due as death benefit or surrender proceeds payable to the policyholder. The Company believes the fair value of policy loans approximates carrying value.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

12.
Reserves for loss and loss adjustment expenses

Reserves for loss and loss adjustment expenses are comprised of the following:
	December 31, 2017	December 31, 2016
Net reserves, beginning of year	$2,170	$679
Incurred related to:
Current year	1,703	1,284
Prior years	1,454	999
Total net incurred	3,157	2,283
Paid related to:
Current year	(184)	(184)
Prior years	(469)	(533)
Total net paid	(653)	(717)
Foreign exchange effect	320	(75)
Net reserves, end of year	4,994	2,170
Reinsurance recoverable, end of year	409	505
Total reserves for loss and loss adjustment expenses	$5,403	$2,675

As further described in Note 19, a surplus debenture was issued to a shareholder and was valued at $0.9 million as of December 31, 2017 (December 31, 2016—$0.8 million). The Company’s maximum amount at risk could be mitigated as the debenture proceeds may be applied against certain losses for the 2015 year of account. The effect, would be to reduce the Company’s net ultimate exposure to $2.6 million as of December 31, 2017 (December 31, 2016—$2.3 million).
Reinsurance to close
	December 31, 2017	December 31, 2016
Beginning of year	$—	$—
Reserves for loss and loss expenses	1,808	—
Incurred related to prior years	(100)	—
Paid related to prior years	(453)	—
End of year	$1,255	$—

In January 2017, following approval by the respective managing agencies, the 2014 and prior years of account of the Lloyd’s syndicates that the Company participates in closed through RITC into the 2015 year of account. The RITC was effective January 1, 2017. The RITC resulted in the Company assuming $1.8 million of net reserves for loss and loss adjustment expenses.
Estimating reserves for property and casualty is complex and requires the use of many assumptions. As time passes and ultimate losses are either known or become subject to a more precise estimate, the Company increases or decreases the reserve estimates established in prior periods.
The Company’s ultimate payments will vary, perhaps materially, from its estimate of reserves given that 1) the reserve is an insurer’s estimate at a point in time of its ultimate liability and 2) there are numerous factors that affect reserves and claims payments that cannot be determined with certainty in advance.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

12.
Reserves for loss and loss adjustment expenses (Continued)

The unfavorable development of prior years’ development from 2016 to 2017 of  $1.5 million (2016—$1.0 million) is primarily related to losses from catastrophe events in 2016 including an earthquake in Japan, hurricane Matthew and wildfires in Canada.
Reserving methodology
The Company’s reserving methodology and assumptions are determined from the syndicates’ underwriting data as provided by Lloyd’s. This reserving methodology considers this initial data received along with supplemental information obtained from various information sources to establish and adjust loss and loss adjustment expenses. These sources include the market reports provided by the Company’s managing agent, Hampden Agencies Ltd., audited financial statements of the underlying syndicates, and general industry and market reports issued by Lloyd’s and other industry participants and observers.
Incurred and paid development tables by accident year
The Company’s incurred and paid development information is determined by reviewing the year of account underwriting data provided by Lloyd’s. The Lloyd’s year of account underwriting data is prepared in accordance with the United Kingdom Companies Act 2006 which sets out the legally required format for preparation of insurance company accounts. The United Kingdom preparation format differs from U.S. GAAP in its requirement to present financial results on a year of account basis, and not by accident year.
The preparation of accident year tables requires an allocation of the year of account underwriting year data to the corresponding accident years. These allocations are determined using the estimated net earned premium at December 31 of each year, and are adjusted in subsequent periods upon the receipt of audited statements which are presented to the Company by its managing agent.
Such allocations consider the above noted accident year loss payment and reporting patterns. The Company believes that its allocations are reasonable; however, to the extent the Company’s allocation procedure for net loss and loss adjustment expenses differs from actual historical development, the actual loss development may differ materially from the loss development presented.
The following tables present the Company’s estimated total loss and loss adjustment expenses incurred, net and net loss and loss adjustment expenses paid by accident years for the years ended December 31, 2015, 2016 and 2017:
Loss and loss adjustment expenses incurred, net of reinsurance
	December 31, 2015	December 31, 2016	December 31, 2017	IBNR
	(unaudited)	(unaudited)
Accident Year
2015	$801	$1,271	$1,369	$450
2016	—	1,813	2,434	1,144
2017	—	—	2,844	1,686
Total			$6,647	$3,280

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

12.
Reserves for loss and loss adjustment expenses (Continued)

Cumulative net losses and loss adjustment expenses paid
	December 31, 2015	December 31, 2016	December 31, 2017
	(unaudited)	(unaudited)
Accident Year
2015	$122	$372	$492
2016	—	467	668
2017	—	—	417
Total			$1,577
Foreign exchange effect			(76)
Total reserves for loss and loss adjustment expenses			$4,994

Cumulative claims frequency
The Company determined that the disclosure of claim frequency analysis is impracticable because it does not have any means of determining claims frequency. The Company is unable to obtain the necessary information to make disclosures of claims frequency for the following reasons: (i) Lloyd’s and Lloyd’s syndicates do not provide underlying claims information to syndicate participants and (ii) the Company has no means of compelling Lloyd’s or individual syndicates in which it participates to provide this information. As a result, no claims frequency information has been disclosed.
Claims duration
The following table presents unaudited supplementary information about the Company’s historical average annual percentage payout of loss and loss adjustment expenses incurred, using blended rates across all lines of business, net by age as of December 31, 2017:
Year 1	Year 2	Year 3
(unaudited)	(unaudited)	(unaudited)
14.3%	13.3%	8.8%

Disaggregation
The level of disaggregation provided for the Company’s net incurred and paid loss and loss expense table is consistent with how information has been presented to the Company’s chief operating decision maker (“CODM”) and other interested parties for purposes of evaluating the financial performance of the Company’s participation in Lloyd’s. The CODM does not regularly review information about the Company’s liability for unpaid claims and claim expenses presented at a level disaggregated by any categories other than by year of account, and as such, does not regularly review information about the Company’s liability for unpaid claims and claims expenses for any specific lines, categories or classes of business within each syndicate of each year of account. Instead the CODM and other interested parties receive information about the Company’s liabilities for unpaid and claims expenses at the year of account level in order to assist in their evaluation of the Company’s participation in Lloyd’s. The Company’s underwriting participation is less than 1% of each of the syndicates’ capacity, resulting in the Company receiving the results for each year of account a quarter in arrears with audited information received during the second quarter of the year following the year audited.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

13.
Reinsurance and reserves for future policy benefits

Reinsurance
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid under annuity and life insurance contracts by ceding reinsurance to other insurance enterprises or reinsurers. To the extent that reinsurers are later unable to meet obligations, the Company would be liable for these obligations, and payment of these obligations would result in losses. To limit the possibility of such losses, management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.
No allowance for uncollectible amounts has been established against amounts receivable from other insurance companies, promissory notes or other alternative risk transfer arrangements as none of the receivables are deemed by management to be uncollectible.
The Company has entered into a number of non-traditional contracts involving the insurance and reinsurance of life insurance policies qualifying as exempt policies to Canadian resident policy owners. At December 31, 2017, the Company was exposed to risk of gross potential payments of  $460.0 million (December 31, 2016—$550.9 million) on the death of all relevant lives covered by non-traditional contracts.
None of the non-traditional contracts transfers risk to the Company and therefore the contracts are subject to deposit accounting. In addition, the settlement features of each contract provide for full right of setoff under ASC Subtopic 210-20.
The Company has assessed the legal enforceability of each contract’s rights of setoff, were any of the counterparties to each of the contracts to be in bankruptcy. As a result, no assets or liabilities are reflected in the consolidated balance sheets, other than as relates to the Company’s fee income for these arrangements.
During the year, the Company issued a number of critical illness policies to Canadian residents. At December 31, 2017, there were 17 (December 31, 2016—zero) of these contracts in force, with gross potential payments of  $75.5 million. None of these contracts transfers significant insurance risk to the Company, with settlement features of each contract providing for right of offset under ASC Subtopic 210-20. The Company cedes 100% of its net amount at risk under the health insurance policies to a third party through a reinsurance agreement.
During the year ended year ended December 31, 2017, the Company wrote gross premiums for critical illness of  $2.5 million, reduced by $2.5 million of reinsurance ceded resulting in net premiums earned of $nil. At December 31, 2017 a reinsurance recoverable and provision for loss and loss adjustments of  $0.2 million has been recorded on the consolidated balance sheet.
In 2015, the Company established a segregated assets plan (“SAP”) on behalf of an unaffiliated third party (“Reinsured”) to be used in conjunction with an aggregate excess of loss reinsurance agreement entered into between the Company and Reinsured.
The 2015 reinsurance agreement provides for the provision of aggregate of excess of loss reinsurance for an in-force block of annuity contracts by the SAP, without recourse to the Company. Because the 2015 reinsurance agreement does not transfer risk to the Company, it is subject to deposit accounting. As a result, full right of setoff under ASC Subtopic 210-20 is met, including full legal enforceability in circumstances of bankruptcy of the Reinsured, resulting in no assets or liabilities being reflected in consolidated balance sheets, other than as relates to the Company’s fee income for establishment and maintenance of the SAP.
At December 31, 2017, statutory reserves held by the Reinsured were $226.4 million (December 31, 2016—$229.1 million). These reserves exceeded the SAP attachment point of  $166.4 million (December 31, 2016—$149.4 million) by $60.0 million (December 31, 2016—$79.7 million). The value of the SAP’s funds withheld account at the Reinsured was $50.2 million (December 31, 2016—$84.9 million).

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

13.
Reinsurance and reserves for future policy benefits (Continued)

Reinsurance recoverable
The Company has estimated $3.4 million as the amount included in the reserves for future policy benefits and loss and loss adjustment expenses at December 31, 2017 (December 31, 2016—$3.1 million) that would be recoverable from the Company’s reinsurers should the provision for outstanding losses become payable.
Reinsurance does not relieve the Company from its obligations to policyholders. Should the Company’s reinsurers be unable to reimburse the Company for recoverable losses, the Company remains liable to pay the losses but would only receive reimbursement to the extent of actual amounts paid by the reinsurers. In the event of the insolvency of one or more of the Company’s reinsurers, or the refusal of a reinsurer to pay a valid claim, the Company would likely experience a material adverse change to its consolidated financial statements.
Reserves for future policy benefits
The Company assesses periodically the recoverability of the reinsurance recoverable. At December 31, 2017 and 2016, no allowance has been provided for the reinsurance recoverable balance.
The Company has determined there is no additional liability required to be recognized due to premium deficiencies. As a result, reserves for future policy benefits are equal to the policyholder separate account balance plus unearned revenue liability.
The Company believes that its reserves established for future policy benefits are adequate to cover the ultimate net cost of death benefits and expenses incurred. However, consistent with most companies with similar insurance operations, the Company’s estimates, although supported by actuarial projections and other data, are ultimately based on management’s reasonable expectations of future events. It is reasonably possible that the expectations associated with these amounts will change and that the effect of such changes could be material to the consolidated financial statements.
The Company is obliged to pay the full amount of future policy benefits without regard to the collectability of reinsurance. The Company has not established any reserves for the non-collectibilty of reinsurance. If the Company is unable to collect reinsurance for any reason, it is likely that the effect of this non-collectability would be material to the consolidated financial statements.
The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The components of reserves for future policy benefits are as follows:
	December 31, 2017	December 31, 2016
Fixed annuity obligations	$980	$861
Critical illness contracts	188	—
Total future policy benefits	$1,168	$861

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

14.
Unearned revenue

	December 31, 2017	December 31, 2016
Unearned premium revenue – life segment	$4,926	$3,884
Unearned premium revenue – business segment	4,019	3,099
Unearned revenue – business segment	101	40
	$9,046	$7,023

15.
Accounts payable and accrued liabilities

Included in accounts payable and accruals at December 31, 2016 was $1.4 million due to the seller of USCL for contingent consideration payable under the terms of the acquisition. During the third quarter of 2017, the Company paid the full contingent consideration of  $1.4 million.
16.
Funds held on behalf of third parties

Included in funds held on behalf of third parties are demand deposit accounts held by the Company’s subsidiary bank for third party clients in the amount of  $4.8 million at December 31, 2017 (December 31, 2016—$1.5 million). The demand deposit accounts are non-interest bearing.
17.
Earn out payments

In 2015 the Company’s subsidiary AIMUSA acquired a portfolio of existing captive insurance management contracts for consideration including earn-out payments. At December 31, 2016, the balance of the earn-out payment was $0.2 million. The Company paid its final earn-out payment due in 2017.
In 2014 the Company acquired Advantage Life (Cook Islands) Ltd. for consideration including earn out payments. At December 31, 2016, the balance of the earn out payment was $0.5 million. The Company paid its final earn out payment due in 2017.
18.
Note payable

Under the terms of the USCL Stock Purchase and Sale Agreement, the Company issued a three-year, variable principal promissory Note to the selling shareholder of USCL. The terms of the Note required the Company to make three annual installment payments beginning in 2017 and ending in 2019. Payment amounts are based on the revenue received by the Company with respect to life insurance contracts issued by USCL prior to January 1, 2017 and do not include any provision for interest.
The present value of the estimated future payments due in satisfaction of the promissory notes as of December 31, 2017 was $10.3 million (December 31, 2016—$15.4 million). On January 31, 2018, the Company paid $10.0 million to satisfy in full its remaining obligations under the terms of the Note.
19.
Surplus debenture

In the fourth quarter of 2014, the Company’s APCC subsidiary issued a $1.0 million surplus debenture to a shareholder. Proceeds from the debenture were used to support APCC’s underwriting activities at Lloyd’s for the 2015 year of account. The repayment amount of the debenture is linked to the final underwriting profit or loss experienced by the Company for the 2015 year of account.
The Company expects to determine the final underwriting profit or loss in 2018 and is obliged to repay the debenture at that time in an amount reflecting the actual profit or loss experience. Repayment of the debenture is further subject to approval of APCC’s regulator, the Cayman Islands Monetary Authority.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

20.
Share capital

The Company’s authorized share capital as of December 31, 2017, is:
73,253,158 common shares of  $0.01 par value each
50,000,000 preferred shares of  $0.01 par value each
Common shares and common share units
	Common shares	Common share units	Total	Par value	Additional paid-in capital	Total
Balance at December 31, 2015	289,199	76,000	365,199	$2	$4,682	$4,684
Issuance of shares/share units	—	8,511	8,511	—	100	100
Repurchase of shares/share units	(47,324)	(3,000)	(50,324)	—	(383)	(383)
Balance at December 31, 2016	241,875	81,511	323,386	$2	$4,399	$4,401
Stock-based compensation	—	—	—	—	83	83
Balance at December 31, 2017	241,875	81,511	323,386	$2	$4,482	$4,484

Each common share unit consists of one ordinary share and twenty (20) warrants to purchase preferred shares.
On October 24, 2016, the Company issued 8,511 common share units at $11.75 per unit, consisting of one common share and 170,220 warrants to purchase preferred shares.
On October 18, 2016, the Company repurchased 47,324 common shares at $7.40 per share and 3,000 common share units at $11.00 per unit.
Preferred shares
	Preferred shares	Par value	Additional paid-in capital	Total
Balance at December 31, 2015	7,701,721	$77	$76,600	$76,677
Issuance of shares	178,723	2	2,098	2,100
Repurchase of shares	(270,000)	(3)	(2,948)	(2,951)
Balance at December 31, 2016	7,610,444	76	75,750	75,826
Repurchase of shares	(50,000)	(1)	(608)	(609)
Balance at December 31, 2017	7,560,444	$75	$75,142	$75,217

Preferred shares accrue liquidation preference at a rate of 8% per year, compounded annually. There is no obligation for the Company to pay a cash or stock dividend with respect to the preferred shares. Holders may exchange preferred shares for a like amount of common shares at any time, at the option of the holder. Preferred shares automatically convert to common shares in the event of an initial public offering or other Company liquidity event.
The Company is obliged to offer to repurchase all outstanding preferred shares on or before December 1, 2018 if the Company does not complete an initial public offering or agree to an alternative liquidity event for the benefit of its common shares before June 1, 2018. Mandatory conversion of any remaining outstanding preferred shares will occur on December 31, 2018.
On September 22, 2017, the Company repurchased 50,000 preferred shares at $12.18 per share.
On October 3, 2016, the Company issued 178,723 preferred shares at $11.75 per share.
On June 15, 2016, the Company repurchased 270,000 preferred shares at $10.93 per share.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

20.
Share capital (Continued)

As there is no mandatory redemption of the preferred shares for cash and the preferred shares automatically convert into common shares, the preferred shares are considered equity rather than debt.
The number of common shares issued in exchange for preferred shares is determined by multiplying the number of preferred shares to be converted by the conversion ratio in effect at the time of exchange. The conversion ratio is based on the liquidation preferred and increases each calendar quarter until the preferred shares are converted to common shares on December 31, 2018. The conversion ratio in effect at December 31, 2017 was 1.34491. On January 1, 2018, the ratio increased to 1.38770.
Warrants
	Warrants outstanding	Weighed average exercise price	Weighed average remaining contractual life
Balance at December 31, 2015	1,520,000	$10.17	8.01 years
Issued	170,220	11.75	9.27 years
Repurchase of ordinary units	(60,000)	10.00	—
Balance at December 31, 2016	1,630,220	$10.34	7.31 years
Balance at December 31, 2017	1,630,220	$10.34	6.31 years

On October 24, 2016, the Company issued 170,220 warrants exercisable at $11.75.
Warrants to purchase preferred shares are exercisable at the option of the holder following an initial public offering or in connection with a sale of the Company or other shareholder liquidity event.
If there are no preferred shares outstanding, the warrants may be exercised for common shares. The amount of common shares for which a warrant may be exercised is determined by the preferred share conversion ratio applicable at the time of exercise.
The exercise price of the warrants may be adjusted in the future for certain anti-dilution protections related to the sale of additional common or preferred shares below the exercise price of the warrants.
Basic and diluted earnings per share
	2017	2016
Basic weighted average number of common shares outstanding	323,386	356,467
Effect of dilutive securities preferred shares	10,217,491	9,511,000
Diluted weighted average number of shares outstanding	10,540,877	9,867,467

21.
Stock-based compensation

Restricted stock awards
In 2017, the Company awarded 26,214 common shares of restricted stock employees as compensation for services rendered in calendar year 2016. These restricted stock awards are subject to forfeiture prior to vesting on January 15, 2019.
Fair value of stock-based compensation is determined based on the book value of the Company’s common shares and is measured at the grant date.
The estimated fair value of restricted stock awards, net of estimated forfeitures, is amortized as an expense over the period for which the employees and directors are required to provide services in exchange for the award. For 2017, the Company elected to recognize forfeitures as they occurred rather than

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Stock-based compensation (Continued)

estimating service-based forfeitures over the requisite service period. The total stock-based compensation recognized for the year ended December 31, 2017 was $0.08 million and is included in underwriting, general and administrative expenses. At December 31, 2017, the total stock-based compensation related to nonvested awards not yet recognized is approximately $0.2 million.
	Number of shares	Weighted average grant date fair value
Nonvested at December 31, 2016	—
Awards granted	26,214	$9.54
Awards forfeited	(4,221)	$9.48
Balance at December 31, 2017	21,993

22.
Fair value measurement

The Company accounts for certain of its assets and liabilities at fair value in accordance with FASB ASC 820 Topic Fair Value Measurements and Disclosures.
Below is a summary of the assets and liabilities that are measured at fair value on a recurring basis and represents the carrying amount in the Company’s consolidated balance sheets.
December 31, 2017	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Investments, available-for-sale
Equity securities held by Lloyd’s syndicates	$525	$448	$—	$—	$973
Fixed maturities held by Lloyd’s syndicates	1,234	1,405	—	—	2,639
Restricted cash	11,773	—	—	—	11,773
Regulatory deposits	4,600	—	—	—	4,600
Subtotal excluding separate account assets	18,132	1,853	—	—	19,985
Separate account policy loans	—	—	65,204	—	65,204
Separate account assets	552,453	209,832	108,394	536,087	1,406,766
	$570,585	$211,685	$173,598	$536,087	$1,491,955

December 31, 2016	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Investments, available-for-sale
CLO loan accumulation facility	$—	$1,703	$—	$—	$1,703
Equity securities held by Lloyd’s syndicates	377	199	—	—	576
Fixed maturities held by Lloyd’s syndicates	731	631	—	—	1,362
Restricted cash	13,720	—	—	—	13,720
Regulatory deposits	4,350	—	—	—	4,350
Subtotal excluding separate account assets	19,178	2,533	—	—	21,711
Separate account policy loans	—	—	63,185	—	63,185
Separate account assets	404,314	109,039	105,177	404,667	1,023,197
	$423,492	$111,572	$168,362	$404,667	$1,108,093

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

22.
Fair value measurement (Continued)

Level 1 and Level 2 assets measured at fair value
The methods and assumptions the Company uses to estimate fair value of assets and liabilities measured at fair value on a recurring basis are summarized below.
Level 1 assets and liabilities
Restricted cash
Restricted cash pertains to funds that the Company has received on behalf of policyholders that have not been transferred to their separate accounts or other funds held by the Company subject to significant restriction as to use by the Company. It also includes FAL to support the underwriting activities of the syndicates the Company participates in at Lloyd’s and third-party customer deposits of AIBC.
Equity securities, fixed maturity securities, investment funds and mutual funds—traded in active markets
Whenever available, the Company obtains prices in active markets for identical assets at the balance sheet date to measure equity securities, fixed maturity securities, investment funds and mutual funds. The fair value and market price data is generally obtained from exchange markets reflecting the closing price quoted for the final trading day of the period. When pricing these securities, the pricing sources utilize daily data from many real-time market sources, including applicable securities exchanges.
The valuation of these securities does not involve management’s judgment.
All data sources are regularly reviewed for accuracy to attempt to ensure the most reliable pricing source was used for each security.
Level 2 assets and liabilities
Investment funds and mutual funds not traded in active markets
The fair value of investment funds and mutual funds not traded in active markets are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values. The fair value determination also includes the nature of the underlying investments and the frequency of subscriptions and redemptions as dictated by the fund’s governing documents.
CLO loan accumulation facility
The CLO loan accumulation facility was a single-purpose, exempt company limited by shares that invested in loans to be held for future securitization. The loan accumulation facility utilized a non-recourse credit facility provided by a third-party lender with the Company’s liability limited to the funds contributed.
The fair value of the loan accumulation facility was equal to its net asset value. Net asset value was based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility were obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
Separate account assets
Separate account assets that comprise Level 1 and Level 2 assets and liabilities use the same methods and assumptions to estimate fair value as described above.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

22.
Fair value measurement (Continued)

Level 3 assets measured at fair value
Separate account policy loans
The fair value of policy loans is reflected as being equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value and future death benefit payable of the associated insurance contracts.
Separate account assets
The methods and assumptions the Company uses to estimate fair value of Level 3 assets and liabilities measured at fair value on a recurring basis are summarized below.
Private equity partnerships—separate account assets
The fair value of private equity partnership investments is based on current estimated net asset values established in accordance with the governing documents of such investments and is obtained from the investment manager or general partner of the respective entity. The type of underlying investments held by the investee, which form the basis of the net asset valuation, include assets such as private business ventures, for which the Company does not have access to financial information. As a result, the Company is unable to corroborate the fair value measurement of the underlying investments of the private equity partnership and therefore requires significant management judgment to determine the fair value of the private equity partnership.
In circumstances where there is a reporting lag between the current period-end reporting date and the reporting date of the latest fund valuation, the Company estimates the fair value of these funds by starting with the prior quarter-end fund valuations, adjusting these valuations for actual capital calls, redemptions or distributions, as well as the impact of changes in foreign currency exchange rates.
Limited liability companies (“LLC”)—separate account assets
The fair value of LLC investments is based on the most readily available information, which is the unaudited financial statements. On an annual basis, the LLC tax return is obtained and adjustments are made based on the tax filings.
Loans and promissory notes—separate account assets
Management identifies the principal market taking into account all information that is reasonably available. In identifying the principal market, the Company takes into account how the promissory note position is expected to repaid or otherwise settled. The fair value of loans and promissory notes is based on discounted cash flows using either a risk-free rate of return or the loan coupon rate.
Real estate—separate account assets
The Company estimates fair value of real estate based on property appraisal reports prepared by independent real estate appraisers, tax assessments and where available recent sales data.
In cases where real estate investments are made through indirect investments, fair value is generally determined by the underlying company’s equity in net assets of the entities. The debt associated with real estate, other invested assets and the company’s equity position in entities are externally valued. Because of the subjective nature of inputs and the judgment involved in the appraisal process, real estate investments and their corresponding debt are included in the Level 3 classification.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

22.
Fair value measurement (Continued)

Other assets—separate account assets
Fair value of other assets is assessed from independent appraisals supported by annual insurance policies for these assets.
Private annuities—separate account assets
The Company estimates the fair value of private annuities based on discounted cash flows using the interest rate pursuant to the Internal Revenue Code Section 7520 for each private annuity agreement, encompassing the transfer date, deferral period and the adjusted single life expectancy.
The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
December 31, 2017	Separate account policy loans	Separate account assets	Total
Beginning of year	$63,185	$105,177	$168,362
Issuances	11,133	—	11,133
Principal repayment	(8,211)	—	(8,211)
Interest	1,560	—	1,560
Transfer	(2,463)	3,217	754
End of year	$65,204	$108,394	$173,598

December 31, 2016	Separate account policy loans	Separate account assets	Total
Beginning of year	$43,922	$—	$43,922
Acquired from acquisition (Note 3)	18,765	(1,478)	17,287
Issuances	8,580	106,606	115,186
Principal repayment	(9,326)	—	(9,326)
Interest	1,244	—	1,244
Fair value adjustment	—	49	49
End of year	$63,185	$105,177	$168,362

Level 3 assets are comprised of promissory notes held directly by policyholders who own the promissory notes. A 0.5% increase in interest rates would cause a 4.3% decrease in the fair value of the promissory notes at December 31, 2017 (December 31, 2016—5.0%).
Financial assets and liabilities disclosed, but not carried at fair value
The following disclosures are made due to the requirement to disclose the fair value information about financial instruments for which it is practicable to estimate that value. These disclosures are required whether or not the financial instruments are recognized at fair value on the consolidated balance sheets.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

22.
Fair value measurement (Continued)

The table below presents the carrying amount and fair value hierarchy level of certain financial instruments that are not reported at fair value. However, in some cases, as described below, the carrying amount equals or approximates fair value.
December 31, 2017	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$67,177	$67,177	$71,188
Accrued investment income	—	1,837	—	1,837	1,837
Premiums receivable	—	7,646	—	7,646	7,646
Accounts receivable	—	2,084	—	2,084	2,084
Other assets	—	195	—	195	195
Separate account assets	—	—	42,748	42,748	45,172
	—	11,762	109,925	121,687	128,122
Liabilities
Accounts payable and accrued liabilities	—	9,087	—	9,087	9,087
Funds held on behalf of third parties	—	9,315	—	9,315	9,315
Note payable	—	—	10,318	10,318	10,318
Surplus debenture	—	—	857	857	857
Separate account liabilities	—	—	42,748	42,748	45,172
	$—	$18,402	$53,923	$72,325	$74,749

December 31, 2016	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$76,645	$76,645	$73,432
Accrued investment income	—	2,352	—	2,352	2,352
Premiums receivable	—	2,730	—	2,730	2,730
Accounts receivable	—	2,159	—	2,159	2,159
Other assets	—	313	—	313	313
Separate account assets	—	—	29,461	29,461	28,467
	—	7,554	106,106	113,660	109,453
Liabilities
Accounts payable and accrued liabilities	—	5,465	—	5,465	5,465
Funds held on behalf of third parties	—	12,443	—	12,443	12,443
Earn out payments	—	—	694	694	694
Note payable	—	—	15,408	15,408	15,408
Surplus debenture	—	—	780	780	780
Separate account liabilities	—	—	29,461	29,461	28,467
	$—	$17,908	$46,343	$64,251	$63,257

Collateralized loan obligations—held-to-maturity
The Company’s investments in collateralized loan obligations at December 31, 2017 totaling $71.2 million (December 31, 2016—$73.4 million) are classified as held-to-maturity and are not recorded at fair value.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

22.
Fair value measurement (Continued)

Accrued investment income, accounts receivable and other assets
The Company believes that due to the short-term nature of certain assets, the carrying value approximates fair value. These assets include accrued investment income and accounts receivable.
Separate account assets
The separate account assets at December 31, 2017 are investments in collateralized loan obligations totaling $45.2 million for two policyholders (December 31, 2016—$28.5 million, one policyholder). The investments are classified as held-to-maturity and are not recorded at fair value.
Accounts payable and accrued liabilities
Accounts payable and accrued liabilities are comprised of accounts payable and accrued liabilities and reinsurance payable. The Company believes that due to the short-term nature of these liabilities, the carrying value approximates fair value.
Funds held on behalf of third parties
Funds held on behalf of third parties are comprised funds held on behalf of third parties and demand deposit accounts held for third party clients. The Company believes that due to the short-term nature of the funds held on behalf of third parties, the carrying value approximates fair value.
Surplus debenture
The surplus debenture is an insurance-linked security whereby the interest on the debenture is not fixed in advance but is instead determined by the performance of a specific reinsurance agreement entered into by the Company. The Company believes that carrying value approximates fair value.
The table below presents a reconciliation for all assets that are not reported at fair value using significant unobservable inputs (Level 3):
December 31, 2017	Investments, held-to- maturity	Separate account assets	Total
Beginning of year	$76,645	$29,461	$106,106
Purchases	3,548	17,518	21,066
Principal repayments	(4,091)	(813)	(4,904)
Other-than-temporary impairment	(1,701)	—	(1,701)
Unrealized gains and losses	(7,224)	(3,418)	(10,642)
End of year	$67,177	$42,748	$109,925

December 31, 2016	Investments, held-to-maturity	Separate account assets	Total
Beginning of year	$47,829	$—	$47,829
Purchases	31,541	28,467	60,008
Principal repayments	(5,938)	—	(5,938)
Unrealized gains and losses	3,213	994	4,207
End of year	$76,645	$29,461	$106,106

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

23.
Net premiums earned

Net premiums earned were comprised of the following:
	2017	2016
Gross written premium	$6,595	$5,967
Reinsurance ceded	(1,041)	(930)
Change in unearned premiums	(920)	(1,714)
Other changes in premium	—	261
Net premiums earned	$4,634	$3,584

Gross written premium amounts are attributable to the Company’s underwriting activity at Lloyd’s. This business commenced on January 1, 2015 and include the results for the 2015, 2016 and 2017 underwriting years of account.
24.
Other income

Other income was comprised of the following:
	2017	2016
Change in reinsurance recoverable	$314	$680
Bargain purchase gain	—	1,406
	$314	$2,086

25.
Defined contribution plan

The Company sponsors defined contribution pension plans covering most of its employees. The cost of providing these benefits for the year ended December 31, 2017 was $0.1 million (December 31, 2016—$0.1 million).
26.
Taxation

Income tax and capital gains
The components of income tax expense were as follows:
	2017	2016
Current tax expense/(benefit)
Federal	$243	$(44)
Deferred tax expense
Federal	515	190
Total income expense	$758	$146

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

26.
Taxation (Continued)

The reconciliation of the income tax expense for income tax was as follows:
	2017	2016
Pre-tax income per financial statements	$4,616	$6,020
Exclusion of income not subject to US tax	(4,987)	(5,617)
Pre-tax income in the US	(371)	403
Tax rate	34%	34%
Tax-effected pre-tax (loss)/income	(126)	137
Rate differential	(18)	(162)
Impact of enacted tax laws	167	—
Valuation allowance	707	195
Other	28	(24)
Total effective tax expense	$758	$146

Deferred income tax represents the tax effect of the differences between book and tax bases of assets and liabilities.
Net deferred income tax assets and liabilities consisted of the following:
	December 31, 2017	December 31, 2016
Deferred income tax assets
Net operating income	$360	$562
Intangible asset amortization	47	35
Deferred acquisition costs	121	246
Loss reserves	268	167
Other	9	—
Alternative minimium tax credit carryforward	—	10
Net deferred income tax assets before valuation allowance	805	1,020
Valuation allowance	(675)	(195)
Net deferred income tax assets after valuation allowance	130	825
Deferred income tax liabilities
Deferred acquisition costs	33	139
IRC Section 807(f) spread	86	160
Total net deferred income tax liabilities	119	299
Net deferred income tax asset	$11	$526

The U.S. enacted the Tax Cuts and Jobs Act of 2017 (“TCJA”) on December 22, 2017. Among other provisions, the TCJA lowered the U.S. federal corporate tax rate from 34 percent to 21 percent effective January 1, 2018. As a result, the Company revalued its U.S. deferred tax assets as of year-end 2017 to reflect the lower tax rate. The revaluation reduced our net deferred tax asset and generated additional income tax expense of  $0.2 million.
As of December 31, 2017, the Company has not completed its accounting for all tax effects of TCJA. Specifically, the Company has not adjusted its deferred taxes related to the TCJA change in the computation of life insurance tax reserves. Commencing for years ending after December 31, 2017, the new law computes life insurance tax reserves as the greater of 1) the net surrender value of the contract or

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

26.
Taxation (Continued)

2) 92.81% of the reserve computed as required by the National Association of Insurance Commissioners at the time the reserve is determined. Incorporating this change for 2017 would result in no change to the Company’s current or deferred income tax expense or net deferred tax asset. Once the change in the law for computing the tax reserves is integrated into the provision, the loss reserve and deferred tax assets will increase or decrease for the change in methodology and there will be a new offsetting deferred tax item related to the difference in computing tax reserve before and after the TCJA.
The valuation of deferred tax assets and liabilities related to life insurance reserves based on changes in TCJA has not been reflected in the Company’s financial statements at this time. The Company is in the process of finalizing inputs to these valuations, which includes further analysis on estimates within life insurance reserves. The exclusion of a provisional measurement of deferred tax assets and liabilities related to the revaluation of the life insurance reserves has no net impact on the deferred tax asset/liability. The Company expects to finalize these valuations in 2018.
A valuation allowance has been recorded related to certain tax benefits associated with federal deferred tax assets. Adjustments to the valuation allowance are made to reflect changes in management’s assessment of the amount of the deferred tax asset that is realizable and the amount of deferred tax asset actually realized during the year.
The Company’s Puerto Rico holding company structure utilizes tax incentives granted by the Commonwealth of Puerto Rico under Act No. 399 approved September 22, 2004 amending the Insurance Code of Puerto Rico (“Act 399”). The Company and each of its insurance subsidiaries operates under tax grants that exempt them from most Puerto Rico taxes and are effective for 15 years, with two subsequent 15-year renewals possible under the law.
The Company’s Puerto Rico banking subsidiary, AIBC, operates under Act 273 of September 25, 2012 (“Act 273”). Act 273 provides tax exemptions to businesses engaged in eligible activities in Puerto Rico which limits the corporate income tax rate of AIBC to a maximum of 4% through the year 2030.
The Company’s Puerto Rico operations, including management services provided to its insurance subsidiaries, are conducted by its subsidiary Advantage Insurance Services LLC (“AIS”). AIS holds a tax decree from the government of Puerto Rico issued pursuant to Act No. 20 of 2012, as amended, known as the “Act to Promote the Export of Services” (“Act 20”) subjecting it to a maximum 4% corporate income tax on income through the year 2035.
The Company’s Puerto Rico life insurance subsidiary ALPR has filed an irrevocable election under Section 953(d) of the U.S. Internal Revenue Code which allows it as a foreign insurance company to be treated as a U.S. life insurance company for tax purposes. ALPR files a corporate tax return with the Internal Revenue Service and remits corporate income tax payments to the U.S. Treasury. In 2017, the Company posted a letter of credit to the United States Treasury in the amount of  $0.1 million to secure any future U.S. tax obligations of ALPR.
Under current Cayman Islands law, no Cayman Islands corporate entity, including the Company’s Cayman Islands subsidiaries, is obliged to pay taxes in the Cayman Islands on either income or capital gains. The Company’s Cayman Islands subsidiaries conduct operations in a manner that will not cause any to be treated as engaging in trade or business within the U.S. and will not cause it to be subject to current U.S. federal income taxation on its net income.
However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the U.S., and as any such determination is essentially factual in nature, there can be no assurance that the IRS will not successfully assert that the Company’s Cayman Islands subsidiaries are engaged in a trade or business within the U.S.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

26.
Taxation (Continued)

Advantage Insurance Management (USA) LLC and its subsidiaries are subject to income taxes imposed by U.S. federal and state authorities and this entity files a consolidated U.S. federal income tax return.
The Company’s wholly-owned subsidiary ADCP operates in the United Kingdom and accordingly it is subject to and pays annual income taxes in accordance with the tax legislation in the United Kingdom. ADCP is taxed on its results including its share of Lloyd’s syndicate underwriting results. These are deemed to accrue evenly over the calendar year in which they are declared. The syndicate results are only declared for tax purposes in the calendar year following the normal closure of the year of account.
The Company is not subject to income taxation other than as stated above. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Company to change the way it operates or otherwise become subject to taxation.
Federal Excise Taxes
The U.S. also imposes an excise tax on reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the U.S. The rate of the excise tax, unless exempted or reduced by an applicable U.S. tax treaty, is 1.0% for life insurance and reinsurance premiums and 4.0% for property and casualty insurance and reinsurance premiums. The Company incurs federal excise taxes on certain of its reinsurance transactions, including amounts ceded through intercompany transactions.
Tax loss carry forwards
At December 31, 2017 tax loss carry forwards were comprised of U.S. net operating losses of $1.5 million (December 31, 2016—$1.6 million) that can be carryfoward indefinitely and Puerto Rico net operating losses of  $0.9 million (December 31, 2016—$0.3 million) that begin expiring in 2025.
During the year ended December 31, 2017, the Company recorded a valuation allowance charge of $0.7 million (December 31, 2016—$0.2 million) for deferred tax assets it had previously recognized for net operating losses. These charges are included in the deferred tax expense on the consolidated statements of total comprehensive income.
At December 31, 2017 the Company has a valuation allowance of  $2.4 million (December 31, 2016—$1.5 million) for net operating losses it has not recognized as deferred assets. The Company has not recognized these deferred tax assets because it is more likely than not that future profits will be insufficient to allow the Company to utilize the full amount of the potential benefit.
27.
Segment reporting

The Company is organized into three reportable segments:
(i) Life insurance—underwrites and services PPLI and annuities;
(ii) Business insurance—underwrites and administers property and casualty insurance risks;
(iii) Corporate—administers the corporate functions and services the capital needs of the Company.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

27.
Segment reporting (Continued)

The following is an analysis of the Company’s revenue and results from continuing operations by reportable segment:
December 31, 2017	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$11,823	$—	$—	$11,823
Reinsurance ceded	(2,306)	—	—	(2,306)
Net premiums earned	—	4,634	—	4,634
Management and administration fees	77	2,677	—	2,754
Net investment income	8,420	132	—	8,552
Other-than-temporary impairment	(1,701)	—	—	(1,701)
Other-than-temporary impairment recognized in other comprehensive income/(loss)	779	—	—	779
Other income	410	(96)	—	314
Total revenues	17,502	7,347	—	24,849
Expenses
Policyholder benefits and claims	189	—	—	189
Net loss and loss adjustment expenses	—	2,728	—	2,728
Loss and loss expenses paid	—	553	—	553
Amortization of deferred policy acquisition costs	202	—	—	202
Amortization of value of business acquired	(419)	—	—	(419)
Finance charges	570	—	—	570
Underwriting, general and administrative expenses	8,436	4,707	3,267	16,410
Total expenses	8,978	7,988	3,267	20,233
Income/(loss) before income tax	8,524	(641)	(3,267)	4,616
Current income tax expense	(243)	—	—	(243)
Deferred income tax expense	(127)	(388)	—	(515)
Net income/(loss)	$8,154	$(1,029)	$(3,267)	$3,858
Total assets	$1,615,117	$24,186	$20,847	$1,660,150
Total liabilities	$1,536,128	$17,867	$11,017	$1,565,012

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

27.
Segment reporting (Continued)

December 31, 2016	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$8,423	$—	$—	$8,423
Reinsurance ceded	(1,734)	—	—	(1,734)
Net premiums earned	—	3,584	—	3,584
Management and administration fees	—	2,471	—	2,471
Net investment income	9,751	(42)	—	9,709
Other income	1,591	495	—	2,086
Total revenues	18,031	6,508	—	24,539
Expenses
Policyholder benefits and claims	1	—	—	1
Net loss and loss adjustment expenses	—	1,985	—	1,985
Amortization of deferred policy acquisition costs	1,059	—	—	1,059
Amortization of value of business acquired	154	—	—	154
Finance charges	221	—	—	221
Underwriting, general and administrative expenses	6,588	5,486	3,025	15,099
Total expenses	8,023	7,471	3,025	18,519
Income/(loss) before income tax	10,008	(963)	(3,025)	6,020
Current income tax benefit	44	—	—	44
Deferred income tax expense	(123)	(67)	—	(190)
Net income/(loss)	$9,929	$(1,030)	$(3,025)	$5,874
Total assets	$1,219,931	$13,953	$19,026	$1,252,910
Total liabilities	$1,134,537	$8,316	$17,371	$1,160,224

Geographic location
Revenue is allocated by geographic location based on the country in which the insurance contracts are issued. The Company considers its external customers to be individual policyholders and insurance management services clients. The Company does not have any single customer or group of related customers that represents a significant concentration of revenue, and is not dependent on any single customer or group of related customers.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

27.
Segment reporting (Continued)

The Company’s revenue from external sources is located as follows:
December 31, 2017	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Revenues
Policy charges and fee income	$4,144	$7,679	$—	$—	$11,823
Reinsurance ceded	(820)	(1,486)	—	—	(2,306)
Net premiums earned	—	—	4,634	—	4,634
Management and administration fees	736	127	—	1,891	2,754
Net investment income	8,324	174	54	—	8,552
Other-than-temporary impairment	(1,701)	—	—	—	(1,701)
Other-than-temporary impairment recognized in other comprehensive income/(loss)	779	—	—	—	779
Other income/(loss)	904	(494)	(96)	—	314
Total revenues	$12,366	$6,000	$4,592	$1,891	$24,849

December 31, 2016	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Revenues
Policy charges and fee income	$4,488	$3,935	$—	$—	$8,423
Reinsurance ceded	(556)	(1,178)	—	—	(1,734)
Net premiums earned	—	—	3,584	—	3,584
Management and administration fees	648	87	—	1,736	2,471
Net investment income	9,673	10	26	—	9,709
Other income	5	1,586	495	—	2,086
Total revenues	$14,258	$4,440	$4,105	$1,736	$24,539

The assets and liabilities of the Company by geographical region are as follows:
December 31, 2017	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Total assets	$257,038	$1,382,884	$19,097	$1,131	$1,660,150
Total liabilities	185,739	1,363,250	15,836	187	1,565,012
	$71,299	$19,634	$3,261	$944	$95,138

December 31, 2016	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Total assets	$182,741	$1,058,703	$10,097	$1,369	$1,252,910
Total liabilities	104,629	1,048,555	6,687	353	1,160,224
	$78,112	$10,148	$3,410	$1,016	$92,686

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

28.
Supplemental cash flow information

The changes in operating assets and liabilities are comprised of the following:
	2017	2016
Changes in operating assets and liabilities:
Accrued investment income	$515	$(1,044)
Premiums receivable	(4,916)	399
Accounts receivable	75	(902)
Restricted cash	1,947	(10,181)
Regulatory deposits	(250)	(1,550)
Reinsurance recoverable	(314)	(680)
Income tax receivable	—	(26)
Deferred income taxes	515	190
Deferred offering costs	(1,866)	(74)
Deferred policy acquisition costs	(3,860)	(2,363)
Other assets	(1,562)	(46)
Reserves for loss and loss adjustment expenses	3,983	1,986
Losses payable	1,192	—
Reserves for future policy benefits	307	329
Unearned revenue	2,023	2,128
Accounts payable and accrued liabilities	3,622	(44)
Funds held on behalf of third parties	(3,128)	12,390
Earn out payments due	—	214
Income taxes payable	203	(18)
	$(1,514)	$708
Supplemental disclosures of cash flow information:
Net cash paid for income tax	$40	$—
Cash interest income received, included in net investment income	$9,499	$7,102

29.
Commitments and contingencies

Commitments
(i)
The Company has obtained a $0.1 million irrevocable letter of credit as security for payment which may become due and payable to the Internal Revenue Service. This letter of credit expires on June 23, 2018 and is expected to be renewed indefinitely.

(ii)
The Company has obtained a $0.3 million irrevocable letter of credit as security to engage in the insurance business in the State of Vermont as a captive insurance company, for the Commissioner of the Department of Financial Regulation. This letter of credit expires on December 18, 2018 and is expected to be renewed indefinitely.

(iii)
The Company is party to an Investment Management Agreement with GSO Capital Partners International LLP for its general account investments. The term of the Investment Management Agreement is evergreen and renews annually unless terminated by either party. The fee payable is calculated as a percentage of the value of investments managed.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

29.
Commitments and contingencies (Continued)

(iv)
The Company is party to a Lloyd’s Deposit Trust Deed (the “Lloyd’s Capital Trust”) in order for ADCP to meet its ongoing FAL requirements. The minimum value of cash and investments held by the Lloyd’s Capital Trust is subject to approval by Lloyd’s and is based on ADCP’s solvency capital requirement, which is used to determine the required amount of FAL. At December 31, 2017, the cash held in the Lloyd’s Capital Trust was $3.5 million (December 31, 2016—$3.1 million), which met the minimum value requirement on that date.

(v)
The Company occupies leased office space in several locations under various long-term leases which expire at various dates through 2021.

Rent expense for years ended December 31, 2017 and 2016, under these agreements was $0.7 million and $0.6 million, respectively. For the year ended December 31, 2016, the Company recorded a one-time charge of  $0.3 million in connection with the relocation of its office premises in the Cayman Islands.
Future minimum lease payments calculated under these leases are as follows:
	December 31, 2017	December 31, 2016
Within 1 year	$351	$449
1 to 5 years	1,047	643
Over 5 years	14	—
	$1,412	$1,092

Contingencies
(vi)
The Company is, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company cannot reasonably predict the likelihood or outcome of these actions. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which may be required to be paid by reason thereof, will have a material effect on the financial condition or future results of operations.

(vii)
The Company issues insurance policies that are subject to challenge by tax authorities and other regulatory bodies of the domicile(s) of the insured parties and/or policy beneficiaries where the outcome of such a challenge may be uncertain. Management considers the financial risk to the Company from a successful tax challenge to one of its issued policies to be remote, and no additional liability is provided for as a result of any potential tax or regulatory challenges to its life insurance policies issued in the past or to be issued in the future.

30.
Related party transactions

For the purposes of these consolidated financial statements, a party is considered to be related to the Company if the party has the ability, directly or indirectly through one or more intermediaries, to control the Company or exercise significant influence over the Company in making financial and operating policy decisions, or has joint control over the Company. In addition, individual persons or entities under the control of individual persons with family members who are senior managers, directors, officers or significant shareholders may be considered related parties.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

30.
Related party transactions (Continued)

The Company has identified the following related party transactions that have occurred in the normal course of business.
•
For years ended December 31, 2017 and 2016, the Company purchased investment management services at a cost of  $0.4 million and $0.5 million, respectively from GSO Capital Partners International LLP (“GSO”). Employees of GSO own preferred shares of the Company.

•
At December 31, 2017 and 2016, the Company had life insurance policies issued to shareholders with total premiums paid of  $39.9 million and $39.9 million, respectively. The policy charges and income earned from these policies were insignificant.

•
At December 31, 2017 and 2016, the Company has a surplus debenture in issue that is held by a shareholder in the amount of  $0.9 million and $0.8 million, respectively.

•
During the fourth quarter of 2016, the Company issued common shares, preferred shares and a note payable for the acquisition of USCL to one person holding 100% of the share capital of USCL as of the date of acquisition (the “USCL Shareholder”). The present value of the estimated future payments due to the USCL Shareholder as of December 31, 2017, was $10.3 million (December 31, 2016—$15.4 million). In addition, for the year-end December 31, 2016, the Company paid consulting fees of  $0.5 million to the USCL Shareholder, of which $0.2 million was included in accounts payable and accruals. On January 31, 2018, the Company satisfied in full the note payable with a final cash installment payment of  $10.0 million.

31.
Capital Management

The Company actively manages its capital resources in the ordinary course of business. A number of its subsidiaries are regulated insurance entities with statutory requirements as to the amount and type of capital held. The Company’s first priority is to ensure that each of its regulated insurance subsidiaries meets all capital requirements and obligations. The Company invests regulatory capital in cash or highly liquid government securities, or otherwise in accordance with the law or regulation applicable. After all regulatory requirements are satisfied, the Company evaluates the insurance or other operating business risk of each subsidiary and allocates an amount of surplus capital to the subsidiary appropriate for the needs of the business including explicit or implicit expectations of policyholders, reinsurers, ratings agencies and other external constituencies.
Surplus capital amounts are typically invested in debt securities, including CLOs, with longer maturities and lower expected liquidity characteristics than cash or government securities. The Company evaluates the benefit of higher expected investment income from higher risk securities compared to the risks posed by their illiquidity and likelihood of default.
For its capital that is not set aside or otherwise designated for regulatory or surplus capital purposes, the Company evaluates the business needs of each of its subsidiaries and allocates capital based on the operating needs of the individual entity.
Capital allocations can take the form of cash contributions, guarantees, letters of credit, reinsurance or other guarantees by affiliates. The type and amount of capital allocated varies based on the operating needs and business practices of each individual subsidiary.
For surplus capital held by its licensed insurance subsidiaries in excess of both regulatory requirements and expected near term working capital needs of the business, the Company seeks to deploy this capital into investments that offer attractive risk-adjusted returns and liquidity characteristics that match the nature of the associated insurance liabilities.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

31.
Capital Management (Continued)

The Company typically engages expert third-party investment managers to oversee day-to-day investment activity under guidelines limiting the range of investments eligible for investment.
Investment guidelines are formulated by the Company, taking into account the expected liquidity, duration and investment risk tolerance specific to the insurance underwriting activity associated with the capital allocation.
Regulatory capital
The Company’s regulated subsidiaries must comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. The Company maintained capital levels for each subsidiary above all minimum local requirements at December 31, 2017 and December 31, 2016.
In all jurisdictions, the payment of dividends from the Company’s insurance subsidiaries is subject to maintaining capital levels exceeding amounts required by regulation. In Puerto Rico, the Company’s life insurance subsidiaries may pay shareholder dividends without specific permission of the regulator provided the subsidiary is in compliance with a number of conditions related to solvency, asset liquidity and actuarial status.
The capital requirements of the Company’s operating subsidiaries required by local regulation are as follows:
•
ABIC is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $1.5 million. At December 31, 2017 and 2016, ABIC was compliant with all externally imposed capital requirements.

•
AIBC is required by its regulator, the Commissioner of Financial Institutions in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.6 million. At December 31, 2017 and 2016, AIBC was compliant with all externally imposed capital requirements.

•
AIVT is required by its regulator, the Commissioner of the Department of Financial Regulation of the State of Vermont, to maintain minimum regulatory capital of  $0.3 million. At December 31, 2017 AVIC was compliant with all externally imposed capital requirements. Any dividends declared and paid by AVIC would require approval of the Commissioner.

•
ALAC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.4 million. At December 31, 2017 and 2016, ALAC was compliant with all externally imposed capital requirements. Any dividends declared and paid by ALAC would require approval of CIMA.

•
ALAI is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At December 31, 2017 and 2016, ALAI was compliant with all externally imposed capital requirements.

•
ALPR is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At December 31, 2017 and 2016, ALPR was compliant with all externally imposed capital requirements.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

31.
Capital Management (Continued)

•
APCC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.2 million. At December 31, 2017 and 2016, APCC was compliant with all externally imposed capital requirements. Any dividends declared and paid by APCC require approval of CIMA.

•
HRI is required by its regulator, the Commissioner of Securities & Insurance Office of the Montana State Auditor, to maintain minimum regulatory capital of  $0.05 million. At December 31, 2017 and 2016, HRI was compliant with all externally imposed capital requirements.

•
USCL is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At December 31, 2017 and 2016, USCL was compliant with all externally imposed capital requirements.

32.
Subsequent events

In preparing these financial statements, the Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through May 7, 2018 the date the financial statements were available to be issued.
•
On February 12, 2018, the Company issued 62,000 restricted stock awards that vest over a three year period.

•
On January 31, 2018, the Company paid $10.0 million to satisfy in full its obligations under the note payable.

•
On January 1, 2018, the Company entered into a new three (3) year lease agreement for office premises in Burlington, Vermont.

33.
Restatement

In 2017, the Company identified an error in its 2016 consolidated financial statements with respect to the foreign exchange conversion of its FAL asset. In 2017, the FAL has been reclassified from reinsurance collateral deposit to restricted cash and is translated from its base valuation in British pounds to the Company’s functional currency of U.S. Dollars. The Company restated its previously issued consolidated financial statements for the year ended December 31, 2016 with any prior period effects recorded through the opening retained earnings as at January 1, 2016, which were also restated.
The following tables summarize the effect of the restatements of the Company’s previously issued consolidated financial statements for the year ended December 31, 2016:
	As amended December 31, 2016	As reported December 31, 2016	Change
Consolidated Balance Sheet
Assets
Restricted cash	$13,720	$10,657	$3,063
Reinsurance collateral deposit	—	3,890	(3,890)
Total assets	1,252,910	1,253,737	(827)
Shareholders’ equity
Retained earnings	12,370	13,197	(827)
Total shareholders’ equity	92,686	93,513	(827)
Total liabilities and shareholders’ equity	$1,252,910	$1,253,737	$(827)

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

33.
Restatement (Continued)

	As amended December 31, 2016	As reported December 31, 2016	Change
Consolidated Statement of Total Comprehensive Income
Total revenues	$24,539	$24,539	$—
Expenses
Underwriting, general and administrative expenses	15,099	14,491	608
Total expenses	18,519	17,911	608
Income before income tax	6,020	6,628	(608)
Current income tax benefit	44	44	—
Deferred income tax expense	(190)	(190)	—
Net income	5,874	6,482	(608)
Other comprehensive income, net of tax
Change in unrealized losses on investments, available-for-sale	4,293	4,293	—
Realized gain included in net investment income	(2,168)	(2,168)	—
Other comprehensive income, net of tax	2,125	2,125	—
Total comprehensive income	$7,999	$8,607	$(608)
Earnings per share
Basic earnings per common share	$16.48	$18.18	$(1.71)
Diluted earnings per commons share	$0.60	$0.66	$(0.06)

	As amended December 31, 2016	As reported December 31, 2016	Change
Consolidated Statement of Changes in Shareholders’ Equity
Opening balance at January 1, 2016
Opening retained earnings	$6,496	$6,715	$(219)
Total shareholders’ equity	85,821	86,040	(219)

	As amended December 31, 2016	As reported December 31, 2016	Change
Consolidated Statement of Cash Flows
Cash flows from operating activities
Net income	$5,874	$6,482	$(608)
Adjustment to reconcile net cash provided by operating activities
Changes in operating assets and liabilities	695	87	608
Net cash provided by operating activities	$4,620	$4,620	$—

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

33.
Restatement (Continued)

The following tables summarize the effect of the restatements on certain key items of the Company’s previously issued consolidated financial statements for the three months ended March 31, 2017, six months ended June 30, 2017 and nine months ended September 30, 2017.
	Three months ended March 31, 2017
	As amended (unaudited)	As reported (unaudited)	Change
Selected Consolidated Balance Sheet amounts
Total assets	$1,259,388	$1,260,178	$(790)
Total shareholders’ equity	93,564	94,354	(790)
Selected Consolidated Statement of Total Comprehensive Income amounts
Total expenses	$4,710	$4,747	$(37)
Net income	974	937	37
Total comprehensive income	878	841	37
Earnings per share
Basic earnings per common share	$3.01	$2.90	$0.11
Diluted earnings per commons share	$0.10	$0.09	$0.01

	Six months ended June 30, 2017
	As amended (unaudited)	As reported (unaudited)	Change
Selected Consolidated Balance Sheet amounts
Total assets	$1,254,174	$1,254,975	$(801)
Total shareholders’ equity	94,900	95,701	(801)
Selected Consolidated Statement of Total Comprehensive Income amounts
Total expenses	$9,385	$9,411	$(26)
Net income	2,310	2,284	26
Total comprehensive income	2,214	2,188	26
Earnings per share
Basic earnings per common share	$7.14	$7.06	$0.08
Diluted earnings per commons share	$0.23	$0.22	$0.01

	Nine months ended September 30, 2017
	As amended (unaudited)	As reported (unaudited)	Change
Selected Consolidated Balance Sheet amounts
Total assets	$1,477,722	$1,478,278	$(556)
Total shareholders’ equity	92,705	93,261	(556)
Selected Consolidated Statement of Total Comprehensive Income amounts
Total expenses	$14,791	$15,062	$(271)
Net income	1,463	1,192	271
Total comprehensive income	588	317	271
Earnings per share
Basic earnings per common share	$4.52	$3.69	$0.84
Diluted earnings per commons share	$0.14	$0.11	$0.03

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

33.
Restatement (Continued)

The following tables summarize the effect of the restatements on certain key items of the Company’s previously issued consolidated financial statements for the three months ended March 31, 2016, six months ended June 30, 2016 and nine months ended September 30, 2016:
	Three months ended March 31, 2016
	As amended (unaudited)	As reported (unaudited)	Change
Selected Consolidated Balance Sheet amounts
Total assets	$473,764	$474,087	$(323)
Total shareholders’ equity	87,681	88,004	(323)
Selected Consolidated Statement of Total Comprehensive Income amounts
Total expenses	$3,780	$3,676	$104
Net income	137	241	(104)
Total comprehensive income	1,860	1,964	(104)
Earnings per share
Basic earnings per common share	$0.38	$0.66	$(0.28)
Diluted earnings per commons share	$0.01	$0.03	$(0.02)

	Six months ended June 30, 2016
	As amended (unaudited)	As reported (unaudited)	Change
Selected Consolidated Balance Sheet amounts
Total assets	$521,284	$521,844	$(560)
Total shareholders’ equity	86,879	87,439	(560)
Selected Consolidated Statement of Total Comprehensive Income amounts
Total expenses	$8,715	$8,374	$341
Net income	2,002	2,343	(341)
Total comprehensive income	4,009	4,350	(341)
Earnings per share
Basic earnings per common share	$5.48	$6.42	$(0.93)
Diluted earnings per commons share	$0.21	$0.25	$(0.04)

	Nine months ended September 30, 2016
	As amended (unaudited)	As reported (unaudited)	Change
Selected Consolidated Balance Sheet amounts
Total assets	$552,153	$552,830	$(677)
Total shareholders’ equity	88,387	89,064	(677)
Selected Consolidated Statement of Total Comprehensive Income amounts
Total expenses	$12,453	$11,995	$458
Net income	3,466	3,924	(458)
Total comprehensive income	5,517	5,975	(458)
Earnings per share
Basic earnings per common share	$9.49	$10.74	$(1.25)
Diluted earnings per commons share	$0.36	$0.40	$(0.04)

ADVANTAGE INSURANCE INC.
Consolidated Balance Sheets
March 31, 2018 and December 31, 2017
(Stated in thousands of United States dollars, except per share amounts)
	March 31, 2018	December 31, 2017
Assets
Investments
Investments, available-for-sale, at fair value (cost 2018: $6,048; 2017: $3,624) (Note 3)	$6,034	$3,612
Investments, held-to-maturity, at amortized cost (fair value: 2018: $57,801; 2017: $67,177) (Note 3)	60,334	71,188
Investments, other, at fair value (cost 2018: $90) (Note 3)	90	—
Total investments	66,458	74,800
Cash and cash equivalents	2,571	3,437
Accrued investment income	1,405	1,837
Premiums receivable	5,626	7,646
Accounts receivable	1,237	2,084
Restricted cash (Note 5)	14,535	11,773
Regulatory deposits (Note 28)	4,600	4,600
Reinsurance recoverable (Note 12)	4,095	3,395
Income tax receivable	80	26
Deferred income taxes	11	11
Deferred offering costs	2,026	1,940
Deferred policy acquisition costs (Note 6)	11,324	10,356
Value of business acquired (Note 7)	14,743	14,743
Intangible assets (Note 8)	1,815	1,961
Other assets (Note 9)	3,322	4,399
Separate account policy loans (Note 10)	65,516	65,204
Separate account assets (Note 19)	1,485,801	1,451,938
Total assets	1,685,165	1,660,150
Liabilities and shareholders’ equity
Liabilities
Reserves for loss and loss adjustment expenses (Note 11)	6,307	6,658
Losses payable	136	1,192
Reserves for future policy benefits (Note 12)	3,566	1,168
Unearned revenue (Note 13)	10,423	9,046
Accounts payable and accrued liabilities	4,271	9,087
Funds held on behalf of third parties (Note 14)	11,884	9,315
Note payable (Note 15)	—	10,318
Surplus debenture (Note 16)	889	857
Income taxes payable	253	229
Separate account liabilities	1,551,317	1,517,142
Total liabilities	1,589,046	1,565,012
Shareholders’ equity
Common shares: par value $0.01 per share–323,386 and 323,386 shares issued and outstanding, respectively (Note 17)	2	2
Preferred shares: par value $0.01 per share–7,560,444 and 7,610,444 shares issued and outstanding, respectively (Note 17)	75	75
Additional paid-in capital (Note 17)	79,685	79,624
Retained earnings	17,150	16,228
Accumulated other comprehensive loss	(793)	(791)
Total shareholders’ equity	96,119	95,138
Total liabilities and shareholders’ equity	$1,685,165	$1,660,150
COMMITMENTS AND CONTINGENCIES (Note 26) SUBSEQUENT EVENTS (Note 29)
See accompanying notes to the unaudited interim consolidated financial statements

ADVANTAGE INSURANCE INC.
Consolidated Statements of Total Comprehensive Income
Three Months Ended March 31, 2018 and 2017
(Stated in thousands of United States dollars, except per share amounts)
	Three months ended March 31,
	2018	2017
Revenues
Policy charges and fee income	$2,971	$2,690
Reinsurance ceded	(554)	(650)
Net premiums earned (Note 20)	1,588	804
Management and administration fees	801	673
Net investment income (Note 3)	1,383	2,244
Other income (Note 21)	848	(55)
Total revenues	7,037	5,706
Expenses
Policyholder benefits and claims	34	—
Net loss and loss adjustment expenses (Note 11)	1,104	923
Amortization of deferred policy acquisition costs (Note 6)	471	372
Amortization of value of business acquired	—	28
Finance charges	—	223
Underwriting, general and administrative expenses	4,481	3,164
Total expenses	6,090	4,710
Income before income tax	947	996
Current income tax expense	(25)	(7)
Deferred income tax expense	—	(15)
Net income	922	974
Other comprehensive loss, net of tax
Change in unrealized losses on investments, available-for-sale	(2)	(51)
Realized gains included in net investment income	—	(45)
Other comprehensive loss, net of tax	(2)	(96)
Total comprehensive income	$920	$878
Earnings per share
Basic earnings per common share	$2.85	$3.01
Diluted earnings per common share	$0.09	$0.10
Weighted average common shares outstanding	323,386	323,386
Diluted average common shares outstanding	10,815,014	10,102,122

See accompanying notes to the unaudited interim consolidated financial statements

ADVANTAGE INSURANCE INC.
Consolidated Statements of Changes in Shareholders’ Equity
Three Months Ended March 31, 2018 and 2017
(Stated in thousands of United States dollars)
	Common shares	Preferred shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income/(loss)	Total shareholders’ equity
Balance at December 31, 2016	$2	$76	$80,149	$12,370	$89	$92,686
Net income and other comprehensive (loss)	—	—	—	974	(96)	878
Balance at March 31, 2017	2	76	80,149	13,344	(7)	93,564
Balance at December 31, 2017	$2	$75	$79,624	$16,228	$(791)	$95,138
Net income and other comprehensive (loss)	—	—	—	922	(2)	920
Stock-based compensation	—	—	61	—	—	61
Balance at March 31, 2018	$2	$75	$79,685	$17,150	$(793)	$96,119

See accompanying notes to the unaudited interim consolidated financial statements

ADVANTAGE INSURANCE INC.

Consolidated Statements of Cash Flows
Three Months Ended March 31, 2018 and 2017
(Stated in thousands of United States dollars)
	Three months ended March 31,
	2018	2017
Cash flows from operating activities
Net income	$922	$974
Adjustments to reconcile net cash provided by operating activities:
Amortization and depreciation expenses	219	163
Amortization of deferred policy acquisition costs	471	372
Amortization of value of business acquired	—	28
Stock-based compensation	61	—
Net realized gains on investments, available-for-sale	—	(45)
Finance income on note payable	(318)	—
Changes in operating assets and liabilities (Note 25)	(590)	(612)
Net cash provided by operating activities	765	880
Cash flows from investing activities
Purchase of fixed assets	(15)	(122)
Purchase of intangible assets	(9)	—
Disposal of fixed assets	21	—
Purchase of investments, available-for-sale	(2,424)	(200)
Purchase of investments, held-to-maturity	(5,158)	(3,548)
Purchase of investments, other	(90)	—
Proceeds from sale of investments, available-for-sale	—	1,652
Principal repayments from investments, held-to-maturity	16,012	1,348
Payment of earn out payments	—	(276)
Net cash provided by/(used in) investing activities	8,337	(1,146)
Cash flows from financing activities	—
Finance charge	—	223
Foreign exchange on surplus debenture	32	11
Note payable	(10,000)	—
Net cash (used in)/provided by financing activities	(9,968)	234
Net decrease in cash and cash equivalents	(866)	(32)
Cash and cash equivalents, beginning of period	3,437	6,650
Cash and cash equivalents, end of period	$2,571	$6,618

Refer to Note 25 for supplemental cash flow information
See accompanying notes to the unaudited interim consolidated financial statements

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)
1.
Business and basis of presentation

Advantage Insurance Inc. and its subsidiaries (collectively “AVI” or “Advantage” or the “Company”) underwrites specialty insurance contracts and provides related insurance services to business owners and high net worth individuals for their risk management and financial planning needs. Through its Life Insurance segment, Advantage underwrites private placement life insurance policies and annuity contracts. Advantage’s Business Insurance segment specializes in providing customized risk finance, risk protection and risk transfer solutions for small and medium-sized businesses using captive insurance and other alternative risk transfer methods.
AVI was incorporated under the laws of the Commonwealth of Puerto Rico in 2015. It holds certain tax benefits accorded to it by a grant from Puerto Rico under Act 399 of Puerto Rico law. Its registered office and corporate headquarters are located at American International Plaza, Suite 710, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.
The Company’s direct and indirect subsidiaries that underwrite insurance are:
•
Advantage Business Insurance Company I.I. (“ABIC”) which holds Class 3 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico.

•
Advantage DCP Ltd (“ADCP”) which is authorized to underwrite insurance risks under Lloyd’s Act 1982 and associated by-laws of the Corporation of Lloyd’s in the United Kingdom.

•
Advantage Insurance Company of Vermont PCC, LLC (“AIVT”) which holds a certificate of authority to transact the business of a captive insurance company pursuant to the provisions of 8 V.S.A. Chapter 141 of the Department of Financial Regulation of the State of Vermont.

•
Advantage Life & Annuity Company SPC (“ALAC”) which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands and provides reinsurance and capital support to its affiliates.

•
Advantage Life Assurance I.I. (“ALAI”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

•
Advantage Life Puerto Rico A.I. (“ALPR”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico and has made an irrevocable election to be taxed as a United States corporation under Section 953(d) of the United States Internal Revenue Code.

•
Advantage Property & Casualty Company SPC (“APCC”) which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands.

•
Harbor Risk Indemnity, LLC (“HRI”) which holds a certificate of authority to transact insurance business pursuant to Title 33, Chapter 28 of the Insurance Code of the State of Montana.

•
U.S. Commonwealth Life, A.I. (“USCL”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

The Company’s subsidiary Advantage International Bank Corp. (“AIBC”) is licensed and regulated as an International Financial Entity (“IFE”) by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico pursuant to Act No. 273 of September 25, 2012, as amended (“Act 273”).
AIBC is authorized to provide a limited range of banking services to its affiliated companies and to third party clients located outside of Puerto Rico.
Insurance contracts
Advantage issues variable universal life insurance policies, deferred variable annuity policies, life reinsurance contracts, immediate variable annuity contracts, specialty health insurance and other types of life insurance and reinsurance policies. The Company purchases reinsurance coverage for most of the

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

1.
Business and basis of presentation (Continued)

mortality risk associated with its life insurance underwriting activities. The Company also enters into property, casualty and liability insurance contracts and assumes certain underwriting risks in conjunction with its captive insurance business.
Basis of consolidation
These consolidated financial statements include the accounts of Advantage Insurance Inc., and entities over which the Company exercises control, including majority-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.
Basis of consolidation
In the opinion of management, all adjustments necessary for a fair statement of the financial position and results of operations have been made. All such adjustments are of a normal, recurring nature. Interim results are not necessarily indicative of the results that may be expected for the full year.
These unaudited interim consolidated financial statements should be read in conjunction with the Company’s most recently issued December 31, 2017 annual consolidated financial statements, which include information necessary or useful to understanding the Company’s business and financial statement presentation. In particular, the Company’s significant accounting policies were presented as Note 2 to the consolidated financial statements for the year ended December 31, 2017 and have been consistently applied in preparation of these unaudited interim consolidated financial statements.
Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when realized could differ materially from estimates.
The most significant estimates included in the Company’s consolidated financial statements include, but are not limited to, valuation of investments and the recognition of other-than-temporary impairments; deferred policy acquisition costs (“DAC”); value of business acquired (“VOBA”); purchased syndicate capacity; reinsurance recoverable; separate account assets; reserves for loss and loss adjustment expenses, reserves for future policy benefits; provision for income taxes and deferred tax valuation allowance; and reserves for other contingent liabilities.
Comparative information
Certain comparative figures have been reclassified to conform to current year’s presentation.
2.
Significant accounting policies and pronouncements

a) Recently adopted accounting pronouncements
In November 2016, the FASB issued new guidance on restricted cash, Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230)—Restricted Cash. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The adoption of ASU 2016-18 did not have a material impact on its consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision. The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the Fair Value Option that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The adoption of ASU 2016-01 did not have a material impact on its consolidated financial statements.
In May 2015, the FASB issued new guidance on short-duration insurance contracts ASU 2015-09, Financial Services—Insurance (Topic 944): Disclosures about Short-Duration Contracts). The amendments in this new guidance are effective for public entities for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016 and other entities have a one year delay. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period. The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing and frequency of claims.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 became effective for public business entities in annual and interim periods beginning after December 15, 2017. ASU 2014-09 excludes accounting for insurance contracts, leases, financial instruments and guarantees. The adoption of ASU 2014-09 did not have a material impact on its consolidated financial statements.
b)   Future adoption of new accounting pronouncements
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank-owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (Continued)

on Financial Instruments. The amendments in this new guidance are effective for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021. The new guidance requires a financial asset (or a group of financial assets) measured on an amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase their reported assets and liabilities, in some cases significantly. Lessor accounting remains substantially similar to current U.S. GMP. ASU 2016-02 supersedes Topic 840, Leases. ASU 2016-02 is effective for annual periods in fiscal years beginning after December 15, 2019, and interim periods in fiscal years beginning after December 15, 2020. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
3.
Investments

Refer to Note 19 for information about the fair value hierarchy for investments and the related valuation methodologies.
Investment risks and uncertainties
Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation and currency risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs.
The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within these consolidated financial statements.
The determination of valuation allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
The recognition of income from certain investments, including CLOs, is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.
Available-for-sale
The cost or amortized cost, gross unrealized gains and losses and estimated fair values of investments are as follows:
March 31, 2018	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
Equity securities held by Lloyd’s syndicates	$976	$—	$(3)	$973
Fixed maturities held by Lloyd’s syndicates	2,648	—	(9)	2,639
Other investment funds	2,424	—	(2)	2,422
	$6,048	$—	$(14)	$6,034

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

3.
Investments (Continued)

December 31, 2017	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
Equity securities held by Lloyd’s syndicates	$976	$—	$(3)	$973
Fixed maturities held by Lloyd’s syndicates	2,648	—	(9)	2,639
	$3,624	$—	$(12)	$3,612

For those available-for-sale securities with unrealized losses, the following table summarizes the duration of the unrealized losses:
	Less than 12 months		12 months or longer		Total
March 31, 2018	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Equity securities held by Lloyd’s syndicates	$(3)	$973	$—	$—	$(3)	973
Fixed maturities held by Lloyd’s syndicates	(9)	2,639	—	—	(9)	2,639
Other investment funds	(2)	2,422	—	—	(2)	2,422
	$(14)	$6,034	$—	$—	$(14)	$6,034

	Less than 12 months		12 months or longer		Total
December 31, 2017	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Equity securities held by Lloyd’s syndicates	$(3)	$973	$—	$—	$(3)	973
Fixed maturities held by Lloyd’s syndicates	(9)	2,639	—	—	(9)	2,639
	$(12)	$3,612	$—	$—	$(12)	3,612

For investments classified as available-for-sale, changes in net unrealized gains and losses for the three months ended March 31, 2018 and 2017 are included in accumulated other comprehensive income/(loss).
Held-to-maturity
The amortized cost and fair values of collateralized loan obligations which are classified as held-to-maturity are as follows:
March 31, 2018	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$60,334	$—	$(2,533)	$57,801

December 31, 2017	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$71,188	$—	$(4,011)	$67,177

The CLOs owned by the Company held floating rate corporate loans originated by banks that are broadly syndicated to investors. Most of the loans held as collateral are rated by at least one credit rating agency and are secured by the assets of the borrower or have other credit support. The Company’s CLO investments consist primarily of subordinated interests in CLOs known as CLO Equity. The Company’s investment in CLOs was 100% in the first loss position.
At March 31, 2018 and December 31, 2017, management considered the ability and intent to hold the investments for a period of time to allow for a recovery of their carrying amounts, the nature and number of investments in an unrealized loss position, as well as the cause and severity of their unrealized loss. Management believes that the impairments are temporary in nature.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

3.
Investments (Continued)

At March 31, 2018 six of the nine CLOs (December 31, 2017—two of eight) held by the Company had fair values less than their amortized cost resulting in unrealized losses of  $2.5 million (December 31, 2017—$4.0 million). For those CLOs with unrealized losses, the duration of the unrealized losses is less than twelve months.
No CLOs were sold during the three months ended March 31, 2018 and 2017. At March 31, 2018 and December 31, 2017, management had the intent and the Company had the ability to hold all the CLOs to maturity.
Actual maturities may differ from stated maturities because the issuers of certain debt securities have the right to call or prepay their obligations without penalty. The Company expects to recover all of the recorded investment in the event of any debt securities being called or prepaid.
The expected future amortization of principal amounts of CLOs held is as follows:
	March 31, 2018	December 31, 2017
Within 1 year	$5,523	$21,086
1 to 5 years	29,668	27,191
Over 5 years	25,143	22,911
	$60,334	$71,188

Other investment
	March 31, 2018	December 31, 2017
Private equity	$90	$—

Net investment income
Net investment income is comprised of the following:
	Three months ended March 31, 2018
	Interest income	Dividend income	Realized gains	Fees and expenses	Net investment income
Collateralized loan obligations	$1,422	$—	$—	$(95)	$1,327
Federal funds	51	—	—	—	51
Equity securities held by Lloyd’s syndicates	(2)	—	—	—	(2)
Fixed maturities held by Lloyd’s syndicates	7	—	—	—	7
	$1,478	$—	$—	$(95)	$1,383

	Three months ended March 31, 2017
	Interest income	Dividend income	Realized gains	Fees and expenses	Net investment income
Collateralized loan obligations	$2,275	$—	$—	$(131)	$2,144
CLO loan accumulation facility	—	55	45	—	100
	$2,275	$55	$45	$(131)	$2,244

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

3.
Investments (Continued)

The fees and expenses reflect the direct fees incurred by the Company for investment management and custodian services.
4.
Variable interest entities

The Company has determined that it is not the primary beneficiary of certain VIEs for which it holds an equity ownership interest, including a CLO loan accumulation facility and an interest in a limited liability company (“LLC”) as it does not have both (i) the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and (ii) the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant.
The Company’s maximum exposure to loss resulting from its investment in an unconsolidated VIE for which it has an equity ownership in, is the LLC (investments, held-to-maturity), which was $2.5 million at March 31, 2018, (December 31, 2017 – $2.5 million).
5.
Restricted cash

The Company’s restricted cash consists of the following:
	March 31, 2018	December 31, 2017
Bank deposits	9,238	4,793
Funds at Lloyd’s	3,654	3,513
Funds held on behalf of policyholders	1,643	3,467
	$14,535	$11,773

The Company, through its subsidiary ADCP, underwrites property, casualty and liability insurance risks through participations in Lloyd’s syndicates. As of March 31, 2018, the FAL was $3.7 million (December 31, 2017—$3.5 million). The FAL are restricted as they are required to back the Company’s obligations to support underwriting risks assumed in years 2016, 2017 and 2018. The FAL required by the Company will vary, depending on the perceived level of risk assessed by the managing agents of each syndicate in which the Company participates in, subject to a review by Lloyd’s.
FAL are released from restriction by Lloyd’s when actual underwriting results determine what amount, if any, of the FAL must be used to pay insurance losses. The Company’s maximum potential insurance loss arising from underwriting activity at Lloyd’s is limited to the amount of the FAL.
Customer deposits are non-interest bearing deposits held by the Company’s bank, AIBC.
6.
Deferred policy acquisition costs

The balances of and changes in value of DAC are as follows:
	March 31, 2018	December 31, 2017
Beginning of period	$10,356	$6,698
Capitalization of policy acquisition costs	1,439	3,860
Amortization	(471)	(582)
Unlocking	—	380
End of period	$11,324	$10,356

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

6.
Deferred policy acquisition costs (Continued)

DAC includes costs that are directly related to the successful acquisition of new and renewal life and business insurance.
DAC is amortized in proportion to actual expected future gross profits. The key assumptions, which affect the determination of expected gross future gross profits for DAC and VOBA are primarily related to separate account asset returns in excess of amounts credited to policyholders, interest margin, expense margin, mortality, future impairments, and policyholder behavior such as surrender, lapse and annuitization rates.
These assumptions are modified to reflect actual experience when appropriate. Although a change in a single assumption may have an impact on the calculated amortization of DAC and VOBA, it is the relationship of that change to the changes in other key assumptions that determines the ultimate impact on DAC and VOBA amortization. Actual results and trends related to these assumptions may vary and the Company revises these assumptions annually to reflect its current best estimate of expected gross profits. As a result of this process, known as “unlocking,” the cumulative balance of DAC and VOBA are adjusted with an offsetting benefit or charge to income to reflect changes in the period of the revision. An unlocking event that results in an after-tax benefit generally occurs as a result of actual experience or future expectations being favorable compared to previous estimates. An unlocking event that results in an after-tax charge generally occurs as a result of actual experience or future expectations being unfavorable compared to previous estimates.
Favorable DAC unlocking has arisen from a change in the contract rates as well as actual versus estimated results.
7.
Value of business acquired

The VOBA balance at March 31, 2018 and December 31, 2017 relates to the acquisition of USCL for the in-force block of business acquired on October 1, 2016, and is amortized in proportion to actual expected future gross profits.
If actual premiums or future profitability are inconsistent with the Company’s assumptions, the Company is required to make adjustments to VOBA and related amortization.
The balances of and changes in VOBA are as follows:
	March 31, 2018	December 31, 2017
Beginning of period	$14,743	$14,324
Unlocking	—	419
End of period	$14,743	$14,743

As a result of unlocking, the VOBA amortization schedule for future periods is also adjusted. Due to unlocking, the VOBA balance increased $0.4 million for the year ended December 31, 2017. Based on past experience, future changes in the VOBA balance due to changes in underlying assumptions are not expected to be material. However, significant, unanticipated changes in key assumptions, which affect the determination of expected gross profits, may result in an unlocking event that could have a material adverse effect on the Company’s financial position or results of operations.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

7.
Value of business acquired (Continued)

The following table provides estimated future amortization of VOBA:
	March 31, 2018	December 31, 2017
Within 1 year	$—	$—
1 to 5 years	—	—
Over 5 years	14,743	14,743
	$14,743	$14,743

8.
Intangible assets

The Company’s intangible assets consist of the following:
	Captive management contracts	Information technology systems	Purchased syndicate capacity	Total
Cost
Balance at December 31, 2016	$886	$1,306	$375	$2,567
Additions	—	479	—	479
Balance at December 31, 2017	886	1,785	375	3,046
Additions	—	9	—	9
Balance at March 31, 2018	$886	$1,794	$375	$3,055
Accumulated amortization
Balance at December 31, 2016	$177	$286	$61	$524
Amortization	177	328	56	561
Balance at December 31, 2017	354	614	117	1,085
Amortization	44	96	15	155
Balance at March 31, 2018	$398	$710	$132	$1,240
Carrying values
At December 31, 2017	$532	$1,171	$258	$1,961
At March 31, 2018	$488	$1,084	$243	$1,815

The following table provides estimated future amortization of intangible assets:
	March 31, 2018
	Captive management contracts	Information technology systems	Purchased syndicate capacity
Within 1 year	$177	$359	$75
1 to 5 years	311	725	168
	$488	$1,084	$243

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

8.
Intangible assets (Continued)

	December 31, 2017
	Captive management contracts	Information technology systems	Purchased syndicate capacity
Within 1 year	$177	$357	$75
1 to 5 years	355	814	183
	$532	$1,171	$258

9.
Other assets

The Company’s other assets consist of the following:
	March 31, 2018	December 31, 2017
Reinsurance to close funding, held by Lloyd’s syndicates	$—	$1,808
Prepayments and other assets	2,208	1,407
Fixed assets, net of depreciation	1,114	1,184
	$3,322	$4,399

10.
Separate account policy loans

Policy loans are funds provided to life insurance policyholders in return for a claim on the account value of the policy, including any future death benefit payable. Policy loan amounts are limited to a certain percentage of the cash surrender value of the policy. Policy loans have low default risk as the loans are fully collateralized by the value of the policy, including future death benefits payable. Policy loans do not have a stated maturity and the balances and accrued interest will be offset against the amounts due as death benefit or surrender proceeds payable to the policyholder. The Company believes the fair value of policy loans approximates carrying value.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

11.
Reserves for loss and loss adjustment expenses

Reserves for loss and loss adjustment expenses are comprised of the following:
	March 31, 2018	December 31, 2017
Net reserves, beginning of period	$4,994	$2,170
Transfer to reinsurance to close	(1,080)	—
Incurred related to:
Current year	181	1,703
Prior year	672	1,454
Total net incurred	853	3,157
Paid related to:
Current year	(12)	(184)
Prior year	(1,284)	(469)
Total net paid	(1,296)	(653)
Foreign currency translation	(135)	320
Net reserves, end of period	3,336	4,994
Reinsurance recoverable, end of period	996	409
Total reserves for loss and loss adjustment expenses	$4,332	$5,403

As further described in Note 16, a surplus debenture was issued to a shareholder and was valued at $0.9 million as of March 31, 2018 (December 31, 2017—$0.9 million). The Company’s maximum amount at risk could be mitigated as the debenture proceeds may be applied against certain losses for the 2015 year of account. The effect, would be to reduce the Company’s net ultimate exposure to $2.8 million as of March 31, 2018 (December 31, 2017—$2.6 million).
Reinsurance to close
	March 31, 2018	December 31, 2017
Beginning of period	$1,255	$—
Reinsurance to close – transfer from net reserves	1,080	—
Reinsurance to close – reserves for loss and loss expenses	—	1,808
Incurred related to prior years	(224)	(100)
Paid related to prior years	(136)	(453)
Total net incurred	$1,975	$1,255

In January 2017, following approval by the respective managing agencies, the 2014 and prior years of account of the Lloyd’s syndicates that the Company participates in closed through RITC into the 2015 year of account. The RITC was effective January 1, 2017. and resulted in the Company assuming $1.8 million of net reserves for loss and loss adjustment expenses. During the first quarter of 2018, $1.1 million of net reserves were transferred to the RITC that related to the 2015 year of account which was closed in January 2018.
Estimating reserves for property and casualty is complex and requires the use of many assumptions. As time passes and ultimate losses are either known or become subject to a more precise estimate, the Company increases or decreases the reserve estimates established in prior periods.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

11.
Reserves for loss and loss adjustment expenses (Continued)

The Company’s ultimate payments will vary, perhaps materially, from its estimate of reserves given that 1) the reserve is an insurer’s estimate at a point in time of its ultimate liability and 2) there are numerous factors that affect reserves and claims payments that cannot be determined with certainty in advance.
The unfavorable development of prior years development from 2017 to 2018 of  $0.7 million is primarily related to losses from catastrophe events in 2017 including hurricanes Harvey, Irma and Maria.
Reserving methodology
The Company’s reserving methodology and assumptions are determined from the syndicates’ underwriting data as provided by Lloyd’s. This reserving methodology considers this initial data received along with supplemental information obtained from various information sources to establish and adjust loss and loss adjustment expenses. These sources include the market reports provided by the Company’s managing agent, Hampden Agencies Ltd., audited financial statements of the underlying syndicates, and general industry and market reports issued by Lloyd’s and other industry participants and observers.
12.
Reinsurance and reserves for future policy benefits

Reinsurance
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid under annuity and life insurance contracts by ceding reinsurance to other insurance enterprises or reinsurers. To the extent that reinsurers are later unable to meet obligations, the Company would be liable for these obligations, and payment of these obligations would result in losses. To limit the possibility of such losses, management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.
No allowance for uncollectible amounts has been established against amounts receivable from other insurance companies, promissory notes or other alternative risk transfer arrangements as none of the receivables are deemed by management to be uncollectible.
The Company has entered into a number of non-traditional contracts involving the insurance and reinsurance of life insurance policies qualifying as exempt policies to Canadian resident policy owners. At March 31, 2018, the Company was exposed to risk of gross potential payments of  $462.0 million (December 31, 2017—$460.0 million) on the death of all relevant lives covered by non-traditional contracts.
None of the non-traditional contracts transfers risk to the Company and therefore the contracts are subject to deposit accounting. In addition, the settlement features of each contract provide for full right of setoff under ASC Subtopic 210-20.
The Company has assessed the legal enforceability of each contract’s rights of setoff, were any of the counterparties to each of the contracts to be in bankruptcy. As a result, no assets or liabilities are reflected in the consolidated balance sheets, other than as relates to the Company’s fee income for these arrangements.
The Company issued a number of critical illness policies to Canadian residents. At March 31, 2018, there were 21 (December 31, 2017—17) of these contracts in force, with gross potential payments of $87.7 million (December 31, 2017—$75.5 million). None of these contracts transfers significant insurance risk to the Company, with settlement features of each contract providing for right of offset under ASC Subtopic 210-20. The Company cedes 100% of its net amount at risk under the critical illness policies to a third party through a reinsurance agreement.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

12.
Reinsurance and reserves for future policy benefits (Continued)

During the three months ended March 31, 2018, the Company wrote gross premiums for critical illness of  $0.5 million, reduced by $0.5 million (March 31, 2017 $nil) of reinsurance ceded resulting in net premiums earned of  $nil. At March 31, 2018 a reinsurance recoverable and provision for loss and loss adjustments of  $0.2 million (December 31, 2017—$0.2 million) was recorded on the consolidated balance sheet.
In 2015, the Company established a segregated assets plan (“SAP”) on behalf of an unaffiliated third party (“Reinsured”) to be used in conjunction with an aggregate excess of loss reinsurance agreement entered into between the Company and Reinsured.
The 2015 reinsurance agreement provides for the provision of aggregate excess of loss reinsurance for an in-force block of annuity contracts by the SAP, without recourse to the Company. Because the 2015 reinsurance agreement does not transfer risk to the Company, it is subject to deposit accounting. As a result, full right of setoff under ASC Subtopic 210-20 is met, including full legal enforceability in circumstances of bankruptcy of the Reinsured, resulting in no assets or liabilities being reflected in consolidated balance sheets, other than as relates to the Company’s fee income for establishment and maintenance of the SAP.
At March 31, 2018, statutory reserves held by the Reinsured were $225.4 million (December 31, 2017—$226.4 million). These reserves exceeded the SAP attachment point of  $169.2 million (December 31, 2017—$166.4 million) by $56.2 million (December 31, 2017—$60.0 million). The value of the SAP’s funds withheld account at the Reinsured was $71.0 million (December 31, 2017—$50.2 million).
Reinsurance recoverable
The Company has estimated $4.1 million as the amount included in the reserves for future policy benefits and loss and loss adjustment expenses at March 31, 2018 (December 31, 2017—$3.4 million) that would be recoverable from the Company’s reinsurers should the provision for outstanding losses become payable.
Reinsurance does not relieve the Company of its obligations to policyholders. Should the Company’s reinsurers be unable to reimburse the Company for recoverable losses, the Company remains liable to pay the losses but would only receive reimbursement to the extent of actual amounts paid by the reinsurers. In the event of the insolvency of one or more of the Company’s reinsurers, or the refusal of a reinsurer to pay a valid claim, the Company would likely experience a material adverse change to its consolidated financial statements.
Reserves for future policy benefits
The Company assesses periodically the recoverability of the reinsurance recoverable. At March 31, 2018 and December 31, 2017, no allowance was provided for the reinsurance recoverable balance.
The Company has determined there is no additional liability required to be recognized due to premium deficiencies. As a result, reserves for future policy benefits are equal to the policyholder separate account balance plus unearned revenue liability.
The Company believes that its reserves established for future policy benefits are adequate to cover the ultimate net cost of death benefits and expenses incurred. However, consistent with most companies with similar insurance operations, the Company’s estimates, although supported by actuarial projections and other data, are ultimately based on management’s reasonable expectations of future events. It is reasonably possible that the expectations associated with these amounts will change and that the effect of such changes could be material to the consolidated financial statements.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

12.
Reinsurance and reserves for future policy benefits (Continued)

The Company is obliged to pay the full amount of future policy benefits without regard to the collectability of reinsurance. The Company has not established any reserves for the non-collectibilty of reinsurance. If the Company is unable to collect reinsurance for any reason, it is likely that the effect of this non-collectability would be material to the consolidated financial statements.
The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The components of reserves for future policy benefits are as follows:
	March 31, 2018	December 31, 2017
Fixed annuity obligations	$3,344	$980
Critical illness contracts	222	188
Total future policy benefits	$3,566	$1,168

13.
Unearned revenue

	March 31, 2018	December 31, 2017
Unearned premium revenue – business segment	$5,189	$4,019
Unearned premium revenue – life segment	5,128	4,926
Unearned revenue – business segment	106	101
	$10,423	$9,046

14.
Funds held on behalf of third parties

Included in funds held on behalf of third parties are demand deposit accounts held by the Company’s subsidiary bank for third-party clients in the amount of  $9.2 million at March 31, 2018 (December 31, 2017—$4.8 million). The demand deposit accounts are non-interest bearing.
15.
Note payable

Under the terms of the USCL Stock Purchase and Sale Agreement, the Company issued a three-year, variable principal promissory Note to the selling shareholder of USCL. The terms of the Note required the Company to make three annual installment payments beginning in 2017 and ending in 2019. Payment amounts were based on the revenue received by the Company with respect to life insurance contracts issued by USCL prior to January 1, 2017 and did not include any provision for interest.
On January 31, 2018, the Company paid $10.0 million to satisfy in full its remaining obligations under the terms of the Note. The present value of the estimated future payments due in satisfaction of the promissory notes as of December 31, 2017 was $10.3 million.
16.
Surplus debenture

In the fourth quarter of 2014, the Company’s APCC subsidiary issued a $1.0 million surplus debenture to a shareholder. Proceeds from the debenture were used to support APCC’s underwriting activities at Lloyd’s for the 2015 year of account. The repayment amount of the debenture is linked to the final underwriting profit or loss experienced by the Company for the 2015 year of account.
The Company expects to determine the final underwriting profit or loss for the 2015 year of account in 2018 and is obliged to repay the debenture at that time in an amount reflecting the actual profit or loss experience. Repayment of the debenture is further subject to approval by APCC’s regulator, the Cayman Islands Monetary Authority.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

17.
Share capital

The Company’s authorized share capital as of March 31, 2018, is:
73,253,158 common shares of  $0.01 par value each
50,000,000 preferred shares of  $0.01 par value each
Common shares and common share units
	Common shares	Common share units	Total	Par value	Additional paid-in capital	Total
Balance at December 31, 2016	241,875	81,511	323,386	$2	$4,399	$4,401
Stock-based compensation	—	—	—	—	83	83
Balance at December 31, 2017	241,875	81,511	323,386	2	4,482	4,484
Stock-based compensation	—	—	—	—	61	61
Balance at March 31, 2018	241,875	81,511	323,386	$2	$4,543	$4,545

Each common share unit consists of one ordinary share and twenty (20) warrants to purchase preferred shares.
Preferred shares
	Preferred shares	Par value	Additional paid-in capital	Total
Balance at December 31, 2016	7,610,444	76	75,750	75,826
Repurchase of shares	(50,000)	(1)	(608)	(609)
Balance at March 31, 2018 and December 31, 2017	7,560,444	$75	$75,142	$75,217

Preferred shares accrue liquidation preference at a rate of 8% per year, compounded annually. There is no obligation for the Company to pay a cash or stock dividend with respect to the preferred shares. Holders may exchange preferred shares for a like amount of common shares at any time, at the option of the holder. Preferred shares automatically convert to common shares in the event of an initial public offering or other Company liquidity event.
The Company is obliged to offer to repurchase all outstanding preferred shares on or before December 1, 2018 if the Company does not complete an initial public offering or agree to an alternative liquidity event for the benefit of its common shares before June 1, 2018. Mandatory conversion of any remaining outstanding preferred shares will occur on December 31, 2018.
On September 22, 2017, the Company repurchased 50,000 preferred shares at $12.18 per share.
As there is no mandatory redemption of the preferred shares for cash and the preferred shares automatically convert into common shares, the preferred shares are considered equity rather than debt.
The number of common shares issued in exchange for preferred shares is determined by multiplying the number of preferred shares to be converted by the conversion ratio in effect at the time of exchange. The conversion ratio is based on the liquidation preferred and increases each calendar quarter until the preferred shares are converted to common shares on December 31, 2018. The conversion ratio in effect at December 31, 2017 was 1.34491. On January 1, 2018, the ratio increased to 1.38770.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

17.
Share capital (Continued)

Warrants
	Warrants outstanding	Weighted average exercise price	Weighted average remaining contractual life
Balance at December 31, 2017	1,630,220	$10.34	6.31 years
Balance at March 31, 2018	1,630,220	$10.34	6.06 years

Warrants to purchase preferred shares are exercisable at the option of the holder following an initial public offering or in connection with a sale of the Company or other shareholder liquidity event.
If there are no preferred shares outstanding, the warrants may be exercised for common shares. The amount of common shares for which a warrant may be exercised is determined by the preferred share conversion ratio applicable at the time of exercise.
The exercise price of the warrants may be adjusted in the future for certain anti-dilution protections related to the sale of additional common or preferred shares below the exercise price of the warrants.
Basic and diluted earnings per share
Basic and diluted earnings per share for the three months ended March 31, were comprised of the following:
	2018	2017
Basic weighted average number of common shares outstanding	323,386	323,386
Effect of dilutive securities preferred shares	10,491,628	9,778,736
Diluted weighted average number of shares outstanding	10,815,014	10,102,122

18.
Stock-based compensation

Restricted stock awards
Fair value of stock-based compensation is determined based on the book value of the Company’s common shares and is measured at the grant date.
The estimated fair value of restricted stock awards, net of estimated forfeitures, is amortized as an expense over the period for which the employees and directors are required to provide services in exchange for the award. For 2018, the Company elected to recognize forfeitures as they occurred rather than estimating service-based forfeitures over the requisite service period. The total stock-based compensation recognized for the three month period ended March 31, 2018, was $0.06 million and is included in underwriting, general and administrative expenses. At March 31, 2018, the total stock-based compensation related to nonvested awards not yet recognized is approximately $0.6 million.
	Number of shares	Weighted average fair value
Nonvested at December 31, 2016	—
Awards granted	26,214	$9.54
Awards surrendered	(4,221)	9.48
Balance at December 31, 2017	21,993	9.54
Awards granted	62,000	8.70
Balance at March 31, 2018	83,993	$8.92

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Fair value measurement

The Company accounts for certain of its assets and liabilities at fair value in accordance with FASB ASC 820 Topic Fair Value Measurements and Disclosures.
Below is a summary of the assets and liabilities that are measured at fair value on a recurring basis and represents the carrying amount in the Company’s consolidated balance sheets.
March 31, 2018	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Regulatory deposits	$4,600	$—	$—	$—	$4,600
Restricted cash	14,535	—	—	—	14,535
Investments, available-for-sale
Equity securities held by Lloyd’s syndicates	525	448	—	—	973
Fixed maturities held by Lloyd’s syndicates	1,234	1,405	—	—	2,639
Other investment funds	—	—	—	2,422	2,422
Investments, other	—	—	—	90	90
Subtotal excluding separate account assets	20,894	1,853	—	2,512	25,259
Separate account policy loans	—	—	65,516	—	65,516
Separate account assets	563,954	226,389	108,394	541,119	1,439,856
	$584,848	$228,242	$173,910	$543,631	$1,530,631

December 31, 2017	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Investments, available-for-sale
Equity securities held by Lloyd’s syndicates	$525	$448	$—-	$—-	$973
Fixed maturities held by Lloyd’s syndicates	1,234	1,405	—	—	2,639
Restricted cash	11,773	—	—	—	11,773
Regulatory deposits	4,600	—	—	—	4,600
Subtotal excluding separate account assets	18,132	1,853	—	—	19,985
Separate account policy loans	—	—	65,204	—	65,204
Separate account assets	552,453	209,832	108,394	536,087	1,406,766
	$570,585	$211,685	$173,598	$536,087	$1,491,955

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Fair value measurement (Continued)

Level 1 and Level 2 assets measured at fair value
The methods and assumptions the Company uses to estimate fair value of assets and liabilities measured at fair value on a recurring basis are summarized below.
Level 1 assets and liabilities
Restricted cash
Restricted cash pertains to funds that the Company has received on behalf of policyholders that have not been transferred to their separate accounts or other funds held by the Company subject to significant restriction as to use by the Company. It also includes FAL to support the underwriting activities of the Lloyd’s syndicates in which the Company participates and third-party customer deposits of AIBC.
Equity securities, fixed maturity securities, investment funds and mutual funds—traded in active markets
Whenever available, the Company obtains prices in active markets for identical assets at the balance sheet date to measure equity securities, fixed maturity securities, investment funds and mutual funds. The fair value and market price data is generally obtained from exchange markets reflecting the closing price quoted for the final trading day of the period. When pricing these securities, the pricing sources utilize daily data from many real-time market sources, including applicable securities exchanges.
The valuation of these securities does not involve management’s judgment.
All data sources are regularly reviewed for accuracy to attempt to ensure the most reliable pricing source was used for each security.
Level 2 assets and liabilities
Investment funds and mutual funds not traded in active markets
The fair value of investment funds and mutual funds not traded in active markets are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values. The fair value determination also includes the nature of the underlying investments and the frequency of subscriptions and redemptions as dictated by the fund’s governing documents.
CLO loan accumulation facility
The CLO loan accumulation facility was a single-purpose, exempt company limited by shares that invested in loans to be held for future securitization. The loan accumulation facility utilized a non-recourse credit facility provided by a third-party lender with the Company’s liability limited to the funds contributed.
The fair value of the loan accumulation facility was equal to its net asset value. Net asset value was based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility were obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
Separate account assets
Separate account assets that comprise Level 1 and Level 2 assets and liabilities use the same methods and assumptions to estimate fair value as described above.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Fair value measurement (Continued)

Level 3 assets measured at fair value
Separate account policy loans
The fair value of policy loans is reflected as being equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value and future death benefit payable of the associated insurance contracts.
Separate account assets
The methods and assumptions the Company uses to estimate fair value of Level 3 assets and liabilities measured at fair value on a recurring basis are summarized below.
Private equity partnerships—separate account assets
The fair value of private equity partnership investments is based on current estimated net asset values established in accordance with the governing documents of such investments and is obtained from the investment manager or general partner of the respective entity. The type of underlying investments held by the investee, which form the basis of the net asset valuation, include assets such as private business ventures, for which the Company does not have access to financial information. As a result, the Company is unable to corroborate the fair value measurement of the underlying investments of the private equity partnership and therefore requires significant management judgment to determine the fair value of the private equity partnership.
In circumstances where there is a reporting lag between the current period-end reporting date and the reporting date of the latest fund valuation, the Company estimates the fair value of these funds by starting with the prior quarter-end fund valuations, adjusting these valuations for actual capital calls, redemptions or distributions, as well as the impact of changes in foreign currency exchange rates.
Limited liability companies (“LLC”)—separate account assets
The fair value of LLC investments is based on the most readily available information, which is the unaudited financial statements. On an annual basis, the LLC tax return is obtained and adjustments are made based on the tax filings.
Loans and promissory notes—separate account assets
Management identifies the principal market taking into account all information that is reasonably available. In identifying the principal market, the Company takes into account how the promissory note position is expected to be repaid or otherwise settled. The fair value of loans and promissory notes is based on discounted cash flows using either a risk-free rate of return or the loan coupon rate.
Real estate—separate account assets
The Company estimates fair value of real estate based on property appraisal reports prepared by independent real estate appraisers, tax assessments and where available recent sales data.
In cases where real estate investments are made through indirect investments, fair value is generally determined by the underlying company’s equity in net assets of the entities. The debt associated with real estate, other invested assets and the company’s equity position in entities are externally valued. Because of the subjective nature of inputs and the judgment involved in the appraisal process, real estate investments and their corresponding debt are included in the Level 3 classification.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Fair value measurement (Continued)

Other assets—separate account assets
Fair value of other assets is assessed from independent appraisals supported by annual insurance policies for these assets.
Private annuities—separate account assets
The Company estimates the fair value of private annuities based on discounted cash flows using the interest rate pursuant to the Internal Revenue Code Section 7520 for each private annuity agreement, encompassing the transfer date, deferral period and the adjusted single life expectancy.
The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
March 31, 2018	Separate account policy loans	Separate account assets	Total
Beginning of period	$65,204	$108,394	$173,598
Issuances	3,010	—	3,010
Principal repayment	(3,118)	—	(3,118)
Interest	420	—	420
End of period	$65,516	$108,394	$173,910

December 31, 2017	Separate account policy loans	Separate account assets	Total
Beginning of year	$63,185	$105,177	$168,362
Acquired from acquisition (Note 3)	11,133	—	11,133
Issuances	(8,211)	—	(8,211)
Principal repayment	1,560	—	1,560
Interest	(2,463)	—	(2,463)
Transfer	—	3,217	3,217
End of year	$65,204	$108,394	$173,598

Level 3 assets are comprised of promissory notes held directly by policyholders who own the promissory notes. A 0.5% increase in interest rates would cause a 4.3% decrease in the fair value of the promissory notes at March 31, 2018, (December 31, 2017—4.3%).
Financial assets and liabilities disclosed, but not carried at fair value
The following disclosures are made due to the requirement to disclose the fair value information about financial instruments for which it is practicable to estimate that value. These disclosures are required whether or not the financial instruments are recognized at fair value on the consolidated balance sheets.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Fair value measurement (Continued)

The table below presents the carrying amount and fair value hierarchy level of certain financial instruments that are not reported at fair value. However, in some cases, as described below, the carrying amount equals or approximates fair value.
March 31, 2018	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$57,801	$57,801	$60,334
Accrued investment income	—	1,405	—	1,405	1,405
Premiums receivable	—	5,626	—	5,626	5,626
Accounts receivable	—	1,237	—	1,237	1,237
Other assets	—	166	—	166	166
Separate account assets	—	—	43,187	43,187	45,945
	—	8,434	100,988	109,422	114,713
Liabilities
Accounts payable and accrued liabilities	—	4,271	—	4,271	4,270
Funds held on behalf of third parties	—	11,884	—	11,884	11,884
Surplus debenture	—	—	889	889	889
Separate account liabilities	—	—	43,187	43,187	45,945
	$—	$16,155	$44,076	$60,231	$62,988

December 31, 2017	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$67,177	$67,177	$71,188
Accrued investment income	—	1,837	—	1,837	1,837
Premiums receivable	—	7,646	—	7,646	7,646
Accounts receivable	—	2,084	—	2,084	2,084
Other assets	—	195	—	195	195
Separate account asset	—	—	42,748	42,748	45,172
	—	11,762	109,925	121,687	128,122
Liabilities
Accounts payable and accrued liabilities	—	9,087	—	9,087	9,087
Funds held on behalf of third parties	—	9,315	—	9,315	9,315
Note payable	—	—	10,318	10,318	10,318
Surplus debenture	—	—	857	857	857
Separate account liabilities	—	—	42,748	42,748	45,172
	$—	$18,402	$53,923	$72,325	$74,749

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Fair value measurement (Continued)

Collateralized loan obligations—held-to-maturity
The Company’s investments in collateralized loan obligations at March 31, 2018, totaling $60.3 million (December 31, 2017—$71.2 million) are classified as held-to-maturity and are not recorded at fair value.
Accrued investment income, accounts receivable and other assets
The Company believes that due to the short-term nature of certain assets, the carrying value approximates fair value. These assets include accrued investment income and accounts receivable.
Separate account assets
The separate account assets at March 31, 2018 are investments in collateralized loan obligations totaling $45.9 million for two policyholders (December 31, 2017—$45.2 million, one policyholder). The investments are classified as held-to-maturity and are not recorded at fair value.
Accounts payable and accrued liabilities
Accounts payable and accrued liabilities are comprised of accounts payable and accrued liabilities and reinsurance payable. The Company believes that due to the short-term nature of these liabilities, the carrying value approximates fair value.
Funds held on behalf of third parties
Funds held on behalf of third parties are comprised of funds held on behalf of third parties and demand deposit accounts held for third party clients. The Company believes that due to the short-term nature of the funds held on behalf of third parties, the carrying value approximates fair value.
Surplus debenture
The surplus debenture is an insurance-linked security whereby the interest on the debenture is not fixed in advance but is instead determined by the performance of a specific reinsurance agreement entered into by the Company. The Company believes that carrying value approximates fair value.
The table below presents a reconciliation for all assets that are not reported at fair value using significant unobservable inputs (Level 3):
March 31, 2018	Investments, held-to-maturity	Separate account assets	Total
Beginning of period	$67,177	$42,748	$109,925
Purchases	5,158	860	6,018
Principal repayments	(16,012)	(87)	(16,099)
Unrealized gains and losses	1,478	(334)	1,144
End of period	$57,801	$43,187	$100,988

December 31, 2017	Investments, held-to-maturity	Separate account assets	Total
Beginning of year	$76,645	$29,461	$106,106
Purchases	3,548	17,518	21,066
Principal repayments	(4,091)	(813)	(4,904)
Other-than-temporary impairment	(1,701)	—	(1,701)
Unrealized gains and losses	(7,224)	(3,418)	(10,642)
End of year	$67,177	$42,748	$109,925

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

20.
Net premiums earned

Net premiums earned for the three months ended March 31 were comprised of the following:
	2018	2017
Gross written premium	$1,103	$1,832
Reinsurance ceded	(107)	(351)
Change in unearned premiums	592	(677)
Net premiums earned	$1,588	$804

Gross written premium amounts are attributable to the Company’s underwriting activity at Lloyd’s. This business commenced underwriting on January 1, 2015 and include the results for the 2015, 2016, 2017 and 2018 years of account.
21.
Other income

Other income for the three months ended March 31, was comprised of the following:
	2018	2017
Change in reinsurance recoverable	$530	$(55)
Finance charge on note payable	318	—
	$848	$(55)

22.
Defined contribution plan

The Company sponsors defined contribution pension plans covering most of its employees. The cost of providing benefits for the three months ended March 31, 2018 and 2017 was $0.03 million and $0.03 million, respectively.
23.
Taxation

Income tax and capital gains
The U.S. enacted the Tax Cuts and Jobs Act of 2017 (“TCJA”) on December 22, 2017. Among other provisions, the TCJA lowered the U.S. federal corporate tax rate from 34 percent to 21 percent effective January 1, 2018.
As of March 31, 2018, the Company has not completed its accounting for all tax effects of TCJA. Specifically, the Company has not adjusted its deferred taxes related to the TCJA change in the computation of life insurance tax reserves. Commencing for years ending after December 31, 2017, the new law computes life insurance tax reserves as the greater of 1) the net surrender value of the contract or 2) 92.81% of the reserve computed as required by the National Association of Insurance Commissioners at the time the reserve is determined. Once the change in the law for computing the tax reserves is integrated into the provision, the loss reserve and deferred tax assets will increase or decrease for the change in methodology and there will be a new offsetting deferred tax item related to the difference in computing tax reserve before and after the TCJA.
The valuation of deferred tax assets and liabilities related to life insurance reserves based on changes in TCJA has not been reflected in the Company’s financial statements at this time. The Company is in the process of finalizing inputs to these valuations, which includes further analysis on estimates within life insurance reserves. The exclusion of a provisional measurement of deferred tax assets and liabilities related to the revaluation of the life insurance reserves has no net impact on the deferred tax asset/liability. The Company expects to finalize these valuations in 2018.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

23.
Taxation (Continued)

A valuation allowance has been recorded related to certain tax benefits associated with federal deferred tax assets. Adjustments to the valuation allowance are made to reflect changes in management’s assessment of the amount of the deferred tax asset that is realizable and the amount of deferred tax asset actually realized during the year.
The Company’s Puerto Rico holding company structure utilizes tax incentives granted by the Commonwealth of Puerto Rico under Act No. 399 approved September 22, 2004, amending the Insurance Code of Puerto Rico (“Act 399”). The Company and each of its insurance subsidiaries operates under tax grants that exempt them from most Puerto Rico taxes and are effective for 15 years, with two subsequent 15-year renewals possible under the law.
The Company’s Puerto Rico banking subsidiary, AIBC, operates under Act 273 of September 25, 2012 (“Act 273”). Act 273 provides tax exemptions to businesses engaged in eligible activities in Puerto Rico which limits the corporate income tax rate of AIBC to a maximum of 4% through the year 2030.
The Company’s Puerto Rico operations, including management services provided to its insurance subsidiaries, are conducted by its subsidiary Advantage Insurance Services LLC (“AIS”). AIS holds a tax decree from the government of Puerto Rico issued pursuant to Act No. 20 of 2012, as amended, known as the “Act to Promote the Export of Services” (“Act 20”) subjecting it to a maximum 4% corporate income tax on income through the year 2035.
The Company’s Puerto Rico life insurance subsidiary ALPR has filed an irrevocable election under Section 953(d) of the U.S. Internal Revenue Code which allows it as a foreign insurance company to be treated as a U.S. life insurance company for tax purposes. ALPR files a corporate tax return with the Internal Revenue Service and remits corporate income tax payments to the U.S. Treasury. In 2017, the Company posted a letter of credit to the United States Treasury in the amount of  $0.1 million to secure any future U.S. tax obligations of ALPR.
Under current Cayman Islands law, no Cayman Islands corporate entity, including the Company’s Cayman Islands subsidiaries, is obliged to pay taxes in the Cayman Islands on either income or capital gains. The Company’s Cayman Islands subsidiaries conduct operations in a manner that will not cause any to be treated as engaging in trade or business within the U.S. and will not cause it to be subject to current U.S. federal income taxation on its net income.
However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the U.S., and as any such determination is essentially factual in nature, there can be no assurance that the IRS will not successfully assert that the Company’s Cayman Islands subsidiaries are engaged in a trade or business within the U.S.
Advantage Insurance Management (USA) LLC and its subsidiaries are subject to income taxes imposed by U.S. federal and state authorities and this entity files a consolidated U.S. federal income tax return.
The Company’s wholly-owned subsidiary ADCP operates in the United Kingdom and accordingly it is subject to and pays annual income taxes in accordance with the tax legislation in the United Kingdom. ADCP is taxed on its results including its share of Lloyd’s syndicate underwriting results. These are deemed to accrue evenly over the calendar year in which they are declared. The syndicate results are only declared for tax purposes in the calendar year following the normal closure of the year of account.
The Company is not subject to income taxation other than as stated above. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Company to change the way it operates or otherwise become subject to taxation.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

23.
Taxation (Continued)

Federal Excise Taxes
The U.S. also imposes an excise tax on reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the U.S. The rate of the excise tax, unless exempted or reduced by an applicable U.S. tax treaty, is 1.0% for life insurance and reinsurance premiums and 4.0% for property and casualty insurance and reinsurance premiums. The Company incurs federal excise taxes on certain of its reinsurance transactions, including amounts ceded through intercompany transactions.
24.
Segment reporting

The Company is organized into three reportable segments:
(i)
Life insurance—underwrites and services private placement life insurance, annuities and critical illness policies;

(ii)
Business insurance—underwrites and administers property and casualty insurance risks;

(iii)
Corporate—administers the corporate functions and services the capital needs of the Company.

The following is an analysis of the Company’s revenue and results from continuing operations by reportable segment:
March 31, 2018	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$2,971	$—	$—	$2,971
Reinsurance ceded	(554)	—	—	(554)
Net premiums earned	—	1,588	—	1,588
Management and administration fees	28	773	—	801
Net investment income	1,320	63	—	1,383
Other income	431	417	—	848
Total revenues	4,196	2,841	—	7,037
Expenses
Policyholder benefits and death claims	34	—	—	34
Net loss and loss adjustment expenses	—	1,104	—	1,104
Amortization of deferred policy acquisition costs	471	—	—	471
Underwriting, general and administrative expenses	1,920	1,772	789	4,481
Total expenses	2,425	2,876	789	6,090
Income/(loss) before income tax	1,771	(35)	(789)	947
Current income tax expense	(25)	—	—	(25)
Net income/(loss)	$1,746	$(35)	$(789)	$922
Total assets	$1,641,593	$22,311	$21,261	$1,685,165
Total liabilities	$1,572,606	$16,230	$210	$1,589,046

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

24.
Segment reporting (Continued)

March 31, 2017	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$2,690	$—	$—	$2,690
Reinsurance ceded	(650)	—	—	(650)
Net premiums earned	—	804	—	804
Management and administration fees	—	673	—	673
Net investment income	2,244	—	—	2,244
Other income	(55)	—	—	(55)
Total revenues	4,229	1,477	—	5,706
Expenses
Net loss and loss adjustment expenses	—	923	—	923
Amortization of deferred policy acquisition costs	372	—	—	372
Amortization of value of business acquired	28	—	—	28
Finance charge	223	—	—	223
Underwriting, general and administrative expenses	1,953	657	554	3,164
Total expenses	2,576	1,580	554	4,710
Income/(loss) before income tax	1,653	(103)	(554)	996
Current income tax benefit	(7)	—	—	(7)
Deferred income benefit	—	(15)	—	(15)
Net income/(loss)	$1,646	$(118)	$(554)	$974
Total assets	$1,224,719	$16,133	$18,536	$1,259,388
Total liabilities	$1,137,993	$10,420	$17,411	$1,165,824

Geographic location
Revenue is allocated by geographic location based on the country in which the insurance contracts are issued. The Company considers its external customers to be individual policyholders and insurance management services clients. The Company does not have any single customer or group of related customers that represents a significant concentration of revenue, and is not dependent on any single customer or group of related customers.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

24.
Segment reporting (Continued)

The Company’s revenue from external sources is located as follows:
March 31, 2018	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Revenues
Policy charges and fee income	$845	$2,126	$—	$—	$2,971
Reinsurance ceded	(167)	(387)	—	—	(554)
Net premiums earned	—	—	1,588	—	1,588
Management and administration fees	168	28	—	605	801
Net investment income	1,239	139	5	—	1,383
Other income	69	362	417	—	848
Total revenues	$2,154	$2,268	$2,010	$605	$7,037

March 31, 2017	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Revenues
Policy charges and fee income	$898	$1,792	$—	$—	$2,690
Reinsurance ceded	(184)	(466)	—	—	(650)
Net premiums earned	—	—	804	—	804
Management and administration fees	165	3	—	505	673
Net investment income	2,244	—	—	—	2,244
Other income	(24)	(31)	—	—	(55)
Total revenues	$3,099	$1,298	$804	$505	$5,706

The assets and liabilities of the Company by geographical region are as follows:
March 31, 2018	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Total assets	$247,283	$1,419,586	$17,162	$1,134	$1,685,165
Total liabilities	184,643	1,390,309	13,904	190	1,589,046
	$62,640	$29,277	$3,258	$944	$96,119

December 31, 2017	Cayman Islands	Puerto Rico	United Kingdom	United States	Total
Total assets	$257,038	$1,382,884	$19,097	$1,131	$1,660,150
Total liabilities	185,739	1,363,250	15,836	187	1,565,012
	$71,299	$19,634	$3,261	$944	$95,138

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Supplemental cash flow information

The changes in operating assets and liabilities for the three months ended March 31, are comprised of the following:
	2018	2017
Changes in operating assets and liabilities:
Accrued investment income	$432	$492
Premiums receivable	2,020	(1,831)
Accounts receivable	847	164
Restricted cash	(2,762)	10,069
Reinsurance recoverable	(700)	55
Income tax receivable	(54)	—
Deferred income taxes	—	15
Deferred offering costs	(86)	(73)
Deferred policy acquisition costs	(1,439)	(319)
Other assets	1,006	127
Reserves for loss and loss adjustment expenses	(351)	923
Losses payable	(1,056)	—
Reserves for future policy benefits	2,398	118
Unearned revenue	1,377	695
Accounts payable and accrued liabilities	(4,816)	(902)
Funds held on behalf of third parties	2,569	(10,152)
Income taxes payable	24	7
	$(590)	$(612)
Supplemental disclosures of cash flow information:
Net cash paid for income tax	$54	$—
Cash interest income received, included in net investment income	$1,909	$2,767

26.
Commitments and contingencies

Commitments
(i)
The Company has obtained a $0.1 million irrevocable letter of credit as security for payment which may become due and payable to the Internal Revenue Service. This letter of credit expires on June 23, 2018 and is expected to be renewed indefinitely.

(ii)
The Company has obtained a $0.3 million irrevocable letter of credit as security to engage in the insurance business in the State of Vermont as a captive insurance company, from the Commissioner of the Department of Financial Regulation. This letter of credit expires on December 18, 2018, and is expected to be renewed indefinitely.

(iii)
The Company is party to an Investment Management Agreement with GSO Capital Partners International LLP for its general account investments. The term of the Investment Management Agreement is evergreen and renews annually unless terminated by either party. The fee payable is calculated as a percentage of the value of investments managed.

(iv)
The Company is party to a Lloyd’s Deposit Trust Deed (the “Lloyd’s Capital Trust”) in order for ADCP to meet its ongoing FAL requirements. The minimum value of cash and investments held

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

26.
Commitments and contingencies (Continued)

by the Lloyd’s Capital Trust is subject to approval by Lloyd’s and is based on ADCP’s solvency capital requirement, which is used to determine the required amount of FAL. At March 31, 2018, the cash held in the Lloyd’s Capital Trust was $3.7 million (December 31, 2017—$3.5 million), which met the minimum value requirement on that date.
(v)
The Company occupies leased office space in several locations under various long-term leases which expire at various dates through 2021.

Rent expense for the three months ended March 31, 2018 and 2017, under these agreements was $0.1 million and $0.1 million, respectively.
Future minimum lease payments calculated under these leases are as follows:
	March 31, 2018	December 31, 2017
Within 1 year	$380	$351
1 to 5 years	1,036	1,047
Over 5 years	—	14
	$1,416	$1,412

Contingencies
(vi)
The Company is, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company cannot reasonably predict the likelihood or outcome of these actions. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which may be required to be paid by reason thereof, will have a material effect on the financial condition or future results of operations.

(vii)
The Company issues insurance policies that are subject to challenge by tax authorities and other regulatory bodies of the domicile(s) of the insured parties and/or policy beneficiaries where the outcome of such a challenge may be uncertain.

Management considers the financial risk to the Company from a successful tax challenge to one of its issued policies to be remote, and no additional liability is provided for as a result of any potential tax or regulatory challenges to its life insurance policies issued in the past or to be issued in the future.
27.
Related party transactions

For the purposes of these consolidated financial statements, a party is considered to be related to the Company if the party has the ability, directly or indirectly through one or more intermediaries, to control the Company or exercise significant influence over the Company in making financial and operating policy decisions, or has joint control over the Company. In addition, individual persons or entities under the control of individual persons with family members who are senior managers, directors, officers or significant shareholders may be considered related parties.
The Company has identified the following related party transactions that have occurred in the normal course of business.
•
For three months ended March 31, 2018 and 2017, the Company purchased investment management services at a cost of  $0.1 million and $0.1 million, respectively from GSO Capital Partners International LLP (“GSO”). Employees of GSO own preferred shares of the Company.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

27.
Related party transactions (Continued)

•
At March 31, 2018 and December 31, 2017, the Company had life insurance policies issued to shareholders with total premiums paid of  $39.9 million and $39.9 million, respectively. The policy charges and income earned from these policies were insignificant.

•
At March 31, 2018 and December 31, 2017, the Company has a surplus debenture in issue that is held by a shareholder in the amount of  $0.9 million and $0.9 million, respectively.

•
In 2016, the Company issued common shares, preferred shares and a note payable for the acquisition of USCL to one person holding 100% of the share capital of USCL as of the date of acquisition (the “USCL Shareholder”). The present value of the estimated future payments due to the USCL Shareholder as of December 31, 2017, was $10.3 million. On January 31, 2018, the Company satisfied in full the note payable with a final cash installment payment of  $10.0 million.

28.
Capital Management

The Company actively manages its capital resources in the ordinary course of business. A number of its subsidiaries are regulated insurance entities with statutory requirements as to the amount and type of capital held. The Company’s first priority is to ensure that each of its regulated insurance subsidiaries meets all capital requirements and obligations. The Company invests regulatory capital in cash or highly liquid government securities, or otherwise in accordance with the law or regulation applicable. After all regulatory requirements are satisfied, the Company evaluates the insurance or other operating business risk of each subsidiary and allocates an amount of surplus capital to the subsidiary appropriate for the needs of the business including explicit or implicit expectations of policyholders, reinsurers, ratings agencies and other external constituencies.
Surplus capital amounts are typically invested in debt securities, including CLOs, with longer maturities and lower expected liquidity characteristics than cash or government securities. The Company evaluates the benefit of higher expected investment income from higher risk securities compared to the risks posed by their illiquidity and likelihood of default.
For its capital that is not set aside or otherwise designated for regulatory or surplus capital purposes, the Company evaluates the business needs of each of its subsidiaries and allocates capital based on the operating needs of the individual entity.
Capital allocations can take the form of cash contributions, guarantees, letters of credit, reinsurance or other guarantees by affiliates. The type and amount of capital allocated varies based on the operating needs and business practices of each individual subsidiary.
For surplus capital held by its licensed insurance subsidiaries in excess of both regulatory requirements and expected near term working capital needs of the business, the Company seeks to deploy this capital into investments that offer attractive risk-adjusted returns and liquidity characteristics that match the nature of the associated insurance liabilities.
The Company typically engages expert third-party investment managers to oversee day-to-day investment activity under guidelines limiting the range of investments eligible for investment.
Investment guidelines are formulated by the Company, taking into account the expected liquidity, duration and investment risk tolerance specific to the insurance underwriting activity associated with the capital allocation.
Regulatory capital
The Company’s regulated subsidiaries must comply with the capital adequacy requirements imposed in the jurisdictions in which they operate.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

28.
Capital Management (Continued)

In all jurisdictions, the payment of dividends from the Company’s insurance subsidiaries is subject to maintaining capital levels exceeding amounts required by regulation. In Puerto Rico, the Company’s life insurance subsidiaries may pay shareholder dividends without specific permission of the regulator provided the subsidiary is in compliance with a number of conditions related to solvency, asset liquidity and actuarial status.
The capital requirements of the Company’s operating subsidiaries required by local regulation are as follows:
•
ABIC is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $1.5 million. At March 31, 2018 and December 31, 2017, ABIC was compliant with all externally imposed capital requirements.

•
AIBC is required by its regulator, the Commissioner of Financial Institutions in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.6 million. At March 31, 2018 and December 31, 2017, AIBC was compliant with all externally imposed capital requirements.

•
AIVT is required by its regulator, the Commissioner of the Department of Financial Regulation of the State of Vermont, to maintain minimum regulatory capital of  $0.3 million. At March 31, 2018 and December 31, 2017, AVIC was compliant with all externally imposed capital requirements. Any dividends declared and paid by AVIC would require approval of the Commissioner.

•
ALAC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.4 million. At March 31, 2018 and December 31, 2017, ALAC was compliant with all externally imposed capital requirements. Any dividends declared and paid by ALAC would require approval of CIMA.

•
ALAI is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At March 31, 2018 and December 31, 2017, ALAI was compliant with all externally imposed capital requirements.

•
ALPR is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At March 31, 2018 and December 31, 2017, ALPR was compliant with all externally imposed capital requirements.

•
APCC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.2 million. At March 31, 2018 APCC was not in compliance with all externally imposed capital requirements and is required to provide additional capital in the amount of approximately $1.5 million. Any dividends declared and paid by APCC require approval of CIMA.

•
HRI is required by its regulator, the Commissioner of Securities & Insurance Office of the Montana State Auditor, to maintain minimum regulatory capital of  $0.05 million At March 31, 2018 and December 31, 2017, HRI was compliant with all externally imposed capital requirements.

•
USCL is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At March 31, 2018 and December 31, 2017, USCL was compliant with all externally imposed capital requirements.

ADVANTAGE INSURANCE INC.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

29.
Subsequent events

In preparing these financial statements, the Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through May 23, 2018, the date the financial statements were available to be issued.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Consolidated Balance Sheets
As at March 31, 2018, 2017, and 2016
(Expressed in thousands of Bermuda Dollars)
	Note	2018	2017*	2016*
Assets
Cash and short-term investments	3	6,174	3,408	2,714
Investments	4,5	13,544	13,697	14,777
Due from related parties – net	15	4,603	5,135	6,417
Insurance balances receivable	6	—	325	315
Reinsurers’ share of:	7
Claims provisions		2,374	210	—
Unearned Premium		82	53	27
Intangible assets	8	865	1,116	1,521
Total general fund assets		27,642	23,944	25,771
Total segregated fund assets	17	547,403	255,872	250,065
Total assets		575,045	279,816	275,836
Liabilities
Life and annuity policy reserves	7	15,343	12,679	13,229
Insurance balances payable	9	1,219	599	594
Accounts payable and accrued liabilities	10	359	1,004	294
Total general fund liabilities		16,921	14,282	14,117
Total segregated fund liabilities	17	547,403	255,872	250,065
Total liabilities		564,324	270,154	264,182
Equity
Share capital		250	250	250
Additional paid-in capital		550	550	550
Contributed surplus		21,402	21,402	21,402
Accumulated deficit		(12,171)	(12,599)	(10,623)
Accumulated other comprehensive income		681	158	—
Total equity attributable to shareholders		10,712	9,761	11,579
Attributable to non-controlling interests		9	(99)	75
Total equity		10,721	9,662	11,654
Total equity and liabilities		575,045	279,816	275,836

*
See Note 2.1 Transition to IFRS

Signed on behalf of the Board
                              Director                               Director
The accompanying notes form part of these consolidated financial statements.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Consolidated Statements of Comprehensive Income
For the years ended March 31, 2018 and 2017
(Expressed in thousands of Bermuda Dollars)
	Note	2018	2017
Revenue
Gross premiums written		182	222
Reinsurance ceded		(2,423)	(2,153)
Net premiums written		(2,241)	(1,931)
Net change in unearned premiums		35	20
Net premiums earned		(2,206)	(1,911)
Investment income	4.2	705	611
Interest income arising from intercompany loans	15	375	426
Policy charges and fee income	12	4,345	3,350
Total revenue		3,219	2,476
Expenses
Net policy benefits	13	499	1,027
Commission expenses		432	445
Operating expenses	14	1,501	2,749
Amortisation and impairment of intangible assets	8	251	405
Total expenses		2,683	4,626
Net earnings/(loss) for the year		536	(2,150)
Other comprehensive income
Items that are or may subsequently be reclassified to net earnings/(loss):
Net change in unrealised gains/(losses) on available-for-sale investments		523	158
Other comprehensive income for the year		523	158
Comprehensive income/(loss) for the year		1,059	(1,992)
Net earnings/(loss) for the year attributable to:
Shareholder		428	(1,976)
Non-controlling interest		108	(174)
		536	(2,150)
Other comprehensive income for the year attributable to:
Shareholder		523	158
Non-controlling interest		—	—
		523	158
Comprehensive income/(loss) attributable to:
Shareholder		951	(1,818)
Non-controlling interest		108	(174)
		1,059	(1,992)

The accompanying notes form part of these consolidated financial statements.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Consolidated Statements of Changes in Equity
For the years ended March 31, 2018 and 2017
(Expressed in thousands of Bermuda dollars, except the number of shares)
	2018	2017
Share capital
Authorised:
250,000 common shares of $1.00 each (2017 – 250,000)	250	250
Issued and fully paid:
250,000 common shares of $1.00 each (2017 – 250,000)	250	250
Additional paid-in capital
Balance, beginning and end of year	550	550
Contributed surplus
Balance, beginning and end of year	21,402	21,402
Accumulated deficit
Balance, beginning of year	(12,599)	(10,623)
Net earnings/(loss) for the year	428	(1,976)
Balance, end of year	(12,171)	(12,599)
Accumulated other comprehensive income
Balance, beginning of year	158	—
Other comprehensive income	523	158
Balance, end of year	681	158
Total equity attributable to shareholder of the Company	10,712	9,761
Attributable to non-controlling interest
Balance, beginning of year	(99)	75
Comprehensive income/(loss) during the year	108	(174)
Balance, end of year	9	(99)
Total equity	10,721	9,662

See accompanying notes to the consolidated financial statements.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Consolidated Statements of Cash Flows
For the years ended March 31, 2018 and 2017
(Expressed in Thousands of Bermuda Dollars)
	2018	2017
Cash flows from operating activities
Net earnings/(loss) for the year	536	(2,150)
Adjustments to reconcile net earnings/(loss) to cash basis (Footnote (i) below)	(451)	(199)
Change in operating balances (Footnote (ii) below)	47	1,194
Interest income received	433	337
Dividend income received	110	12
Net cash generated from/(used in) operating activities	675	(806)
Cash flows from investing activities
Purchase of investments	(2,956)	(8,901)
Sale and maturity of investments	3,794	10,401
Portfolio transfer from a related party	1,253	—
Net cash generated from investing activities	2,091	1,500
Net increase in cash and short-term investments	2,766	694
Cash and short-term investments, beginning of year	3,408	2,714
Cash and short-term investments, end of year	6,174	3,408
Footnotes
(i) Interest income	(433)	(337)
Dividend income	(110)	(12)
Net realised and unrealised loss (gains) on investments	(162)	(269)
Amortisation of premiums on bonds	—	7
Amortisation and impairment of intangible assets	251	405
Stock-based compensation	3	7
	(451)	(199)
(ii) Due from related parties – net	485	1,275
Insurance balances receivable	325	(10)
Reinsurers’ share of:
Claims provision	(1,065)	(300)
Unearned premiums	(29)	(26)
Life and annuity policy reserves	1,566	(460)
Insurance balances payable	(63)	5
Accounts payable and accrued liabilities	(1,172)	710
	47	1,194

See accompanying notes to the consolidated financial statements.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)
1.
OPERATIONS

Argus International Life Bermuda Limited (the Company), was incorporated on July 3, 1996 and is domiciled in Bermuda. The Company’s registered office is The Argus Building, 14 Wesley Street, Hamilton, HM 11, Bermuda. The Company is a wholly owned subsidiary of Argus Group Holdings Limited (the Parent), a Bermuda public company.
The Company is a shareholder of the following subsidiaries:
Name of Subsidiary	% of ownership held	% of ownership held by non-controlling interest	Country of Incorporation and Place of Business
Bermuda Life Worldwide Limited	100%	—	Bermuda
Argus International Life Insurance Limited(1)	74%	26%	Bermuda

(1)
The Company also owns 100% of Argus International Life Insurance Limited’s preference shares.

These consolidated financial statements comprise the Company and its subsidiaries, together referred to as the Group.
The Group’s voting rights percentages are the same as the ownership percentages.
Certain entities of the Group offer private placement variable universal life insurance and deferred annuity products in and from Bermuda to trusts, private companies and other eligible entities for the benefit of high net worth individuals who are either tax resident in the Unites States (U.S.) or other jurisdictions. The Group does not offer products to local, Bermuda-resident individuals. These particular entities of the Group each benefit either directly from, or as a registered affiliate under, the Argus International Life Insurance Limited Consolidation and Amendment Act 2008. The Act provides for the legal segregation of each policy’s assets through a separate segregated account linked to each policy, providing additional protection against the potential creditors of any other policy, of any other separate account or of the Group entity itself. The Group also includes a closed book of fixed interest universal life policies on individuals who are not tax resident in the U.S. These policies do not benefit from a segregated accounts structure or the protections provided thereunder.
2.   SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in the preparation of these consolidated financial statements are discussed below and are applied consistently.
2.1   Statement of Compliance and Transition to IFRS
The consolidated financial statements have been prepared and presented in accordance with IFRS issued by the International Accounting Standards Board (IASB). These are the Group’s first consolidated financial statements prepared in accordance with IFRS.
IFRS 1, First-Time Adoption of International Financial Reporting Standards (IFRS 1) has been applied in preparing the consolidated financial statements. Prior to the first-time adoption of IFRS, the financial information of the Group was reflected in the Parent’s consolidated IFRS financial statements and was reported in the Group’s statutory financial return in accordance with the provisions of the Bermuda Companies Act 1981, as amended, and as prescribed under Schedule X of the Insurance Account Rules 2015.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

As a result of the transition to IFRS, there were no adjustments made to the previously reported financial position and financial performance of the Group as at and for the period ended March 31, 2017 and as at April 1, 2016, the date of transition to IFRS.
The consolidated financial statements were authorised for issue by the Board of Directors on June 5, 2018.
2.2   Basis of presentation
2.2.1   Basis of measurement
The consolidated financial statements have been compiled on a going concern basis and prepared on the historical cost basis except for the following material items in the Consolidated Balance Sheet:
•
Financial assets at fair value through profit or loss (“FVTPL”) are measured at fair value;

•
Available-for-sale financial assets are measured at fair value; and

•
Segregated fund assets and liabilities are measured based on net asset values reported by third parties such as investment managers and fund administrators.

The Consolidated Balance Sheet is presented in order of decreasing liquidity.
2.2.2   Presentation currency
All amounts are in Bermuda dollars, which is the Group’s presentation and functional currency and which is on par with U.S. dollars.
2.2.3   Use of estimates and judgments
The preparation of the consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from those estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.
Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognised in the consolidated financial statements is included in Note 2.8 – insurance contracts and Note 7 – insurance contract liabilities.
Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year is included in the following notes:
Note 2.6—impairment of financial assets;
Note 2.9—intangible assets;
Note 5—fair value measurement; and
Note 7—life and annuity policy reserves.
2.3   Basis of consolidation
The Group uses the acquisition method to account for the acquisition of subsidiaries. At the date of acquisition, the Group recognises the identifiable assets acquired and liabilities assumed as part of the overall business combination transaction at their fair value. Recognition of these items is subject to the definition of assets and liabilities in accordance with the IASB’s Framework for Preparation and

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

Presentation of Financial Statements. Transaction costs that the Group incurs in connection with the business combination are expensed as incurred.
2.3.1   Business combinations
Business combinations are accounted for using the acquisition method. The consideration transferred for the acquisition is the fair value of the assets transferred and the liabilities incurred or assumed at the date of exchange. The consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition related costs are expensed as incurred.
Identifiable assets acquired and liabilities assumed in a business combination are measured at fair value on the acquisition date. The Group may also recognise intangible assets not previously recognised by the acquired entity, such as customer lists as at the acquisition date.
2.3.2   Subsidiaries
Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.
The Group’s consolidated financial statements include the financial statements of the Company and its subsidiaries after all significant intercompany accounts and transactions have been eliminated. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by the Group.
2.3.3   Non-controlling interests
Non-controlling interests are measured at their proportionate share of the acquiree’s identifiable net assets at the acquisition date. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.
Losses applicable to the non-controlling interest in a subsidiary are allocated to non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance.
2.4   Cash and short-term investments
Cash and short-term investments include cash balances, cash equivalents and time deposits with maturities of three months or less at the date of purchase. Interest on these balances is recorded on the accrual basis and included in Investment income.
2.5   Financial instruments
2.5.1   Financial assets
2.5.1(a)   Classification and initial recognition of financial assets
The Group has the following financial assets: (i) financial assets at FVTPL, (ii) available-for-sale financial assets, and (iii) loans and receivables. Management determines the classification of financial assets at initial recognition and is dependent on the nature of the assets and the purpose for which the assets were acquired.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

All financial assets are required to be measured at fair value with the exception of loans and receivables. The Group recognises loans and receivables at their date of inception. All other financial assets (includes assets designated at FVTPL) are recognised on the trade date at which the Company becomes a party to the contractual provisions of the instrument. Balances pending settlement as a result of sales and purchases are reflected on the Consolidated Balance Sheet as Receivable for investments sold or Payable for investments purchased.
(i)   Financial assets at FVTPL
A financial asset is classified at FVTPL if it is determined to be held-for-trading or is designated as such upon initial recognition. Financial assets are designated at FVTPL if the Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Group’s documented risk management or investment strategy.
Attributable transaction costs upon initial recognition are recognised in Investment income on the Consolidated Statement of Comprehensive Income as incurred. FVTPL financial assets are measured at fair value, and changes therein are recognised in Investment income on the Consolidated Statement of Comprehensive Income. Dividends earned on equities are recorded in Investment income on the Consolidated Statement of Comprehensive Income.
(ii)    Financial assets at available-for-sale
Available-for-sale financial assets include equity investments and debt securities. Investments in this category are intended to be held for an indefinitely period of time and are used for tactical asset/liability management purposes. These investments may be sold from time to time to effectively manage interest rate exposure, prepayment risk and liquidity needs.
These financial assets are subsequently measured at fair value with unrealised gains or losses recognised in Other comprehensive income and presented on the Consolidated Statement of Comprehensive Income. When an investment is derecognised, the cumulative gain or loss in Other comprehensive income is transferred to Investment income.
(iii)    Loans and receivables
Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, receivables are measured at amortised cost using the effective interest method, less any impairment losses, using the effective interest method.
For the purpose of classification, Loans and receivables are comprised of Mortgages and loans and Due from related parties on the Consolidated Balance Sheet.
2.5.1(b)   Derecognition and offsetting
The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire or it transfers the rights to receive the contractual cash flows of the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, which is normally the trade date. Any interest in transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.
Financial assets and liabilities are offset and the net amount presented on the Consolidated Balance Sheet when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.5.2    Financial liabilities
2.5.2(a)   Classification and recognition of financial liabilities
Management determines the classification of financial liabilities, at initial recognition. The Group’s financial liabilities consist of Accounts payable and accrued liabilities. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Accounts payable and accrued liabilities are considered short-term payables with no stated interest.
2.5.2(b)   Derecognition
The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expired.
2.6    Impairment of financial assets
The carrying amounts of the Group’s financial assets, except those classified under FVTPL, are reviewed at each reporting date for impairment and reversal of previously recognised impairment losses. These assets are considered impaired if there is objective evidence of impairment as a result of one or more loss events that have an impact that can be reliably determined based on estimated future cash flows of the asset. Objective factors that are considered when determining whether a financial asset or group of financial assets may be impaired include, but are not limited to, the following:
•
negative rating agency announcements in respect of investment issuers and debtors;

•
significant reported financial difficulties of investment issuers and debtors;

•
actual breaches of credit terms such as persistent late payments or actual default;

•
the disintegration of the active market(s) in which a particular asset is traded or deployed;

•
adverse economic or regulatory conditions that may restrict future cash flows and asset recoverability;

•
the withdrawal of any guarantee from statutory funds or sovereign agencies implicitly supporting the asset; and

•
significant or prolonged decline in the fair value of an investment in an equity instrument below its cost.

2.6.1    Loans and receivables
The Group considers evidence of impairment for Loans and receivables at both a specific asset and collective level. All individually significant Loans and receivables are assessed for specific impairment. Those found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified.
Loans and receivables that are not individually significant are collectively assessed for impairment by grouping together investments with similar risk characteristics.
In assessing collective impairment, the Group uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgments as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends. If there is objective evidence that an impairment loss on Loans and receivables has been incurred, the amount of the loss is measured as the difference between the asset’s

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred), discounted at the financial asset’s original effective interest rate. The impairment loss is recognised in Investment income on the Consolidated Statement of Comprehensive Income and reflected in an allowance account against the Loans and receivables.
When an event occurring after the impairment was recognised causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed in Investment income on the Consolidated Statement of Comprehensive Income.
2.6.2   Available-for-sale financial assets
When there is objective evidence that an available-for-sale asset is impaired, the loss accumulated in Other comprehensive income is reclassified to the Consolidated Statement of Comprehensive Income in Investment income. The cumulative loss that is reclassified from Other comprehensive income to Investment income is the difference between the cost and the current fair value less any impairment loss recognised previously in Investment income in the Consolidated Statement of Comprehensive Income. Impairment losses on available-for-sale equity securities are not reversed.
2.7    Investment income
Interest income is recorded as it accrues, using the effective interest method, in Investment income on the Consolidated Statement of Comprehensive Income. The carrying value of accrued interest income approximates estimated fair value due to its short-term nature and high liquidity. Interest income are net of investment management fees.
Dividend income is recognised on the date the dividends become payable to the holders of record.
Amortisation and accretion of premiums and discounts on debt securities are calculated using the effective interest rate method and are recognised in Investment income within the Consolidated Statement of Comprehensive Income.
2.8    Insurance contracts
Insurance contracts are those contracts where the Group has accepted significant insurance risk from the policyholders by agreeing to compensate the policyholders if a specified uncertain future event (the insured event) adversely affects the policyholders.
2.8.1    Premiums and acquisition costs
Universal life and annuity premiums are recorded as revenue once they are due from policyholders and have been received.
Direct and indirect costs incurred during the financial period arising from new insurance contracts, are deferred to the extent that these costs are recoverable out of future premiums. All other acquisition costs are recognised as an expense when incurred in the Consolidated Statement of Comprehensive Income. Subsequent to initial recognition, deferred acquisition costs are amortised over the expected life of the contracts as a constant percentage of expected premiums.
2.8.2   Receivables and payables related to insurance contracts
Receivables and payables related to insurance contracts are recognised when due and measured on initial recognition at the fair value of the consideration receivable or payable. Subsequent to initial recognition, Insurance balances receivable and Insurance balances payable are measured at amortised cost.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

The carrying value of Insurance balances receivable is reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable, with the impairment loss recorded in Operating expenses on the Statement of Comprehensive Income. Insurance balances receivable and Insurance balances payable are derecognised when the derecognition criteria for financial assets and financial liabilities, as described in Note 2.5.1(b) have been met.
2.8.3   Reinsurance
Reinsurance ceded premiums comprise the cost of reinsurance contracts into which the Group has entered. Reinsurance premiums are recognised from the date the reinsurer has contracted to accept the risks and the amount of premium can be measured reliably. The Reinsurers’ share of unearned premiums represents that part of reinsurance premiums ceded which are estimated to be earned in future financial periods. The Reinsurers’ share of claims provisions is estimated using the same methodology as the underlying benefit claims. These represent the benefit derived from reinsurance agreements in force at the date of the Consolidated Balance Sheet. Amounts due to or from reinsurers with respect to premiums or claims are included in Insurance balances receivable or Insurance balances payable on the Consolidated Balance Sheet.
The Group periodically assesses any reinsurance assets for impairment, with any impairment loss recognised in Reinsurance recoveries on the Consolidated Statement of Comprehensive Income in the period in which any impairment is determined.
2.8.4   Life and annuity policy reserves
Life and annuity policy reserves are determined by the Group’s actuaries and represent the amounts which, together with future premiums and investment income, are required to discharge the obligations under life and annuity contracts and to pay expenses related to the administration of these contracts. These reserves are determined using generally accepted actuarial practices according to standards established by the Canadian Institute of Actuaries (CIA).
Life and annuity policy reserves consist of:
•
Actuarial liability reserves for variable universal life insurance policies with unit-linked features

The Group bears the mortality risk related to the variable universal life insurance policies to the extent that death benefits exceed policyholder account values. The reserve for future policyholder benefits are calculated by projecting the liability cash flows using best estimate assumptions, together with margins for adverse deviations with respect to contingencies pertinent to the valuation.
•
Actuarial liability reserves for fixed universal life insurance and annuity policies

The CIA requires the use of the Canadian Asset Liability Method (CALM) for the valuation of actuarial liabilities for certain lines of business. The actuarial liability reserves under CALM are calculated by projecting asset and liability cash flows under a variety of interest rate scenarios using best-estimate assumptions, together with margins for adverse deviations with respect to other contingencies pertinent to the valuation. The actuarial liability reserves make provision for the expected experience scenario and for adverse deviations in experience.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.9   Intangible assets
Intangible assets refer to customer lists which are initially measured at fair value by estimating the net present value of future cash flows from the contracts in force at the date of acquisition. These are amortised on a straight-line basis over the estimated useful life of 17 years.
The carrying amount if the intangible assets are reviewed at each reporting date to determine if there is objective evidence of impairment. Management reviews the valuation of intangible assets based upon estimates of future earnings and recognises any permanent impairment in Amortisation and impairment on the Consolidated Statement of Comprehensive Income in the year in which it is identified.
2.10   Segregated funds
For certain entities within the Group which are registered segregated accounts companies, a segregated account is linked to each variable universal life insurance policies issued to policyholders who require U.S. compliant private placement life insurance and annuity products.
Insurance premiums arising from these unit linked type of policies are treated as deposits and are not recorded as revenue on the Consolidated Statement of Comprehensive Income. Fees charged to policyholders, related to insured risk and associated administrative costs are recorded in Policy charges and fee income on the Consolidated Statement of Comprehensive Income. These fees are recognised as revenue each period in accordance with the terms of the contract.
Valuations of segregated fund assets are based on net asset values reported by third parties such as investment managers and fund administrators. Segregated fund assets may not be applied against liabilities that arise from any other business of the Group. The investment results are reflected directly in segregated fund assets and liabilities.
2.11    Share capital
Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognised as a deduction from equity, net of any tax effects.
2.12    Application of new and revised accounting standards
The Group has applied the following new and revised standards issued by the IASB that are mandatorily effective for the accounting period beginning April 1, 2017. The adoption of the new and revised standards did not have a material impact on the Group’s consolidated financial statements.
2.12.1   Amendments to IAS 7, Statement of Cash Flows
In January 2017, the IASB issued Disclosure Initiative (Amendments to IAS 7), which amends IAS 7 Statement of Cash Flows. The amendments require entities to provide disclosure that enables users of consolidated financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. These amendments were applied prospectively.
2.12.2   Annual Improvements to IFRSs 2014 – 2016 Cycle
In December 2016, the IASB issued Annual Improvements to IFRSs 2014 – 2016 Cycle, which includes a minor amendment to IFRS 12 Disclosure of Interests in Other Entities (IFRS 12). The amendment provides clarification guidance to the scope of IFRS 12 and was applied retrospectively.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.13    Future accounting changes
There are a number of accounting and reporting changes issued under IFRS including those still under development by the IASB. A summary of the recently issued new accounting standards that will impact the Group in 2018 and beyond is as follows:
TOPIC	EFFECTIVE DATE FOR THE COMPANY	EXPECTED IMPACT
IFRS 15, Revenue from Contracts with Customers	April 1, 2018	Impact assessment in progress
IFRS 9, Financial Instruments	April 1, 2021(1)	Impact assessment in progress
Amendments to IFRS 4, Insurance Contracts	April 1, 2018	Impact assessment in progress
IFRS 17, Insurance Contracts	April 1, 2021	Impact assessment in progress
IFRIC 23 Uncertainty over Income Tax Treatments	April 1, 2019	Impact assessment in progress
Annual Improvements to IFRSs 2015 – 2017 Cycle	April 1, 2019	Impact assessment in progress

(1)
Adoption can be deferred to 2021 if certain conditions are met as discussed in 2.13.3.

2.13.1   IFRS 15, Revenue from Contracts with Customers
IFRS 15, Revenue from Contracts with Customers was issued in May 2014 and should be applied retrospectively or on a modified retrospective basis. IFRS 15 clarifies revenue recognition principles, provides a robust framework for recognizing revenue and cash flows arising from contracts with customers and enhances qualitative and quantitative disclosure requirements. IFRS 15 does not apply to insurance contracts, financial instruments and lease contracts. Revenues from service contracts and service components of the Group’s variable universal life insurance contracts with unit linked features that are reported in Policy charges and fee income, are within the scope of IFRS 15. The new standard also provides guidance related to the costs to obtain and to fulfill a contract. Management is assessing the impact of this standard on the consolidated financial statements.
2.13.2   IFRS 9, Financial Instruments
In July 2014, the final version of IFRS 9 was issued, which replaces IAS 39 Financial Instruments: Recognition and Measurement and will be applied retrospectively, or on a modified retrospective basis. The project has been divided into three phases: classification and measurement, impairment of financial assets, and hedge accounting. IFRS 9 provides that financial assets are classified and measured on the basis of the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. IFRS 9 also introduces an impairment model for financial instruments not measured at fair value through profit or loss that requires recognition of expected losses at initial recognition of a financial instrument and the recognition of full lifetime expected losses if certain criteria are met. A new model for hedge accounting aligns hedge accounting with risk management activities. Revisions issued in July 2014 replace the existing incurred loss model used for measuring the allowance for credit losses with an expected loss model. In October 2017, the IASB issued narrow-scope amendments to IFRS 9. The amendments clarify the classification of certain pre-payable financial assets and the accounting of financial liabilities following modification. The amendments are effective for annual periods beginning on or after January 1, 2019. However, pursuant to the below mentioned amendments to IFRS 4, we will elect the deferral approach permitted under IFRS 4 to continue to apply IAS 39 until 2021. Management is assessing the impact of these amendments, including the new insurance standard IFRS 17, Insurance Contracts outlined below, on the consolidated financial statements.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.13.3
Amendments to IFRS 4, Insurance Contracts
IFRS 17, Insurance Contracts

Amendments to IFRS 4, Insurance Contracts were issued in September 2016, which will be effective for annual period beginning April 1, 2018. The amendments introduce two optional solutions to address concerns about the differing effective dates of IFRS 9 and the new insurance contracts standard, IFRS 17.
•
The overlay approach provides an option for all issuers of insurance contracts to adjust profit or loss for eligible financial assets by removing any additional accounting volatility that may arise from applying IFRS 9 before the new insurance contracts standard.

•
The deferral approach provides companies whose activities are predominantly related to insurance an optional temporary exemption from applying IFRS 9 until periods beginning on or after January 1, 2021, if they satisfy criteria regarding the predominance of their insurance activities.

Based on an analysis performed as of March 31, 2017, the Group is eligible to apply the temporary exemption as the predominance ratio reflecting the share of liabilities connected with insurance to total liabilities exceeds 90%. For the purpose of calculating the predominance ratio, liabilities connected with insurance include unit-linked contracts of  $255.9 million (see note 17). Management is proceeding on the assumption that the Group will apply the temporary exemption from the adoption of IFRS 9 and defer the implementation of IFRS 9 until a later date, however, no later than the period beginning April 1, 2021.
The impact of the implementation of IFRS 9 will be dependent on the implementation of IFRS 17.
IFRS 17 was issued in May 2017 and provides comprehensive guidance on accounting for insurance contracts and investment contracts with discretionary participation features. The standard will replace IFRS 4, Insurance Contracts and will materially change the recognition and measurement of insurance contracts and the corresponding presentation and disclosures of the Group’s consolidated financial statements.
In order to evaluate the effects of adopting IFRS 17 in the consolidated financial statements, a joint IFRS 17 and IFRS 9 Group Implementation Program (Program) was set up, sponsored by Group Chief Financial Officer. A steering committee comprising senior management from Finance, Risk, Operations and Investment Management oversees the work performed by individual work streams, with a technical committee defining Group accounting policies and methodologies to be consistently applied throughout the Group and a transformation committee taking responsibility for systems implications and data flows. For the upcoming year, the focus of the Program will be on preliminary impact analysis for significant legal entities as well as documentation of Group accounting policies.
2.13.4   IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)
In June 2017, the IASB issued IFRIC 23 Uncertainty over Income Tax Treatments which was developed by the IFRS Interpretations Committee. IFRIC 23 clarifies how to apply the recognition and measurement requirements in IAS 12 when there is uncertainty over income tax treatments, and requires an entity to determine whether tax treatments should be considered collectively or independently. In addition, IFRIC 23 addresses the assumptions an entity should make about the examination of tax treatments by taxation authorities, as well as how an entity should consider changes in facts and circumstances. IFRIC 23 also provides guidance on how to determine taxable profit (tax loss), tax bases, unused tax losses, unused tax credits, and tax rates, based on whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

IFRIC is to be applied retrospectively, or on a cumulative retrospective basis. Management is assessing the impact of this standard on the consolidated financial statements.
2.13.5   Annual Improvements to IFRSs 2015–2017 Cycle
In December 2017, the IASB issued Annual Improvements to IFRSs 2015–2017 Cycle, which includes minor amendments to four IFRS standards. Management is assessing the impact of this standard on the consolidated financial statements.
3.   CASH AND SHORT-TERM INVESTMENTS
	2018	2017
Cash at bank and in hand	1,970	311
Short-term investments	4,204	3,097
	6,174	3,408

4.   INVESTMENTS
4.1   Carrying values and estimated fair values of investments
The carrying values of investments are as follows:
	2018	2017
Investments at available-for-sale
Bonds–Investment in bond funds	4,868	5,479
Equities–Investment in hedge funds and mutual funds	4,009	3,576
	8,877	9,055
Investments at FVTPL
Bonds–Investment in bond funds	4,156	4,120
	4,156	4,120
Loans and receivables
Mortgages and loans	511	522
	13,544	13,697

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

4.   INVESTMENTS (Continued)

4.2   Investment income
For the year ended March 31	2018	2017
Interest Income
Bonds–available-for-sale	251	106
Bonds–at FVTPL	89	90
Bonds–held-to-maturity	—	73
Mortgages and loans	32	33
Cash and Other	61	35
	433	337
Dividend Income
Equities–available-for-sale	110	12
	110	12
Net realised and unrealised gains/(losses) on investments
Investment in bond funds–available-for-sale	121	—
Bonds–at FVTPL	31	232
Bonds–held-to-maturity	—	49
Equities–available-for-sale	10	—
Equities–at FVTPL	—	(12)
	162	269
Other
Amortisation of premium on bonds	—	(7)
	705	611

5.   FAIR VALUE MEASUREMENT
A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The Group categorises its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs by the Group’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:
Level 1—Fair value is based on unadjusted quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

5.   FAIR VALUE MEASUREMENT (Continued)

Level  2—Fair value is based on inputs other than quoted prices included within Level 1 that are observable for the assets or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in inactive markets, inputs that are observable that are not prices such as interest rates and credit risks.
Level  3—Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect the Group’s assumptions about market participants in pricing the assets and liabilities.
The valuation techniques used to measure fair value of the financial assets and liabilities on a recurring basis are:
•
Bonds—These consist of investment in bond funds and are generally valued by third party independent pricing sources using pricing models. The significant inputs include, but are not limited to, yield curves, credit risks and spreads and measures of volatility. The Group considers these Level 2 inputs as they are corroborated with other externally obtained information. The Group uses prices provided by investment managers and brokers for all investments which do not have pricing available from independent pricing services. In general, broker-dealers and investment managers value securities through their trading desks based on observable inputs. The methodologies include mapping securities based on trade data, bids or offers, observed spreads, and performance on newly issued securities. Broker-dealers and investment managers also determine valuations by observing secondary trading of similar securities.

•
Equities—These refer to investment in hedge funds and mutual funds, which are valued using published net asset values provided by third parties such as investment managers and administrators. The Group can redeem a portion of these investments on a regular basis and is not subject to lock-up provisions. Accordingly, these investments are classified under Level 2.

•
Mortgages and loans—Fair value of mortgages and loans is determined by discounting expected future cash flows using current market rates.

•
The carrying value of Cash and short-term investments and Accounts payable and accrued liabilities approximate fair value and are categorised as Level 2.

The Group has an established control framework with respect to the measurement of fair values. This includes an investment validation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values, and reports directly to the Chief Financial Officer (“CFO”). The Group’s investment validation process includes a review of price movements relative to the market. Any significant discrepancies are investigated and discussed with investment managers and a valuation specialist. The process also includes regular reviews of significant observable inputs and valuation adjustments. Significant valuation issues are reported to the Board.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

5.   FAIR VALUE MEASUREMENT (Continued)

The following table presents fair value and carrying value of the Group’s financial assets and liabilities in the Consolidated Balance Sheet, categorised by level under the fair value hierarchy.
	2018
	Level 1	Level 2	Level 3	Total Fair Value	Carrying Value
ASSETS
Cash and short-term investments	—	6,174	—	6,174	6,174
Investments
Investments at available-for-sale
Bonds	—	4,868	—	4,868	4,868
Equities	—	4,009	—	4,009	4,009
Investments at FVTPL
Bonds	—	4,156	—	4,156	4,156
Loans and receivables
Mortgages and loans	—	552	—	552	511
Total Investments	—	13,585	—	13,585	13,544
TOTAL ASSETS AT FAIR VALUE	—	19,759	—	19,759	19,718
LIABILITIES
Accounts payable and accrued liabilities	—	359	—	359	359

	2017
	Level 1	Level 2	Level 3	Total Fair Value	Carrying Value
ASSETS
Cash and short-term investments	—	3,408	—	3,408	3,408
Investments at available-for-sale
Bonds	—	5,479	—	5,479	5,479
Equities	—	3,576	—	3,576	3,576
Investments at FVTPL
Bonds	—	4,120	—	4,120	4,120
Loans and receivables
Mortgages and loans	—	563	—	563	522
Total Investments	—	13,738	—	13,738	13,697
TOTAL ASSETS AT FAIR VALUE	—	17,146	—	17,146	17,105
LIABILITIES
Accounts payable and accrued liabilities	—	1,004	—	1,004	1,004

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

6.   INSURANCE BALANCES RECEIVABLE
Insurance balances receivable are comprised of:
	2018	2017
Policy fees receivable	833	900
Bad debt provision	(833)	(575)
	—	325

In 2009, the Company offered a loan facility to policyholders to fund minimum policy premiums, based solely on actual costs of insurance. The interest rate on the loans was fixed at 2.5% per annum for a 4-year term. The loans were not backed by any policy collateral.
Certain policies lapsed during the year as a result of non-payment of premiums. As a result, the Company recognised impairment losses in the amount equal to the full provision of the outstanding balances from policies which lapsed during the year ended March 31, 2018.
7.   LIFE AND ANNUITY POLICY RESERVES
The Group’s life and annuity policy reserves are comprised of:
	2018
	Gross	Ceded	Net
Variable universal life insurance policies with unit-linked features	2,917	2,702	215
Fixed universal life insurance and annuity policies	12,426	(328)	12,754
	15,343	2,374	12,969

	2017
	Gross	Ceded	Net
Variable universal life insurance policies with unit-linked features	607	507	100
Fixed universal life insurance and annuity policies	12,072	(297)	12,369
	12,679	210	12,469

The Group examines the assumptions used in determining the Life and annuity policy reserves on an ongoing basis to ensure they appropriately reflect emerging experience and changes in risk profile. Annually the Group conducts a comprehensive review of all actuarial methods and assumptions. Changes to actuarial methods and assumptions used in determining Insurance contract liabilities will result in a change to the projected value of policy cash flows and therefore, to the Life and annuity policy reserves.
The Reinsurers’ share of claims provisions are not considered impaired at year end.
The net impact of changes in actuarial methods and assumptions was a decrease in reserves backing policyholder liabilities of  $0.2 million (2017—increase of  $1.0 million). These amounts are net of the impact of the reinsurance assets on policyholder liabilities of  $2.4 million (2017—$0.2 million).

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

7.   LIFE AND ANNUITY POLICY RESERVES (Continued)

The changes in the net Life and annuity policy reserves, net of reinsurance, for the year are as follows:
	2018	2017
Balance, beginning of year	12,469	13,229
Changes due to:
Normal in-force movement	223	(1,756)
Interest rate assumptions	117	996
Other	160	—
Balance, end of year	12,969	12,469

7.1   Key assumptions—Life and annuity policy reserves
ASSUMPTIONS, METHODOLOGY AND SENSITIVITIES	RISK MANAGEMENT

The risks associated with insurance contracts and in particular with Life and annuity insurance contracts are complex and subject to a number of variables that complicate quantitative sensitivity analysis.
To recognise the uncertainty involved in determining the best estimate assumptions a Provision for Adverse Deviation (“PfAD”) is established. The PfAD is determined by including a margin for conservatism for each key assumption to allow for possible deterioration in experience and to help ensure the policy reserves will be adequate to pay for future benefits. The PfAD assumptions tend to be in the conservative end of the ranges suggested by the CIA.

In conjunction with prudent business practices to manage both business and investment risks, the selection and monitoring of appropriate assumptions are designed to minimise the Group’s exposure to measurement uncertainty.

(a) Mortality and morbidity risk

Mortality refers to the likelihood of death. The mortality assumption is based on industry standard life insurance and standard annuity past and emerging experience. The volume of the Group’s life insurance and annuity business is not sufficient to use company specific mortality tables.

The Group maintains underwriting standards to determine the insurability of applicants. Claim trends are monitored on an ongoing basis. To offset some of the mortality risk, the Group cedes a proportion of the risk with reinsurers.

The Group’s mortality risk is substantially reinsured. A 5% increase in the best estimate assumption is estimated to decrease the policy reserves by $7,000 (2017—$1,000).	Mortality and morbidity are monitored regularly.
For the annuity policy, a 5% decrease in the best estimate assumption for annuitant mortality is estimated to increase the policy reserves by $6,000 (2017—$1,000).

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

7.   LIFE AND ANNUITY POLICY RESERVES (Continued)

ASSUMPTIONS, METHODOLOGY AND SENSITIVITIES	RISK MANAGEMENT

(b) Investment returns and interest rate risk
Assets are allocated to the different operating segments. For each significant operating segment, CALM is used to project the cash flows from the supporting assets and the cash flows from the liabilities. The projected asset cash flows are combined with the projected cash flows from future asset sales and purchases to determine the expected investment returns for all future years.
The CIA prescribes several representative reinvestment scenarios for use in CALM to determine the sensitivity of the Company’s business to possible reinvestment risk. These represent a wide variety of interest rate scenarios. To provide a representative example, a 100 basis points increase in the best estimate investment return assumption decreases the total Life and annuity policy reserves by $1.1 million (2017—$1.0 million). A 100 basis points decrease in the best estimate assumption increases the total Life and annuity policy reserves by $1.3 million (2017—$1.2 million).

The Group’s policy of closely matching the cash flows of assets with those of the corresponding liabilities is designed to mitigate the Group’s exposure to future changes in interest rates. The interest rate risk positions in business segments are monitored on an ongoing basis. Under CALM, the re-investment rate is developed using interest rate scenario testing and reflects the interest rate risk positions.
Cash, bonds, equities, and mortgage assets are used to support long-dated obligations.

(c) Credit risk
Credit risk is provided for by reducing investment yields assumed in the calculation of the policy reserves. Past company and industry experience over the long term, in addition to ongoing reviews of the current portfolio, are used to project credit losses. In addition to the allowances for losses on invested assets due to interest rate risk, the policy reserves include a provision of  $0.2 million (2017—$0.1 million) to provide for future asset defaults and loss of asset value on current assets and future purchases.

For certain policies, the premiums and benefits reflect the Group’s assumed level of future credit losses at contract inception or most recent contract adjustment date. The Group holds explicit provisions in actuarial liabilities for credit risk including PfAD.

(d) Expenses
Operating expense assumptions reflect the projected costs of servicing and maintaining the in-force policies.
The assumptions are derived from internal reviews of operating costs and include an allowance for inflation.
A 10% increase in the best estimate assumption for unit expenses would increase the policy reserves by approximately $0.1 million (2017—$0.1 million).

The Group prices its products to cover the expected costs of servicing and maintaining them. In addition, the Group monitors expenses quarterly, including comparisons of actual expenses to expense allowances used in pricing and valuation.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

8.   INTANGIBLE ASSETS
Intangible assets refer to customer lists which are initially measured at fair value by estimating the net present value of future cash flows from the contracts in force at the date of acquisition. These are amortised on a straight-line basis over their estimated useful life. The remaining useful life of the customer list is 3 years (2017—4 years).
	2018	2017
Gross carrying amount	13,194	13,194
Accumulated amortisation and impairment losses
Balance, beginning of year	12,078	11,672
Amortisation charge for the year	251	251
Impairment loss	—	155
Balance, end of year	12,329	12,078
Net carrying value	865	1,116

During the year ended March 31, 2018, the Group recorded an impairment charge in the amount of $nil (2017—$0.2 million), which represents a full write down of a customer list in Argus International Life Insurance Limited. The impairment in 2017 was a result of the reassessment of the customer list’s inherent value as at prior year-end.
9.   INSURANCE BALANCES PAYABLE
Insurance balances payable is comprised of:
	2018	2017
Due to reinsurers	1,219	591
Other insurance balances payable	—	8
	1,219	599

10.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities is comprised of:
	2018	2017
Accruals and deferred income	199	836
Commissions payable	160	168
	359	1,004

11.   RISK MANAGEMENT
11.1   Governance framework
The Parent and its subsidiaries (collectively, the Argus Group) have established a risk management function with clear terms of reference from its Board of Directors, its committees and the associated executive management committees. This is supplemented with a clear organisational structure with documented delegated authorities and responsibilities from its Board of Directors to executive management committees and vice presidents. An Argus Group policy framework which sets out the risk profiles, risk management, control and business conduct standards for the Argus Group’s operations has been put in place. Each policy has a member of senior management charged with overseeing compliance with the policy throughout the Argus Group.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

11.   RISK MANAGEMENT (Continued)

The primary objective of the risk and financial management framework is to protect the Group’s shareholder from events that hinder the sustainable achievement of financial performance objectives, including failing to exploit opportunities. Management recognises the critical importance of having efficient and effective risk management systems in place.
The Board of Directors approves the Argus Group’s risk management policies and meets regularly to approve any commercial, regulatory and organisational requirements of such policies. These policies define the identification of risk and its interpretation, to ensure the appropriate quality and diversification of assets, and alignment of underwriting and reinsurance strategy to the corporate goals.
11.2   Operational risk and capital management
11.2.1   Operational risk
The Group adopted the Bermuda Solvency Capital Requirement (“BSCR”)’s definition of operational risk. It is defined as the risk of loss or reputational damage resulting from inadequate or failed processes or systems, people (human factors) or external events. Sub-categories of operational risk include:
•
People: Human errors, internal or external fraud, breaches of employment law, unauthorised activity, loss or lack of key personnel, inadequate training, inadequate supervision;

•
Process: Lack of internal control procedures, project management failures, ineffective change management, payment or settlement failures, inadequate process documentation, errors in valuation and/or pricing models, accounting errors, internal or external reporting and distribution channels;

•
Systems: Failure of systems or application software that supports daily execution of business units, lack of systems development and implementation documentation, systems security breaches, integrity of data, unavailability of systems due to computer hacking, virus attacks or denial of services; and

•
External events: Inadequate third-party/vendor management, undocumented outsourcing process, non-compliance with regulatory requirements, natural and other disasters, political risks.

This definition excludes strategic risk, financial risk and legal/litigation risk.
The Group developed an operational risk management system to capture, analyse and report on causes of control breakdowns and operational risk events including customer complaints. Details and resolution of these events are reported to the Risk Management Committee of the Parent monthly and highlights of the events are reported to the Risk Committee of the Parent on a quarterly basis.
11.2.2   Capital management
The Group’s capital base is structured to exceed regulatory targets, maintain satisfactory credit ratings, align the profile of assets and liabilities taking account of risks inherent in the businesses, provide flexibility to take advantage of growth opportunities and provide an adequate return to shareholders. Capital is managed on a consolidated basis under principles that consider all the risks associated with the businesses. It is also managed at the business unit level under the principles appropriate to the jurisdiction in which it operates. The Group’s capital base consists of Share capital, Contributed surplus, Retained earnings and Accumulated other comprehensive loss as disclosed on the Consolidated Balance Sheet.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

11.   RISK MANAGEMENT (Continued)

The Bermuda Monetary Authority (the “BMA”) is the regulator of the Group. The laws and regulations of Bermuda require that as a Class C Long-Term insurer, the Group should maintain a minimum amount of statutory capital and surplus based on the enhanced capital requirement.
Management monitors the adequacy of the Group’s capital from the perspective of Bermuda statutory requirements. The Bermuda Insurance Act 1978 and Related Regulations (the “Act”) requires the Group to file an annual audited statutory financial return and meet minimum solvency margins and minimum liquidity ratios.
The statutory capital and surplus for the Group as at March 31, 2018 was $9.9 million (2017—$8.5 million) and the minimum solvency margin of the Group was $0.5 million (2017—$0.5 million).
The BSCR is the prescribed form of capital and solvency return in Bermuda, which was revised under new legislation enacted in 2008. The BSCR includes a standardised model used to measure the risk associated with an insurance subsidiary’s assets, liabilities and premiums, and a formula to take account of catastrophe risk exposure. The BMA requires all insurers to maintain their statutory capital and surplus at a target level which is 120% of the amount calculated in accordance with the BSCR. As of March 31, 2018 and 2017, the statutory capital and surplus of the insurance subsidiaries exceeded this regulatory requirement.
In addition, minimum liquidity ratios must be maintained by Bermuda entities writing general insurance business whereby relevant assets, as defined by the Act, must exceed 75% of relevant liabilities. The Bermuda Insurance Act 1978 and Related Regulations limits the maximum amount of annual dividends and distributions that may be paid by the Group’s insurance subsidiaries. Before reducing statutory capital by 15% or more or statutory capital and surplus by 25% or more, as set out in the prior year’s statutory financial statements, the Group shall request the approval of the BMA. In addition, the Bermuda Companies Act 1981 limits the Group’s ability to pay dividends and distributions to shareholders if there are reasonable grounds for believing that the Group would be unable to pay its liabilities as they become due, or if the realisable value of its assets would be less than the aggregate of its liabilities, issued share capital and contributed surplus accounts.
11.3   Financial instrument risk management
The Group has policies relating to the identification, measurement, monitoring, mitigation, and control of risks associated with financial instruments. The key risks related to financial instruments are credit risk, liquidity risk and market risks which include currency, interest rate and other price risks, including equity risks. The following describe how the Group manages these risks:
•
Investment portfolios are monitored and reviewed regularly for investment quality with the Board of Directors and the Risk Committee of the Parent;

•
Credit ratings as determined by recognised external credit rating agencies are regularly monitored to ensure these meet the Group’s Investment Policy;

•
Collateral requirements and concentration limits are specified in the Group’s Investment Policy; and

•
Reinsurance is placed with counterparties that have a strong credit rating. Management regularly monitors and performs an assessment of creditworthiness of reinsurers.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

11.   RISK MANAGEMENT (Continued)

11.3.1   Credit risk
The Group has exposure to credit risk, which is the risk that a counterparty will suffer a deterioration in perceived financial strength or be unable to pay amounts in full when due.
The concentration of credit risk exposures held by insurers may be expected to be greater than those associated with other industries, due to the specific nature of reinsurance markets and the extent of investments held in financial markets. By the nature of the business, reinsurers interact with similar customers in similar markets. However, the Group uses a panel of reinsurers with global operations and diversified portfolios and limits its exposure to any one reinsurer.
11.3.1(a)   Maximum exposure to credit risk
The following table summarises the Group’s maximum exposure to credit risk related to financial instruments and insurance contracts. The maximum credit exposure is the carrying value of the financial assets and insurance assets net of any allowances for losses.
	Note	2018	2017
Cash and short-term investments	3	6,174	3,408
Bonds–Available-for-sale	4.1	4,868	5,479
Bonds–at FVTPL	4.1	4,156	4,120
Mortgages and loans	4.1	511	522
Insurance balances receivable	6	—	325
Reinsurers’ share of claims provisions	7	2,374	210
Total consolidated balance sheet maximum credit exposure		18,083	14,064

Credit risk is mitigated by entering into collateral agreements for mortgages and loans. The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Management monitors the value of the collateral, requests additional collateral when needed and performs an impairment evaluation on a regular basis.
The Group manages credit risk by its specific investment diversification requirements such as investing by asset class, geography and industry, review of credit quality ratings for portfolio investments and an active credit risk governance, including independent monitoring and review and reporting to senior management and the Board of Directors.
11.3.1(b)   Age analysis of financial assets past due
	2018
	Less than 90 days	90 to 179 days	180 days or more	Total past due but not impaired	Total impaired
Mortgages and loans	—	—	511	511	—

	2017
	Less than 90 days	90 to 179 days	180 days or more	Total past due but not impaired	Total impaired
Mortgages and loans	—	—	522	522	—

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

11.   RISK MANAGEMENT (Continued)

Past due financial assets do not have an allowance for losses because at a minimum, either the fair value of the collateral or the expected future cash flows exceed the carrying value of these financial assets.
11.3.2   Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet all cash outflow obligations as they come due. The Group’s asset-liability management process allows it to maintain its good financial position by ensuring that sufficient liquid assets are available to cover its potential funding requirements. The Group invests in various types of assets with a view to matching them with its liabilities. To strengthen its liquidity further, the Group actively manages and monitors its capital and asset levels, diversification and credit quality of its investments and cash forecasts and actual amounts against established targets.
The short-term (less than one year) liquidity needs are more than adequately met by maturing bonds, mortgages and loans, the sale of equities, as well as by current operating cash flows. Longer duration cash flows are also backed by a broader range of asset classes including equity and other non-fixed income assets.
Reinvestment strategies and policies are in place for maturing assets backing long-term liabilities and are reflected in the Life and annuity policy reserves. Based on the Group’s historical cash flows and current financial performance, management believes that the cash flow from the Group’s operating activities will continue to provide sufficient liquidity for the Group to meet its contractual obligations and to pay other expenses, as they fall due.
Liability maturity profile
The following is an analysis by liability type of the estimated timing of net cash flows based on the Group’s liabilities. The settlement profile is based on current estimates and historical trends and the actual timing of future cash flows may differ materially from the disclosure below.
	2018
	Within 1 year	2–5 years	6–10 years	Over 10 years	Total
Life and annuity policy reserves, net of reinsurance(1)	1,014	3,449	3,536	9,334	17,333
Insurance balances payable	1,219	—	—	—	1,219
Accounts payable and accrued liabilities	359	—	—	—	359
	2,592	3,449	3,536	9,334	18,911

	2017
	Within 1 year	2–5 years	6–10 years	Over 10 years	Total
Life and annuity policy reserves, net of reinsurance(1)	984	3,340	3,363	9,470	17,157
Insurance balances payable	599	—	—	—	599
Accounts payable and accrued liabilities	1,004	—	—	—	1,004
	2,587	3,340	3,363	9,470	18,760

(1)
These amounts shown above are based on estimated net cash flows which differ from the amounts shown on the Consolidated Balance Sheet which are based on discounted cash flows.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

11.   RISK MANAGEMENT (Continued)

11.3.3   Market risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market factors. Market factors include three types of risk: currency risk, interest rate risk and equity risk.
The Group has no exposure to currency risk, which is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.
11.3.3(a)   Interest rate risk
Interest rate risk is the potential for financial loss arising from changes in interest rates. Changes in market interest rates can impact the reinvestment of matured investments, as the returns available on the new investment may be significantly different from the returns previously achieved. The Group manages these risks through:
•
Asset allocation and diversification of the investment portfolio;

•
Investing in fixed income assets that closely match the life product liability cash flows for products with fixed and highly predictable benefit payments; and

•
Quantifying and reviewing regularly the risk associated with the mismatch in portfolio duration and cash flow.

The impact of interest rate risk for the Group’s actuarial liabilities and the assets supporting those liabilities is included in Note 7.
11.3.3(b)   Equity risk
Equity investments are held in accordance with the Group’s investment policy as part of the well diversified asset portfolio that are appropriate for the operating segment. Equity risk is the uncertainty associated with the valuation of assets arising from changes in equity markets. If actual returns are lower than the expected returns, the Group’s Life and annuity policy reserves will increase and will reduce the Group’s net earnings. Overall, it is expected that the impact of an immediate 10% increase in value across all equity markets would be an increase in Net Earnings and Other comprehensive income of  $nil and $0.4 million respectively (2017—$nil and $0.4 million respectively); conversely the impact of a 10% decrease would have an equal but opposite effect. The direct exposure to equity markets generally falls within the risk-taking philosophy of the Group’s Investment Policy and is regularly monitored by management.
11.3.4   Limitations of sensitivity analysis
The sensitivity information given above and in Note 7 demonstrates the estimated impact of a change in a major input assumption while other assumptions remain unchanged. In reality, there are normally significant levels of correlation between the assumptions and other factors. It should also be noted that these sensitivities are non-linear and larger or smaller impacts should not be interpolated or extrapolated from these results. Furthermore, estimates of sensitivity may become less reliable in unusual market conditions such as instances when risk free rates fall towards zero.
11.4   Insurance risk management
The principal risk the Group faces under insurance contracts is that the actual claims and benefit payments or the timing thereof differ from expectations. This is influenced by the frequency of claims, severity of claims, actual benefits paid and subsequent development of long-term claims. Therefore, the objective of the Group is to ensure that sufficient reserves are available to cover these liabilities.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

11.   RISK MANAGEMENT (Continued)

The Group purchases reinsurance as part of its risk mitigation programme. Existing variable universal life insurance policies are reinsured for the net amount at risk less the retention based on treaties entered into with a number of reinsurers. Generally, the maximum automatic treaty limit per insured is $35.0 million. The Group may periodically, on a facultative basis, place larger amounts. The net amount at risk is defined to be the death benefit minus the policy cash value. The amount of reinsurance coverage for each month is the net amount at risk at the end of such month minus the initial amount retained by the Group being $50,000 to $100,000 per insured for all reinsured policies issued after January 1, 2002 ($15,000 for policies issued before 2002). For policies issued in 2001 and prior years, the Group reinsured the variable universal life insurance policies for the lesser of five times the initial net amount at risk or $20.0 million. The Group periodically, on a facultative basis, placed larger amounts.
Bermuda Life Worldwide Limited insures a book of fixed universal life business and reinsures a portion of it. It generally retains $50,000 per insured.
Amounts recoverable from reinsurers are estimated in a manner consistent with the outstanding claims provisions and are in accordance with the reinsurance contracts. Although the Group has reinsurance arrangements, it is not relieved of its direct obligations to its policyholders and thus a credit exposure exists with respect to ceded insurance to the extent that any reinsurer is unable to meet its obligations assumed under such reinsurance agreements. The Group’s placement of reinsurance is diversified such that it is neither dependent on a single reinsurer nor are the operations of the Group substantially dependent upon any single reinsurance contract.
The Group constantly monitors the credit worthiness of the reinsurance companies to which it cedes and assesses any reinsurance assets for impairment, with any impairment loss recognised in Operating expense on the Consolidated Statement of Comprehensive Income in the period in which any impairment is determined. The Group’s reinsurers have a minimum AM Best Rating of  ‘A’ at the Consolidated Balance Sheet date.
For details on insurance risk management policies of the Group, see Note 7.
12.   POLICY CHARGES AND FEE INCOME
Income recognised during the year are as follows:
For the year ended March 31	2018	2017
Cost of insurance	2,294	1,893
Fee income	2,051	1,457
	4,345	3,350

13.   NET POLICY BENEFITS
For the year ended March 31	2018	2017
Gross policy benefits	1,565	1,787
Net change in contract liabilities	(1,066)	(760)
	499	1,027

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

14.   OPERATING EXPENSES
Operating expenses incurred during the year are as follows:
For the year ended March 31	2018	2017
Employee benefits expense (see below)	767	998
Allocation of overhead expenses from Parent (Note 15.2)	709	653
Finance cost and bad debt provision	359	107
Professional fees	208	1,594
IT related expenses	187	204
General and corporate expenses	(37)	5
Total operating expenses	2,193	3,561
Management fee from a related party (Note 15.3)	(692)	(812)
	1,501	2,749

Employee benefits expense during the year is comprised of:
For the year ended March 31	2018	2017
Salaries and other short-term benefits	723	941
Pension costs	41	50
Post-employment medical benefits	—	—
Stock-based compensation	3	7
	767	998

Pension costs arise from the Parent’s defined contribution pension plan covering all full-time employees in Bermuda.
15.   RELATED PARTY TRANSACTIONS
All related party transactions were conducted in the normal course of business. Significant related party transactions are as follows:
15.1   Of the net outstanding balance of Due from related parties as at March 31, 2018, $5.5 million (2017—$6.6 million) arose primarily from the transfer of a mortgage loan asset from Bermuda Life Worldwide Limited to the Parent. This loan receivable from the Parent has no formal repayment terms and bear interest at the rate of 6.25% per annum. Interest income of  $0.4 million (2017—$0.4 million) is recognised on the Consolidated Statement of Comprehensive Income.
Due from related parties is net of intercompany payable arising from amounts settled by the Parent on behalf of the Group. These advances bear no interest and there are no formal terms of repayment.
15.2   Operating expenses include the Group’s allocation of Parent overhead expense, which are net settled through the Due from related parties outstanding balance.
15.3   Netted in Operating expenses is the management fee of  $0.7 million (2017—$0.8 million) which was charged to Bermuda Life Insurance Company Limited, a related party, to recover the allocated costs of administering the life insurance policies of this related party. The amounts are net settled through the Due from related parties outstanding balance.
15.4   Compensation of key personnel
Key personnel have been identified as the Board of Directors of the Group. These individuals have the authority and responsibility for planning, directing and controlling the activities of the Group. Fees paid to directors for the reporting period totaled $0.03 million (2017—$0.04 million).

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

15.   RELATED PARTY TRANSACTIONS (Continued)

15.5   Portfolio transfer from a related party
As at April 1, 2017, the Group’s total assets and liabilities increased by $269.0 million, which includes segregated fund assets and liabilities of  $267.9 million as a result of an intercompany portfolio transfer from Bermuda Life Insurance Company Limited, an affiliate of the Company. Bermuda Life Insurance Company Limited assigned and transferred all rights and obligations, title and interest in a legacy book of private placement variable universal life and annuity policies to the Company.
The portfolio transfer did not impact the Group’s net equity position at the date of transfer, and fulfilled all terms and conditions as stated in the Amended Scheme of Transfer Order, sanctioned by the Supreme Court of Bermuda, dated March 17, 2017.
16.   INCOME TAXES
Under current Bermuda law, the Group is not required to pay any taxes in Bermuda on either income or capital gains. The Group has received an undertaking from the Minister of Finance in Bermuda that in the event of any such taxes being imposed, the Group will be exempt from taxation until the year 2035.
Argus International Life Insurance Limited (AILIL) has elected under section 953(d) of the U.S. Internal Revenue Code (IRC) to be taxed as a U.S. domestic corporation. AILIL is subject to a U.S. blended corporate income tax rate of 31.5% for its fiscal year ended March 31, 2018 due to U.S. tax reform (2017—34.0%).
On December 22, 2017, the Tax Cuts Act was signed into law by the President of the U.S. which significantly changes the U.S. tax law in many ways including a further reduction of the U.S. federal income tax rate to 21% effective January 1, 2018. As a result of the Tax Cuts Act, the AILIL remeasured its unrecognised deferred tax asset assets as disclosed in the table below.
Deferred tax assets have not been recognised in respect of the following items, because it is not probable that future taxable profit will be available against which the Group can use the benefits therefrom.
For the year ended March 31	2018	2017
Tax losses carried forward	471	769
Capitalisation of policy acquisition expenses	133	348
Net unrecognised deferred tax assets	604	1,117

As at March 31, 2018, the Group has net operating loss carryforwards of  $2.3 million (2017—$2.3 million). Of the total net operating loss carryforwards of the Group, $0.1 million (2017—$0.1 million) is subject to limitations under IRC section 382. The Group’s net operating loss carryforwards will expire in 2022 through 2032 under the current U.S. tax legislation.

ARGUS INTERNATIONAL LIFE BERMUDA LIMITED

Notes to the Consolidated Financial Statements
March 31, 2018 and 2017
(Amounts in tables are expressed in thousands of Bermuda dollars)

17.   SEGREGATED FUNDS
The assets for policies held under the segregated funds are allocated to separate accounts as authorised by the Argus International Life Insurance Limited Consolidation and Amendment Act 2008.
Changes to the segregated funds are as follows:
For the year ended March 31	2018	2017
Additions to segregated funds
Premiums	3,062	8,891
Portfolio transfer from a related party (Note 15.5)	267,927	—
Return on investments	38,324	23,469
	309,313	32,360
Deductions from segregated funds
Withdrawals and benefits paid	10,819	24,033
Operating expenses	6,963	2,520
	17,782	26,553
Net additions/(deductions) to segregated funds for the year	291,531	5,807
Segregated accounts, beginning of year	255,872	250,065
Segregated accounts, end of year	547,403	255,872

18.   CONTINGENCIES
The Group is contingently liable with respect to certain litigation and claims that arise in the normal course of business.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.
Expense	Amount
SEC Registration Fees		$18,675
FINRA Fees		*
Legal Fees		*
Accounting Fees		*
Financial Printer		*
Miscellaneous Fees and Expenses		*
Total	$

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers.
Our certificate of incorporation, as amended, limits the liability of our directors to the broadest and maximum extent permitted by the General Corporations Law of Puerto Rico. The certificate of incorporation, as amended, provides that the company will indemnify every person who is a party or is threatened to be a party in any suit or proceeding, arising out of their status as a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The right to be indemnified will include the right of a director or officer to be paid expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such suit or proceeding. The certificate of incorporation, as amended, also provides for the payment in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it will ultimately be determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by the Registrant as authorized in the certificate of incorporation.
The rights to indemnification and to the advancement of expenses conferred in the certificate of incorporation, as amended, are not exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation and our bylaws, by agreement, vote of stockholders, or disinterested directors or otherwise.
We will purchase and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
The Underwriting Agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
Item 15.   Recent Sales of Unregistered Securities.
The following is a summary of transactions by us during the past two years, involving sales of our securities that were not registered under the Securities Act. Each sale was exempt from registration under either Section 4(2) of the Securities Act or Section 3(a)(9) of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends where required.
In 2016, the company issued to the selling shareholder of USCL a variable principal note with a balance of  $15.4 million as of December 31, 2016. The note was paid in full and retired in January 2018. The company also issued to the selling shareholder of USCL 178,723 convertible preferred shares and 8,511 common stock units consisting of one common stock unit and twenty (20) warrants to purchase preferred shares at an exercise price of  $11.75 per share.
Item 16.   Exhibits and Financial Statement Schedules
(a)
Exhibits. The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b)
Financial Statements. See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on this 26th day of July, 2018.
ADVANTAGE INSURANCE INC.
By: /s/ Walter C. Keenan Walter C. Keenan Director, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Walter C. Keenan Walter C. Keenan	Director, President and Chief Executive Officer (Principal Executive Officer)	July 26, 2018
/s/ Tamara K. Kravec Tamara K. Kravec	Chief Financial Officer (Principal Financial Officer)	July 26, 2018
/s/ Matthew I. Lawson Matthew I. Lawson	Chief Accounting Officer (Principal Accounting Officer)	July 26, 2018
* Colin W. Devine	Director	July 26, 2018
* Scot H. Fischer	Director	July 26, 2018
* Mark Moffat	Director	July 26, 2018
* David A. Whitefield	Director	July 26, 2018
* Gary D. Witherspoon	Director	July 26, 2018
* By: /s/ Walter C. Keenan Attorney-in-Fact

EXHIBIT INDEX
Agreements included as exhibits to this Registration Statement on Form S-1 are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about our company (including its consolidated subsidiary) or the other parties to the agreements. Where an agreement contains representations and warranties by any party, those representations and warranties have been made solely for the benefit of the other parties to the agreement or express third party beneficiaries as explicitly set forth in the agreement. Any such representations and warranties:
•
should not be treated as categorical statements of fact, but rather as an allocation of risk;

•
may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•
may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•
were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and may be subject to more recent developments.

Accordingly, any such representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.
Exhibit No.	Description
1.1	Underwriting Agreement†
3.1	Certificate of Incorporation of Advantage Insurance Inc.*
3.2	Bylaws of Advantage Insurance Inc.*
4.1	Form of Certificate of Common Stock of Advantage Insurance Inc.*
5.1	Opinion of Vidal, Nieves & Bauzá, LLC*
10.1	Plan and Agreement of Merger, dated as of September 30, 2016, by and between Advantage Insurance Holdings Ltd. and Advantage Insurance Inc.*
10.2	Investment Management Agreement, dated as of July 1, 2018, between and among Advantage Insurance Inc., Advantage Life & Annuity Company SPC and GSO / Blackstone Debt Funds Management LLC**
10.3	AVI Intercompany Business Services Agreement*
10.4	Employment Agreement of Walter C. Keenan*
10.5	Employment Agreement of Tamara K. Kravec*
10.6	Share Purchase Agreement, dated as of June 25, 2018, between Argus Group Holdings Limited and Advantage Insurance Inc.**
14.1	Advantage Insurance Inc. Code of Business Conduct and Ethics*
16.1	Letter re Change in Certifying Accountant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of EY**
23.2	Consent of KPMG Audit Limited**
23.3	Consent of Vidal, Nieves & Bauzá, LLC (included as part of Exhibit 5.1)*

†
To be filed by amendment.

*
Previously filed.

**
Filed herewith.